Exhibit 99.1

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. Part 2 of this document comprises an explanatory statement in compliance with section 426 of the Companies Act 1985. This document contains Proposals which if implemented will result in the cancellation of trading of the IXEurope Shares on AIM. If you are in any doubt as to the action you should take, you are recommended to seek your own financial advice immediately from your stockbroker, bank manager, solicitor, accountant or other independent financial adviser authorised under the Financial Services and Markets Act 2000, if you are in the United Kingdom, or from another appropriately authorised independent financial adviser if you are in a territory outside the United Kingdom.

If you have sold or otherwise transferred all your IXEurope Shares, please forward this document, together with the accompanying documents, at once to the purchaser or transferee or to the stockbroker, bank or other agent through whom the sale or transfer was effected, for delivery to the purchaser or transferee. However, such documents should not be forwarded or transmitted in or into any jurisdiction in which such act would constitute a violation of the relevant laws in such jurisdiction. If you have sold or transferred only part of your holding of the IXEurope Shares, you should retain these documents.

Lazard, which is authorised and regulated by the Financial Services Authority in the United Kingdom, is acting exclusively as financial adviser to IXEurope in relation to the Proposals and no one else in connection with the Proposals and will not be responsible to anyone other than IXEurope for providing the protections afforded to clients of Lazard or for providing advice in relation to the Proposals or any other matter or arrangement referred to herein.

Citi, which is authorised and regulated by the Financial Services Authority in the United Kingdom, is acting exclusively as financial adviser for Equinix and Equinix, Inc. and no one else in relation to the Proposals and will not be responsible to anyone other than Equinix or Equinix, Inc. for providing the protections afforded to clients of Citi or for providing advice in relation to the Proposals or any other matter or arrangement referred to herein.

This document should be read in conjunction with the accompanying Forms of Proxy.

Recommended Proposals for the Acquisition

of

IXEurope plc

by

Equinix UK Limited

(a wholly owned subsidiary of Equinix, Inc.)

to be effected by means of a

Scheme of Arrangement

under section 425 of the Companies Act 1985

A letter of recommendation to vote in favour of the Proposals from the Chairman of IXEurope is set out in Part 1 of this document.

Notices convening the Court Meeting and the Extraordinary General Meeting both of which will be held at the offices of Simmons & Simmons, CityPoint, One Ropemaker Street, London EC2Y 9SS on 20 August 2007, are set out in Parts 4 and 5 of this document. The Court Meeting will start at 10.00 a.m. and the Extraordinary General Meeting will start at 10.10 a.m. (or, if later, as soon as the Court Meeting has been concluded or adjourned).

The action to be taken in respect of the Meetings is set out on page 4 of this document. Whether or not you plan to attend both or either of the Meetings, please complete the enclosed Forms of Proxy and return them in accordance with the instructions printed thereon to IXEurope’s registrars, Capita Registrars, Proxies, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TU as soon as possible, but in any event so as to be received by post or, during normal business hours, by hand, by 10.00 a.m. on 18 August 2007 in the case of the Court Meeting and by 10.10 a.m. on 18 August 2007 in the case of the EGM (or, in the case of any adjournment, not later than 48 hours before the time fixed for the holding of the adjourned Meeting). If the blue Form of Proxy for use at the Court Meeting is not lodged by 10.00 a.m. on 18 August 2007, it may be handed to Capita Registrars on behalf of the Chairman at the Court Meeting before the taking of the poll. However, in the case of the EGM, unless the pink Form of Proxy is lodged so as to be received by 10.10 a.m. on 18 August 2007, it will be invalid. The completion and return of a Form of Proxy will not prevent you from attending and voting at either of the meetings, or any adjournment thereof, in person should you wish and are entitled to do so.

If you have any questions relating to this document or the completion and return of your Forms of Proxy, please call Capita Registrars on 0870 162 3121 (or, from outside the United Kingdom, +44 20 8639 3399) between 9.00 a.m. and 5.00 p.m. Monday to Friday. Please note that calls to these numbers may be monitored or recorded, and no advice on the Proposals can be given.

This document and the accompanying documents have been prepared in connection with a proposal in relation to a scheme of arrangement pursuant to and for the purpose of complying with English law, the City Code and the AIM Rules and information disclosed may not be the same as that which would have been prepared in accordance with the laws of jurisdictions outside England. Nothing in this document or the accompanying documents should be relied on for any other purpose. The distribution of this document in jurisdictions outside the United Kingdom may be restricted by law and therefore persons into whose possession this document comes should inform themselves about and observe such restrictions. Any failure to comply with these restrictions may constitute a violation of the securities laws of any such jurisdiction. Further details in relation to Overseas Shareholders are contained in paragraph 18 of Part 2 of this document. All shareholders or other persons (including nominees, trustees and custodians) who would otherwise intend to, or may have a contractual or legal obligation to, forward this document and Forms of Proxy to a jurisdiction outside the United Kingdom should refrain from doing so and seek appropriate professional advice before taking any action.

IMPORTANT NOTICE

This document does not constitute an offer or an invitation to purchase or subscribe for any securities or a solicitation of an offer to buy any securities pursuant to this document or otherwise in any jurisdiction in which such offer or solicitation is unlawful. This document and the accompanying documents have been prepared in connection with a proposal in relation to a scheme of arrangement pursuant to and for the purposes of complying with English law, the City Code and the AIM Rules. Nothing in this document or the accompanying documents should be relied on for any other purpose. The information disclosed herein may not be the same as that which would have been prepared in accordance with the laws of jurisdictions outside England. As regards persons not resident in the United Kingdom, this document and its availability may be affected by the laws of the relevant jurisdictions in which they are located. Persons who are not resident in the United Kingdom should inform themselves about, and observe, any applicable requirements. Any failure to comply with the applicable requirements may constitute a violation of the securities laws of any such jurisdiction.

No person has been authorised to make representations on behalf of IXEurope, Equinix or Equinix, Inc. concerning the Scheme which are inconsistent with the statements contained herein and any such representations, if made, may not be relied upon as having been so authorised.

The summary of the principal provisions of the Scheme contained in this document is qualified in its entirety by reference to the Scheme itself, the full text of which is set out in Part 3 of this document. Each IXEurope Shareholder is advised to read and consider carefully the text of the Scheme itself. This is because this document, and in particular the Chairman’s Letter in Part 1 and the Explanatory Statement in Part 2 have been prepared solely to assist IXEurope Shareholders in respect of voting on the Scheme.

IXEurope Shareholders should not construe the contents of this document as legal, tax or financial advice and should consult with their own advisers as to the matters described herein.

The statements contained herein are made as at the date of this document, unless some other time is specified in relation to them, and service of this document shall not give rise to any implication that there has been no change in the facts set forth herein since such date. Nothing contained herein shall be deemed to be a forecast, projection or estimate of the future financial performance of IXEurope except where otherwise stated.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document and the documents accompanying it contain certain statements that are or may be forward-looking. These statements typically contain words such as “intend”, “expect”, “anticipate”, “estimate”, “target”, “plan”, “believe”, “goal”, “will”, “may”, “should”, “would”, “could” and words of similar import. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, factors identified elsewhere in this announcement as well as the following possibilities: future revenues are lower than expected; costs or difficulties relating to the integration of the businesses of Equinix, Equinix, Inc. and IXEurope, or of other future acquisitions, are greater than expected; expected cost savings from the transaction or from other future acquisitions are not fully realised or realised within the expected time frame; competitive pressures in the industry increase; general economic conditions or conditions affecting the relevant industries, whether internationally or in the places where Equinix, Equinix, Inc. and IXEurope do business, are less favourable than expected; and/or conditions in the securities markets are less favourable than expected. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct and we therefore caution you not to place undue reliance on these forward-looking statements which speak only as at the date of this document.

Should one or more of these risks or uncertainties materialise, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein. Equinix, Equinix, Inc. and IXEurope assume no obligation to update or correct the information contained in this document.

Dealing disclosure requirements

Under the provisions of Rule 8.3 of the City Code if any person is, or becomes, “interested” (directly or indirectly) in one per cent. or more of any class of “relevant securities” of IXEurope, all “dealings” in any “relevant securities” of that company (including by means of an option in respect of, or a derivative referenced to, any such “relevant securities”) must be publicly disclosed by no later than 3.30 p.m. (London time) on the Business Day following the date of the relevant transaction. This requirement will continue until the date on which the Scheme becomes effective or the Proposals lapse or are otherwise withdrawn or on which the “Offer Period” otherwise ends. If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire an “interest” in “relevant securities” of IXEurope, they will be deemed to be a single person for the purpose of Rule 8.3.

Under the provisions of Rule 8.1 of the City Code, all “dealings” in “relevant securities” of IXEurope by Equinix, Equinix, Inc. or IXEurope or by any of their respective “associates”, must be disclosed by no later than 12.00 noon (London time) on the London business day following the date of the relevant transaction.

A disclosure table, giving details of the companies in whose “relevant securities” dealings should be disclosed, and the number of such securities in issue, can be found on the Panel’s website at www.thetakeoverpanel.org.uk.

“Interests in securities” arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in the price of securities. In particular, a person will be treated as having an “interest” by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to, securities.

Terms in quotation marks are defined in the City Code, which can also be found on the Panel’s website. If you are in any doubt as to whether or not you are required to disclose a “dealing” under Rule 8, you should consult the Panel.

ACTION TO BE TAKEN

The Court Meeting and the EGM will be held at the offices of Simmons & Simmons, CityPoint, One Ropemaker Street, London EC2Y 9SS, on 20 August 2007 at 10.00 a.m. and 10.10 a.m. respectively (or, in the case of the EGM, as soon as the Court Meeting has been concluded or adjourned, if later). The Scheme requires approval at both of these Meetings.

Please check you have received with this document the following:

•	a blue Form of Proxy for use in respect of the Court Meeting on 20 August 2007; and

•	a pink Form of Proxy for use in respect of the EGM on 20 August 2007.

To vote in favour of the Proposals

Whether or not you plan to attend the Meetings, PLEASE COMPLETE AND SIGN BOTH the blue and pink Forms of Proxy and return them as soon as possible, but in any event so as to be received by no later than 10.00 a.m. on 18 August 2007 in the case of the Court Meeting (blue form) and by no later than 10.10 a.m. on 18 August 2007 in the case of the EGM (pink form) (or, in the case of any adjournment, not later than 48 hours before the time fixed for the holding of the adjourned Meeting). This will enable your votes to be counted at the Meetings in the event of your absence. If the blue Form of Proxy for use at the Court Meeting is not lodged by 10.00 a.m. on 18 August 2007, it may be handed to IXEurope’s registrars, Capita Registrars, on behalf of the Chairman at the Court Meeting, before the taking of the poll. However, in the case of the EGM, unless the pink Form of Proxy is lodged so as to be received by the time mentioned in the instructions thereon, it will be invalid.

The completion and return of a Form of Proxy will not prevent you from attending and voting at the Court Meeting or the EGM, or any adjournment thereof, in person should you wish and are entitled to do so.

IT IS IMPORTANT THAT, FOR THE COURT MEETING, AS MANY VOTES AS POSSIBLE ARE CAST SO THAT THE COURT MAY BE SATISFIED THAT THERE IS A FAIR AND REASONABLE REPRESENTATION OF SCHEME SHAREHOLDERS’ OPINIONS. YOU ARE THEREFORE STRONGLY URGED TO SIGN AND RETURN YOUR FORMS OF PROXY AS SOON AS POSSIBLE.

Helpline

If you have any questions relating to this document or the completion and return of the Forms of Proxy, please call Capita Registrars on 0870 162 3121 (or, from outside the United Kingdom, +44 20 8639 3399) between 9.00 a.m. and 5.00 p.m. Monday to Friday. Please note that calls to this number may be monitored or recorded, and no advice on the Proposals can be given.

TABLE OF CONTENTS

1. EXPECTED TIMETABLE OF PRINCIPAL EVENTS		7
PART 1: LETTER FROM THE CHAIRMAN OF IXEUROPE PLC		8
1.	Introduction	8
2.	The Proposals	8
3.	Background to, and reasons for, the Proposals	9
4.	Information on IXEurope	9
5.	Information on Equinix, Inc.	9
6.	Management and employees	9
7.	IXEurope Share Schemes	10
8.	Irrevocable undertakings	10
9.	Cancellation of trading in the IXEurope Shares	11
10.	Implementation Agreement	11
11.	Inducement fee arrangements	11
12.	Taxation	11
13.	Action to be taken	11
14.	Recommendation	12
PART 2: EXPLANATORY STATEMENT		13
1.	Introduction	13
2.	Recommendation	13
3.	The Proposals	14
4.	Irrevocable undertakings	14
5.	Structure of the Proposals	15
6.	Conditions to the Proposals	18
7.	Information on Equinix, Inc.	18
8.	Information on IXEurope	18
9.	Background to, and reasons for, recommending the Proposals	18
10.	Reasons for the acquisition and plans for IXEurope	19
11.	Management and employees	19
12.	Effect of the Proposals on the interests of Directors	19
13.	Effect of the Proposals on the IXEurope Share Schemes	20
14.	Financing of the Proposals	20
15.	Inducement fee	20
16.	Implementation Agreement	20
17.	Cancellation of trading in the IXEurope Shares	20
18.	Overseas Shareholders	21
19.	UK taxation	21
20.	Settlement	21
21.	Action to be taken	21
22.	Further information	22
PART 3: THE SCHEME OF ARRANGEMENT		23
APPENDIX I: CONDITIONS TO IMPLEMENTATION OF THE PROPOSALS AND THE SCHEME		27
APPENDIX II: INFORMATION ON EQUINIX AND EQUINIX, INC		32
APPENDIX III: FINANCIAL INFORMATION ON IXEUROPE		33
APPENDIX IV: FINANCIAL INFORMATION ON THE EQUINIX GROUP		64
APPENDIX V: ADDITIONAL INFORMATION		133
APPENDIX VI: SUMMARY OF THE TERMS OF THE IMPLEMENTATION AGREEMENT		152

APPENDIX VII: UNITED KINGDOM TAXATION	154
APPENDIX VIII: DEFINITIONS	156
PART 4: NOTICE OF COURT MEETING	160
PART 5: NOTICE OF EXTRAORDINARY GENERAL MEETING	161

1.	EXPECTED TIMETABLE OF PRINCIPAL EVENTS

All times shown in this document are London times unless otherwise stated.

Event	Time	Date
Latest time for lodging blue Form of Proxy for the Court Meeting	10.00 a.m.	18 August 2007	*
Latest time for lodging pink Form of Proxy for the EGM	10.10 a.m.	18 August 2007	*
Voting Record Time	5.00 p.m.	18 August 2007	**
Court Meeting	10.00 a.m.	20 August 2007
Extraordinary General Meeting	10.10 a.m.	20 August 2007	***
Hearing Record Time	6.00 p.m.	10 September 2007	****
Hearing Date		11 September 2007	****
Last day of dealings in IXEurope Shares		13 September 2007	****
Scheme Record Time	5.00 p.m.	13 September 2007
Effective Date of the Scheme		14 September 2007	****
Cancellation of trading of IXEurope Shares	7.30 a.m.	14 September 2007	****
Latest date for despatch of cheques or for settlement through CREST		28 September 2007	****

The Court Meeting and the Extraordinary General Meeting will be held at the offices of Simmons & Simmons, CityPoint, One Ropemaker Street, London EC2Y 9SS on 20 August 2007.

*	A blue Form of Proxy for the Court Meeting not lodged by this deadline may be handed to Capita Registrars on behalf of the Chairman at the Court Meeting at any time before the taking of the poll. However, the pink Form of Proxy for the EGM must be lodged by 10.10 a.m. on 18 August 2007 in order to be valid or, if the EGM is adjourned, not later than 48 hours before the time fixed for the holding of the adjourned meeting.
**	If either the Court Meeting or EGM is adjourned, the Voting Record Time will be 48 hours before the time fixed for the adjourned Meeting or, if both are adjourned, 48 hours before the time fixed for the adjourned Court Meeting.
***	The EGM will commence at 10.10 a.m. on 20 August 2007 or, if later, as soon as the Court Meeting has been concluded or adjourned.
****	These dates are indicative only and will depend, inter alia, on the date upon which the Conditions are either satisfied or (if capable of waiver) waived and the dates upon which the Court sanctions the Scheme and confirms the associated reduction of capital of IXEurope and the Court Order sanctioning the Scheme and confirming the reduction of capital of IXEurope is delivered to the Registrar of Companies and, in respect of the reduction of capital of IXEurope, is registered by the Registrar of Companies.

The dates given are based on IXEurope’s current expectations and may be subject to change. If the expected date of the Court Hearing of the petition to sanction the Scheme is changed, IXEurope will give adequate notice of the change by issuing an announcement through a Regulatory Information Service. All Scheme Shareholders have the right to attend the Court Hearing to sanction the Scheme.

PART 1: LETTER FROM THE CHAIRMAN OF IXEUROPE PLC

26 July 2007

[GRAPHIC]

(Registered Number 03796971)

Directors:

Sir Anthony Cleaver*

Guy de Rohan Willner

Christophe de Buchet

Karen Bach

Erick Rinner*

Richard Mead*

David Lister*

*	Non-Executive Director

To IXEurope Shareholders and, for information only, to participants in the IXEurope Share Schemes

Dear Sir or Madam,

RECOMMENDED PROPOSALS FOR THE ACQUISITION FOR CASH OF IXEUROPE BY EQUINIX

1.	Introduction

On 28 June 2007, the Boards of IXEurope and Equinix announced that they had agreed the terms of a recommended cash offer for the acquisition by Equinix of the entire issued and to be issued ordinary share capital of IXEurope at 125 pence per share, to be effected by way of a scheme of arrangement under section 425 of the Companies Act (involving a reduction of capital under section 135 of the Companies Act).

Following the Scheme Press Announcement, IXEurope received an unsolicited, conditional proposal from a bona fide third party regarding a potential cash offer. The making of any offer as a result of this proposal was expressed to be subject, inter alia, to completion of satisfactory due diligence. Subsequent to IXEurope making Equinix and Equinix, Inc. aware of this third party proposal (as required under the terms of the Implementation Agreement), Equinix made an increased cash proposal to IXEurope. As a result of Equinix’s revised proposal, the Boards of IXEurope and Equinix announced on 19 July 2007 that they had agreed the terms of an increased recommended cash offer by Equinix for the Acquisition at 140 pence per share, and otherwise on the same terms as the original offer (including that it is effected by way of a scheme of arrangement under section 425 of the Companies Act). The Scheme requires the approval of IXEurope Shareholders and the sanction of the Court. The Proposals (as revised) value the share capital of IXEurope, on a fully diluted basis, at approximately £270.1 million.

I am writing this letter on behalf of the Directors to set out the background to, and the terms of, the Proposals and to explain why the Directors consider the Proposals to be fair and reasonable and why they unanimously recommend that IXEurope Shareholders should vote in favour of them.

2.	The Proposals

The Proposals (excluding the arrangements regarding any IXEurope Shares issued after the Hearing Record Time) are to be effected by way of a scheme of arrangement under section 425 of the Companies Act, which requires the approval of IXEurope Shareholders and the sanction of the Court.

Under the Proposals, which are subject to the Conditions set out in Appendix I of this document, the Scheme Shares will be cancelled and Scheme Shareholders will receive:

for each Scheme Share             140 pence in cash

The Proposals value the share capital of IXEurope, on a fully diluted basis, at approximately £270.1 million and represent a premium of approximately: (a) 103.9 per cent. to the average Closing Price of approximately 68.7 pence per IXEurope Share over the six month period up to and including 17 May 2007, being the last Business Day prior to the release of the 2.4 Announcement; (b) 67.1 per cent. to the average Closing Price of approximately 83.8 pence per IXEurope Share over the 3 month period up to and including 17 May 2007, being the last Business Day prior to the release of the 2.4 Announcement; and (c) 33.3 per cent. to the Closing Price of 105.0 pence per IXEurope Share on 17 May 2007, being the last Business Day prior to the release of the 2.4 Announcement. The value of the Proposals also represents an appreciation of 536.4 per cent. over the 22.0 pence initial public offering price on the Company’s admission to AIM on 7 April 2006.

3.	Background to, and reasons for, the Proposals

IXEurope was launched in 1999 by Guy Willner, Chief Executive Officer, and Christophe de Buchet, Chief Operating Officer, and was admitted to trading on AIM in April 2006. Since its foundation, IXEurope has grown revenues every year by over 30 per cent. and in 2006 generated an adjusted EBITDA of £4.9 million from revenues totalling £37.3 million (as per the 2006 annual report of IXEurope).

Whilst the Directors are confident that the prospects of the business as an independent company remain strong, they also recognise the benefits of increased scale and reach achieveable by combining IXEurope with Equinix, Inc., a market leader of carrier-neutral co-location services in the United States and Asia. Customers of IXEurope are increasingly seeking solutions for their worldwide co-location requirements. Customers will benefit from both companies’ expertise in operating datacentre environments, their well-regarded presence in the global internet community, and their experience in serving customers in major financial centres. The Directors believe that the combination will create a leading global co-location services group. The combined group will be better able to pursue the tremendous growth opportunities that exist in the co-location market worldwide.

The Board of IXEurope believes that the Acquisition fairly reflects the potential benefits that can be derived from combining the two businesses. In light of the premiums to the IXEurope Share prices over the periods as set out in paragraph 2 of this Part 1 and the appreciation of 536.4 per cent. over the 22.0 pence initial public offering price on IXEurope’s admission to AIM on 7 April 2006, the IXEurope Board believes that the Proposals represent an opportunity for IXEurope Shareholders to realise an attractive valuation in cash for their IXEurope Shares.

4.	Information on IXEurope

IXEurope is a specialist datacentre provider, focused on providing capacity and services to enterprise, internet and telecom customers. Launched in 1999, IXEurope has demonstrated rapid customer growth and revenue growth in excess of 30 per cent. every year. IXEurope has 14 datacentres in four European countries: the United Kingdom, Germany, France and Switzerland.

5.	Information on Equinix, Inc.

Equinix, Inc. is the leading global provider of network-neutral datacentres and internet exchange services for enterprises, content companies, systems integrators and network services providers. Through the company’s Internet Business Exchange™ (IBX)® centres in ten markets in the US and Asia, customers can directly interconnect with every major global network and ISP for their critical peering, transit and traffic exchange requirements. These interconnection points facilitate the highest performance and growth of the internet by serving as neutral and open marketplaces for internet infrastructure services, allowing customers to expand their businesses while reducing costs.

Further information on Equinix, Inc. and Equinix can be found in Appendix II of this document.

6.	Management and employees

It is Equinix’s intention that, following the Effective Date, the existing employment rights, including pension rights, of all employees of the IXEurope Group will be fully safeguarded.

Further information in respect of the Directors and certain key employees is set out at paragraph 9 of Appendix V.

7.	IXEurope Share Schemes

Information relating to the effect of the Proposals on holders of options and awards under the IXEurope Share Schemes is set out in paragraph 13 of the Explanatory Statement in Part 2 of this document.

8.	Irrevocable undertakings

Equinix has received irrevocable undertakings to vote in favour of the Scheme (or accept the Takeover Offer, if Equinix elects to implement the Proposals by way of a Takeover Offer) in respect of the IXEurope Shares from the following:

(A)	the Directors in respect of, in aggregate, 950,609 IXEurope Shares as follows:

(1)	Sir Anthony Cleaver in respect of 382,671 IXEurope Shares;

(2)	Guy Willner in respect of 120,000 IXEurope Shares;

(3)	Christophe de Buchet in respect of 100,000 IXEurope Shares;

(4)	Karen Bach in respect of 206,906 IXEurope Shares;

(5)	Richard Mead in respect of 141,032 IXEurope Shares;

(B)	EAC Fund II GP Limited in respect of 50,730,558 IXEurope Shares;

(C)	EAC OPCO Limited in respect of 554,161 IXEurope Shares;

(D)	European Acquisition Capital in respect of 623 IXEurope Shares;

(E)	Helix Partners Fund in respect of 69,263 IXEurope Shares;

(F)	IX Holdings LLC in respect of 58,414,996 IXEurope Shares;

(G)	Nightshade Limited in respect of 2,169,095 IXEurope Shares;

(H)	SEB Fonder AB (on behalf of S-E-Bankens Aktiesparfond) in respect of 1,856,218 IXEurope Shares;

(I)	SEB Fonder AB (on behalf of S-E-Bankens Varldenfond) in respect of 1,745,397 IXEurope Shares;

(J)	S-E Banken Fund Management Company S.A. (on behalf of S-E-Banken Fund) in respect of 692,475 IXEurope Shares;

(K)	Skandinaviska Enskilda Limited in respect of 1,108,335 IXEurope Shares; and

(L)	Southshire Limited in respect of 2,169,096 IXEurope Shares,

in aggregate representing approximately 66.5 per cent. of the current issued share capital of IXEurope.

The undertakings from the Directors referred to above (and the undertakings given by Nightshade Limited and Southshire Limited, who are the trustees of discretionary trusts of which certain of the Directors of IXEurope, or members of their families, are potential beneficiaries) are binding on them, even if a higher competing offer is announced by a third party, unless: (a) the Scheme Document has not been posted 28 days after the issuance of the Scheme Press Announcement or, if a Takeover Offer is made, if an offer document is not posted within 28 days of the issuance of an announcement to make a Takeover Offer (or, in either case, such longer period as may be agreed with the Panel); (b) the Scheme becomes effective or a Takeover Offer becomes or is declared unconditional in all respects (as relevant); (c) a Takeover Offer is not announced pursuant to Rule 2.5 of the City Code on behalf of Equinix within 10 Business Days of the date on which the Scheme fails to become effective or any condition to which the Scheme is subject becomes incapable of satisfaction and, if capable of waiver, not being waived as therein provided; (d) a Takeover Offer, if made, lapses or is withdrawn without becoming or being declared unconditional in all respects; or (e) the Effective Date does not occur by 31 October 2007.

The undertakings from the institutional shareholders referred to at (B) to (F) and (H) to (K) above are binding on them, even if a higher competing offer is announced by a third party, unless: (a) the Scheme becomes effective or a Takeover Offer becomes unconditional in all respects (as relevant); (b) a Takeover Offer is not announced on behalf of Equinix within 10 Business Days of the date on which the Scheme fails to become effective or any condition to which the Scheme is subject becomes incapable of satisfaction and, if capable of waiver, not being waived as therein provided; (c) a Takeover Offer, if made lapses or is withdrawn without becoming or being declared unconditional in all respects; or (d) the Effective Date does not occur by 31 October 2007.

Therefore, Equinix has received irrevocable undertakings to vote in favour of the Scheme (or accept the Takeover Offer, if Equinix elects to implement the Proposals by way of a Takeover Offer) in respect of an aggregate of 120,460,826 IXEurope Shares, representing approximately 66.5 per cent. of IXEurope’s existing issued share capital.

9.	Cancellation of trading in the IXEurope Shares

The attention of IXEurope’s Shareholders is drawn to paragraph 17 of the Explanatory Statement set out in Part 2 of this document in relation to Equinix’s intentions with regard to the cancellation of trading in the IXEurope Shares.

10.	Implementation Agreement

Equinix, Equinix, Inc. and IXEurope have entered into an agreement regarding the implementation of the Scheme (or, if applicable, a Takeover Offer) and the conduct of the business of IXEurope in the period up to the Effective Date (or, if applicable, the date on which the Takeover Offer becomes or is declared unconditional in all respects).

The Proposals are conditional upon the Implementation Agreement not being terminated. Equinix and Equinix, Inc. can terminate the Implementation Agreement if IXEurope breaches certain covenants contained in the Implementation Agreement. Further details of the Implementation Agreement are set out in Appendix VI.

The Implementation Agreement is available for inspection at the offices of IXEurope’s solicitors, Simmons & Simmons, CityPoint, One Ropemaker Street, London EC2Y 9SS, as set out in paragraph 12 of Appendix V.

11.	Inducement fee arrangements

Pursuant to the Exclusivity Agreement, IXEurope has agreed to pay Equinix, Inc. an inducement fee of £1,980,000 (exclusive of any VAT thereon), which shall represent less than 1 per cent. of the equity value of IXEurope at the initial value of the Acquisition on a fully diluted basis, if during the Exclusivity Period: (i) IXEurope notifies Equinix, Inc. that it does not wish to proceed with or recommend the Offer; (ii) IXEurope enters into any agreement or arrangement in relation to an alternative offer for the entire issued (and to be issued) share capital of IXEurope; or (iii) IXEurope or any of its representatives are in breach of the non-solicit obligations which they have given in respect of any new alternative offer, and Equinix decides not to proceed with the Offer.

12.	Taxation

Your attention is drawn to the summary UK taxation guide set out in Appendix VII of this document. If you are in any doubt as to your tax position, you should consult your independent professional adviser.

13.	Action to be taken

The Scheme is subject to a number of Conditions described in paragraph 6 of Part 2 of this document and set out in full in Appendix I. The Scheme will require approval at the Court Meeting to be held at the offices of Simmons & Simmons, CityPoint, One Ropemaker Street, London EC2Y 9SS on 20 August 2007 at 10.00 a.m. In order to become effective, the Scheme must be approved by a majority in number of the holders of Scheme Shares who vote, representing three-fourths or more in value of Scheme Shares voted, either in person or by proxy, at the Court Meeting. Implementation of the Scheme will also require the passing of a special resolution by IXEurope Shareholders at the EGM to be held at the same place at 10.10 a.m. on the same date (or, if later, as soon thereafter as the Court Meeting has been concluded or adjourned), and the subsequent sanction of the Court. If the Scheme becomes effective, it will be binding on all Scheme Shareholders, including any Scheme Shareholder who did not vote to approve the Scheme.

You will find enclosed with this document:

•	a blue Form of Proxy for use in respect of the Court Meeting on 20 August 2007; and

•	a pink Form of Proxy for use in respect of the EGM on 20 August 2007.

Whether or not you plan to attend both or either of the Meetings, please complete and sign the enclosed Forms of Proxy and return them in accordance with the instructions printed thereon to IXEurope’s registrars, Capita Registrars, Proxies, The Registry, 34 Beckenham Road, Beckenham Kent BR3 4TU, as soon as possible but, in any event, so as to be received by post or by hand (during normal business hours), by 10.00 a.m. on 18 August 2007 in the case of the Court Meeting and by 10.10 a.m. on 18 August 2007 in the case of the EGM (or, in the case of any adjournment, not later than 48 hours before the time fixed for the holding of the adjourned Meeting). If the blue Form of Proxy for use at the Court Meeting is not lodged by 10.00 a.m. on 18 August 2007, it may be handed to Capita Registrars on behalf of the Chairman at the Court Meeting before the taking of the poll. However, in the case of the EGM, unless the pink Form of Proxy is lodged so as to be received by 10.10 a.m. on 18 August 2007, it will be invalid. The completion and return of a Form of Proxy will not prevent you from attending and voting in person at either the Court Meeting or the EGM, or any adjournment thereof, should you wish and are entitled to do so.

IT IS IMPORTANT THAT, FOR THE COURT MEETING, AS MANY VOTES AS POSSIBLE ARE CAST SO THAT THE COURT MAY BE SATISFIED THAT THERE IS A FAIR AND REASONABLE REPRESENTATION OF SCHEME SHAREHOLDERS’ OPINION. YOU ARE THEREFORE STRONGLY URGED TO SIGN AND RETURN YOUR FORMS OF PROXY AS SOON AS POSSIBLE.

If you have any questions relating to this document or the completion and return of the Forms of Proxy please contact Capita Registrars on 0870 162 3121 (or, from outside the United Kingdom +44 20 8639 3399) between 9.00 a.m. and 5.00 p.m. Monday to Friday. Please note that calls to this number may be monitored or recorded, and no advice on the Proposals can be given.

Overseas Shareholders should refer to paragraph 18 of the Explanatory Statement set out in Part 2 of this document. Details relating to settlement are included in paragraph 20 of the Explanatory Statement set out in Part 2 of this document.

14.	Recommendation

The Directors, who have been so advised by Lazard, consider the terms of the Proposals to be fair and reasonable. In providing its advice, Lazard has taken into account the Directors’ commercial assessments.

The Directors consider that the Proposals are in the best interests of IXEurope’s Shareholders as a whole. Accordingly, the Directors unanimously recommend that the Scheme Shareholders vote in favour of the resolution to be proposed at the Court Meeting, and that IXEurope’s Shareholders vote in favour of the resolution to be proposed at the EGM, as the Directors, Nightshade Limited and Southshire Limited (who are the trustees of discretionary trusts of which certain of the Directors or members of their families are potential beneficiaries) have irrevocably undertaken to do in respect of such Directors’ entire beneficial holdings in IXEurope Shares and the entire holdings in IXEurope Shares of Nightshade Limited and Southshire Limited respectively, which in aggregate amount to 5,288,800 IXEurope Shares, representing approximately 2.9 per cent. of IXEurope’s existing issued share capital.

Yours faithfully,

Sir Anthony Cleaver

Chairman

PART 2: EXPLANATORY STATEMENT

(in compliance with section 426 of the Companies Act)

[GRAPHIC]
LAZARD & CO., LIMITED 50 Stratton Street, London W1J 8LL Authorised and regulated by the Financial Services Authority Member of the London Stock Exchange Registered in England no. 162175

	SWITCHBOARD	+44 (0) 20 7187 2000

26 July 2007

To IXEurope Shareholders and, for information only, to participants in the IXEurope Share Schemes

Dear Sir or Madam,

Recommended Proposals for the acquisition of IXEurope by Equinix

1.	Introduction

On 28 June 2007 the Boards of IXEurope and Equinix announced that they had agreed the terms of the recommended Proposals for the acquisition by Equinix of the entire issued and to be issued share capital of IXEurope, to be effected by way of a scheme of arrangement under section 425 of the Companies Act (involving a reduction of capital under section 135 of the Companies Act).

Following the Scheme Press Announcement, IXEurope received an unsolicited, conditional proposal from a bona fide third party regarding a potential cash offer. The making of any offer as a result of this proposal was expressed to be subject, inter alia, to completion of satisfactory due diligence. Subsequent to IXEurope making Equinix and Equinix, Inc. aware of this third party proposal (as required under the terms of the Implementation Agreement), Equinix made an increased cash proposal to IXEurope. As a result of Equinix’s revised proposal, the Boards of IXEurope and Equinix announced on 19 July 2007 that they had agreed the terms of an increased recommended cash offer by Equinix for the Acquisition at 140 pence per share, and otherwise on the same terms as the original offer (including that it is effected by way of a scheme of arrangement under section 425 of the Companies Act). The Scheme requires the approval of IXEurope Shareholders and the sanction of the Court. The Proposals (as revised) value the share capital of IXEurope, on a fully diluted basis, at approximately £270.1 million.

The Directors have been advised by Lazard in connection with the Proposals. We are writing to you to explain the Proposals, to explain why the Directors consider the Proposals to be fair and reasonable and why they unanimously recommend that IXEurope Shareholders should vote in favour of them and to provide you with other relevant information. Statements made in this letter which refer to the reasons for the Proposals, information concerning the business of IXEurope and intentions and expectations regarding IXEurope reflect the views of the Directors. Statements made in this letter which refer to the background to the recommendation of the Directors reflect the views of the Directors.

In giving its advice, Lazard is advising the Directors in relation to the Proposals and is not acting for any Directors in their personal capacities nor for any IXEurope Shareholders in relation to the Proposals. Lazard will not be responsible to any such person for providing the protections afforded to its clients or for advising any such person in relation to the Proposals. In particular, Lazard will not owe any duties or responsibilities to any particular IXEurope Shareholder concerning the Proposals.

This letter sets out and explains the provisions of the Scheme. The Scheme is set out in full in Part 3 to this document. Your attention is also drawn to “Conditions to implementation of the Proposals and the Scheme” set out in Appendix I to this document, and the further information set out in Appendices II to VII to this document.

2.	Recommendation

Your attention is drawn to the letter from the Chairman of IXEurope on behalf of the Directors set out in Part 1 of this document, which forms part of this Explanatory Statement and which contains the unanimous recommendation by the Directors to Scheme Shareholders to vote in favour of the resolution to be proposed at the Court Meeting, and to IXEurope Shareholders to vote in favour of the resolution to be proposed at the EGM, as the Directors, Nightshade Limited and Southshire Limited (who are the trustees of discretionary trusts of which certain of the Directors or members of their families are potential beneficiaries) have irrevocably undertaken to do in respect of such Directors’ entire beneficial holdings in IXEurope Shares and the entire holdings in IXEurope Shares of Nightshade Limited and Southshire Limited, respectively, which in aggregate amount to 5,288,800 IXEurope Shares, representing approximately 2.9 per cent. of IXEurope’s existing issued share capital.

The Directors, who have been so advised by Lazard, consider the terms of the Proposals to be fair and reasonable. In providing its advice, Lazard has taken into account the Directors’ commercial assessments.

3.	The Proposals

The Proposals (excluding the arrangements regarding any IXEurope Shares issued after the Hearing Record Time) are to be effected by way of the Scheme, which is a scheme of arrangement under section 425 of the Companies Act, which requires the approval of Scheme Shareholders and the sanction of the Court. The reduction of capital which forms part of the Scheme also requires the approval of the IXEurope Shareholders and the confirmation of the Court.

Under the Proposals, which are subject to the Conditions set out in Appendix I of this document, the Scheme Shares will be cancelled and the Scheme Shareholders will receive:

for each Scheme Share	140 pence in cash

The Proposals value the share capital of IXEurope, on a fully diluted basis, at approximately £270.1 million and represent a premium of approximately: (a) 103.9 per cent. to the average Closing Price of approximately 68.7 pence per IXEurope Share over the six month period up to and including 17 May 2007, being the last Business Day prior to the release of the 2.4 Announcement; (b) 67.1 per cent. to the average Closing Price of approximately 83.8 pence per IXEurope Share over the 3 month period up to and including 17 May 2007, being the last Business Day prior to the release of the 2.4 Announcement and (c) 33.3 per cent. to the Closing Price of 105.0 pence per IXEurope Share on 17 May 2007 being the last Business Day prior to the release of the 2.4 Announcement. The value of the Proposals also represents an appreciation of 536.4 per cent. over the 22.0 pence initial public offering price on the Company’s admission to AIM on 7 April 2006.

4.	Irrevocable undertakings

Equinix has received irrevocable undertakings to vote in favour of the Scheme (or accept the Takeover Offer, if Equinix elects to implement the Proposals by way of a Takeover Offer) in respect of the IXEurope Shares from the following:

(A)	the Directors in respect of, in aggregate, 950,609 IXEurope Shares as follows:

(1)	Sir Anthony Cleaver in respect of 382,671 IXEurope Shares;

16

(2)	Guy Willner in respect of 120,000 IXEurope Shares;

(3)	Christophe de Buchet in respect of 100,000 IXEurope Shares;

(4)	Karen Bach in respect of 206,906 IXEurope Shares;

(5)	Richard Mead in respect of 141,032 IXEurope Shares;

(B)	EAC Fund II GP Limited in respect of 50,730,558 IXEurope Shares;

(C)	EAC OPCO Limited in respect of 554,161 IXEurope Shares;

(D)	European Acquisition Capital in respect of 623 IXEurope Shares;

(E)	Helix Partners Fund in respect of 69,263 IXEurope Shares;

(F)	IX Holdings LLC in respect of 58,414,996 IXEurope Shares;

(G)	Nightshade Limited in respect of 2,169,095 IXEurope Shares;

(H)	SEB Fonder AB (on behalf of S-E-Bankens Aktiesparfond) in respect of 1,856,218 IXEurope Shares;

(I)	SEB Fonder AB (on behalf of S-E-Bankens Varldenfond) in respect of 1,745,397 IXEurope Shares;

(J)	S-E Banken Fund Management Company S.A. (on behalf of S-E-Banken Fund) in respect of 692,475 IXEurope Shares;

(K)	Skandinaviska Enskilda Limited in respect of 1,108,335 IXEurope Shares; and

(L)	Southshire Limited in respect of 2,169,096 IXEurope Shares,

in aggregate representing approximately 66.5 per cent. of the current issued share capital of IXEurope.

The undertakings from the Directors referred to above (and the undertakings given by Nightshade Limited and Southshire Limited, who are the trustees of discretionary trusts of which certain of the Directors of IXEurope, or members of their families, are potential beneficiaries) are binding on them, even if a higher competing offer is announced by a third party, unless: (a) the Scheme Document has not been posted 28 days after the issuance of the Scheme Press Announcement or, if a Takeover Offer is made, if an offer document is not posted within 28 days of the issuance of an announcement to make a Takeover Offer (or, in either case, such longer period as may be agreed with the Panel); (b) the Scheme becomes effective or a Takeover Offer becomes or is declared unconditional in all respects (as relevant); (c) a Takeover Offer is not announced pursuant to Rule 2.5 of the City Code on behalf of Equinix within 10 Business Days of the date on which the Scheme fails to become effective or any condition to which the Scheme is subject becomes incapable of satisfaction and, if capable of waiver, not being waived as therein provided; (d) a Takeover Offer, if made, lapses or is withdrawn without becoming or being declared unconditional in all respects; or (e) the Effective Date does not occur by 31 October 2007.

The undertakings from the institutional shareholders referred to at (B) to (F) and (H) to (K) above are binding on them, even if a higher competing offer is announced by a third party, unless: (a) the Scheme becomes effective or a Takeover Offer becomes unconditional in all respects (as relevant); (b) a Takeover Offer is not announced on behalf of Equinix within 10 Business Days of the date on which the Scheme fails to become effective or any condition to which the Scheme is subject becomes incapable of satisfaction and, if capable of waiver, not being waived as therein provided; (c) a Takeover Offer, if made lapses or is withdrawn without becoming or being declared unconditional in all respects; or (d) the Effective Date does not occur by 31 October 2007.

Therefore, Equinix has received irrevocable undertakings to vote in favour of the Scheme (or accept the Takeover Offer, if Equinix elects to implement the Proposals by way of a Takeover Offer) in respect of an aggregate of 120,460,826 IXEurope Shares, representing approximately 66.5 per cent. of IXEurope’s existing issued share capital.

5.	Structure of the Proposals

5.1	Introduction

The Scheme is an arrangement made between IXEurope and the Scheme Shareholders under section 425 of the Companies Act subject to the sanction of the Court. The procedure involves an application by IXEurope to the Court to sanction the Scheme and to confirm the related reduction of capital, in consideration for which Scheme Shareholders will receive cash on the basis set out in paragraph 3 of this Part 2. The cancellation of the Scheme Shares and subsequent issue of New IXEurope Shares to Equinix (together with the amendments to the IXEurope Articles to be proposed at the EGM) will result in IXEurope becoming a wholly-owned subsidiary of Equinix.

To become effective, the Scheme of Arrangement requires, amongst other things, the approval of a majority in number of Scheme Shareholders who vote, representing three-fourths or more in value of Scheme Shares voted, either in person or by proxy, at the Court Meeting, and the approval of the capital reduction by a three-quarters majority of IXEurope Shareholders at the EGM.

5.2	The Meetings and the Court Hearing

Before the Court’s approval can be sought, the Scheme of Arrangement will require approval by Scheme Shareholders at the Court Meeting and the passing of a special resolution by IXEurope Shareholders to implement the Scheme at the EGM. Notices of the Meetings are set out in Parts 4 and 5 of this document. Scheme Shareholders’ entitlement to attend and vote at the Court Meeting and IXEurope Shareholders’ entitlement to attend and vote at the EGM and the number of votes which may be cast at the Meetings will be determined by reference to the Voting Record Time (or, if such meetings are adjourned, on the register of members not less than 48 hours before the relevant adjourned meeting, or 48 hours before the Court Meeting, if both Meetings are adjourned). Only IXEurope Shareholders registered on the register of members of IXEurope at the Voting Record Time (or, if such Meetings are adjourned, on the register of members not less than 48 hours before the relevant adjourned Meeting, or 48 hours before the Court Meeting, if both Meetings are adjourned) shall be entitled to attend and vote at the relevant Meeting.

(A)	The Court Meeting

You will find set out in Part 4 of this document the notice of the Court Meeting of the Scheme Shareholders which has been convened by direction of the Court for the purpose of considering and, if thought fit, approving the Scheme.

The Court Meeting, which has been convened for 20 August 2007 at 10.00 a.m., is being held at the direction of the Court to seek the approval of the Scheme Shareholders to the Scheme. At the Court Meeting, voting will be by poll and not a show of hands and each member present in person or by proxy will be entitled to one vote for each Scheme Share held. The approval required at the Court Meeting is a majority in number of Scheme Shareholders who vote, representing three-fourths or more in value of the Scheme Shares voted, either in person or by proxy, at the Court Meeting.

Scheme Shareholders have the right to raise any objections they may have to the Scheme at the Court Meeting.

It is especially important that as many votes as possible are cast (whether in person or by proxy) at the Court Meeting so that the Court can be satisfied that there is a fair representation of the opinion of Scheme Shareholders. You are therefore strongly urged to complete and lodge the blue Form of Proxy as soon as possible, and, in any event by 10.00 a.m. on 18 August 2007 for the Court Meeting (or, in the case of adjournment, not later than 48 hours before the time fixed for the holding of the adjourned Meeting). A Form of Proxy for the Court Meeting not lodged at the relevant time may be handed to IXEurope’s registrars, Capita Registrars, on behalf of the Chairman of the Court Meeting, before the taking of the poll.

(B)	The Extraordinary General Meeting

In addition to the Court Meeting, the EGM has been convened for 20 August 2007 at 10.10 a.m. (or, if later, as soon thereafter as the Court Meeting is concluded or adjourned) to consider and, if thought fit, to pass a special resolution to approve:

(1)	the reduction of capital and the issue of New IXEurope Shares to Equinix provided for in the Scheme;

(2)	amendments to the IXEurope Articles in accordance with the Scheme and as described below; and

(3)	the cancellation of the trading of the IXEurope Shares on AIM.

You will find the notice of Extraordinary General Meeting set out in Part 5 of this document.

Voting on the special resolution will be on a show of hands unless a poll is demanded. The Chairman reserves the right to demand that the vote of IXEurope Shareholders at the EGM be held by way of a poll and, in such event, each IXEurope Shareholder present in person or by proxy will be entitled to one vote for every IXEurope Share held. The quorum for the EGM will be two or more persons holding the IXEurope Shares present in person or by proxy. The special resolution to be put to the EGM requires approval by a majority of three-fourths or more of the votes attaching to the IXEurope Shares voted at the EGM.

It is proposed that the IXEurope Articles be amended so as to ensure that any Scheme Shares issued, at any time on or after the Voting Record Time but on or prior to the Hearing Record Time (for example, as a result of the exercise of options under the IXEurope Share Schemes), will be subject to the terms of the Scheme. It is also proposed to amend the IXEurope Articles so that any person (other than those IXEurope Shareholders acting in concert with Equinix) to whom the Scheme Shares are issued, or transferred, after the Hearing Record Time will transfer all such Scheme Shares issued or transferred to them to Equinix (and Equinix shall purchase such Scheme Shares). The consideration payable for the transfer of each such Scheme Share shall be 140 pence in cash per Scheme Share (being the same amount as the cash consideration payable per Scheme Share pursuant to the Scheme).

No new Scheme Shares will be issued between the Hearing Record Time and the Effective Date.

Any IXEurope Shares issued after the Hearing Record Time will be subject to the provisions of the articles of association of IXEurope as amended pursuant to the resolution passed in the EGM.

These arrangements are intended to avoid any person (other than Equinix) holding the Scheme Shares after the Effective Date. Paragraph 4 of the special resolution set out in the notice of EGM set out in Part 5 of this document seeks IXEurope Shareholders’ approval for such amendments.

(C)	The Court Hearing

The Court Hearing is scheduled for 11 September 2007. All Scheme Shareholders are entitled to attend the Court Hearing in person or to be represented by counsel to support or oppose the sanctioning of the Scheme and the associated reduction of capital.

The Scheme will become effective on the delivery by IXEurope to the Registrar of Companies of a copy of the Court Order sanctioning the Scheme and confirming the reduction of capital involved therein and, in respect of the capital reduction, the registration of the Court Order by the Registrar of Companies. Subject to the requisite approvals being obtained from IXEurope Shareholders and the sanction of the Court, this is expected to occur on 14 September 2007. If the Scheme has not become effective by 31 October 2007 (or such later date as Equinix and IXEurope and the Court may allow), it will lapse and the Proposals will not proceed.

(D)	Modifications to the Scheme

The Scheme contains a provision for Equinix and IXEurope jointly to consent on behalf of all persons affected to any modification of, or addition to, the Scheme or to any condition approved or imposed by the Court. The Court would be unlikely to approve any modification of, or addition to, or impose a condition to the Scheme which might be material to the interests of the Scheme Shareholders unless Scheme Shareholders were informed of any modification, addition or condition. It would be a matter for the Court to decide, in its discretion, whether or not a further meeting of Scheme Shareholders should be held in these circumstances. Similarly, if a modification, addition or condition is put forward which, in the opinion of the Directors, is of such a nature or importance that it requires the consent of Scheme Shareholders at a further meeting, the Directors will not take the necessary steps to enable the Scheme to become effective unless and until such consent is obtained.

6.	Conditions to the Proposals

The Conditions to the Proposals are set out in full in Appendix I to this document. The Proposals are conditional, inter alia, upon:

(A)	the Scheme becoming effective by not later than 31 October 2007 or such later date as Equinix and IXEurope may agree and the Court may approve, failing which the Scheme will lapse;

(B)	the approval by a majority in number of Scheme Shareholders who vote, representing three-fourths or more in value of the Scheme Shares voted, whether in person or by proxy, at the Court Meeting (or any adjournment thereof);

(C)	the passing of the special resolution required to implement the Scheme at the EGM (or any adjournment thereof);

(D)	the sanction of the Scheme (with or without modification (but subject to such modification being acceptable to Equinix and IXEurope)) and the confirmation of the associated capital reduction by the Court, an office copy of the Court Order and the minute of such reduction attached to the Court Order confirming the capital reduction being delivered for registration to the Registrar of Companies, and in relation to the capital reduction, being registered by the Registrar of Companies; and

(E)	the Conditions (which are set out in Appendix I of this document) which are not otherwise summarised above being satisfied or (where applicable) waived.

Once the necessary approvals from IXEurope Shareholders have been obtained and the other Conditions (set out in Appendix I to this document) have been satisfied or (where applicable) waived, the Scheme and the associated reduction of capital will become effective following sanction by the Court upon delivery of the Court Order to the Registrar of Companies and, in the case of the associated reduction of capital, the registration of the Court Order by the Registrar of Companies, which is expected to occur on 14 September 2007.

Once effective, the Scheme of Arrangement will be binding on all Scheme Shareholders, including those who did not vote, or who voted against it, at the Meetings or who could not be traced.

It is also proposed that, following the Effective Date, the admission to trading of IXEurope Shares on AIM will be cancelled and IXEurope will be re-registered as a private company under the relevant provisions of the Companies Act.

7.	Information on Equinix, Inc.

Equinix, Inc. is the leading global provider of network-neutral datacentres and internet exchange services for enterprises, content companies, systems integrators and network services providers. Through the company’s Internet Business Exchange™ (IBX)® centres in ten markets in the US and Asia, customers can directly interconnect with every major global network and ISP for their critical peering, transit and traffic exchange requirements. These interconnection points facilitate the highest performance and growth of the internet by serving as neutral and open marketplaces for internet infrastructure services, allowing customers to expand their businesses while reducing costs.

Further information on Equinix, Inc. and Equinix can be found in Appendix II of this document.

8.	Information on IXEurope

IXEurope is a specialist datacentre provider, focused on providing capacity and services to enterprise, internet and telecom customers. Launched in 1999, IXEurope has demonstrated rapid customer growth and revenue growth in excess of 30 per cent. every year. IXEurope has 14 datacentres in four European countries: the United Kingdom, Germany, France and Switzerland.

9.	Background to, and reasons for, recommending the Proposals

The details of the background to, and reasons for, recommending the Proposals are set out in full in the letter from the Chairman, on behalf of the Directors, in Part 1 of this document.

10.	Reasons for the acquisition and plans for IXEurope

The Acquisition is strongly aligned with Equinix, Inc.’s overall strategy to be one of the world’s leading network-neutral collocation companies. Equinix, Inc. believes that the primary benefits of the Acquisition are:

•

Satisfaction of customer demand and satisfaction—Increasingly, customers are demanding a single provider for their datacentre needs. The Acquisition provides Equinix, Inc. the ability to offer a seamless service offering across North America, Asia and Europe;

•

Growth—The Acquisition is expected to continue to fuel topline revenue and EBITDA growth to the shareholders of Equinix, Inc. Given the similarities of the businesses, and the successful track record of IXEurope, Equinix, Inc. expects minimal integration costs will be required to bring the two companies together and to accelerate revenue opportunities;

•

Competitiveness—The addition of a European presence to Equinix, Inc.’s strong geographic reach in North America and Asia is expected to position Equinix, Inc. as the only network-neutral provider offering services in each of the three most important global markets.

•

Increased Scale—Equinix, Inc. is currently executing on a US$450 million expansion plan in the United States and Asia. IXEurope is also aggressively expanding its footprint across London and Paris. Both companies will benefit in any future expansions from the scale achieved with the Acquisition, including, for example, increased buying power and a stronger credit position in real estate acquisitions or lease negotiations.

Equinix, Inc. believes the Acquisition will:

•	Solidify Equinix, Inc.’s market leading position in network-neutral datacentre services.

•

Increase satisfaction for current Equinix, Inc. and IXEurope customers. As both companies gain a significant portion of growth from their respective customer bases, the ability to offer strategic locations across all three important datacentre markets will be an important contributor to maintaining or increasing customer satisfaction.

Also, as customers increasingly use network-neutral datacentres to house their most critical infrastructure, the importance of selecting a vendor such as Equinix, Inc. with substantial financial resources and global presence is expected to grow.

•

Expand the opportunity for datacentre and interconnection services. Although the interconnection market is structured differently in Europe than in North America and Asia, Equinix, Inc. believes there are opportunities to expand these services over time. One important target for this expansion is the financial services industry. Equinix, Inc. and IXEurope have built lines of business in this area focused on individual markets in Frankfurt, New York, and Chicago. With the addition of the European markets, Equinix, Inc. is expected to have presence in every major global financial centre and the ability to offer new capabilities to customers in the financial services industries.

•

Accelerate the utilisation of the current IXEurope centres as Equinix, Inc. can now satisfy pent-up demand for European locations from its current customer base. These increased fill-rates are anticipated to provide acceleration to the unit profitability of IXEurope’s current and expansion datacentres and contribute to the revenue and EBITDA growth of Equinix, Inc.

11.	Management and employees

It is Equinix’s intention that, following the Effective Date, the existing employment rights, including pension rights, of all employees of the IXEurope Group will be fully safeguarded.

Further information in respect of the Directors and certain key employees of IXEurope is set out at paragraph 9 of Appendix V.

12.	Effect of the Proposals on the interests of Directors

The interests of the Directors in the Scheme Shares are set out in Appendix V. The effect of the Scheme on the interests of the Directors does not differ from the effect on any other Scheme Shareholders.

13.	Effect of the Proposals on the IXEurope Share Schemes

The Proposals will affect share options granted under the IXEurope Share Schemes. Participants in the IXEurope Share Schemes will be contacted regarding the effect of the Proposals on their rights and appropriate proposals will be made in due course. These proposals will include the opportunity for holders of options granted under the IXEurope Unapproved Share Option Scheme to accept a cash sum equal to the difference between 140 pence and the exercise price of each share under option in consideration for the cancellation of such options.

Guy Willner and Christophe de Buchet, as holders of options to acquire IXEurope Shares under the IXEurope Founders Share Option Scheme, have agreed to accept a proposal by Equinix to cancel those options in consideration for a cash sum of approximately £2.5 million (representing 71.6 per cent. of a traditionally calculated cash cancellation payment) and a right to acquire shares of common stock of Equinix, Inc. (with a value of approximately £1.0 million representing 28.4 per cent. of a traditionally calculated cash cancellation payment) which will vest, subject to continued employment up to 31 December 2008, as to 50.0 per cent. on 31 December 2008 and as to 50.0 per cent. by reference to certain 2008 revenue and EBITDA targets.

14.	Financing of the Proposals

The Proposals are being financed under a committed debt facility of up to US$500 million arranged by Citibank, N.A. and Equinix, Inc.’s corporate cash reserves.

Further details regarding Equinix’s arrangements for financing the Proposals are set out in paragraph 7 of Appendix V.

Citi is satisfied that sufficient financial resources are available to Equinix to satisfy in full the cash consideration payable by Equinix to IXEurope Shareholders under the terms of the Proposals.

15.	Inducement fee

Pursuant to the Exclusivity Agreement, IXEurope has agreed to pay Equinix, Inc. an inducement fee of £1,980,000 (exclusive of any VAT payable thereon), which shall represent less than 1 per cent. of the equity value of IXEurope at the initial value of the Acquisition on a fully diluted basis, if during the Exclusivity Period: (i) IXEurope notifies Equinix, Inc. that it does not wish to proceed with or recommend the Offer; (ii) IXEurope enters into any agreement or arrangement in relation to an alternative offer for the entire issued (and to be issued) share capital of IXEurope; or (iii) IXEurope or any of its representatives are in breach of the non-solicit obligations which they have given in respect of any new alternative offer, and Equinix decides not to proceed with the Offer.

16.	Implementation Agreement

Equinix, Equinix, Inc. and IXEurope have entered into an agreement regarding the implementation of the Scheme (or if applicable, a Takeover Offer) and the conduct of the business of IXEurope in the period up to the Effective Date (or if applicable, the date on which the Takeover Offer becomes or is declared unconditional in all respects).

The Proposals are conditional upon the Implementation Agreement not being terminated. Equinix or Equinix, Inc. can terminate the Implementation Agreement if IXEurope breaches certain covenants contained in the Implementation Agreement. Further details of the Implementation Agreement are set out in Appendix VI.

The Implementation Agreement is available for inspection at the offices of IXEurope’s solicitors, Simmons & Simmons, CityPoint, One Ropemaker Street, London EC2Y 9SS, as set out in paragraph 12 of Appendix V.

17.	Cancellation of trading in the IXEurope Shares

The London Stock Exchange will be requested to cancel the admission to trading of the IXEurope Shares on AIM with effect from 7.30 a.m. on the Effective Date. The last day of dealings in the IXEurope Shares on AIM is expected to be 13 September 2007 (being the Business Day immediately prior to the Effective Date) and no transfers of the IXEurope Shares will be registered after 5.00 p.m. on that date. On the Effective Date, share certificates in respect of the IXEurope Shares will cease to be valid and should, if so requested by IXEurope, be sent to IXEurope. In addition, entitlements to the IXEurope Shares held within the CREST system will be cancelled on the Effective Date.

18.	Overseas Shareholders

As regards Overseas Shareholders, the Proposals may be affected by the laws of their relevant jurisdictions. Such Overseas Shareholders should inform themselves about and observe any applicable legal requirements. It is the responsibility of each Overseas Shareholder to satisfy himself/herself as to the full observance of the laws of the relevant jurisdiction in connection with the Proposals, including the obtaining of any governmental, exchange control or other consents which may be required, or the compliance with other necessary formalities which are required to be observed and the payment of any taxes due in such jurisdiction.

This document has been prepared for the purposes of complying with English law, the City Code and the AIM Rules and the information disclosed may not be the same as that which would have been disclosed if this document had been prepared in accordance with the laws of jurisdictions outside the United Kingdom.

19.	UK taxation

A summary of relevant UK taxation, which is intended as a general guide only is set out in Appendix VII.

20.	Settlement

Subject to the Scheme becoming effective (and except as provided in paragraph 18 above in this Part 2 in relation to Overseas Shareholders), settlement of the cash consideration to which any Scheme Shareholder is entitled under the Proposals will be effected as follows:

20.1	Scheme Shares held in certificated form

Where, on the Effective Date, Scheme Shareholders hold Scheme Shares in certificated form, cheques for cash entitlements due under the Scheme will be despatched as soon as practicable after the Effective Date, and in any event no later than 14 days thereafter, by first class post to such holders at the addresses appearing in the register of members of IXEurope as at the Scheme Record Time or, in the case of joint holders, to the holder whose name appears first in such register in respect of the joint holding concerned or in accordance with any special instructions regarding communications. All such payments will be made in pounds sterling by cheque drawn on a branch of a UK clearing bank. All documents and remittances sent through the post will be sent at the risk of the person(s) entitled thereto.

20.2	Scheme Shares held in uncertificated form through CREST

As soon as practicable after the Effective Date, and in any event no later than 14 days thereafter, Scheme Shareholders who hold their Scheme Shares in CREST on the Effective Date will have their cash entitlements paid, by means of CREST, by Equinix procuring the creation of a CREST payment obligation in favour of the Scheme Shareholder’s payment bank in respect of the amount due, in accordance with CREST payment arrangements. As from the Scheme Record Time, each holding of Scheme Shares credited to any stock account in CREST will be disabled. Equinix reserves the right to pay all or any part of the cash consideration to any Scheme Shareholders holding Scheme Shares in CREST in the manner referred to in the above paragraph “Scheme Shares held in certificated form” if, for any reason, it wishes to do so.

21.	Action to be taken

The Scheme is subject to a number of conditions described in paragraph 6 of this Part 2 and set out in full in Appendix I. The Scheme will require approval at the Court Meeting to be held at the offices of Simmons & Simmons, CityPoint, One Ropemaker Street, London EC2Y 9SS on 20 August 2007 at 10.00 a.m. In order to become effective, the Scheme must be approved by a majority in number of Scheme Shareholders who vote, representing three-fourths or more in value of the Scheme Shares voted, either in person or by proxy, at the Court Meeting. Implementation of the Scheme will also require the passing of the special resolution by IXEurope Shareholders at the EGM to be held at the same place at 10.10 a.m. on the same date (or, if later, as soon thereafter as the Court Meeting is concluded or adjourned), and the subsequent sanction of the Court. If the Scheme becomes effective, it will be binding on all Scheme Shareholders, including any Scheme Shareholders who did not vote to approve the Scheme.

You will find enclosed with this document:

•	a blue Form of Proxy for use in respect of the Court Meeting on 20 August 2007; and

•	a pink Form of Proxy for use in respect of the EGM on 20 August 2007.

Whether or not you plan to attend both or either of the Meetings, please complete and sign the enclosed Forms of Proxy and return them in accordance with the instructions printed thereon to Capita Registrars, Proxies, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TU, as soon as possible, but in any event, so as to be received by post or by hand (during normal business hours) by 10.00 a.m. on 18 August 2007 in the case of the Court Meeting and by 10.10 a.m. on

18 August 2007 in the case of the EGM (or, in the case of any adjournment, not later than 48 hours before the time fixed for the holding of the adjourned Meeting). If the blue Form of Proxy for use at the Court Meeting is not lodged by 10.00 a.m. on 18 August 2007, it may be handed to IXEurope’s registrars, Capita Registrars, on behalf of the Chairman at the Court Meeting before the taking of the poll. However, in the case of the EGM, unless the pink Form of Proxy is lodged so as to be received by 10.10 a.m. on 18 August 2007, it will be invalid. The completion and return of a Form of Proxy will not prevent you from attending and voting at either the Court Meeting or the EGM, or any adjournment thereof, in person should you wish and are entitled to do so.

IT IS IMPORTANT THAT, FOR THE COURT MEETING, AS MANY VOTES AS POSSIBLE ARE CAST SO THAT THE COURT MAY BE SATISFIED THAT THERE IS A FAIR AND REASONABLE REPRESENTATION OF SCHEME SHAREHOLDERS’ OPINION. YOU ARE THEREFORE STRONGLY URGED TO SIGN AND RETURN YOUR FORMS OF PROXY AS SOON AS POSSIBLE.

If you have any questions relating to this document or the completion and return of the Forms of Proxy please call Capita Registrars on 0870 162 3121 (or, from outside the United Kingdom, +44 20 8639 3399) between 9.00 a.m. and 5.00 p.m. Monday to Friday. Please note that calls to this number may be monitored or recorded, and no advice on the Proposals may be given.

Overseas Shareholders should refer to paragraph 18 of this Part 2. Details relating to settlement are included in paragraph 20 of this Part 2.

22.	Further information

The terms of the Scheme are set out in full in Part 3 of this document. Further information regarding the IXEurope Group is set out in Appendix III to this document. Particulars of documents available for inspection are given in paragraph 12 of Appendix V to this document. Your attention is also drawn to the further information contained in the other Appendices, which form part of this document.

Yours faithfully,

For and on behalf of Lazard
Cyrus Kapadia Managing Director

PART 3: THE SCHEME OF ARRANGEMENT

IN THE HIGH COURT OF JUSTICE

CHANCERY DIVISION

COMPANIES COURT No. 5073 of 2007

IN THE MATTER OF IXEUROPE PLC

and

IN THE MATTER OF THE COMPANIES ACT 1985

SCHEME OF ARRANGEMENT

(under section 425 of the Companies Act 1985)

between

IXEUROPE PLC

and

THE HOLDERS OF THE SCHEME SHARES

PRELIMINARY

(A)	In this Scheme the following expressions have the meanings stated, unless they are inconsistent with the subject or context:

Business Day: any day (excluding Saturdays, Sundays and public holidays) on which banks are open for business in the City of London;

Cash Consideration: the cash consideration payable by Equinix for the Scheme Shares under clause 2 of this Scheme;

certificated or certificated form: in relation to a share or other security, where that share or other security is held in certificated form (that is, not in CREST);

Companies Act: the Companies Act 1985, as amended;

Court: the High Court of Justice in England and Wales;

Court Hearing: the hearing by the Court of the petition to sanction this Scheme;

Court Meeting: the meeting of Scheme Shareholders (and any adjournment thereof) convened pursuant to an order of the Court pursuant to section 425 of the Companies Act, to be held at 10.00 a.m., on 20 August 2007, for the purpose of considering and, if thought fit, approving the Scheme (with or without amendment) of which notice is set out on page 160 of the document of which this Scheme forms part;

Court Order: the order of the Court granted at the Court Hearing sanctioning this Scheme under section 425 of the Companies Act and confirming the reduction of share capital pursuant to the Scheme under section 137 of the Companies Act;

CREST: the relevant system (as defined in the Regulations) in respect of which Euroclear is the Operator (as defined in the Regulations);

Effective Date: the date on which this Scheme becomes effective in accordance with this Scheme;

EGM: the extraordinary general meeting of IXEurope Shareholders (and any adjournment thereof) convened in connection with the Scheme to be held at 10.10 a.m. on 20 August 2007 (or, if later, as soon as the Court Meeting has been concluded or adjourned) of which notice is set out on page 161 of the document of which this Scheme forms part;

Equinix: Equinix UK Limited (incorporated in England and Wales under registered number 06293383);

Euroclear: Euroclear UK & Ireland Limited;

Hearing Date: the date of the commencement of the hearing by the Court of the petition to sanction this Scheme and to confirm the reduction of capital provided for by this Scheme;

Hearing Record Time: 6.00 p.m. on the Business Day immediately preceding the Hearing Date;

Holder: a registered holder (and “holder” includes any person entitled by transmission);

Regulations: the Uncertificated Securities Regulations 2001 (SI 2001 No. 3755);

Scheme: this scheme of arrangement under section 425 of the Companies Act between IXEurope and Scheme Shareholders in its present form or with or subject to any modification thereof or in addition thereto or condition approved or imposed by the Court and agreed by IXEurope and Equinix;

Scheme Record Time: 5.00 p.m. on the last Business Day immediately prior to the Effective Date;

Scheme Shareholders: holders of Scheme Shares;

Scheme Shares: the IXEurope Shares:

(i) in issue as at the date of this document, namely 181,184,323;

(ii) (if any) issued after the date of this document and prior to the Voting Record Time in respect of the Court Meeting; and

(iii) (if any) issued on or after the Voting Record Time and at or prior to the Hearing Record Time either on terms that the original or any subsequent holder thereof shall be bound by this Scheme or in respect of which the holder thereof shall have agreed in writing to be bound by this Scheme,

(but excluding any IXEurope Shares held by Equinix or any member of the Equinix Group);

IXEurope plc: IXEurope plc, a company incorporated in England and Wales under registered number 03796971;

IXEurope Shareholders: holders of the IXEurope Shares;

IXEurope Shares: ordinary shares of 1 pence each in the capital of IXEurope;

uncertificated or uncertificated form: in relation to a share or other security, a share or other security title to which is recorded on the relevant register of the share or security as being held in uncertificated form in CREST, and title to which, by virtue of the Regulations, may be transferred by means of CREST; and

Voting Record Time: the time fixed by the Court for determining the entitlement to vote at the Court Meeting, as set out in the notice of the Court Meeting.

(B)	The present authorised share capital of IXEurope is £2,500,000 divided into 250,000,000 ordinary shares of 1 pence each. As at 5.30 p.m. on 24 July 2007, the latest practicable date prior to the date of this document, 181,184,323 IXEurope Shares of 1 pence each were in issue and were fully paid up, or credited as fully paid up, and the remainder were unissued.

(C)	As at the date of this Scheme, Equinix does not own any IXEurope Shares. It is proposed that Equinix acquire one ordinary share in the capital of IXEurope, prior to the Court Hearing.

(D)	Equinix has consented in writing to this Scheme and has undertaken to be bound thereby and to execute and do, or procure to be executed and done, all such documents, acts or things as may be necessary or desirable to be executed or done by it or on its behalf for the purpose of giving effect to this Scheme.

THE SCHEME

1.	Cancellation of Scheme Shares and issue of new IXEurope Shares

1.1	The share capital of IXEurope shall be reduced by cancelling and extinguishing all of the Scheme Shares (notwithstanding any provision in the articles of association of IXEurope).

1.2	Forthwith and contingently upon the reduction of share capital referred to in clause 1.1 of this Scheme taking effect (notwithstanding any provision in the articles of association of IXEurope), IXEurope shall appropriate and apply the amount credited to the books of account of IXEurope arising as a result of such reduction of capital taking effect in creating and paying up in full at par all of the new IXEurope Shares, being such number of new ordinary shares of 1 pence each in the capital of IXEurope (“new Shares”) as shall be equal to the number of Scheme Shares cancelled as aforesaid and having the same rights as the Scheme Shares so cancelled, which shall be allotted and issued, credited as fully paid, to Equinix and/or any designated subsidiary of Equinix and/or its nominee in consideration for the sums to be paid by Equinix as set out in clause 2 of this Scheme.

2.	Consideration for cancellation of Scheme Shares

In consideration for the cancellation of the Scheme Shares and the allotment and issue to Equinix and/or any subsidiary of Equinix and/or its nominee of the new Shares as provided in clause 1 of this Scheme, Equinix shall pay to or for the account of the Scheme Shareholders on the register of members of IXEurope at the Scheme Record Time the sum of 140 pence in respect of each Scheme Share then held by such persons.

3.	Payments

3.1	As soon as practicable after the Effective Date and in any event not more than 14 days thereafter, Equinix shall:

(A)	issue, deliver or procure delivery to all Scheme Shareholders of the Cash Consideration due to them as follows:

(1)	in the case of Scheme Shares which at the Scheme Record Time are in certificated form, Equinix shall despatch or procure the despatch to each of the relevant holders cheques for the sums payable to them in accordance with clause 2; or

(2)	in the case of Scheme Shares which at the Scheme Record Time are in uncertificated form, Equinix shall procure the making of a CREST payment in favour of the relevant holder’s payment bank in accordance with the CREST payment arrangements in respect of the Cash Consideration due to the relevant holder, provided that Equinix may (if, for any reason, it wishes to do so) make payment of the said sums by cheque as aforesaid.

3.2	All cheques required to be delivered under this Scheme shall be payable to Scheme Shareholders or, in the case of joint holders, to the joint holders in the register of members of IXEurope at the Scheme Record Time. All such cash payments shall be made in pounds sterling by cheque drawn on a branch of a clearing bank in the United Kingdom. Encashment of any such cheques shall be a complete discharge to Equinix for the money represented thereby.

3.3	All cheques required to be despatched by this Scheme shall be despatched by first class post by Equinix in a pre-paid envelope addressed to the relevant holders entitled thereto at their respective addresses as appearing in the register of members of IXEurope at the Scheme Record Time (or such other address as may be notified by the holder of IXEurope Shares before such time) or, in the case of joint holders, at the registered address of that one of the joint holders whose name stands first in such register (except, in their case, as otherwise directed in writing).

3.4	Neither Equinix nor IXEurope nor their nominees shall be responsible for any loss or delay in the transmission of cheques sent in accordance with this Scheme which shall be sent at the risk of the addressee.

3.5	The provisions of this clause 3 shall take effect subject to any prohibition or condition imposed by law.

4.	Certificates and cancellations

4.1	With effect from and including the Effective Date:

(A)	all certificates representing Scheme Shares shall cease to be valid as documents of title to the shares represented thereby and shall be cancelled and each Scheme Shareholder shall be bound at the request of IXEurope to deliver up the same to IXEurope or to any person nominated by IXEurope for cancellation; and

(B)	in respect of those holders of Scheme Shares holding their shares in uncertificated form, Euroclear shall be instructed to cancel such holders’ entitlements to such Scheme Shares.

4.2	As regards Scheme Shares, appropriate entries will be made in the register of members of IXEurope with effect from the Effective Date to reflect their cancellation.

5.	Operation of this Scheme

5.1	This Scheme shall become effective as soon as an office copy of the Court Order, sanctioning this Scheme under section 425 of the Companies Act and confirming, under section 137 of the Companies Act, the reduction of the capital of IXEurope provided for by clause 1 of this Scheme shall have been delivered by IXEurope to the Registrar of Companies for registration and, in the case of the confirmation of the reduction of capital, registered by him.

5.2	Unless this Scheme shall become effective on or before 31 October 2007 or such later date, if any, as Equinix and IXEurope may agree, with the consent of the Panel, and the Court may allow, this Scheme shall lapse.

6.	Modification

Equinix and IXEurope may jointly consent, on behalf of all persons affected, to any modification of, or addition to, this Scheme or to any condition approved or imposed by the Court.

Dated: 26 July 2007

APPENDIX I: CONDITIONS TO IMPLEMENTATION OF THE PROPOSALS AND THE SCHEME

1.	Conditions to implementation of the Proposals and the Scheme

The Proposals are subject to English law and the terms and conditions set out in this document. The courts of England shall have exclusive jurisdiction to settle any disputes which may arise out of or in connection with the Proposals.

1.1	The Proposals are conditional upon the Scheme becoming effective, subject to the City Code, by not later than 31 October 2007 or such later date as Equinix and IXEurope may, with the consent of the Panel, agree and (if required) the Court may allow.

1.2	The Scheme is conditional upon:

(A)	the approval by a majority in number representing not less than three-fourths in value of the holders of the IXEurope Shares, present and voting, whether in person or by proxy, at the Court Meeting (or any adjournment thereof);

(B)	the resolution required to approve and implement the Scheme and set out in the notice of EGM being duly passed by the requisite majority at the Extraordinary General Meeting; and

(C)	the sanction of the Scheme (with or without modification (but subject to such modification being acceptable to IXEurope and Equinix)) and the confirmation of any reduction of capital involved therein by the Court and an office copy of the Court Order and the minute of such reduction attached thereto confirming the reduction of capital being delivered for registration to the Registrar of Companies and, in relation to the reduction of capital, being registered by him.

(D)	no government or governmental, quasi-governmental, supranational, statutory or regulatory body or association, institution or agency (including any trade agency) or any court or other body (including any professional body) or person in any jurisdiction (each a “Relevant Authority”) having decided to take, instituted or threatened any action, proceeding, suit, investigation, enquiry or reference or enacted, made or proposed and there not continuing to be outstanding any statute, regulation, order or decision that would or might be reasonably expected to:

(1)	make the Acquisition of, or control of, IXEurope by Equinix or any other member of the Equinix Group void, unenforceable or illegal or directly or indirectly prohibit or otherwise materially restrict, delay or interfere with the implementation of, or impose material additional conditions or obligations with respect to, or otherwise challenge, the Acquisition of, or control of, IXEurope by Equinix or any other member of the Equinix Group;

(2)	require any member of the Equinix Group or of the IXEurope Group to acquire or offer to acquire any shares or other securities (or the equivalent) in any member of the IXEurope Group or any member of the Equinix Group owned by any third party (other than in the implementation of the Proposals);

(3)	otherwise adversely affect the business, assets, financial or trading position or profits or prospects of any member of the Equinix Group or of the IXEurope Group to an extent which is material in the context of the IXEurope Group taken as a whole or, as the case may be, the Equinix Group taken as a whole;

and all applicable waiting and other time periods during which any such Relevant Authority could decide to take, institute or threaten any such action, proceeding, suit, investigation, enquiry or reference having expired, lapsed or been terminated;

(E)	all necessary filings having been made and all appropriate waiting periods (including any extensions thereof) under any applicable legislation or regulation of any jurisdiction having expired, lapsed or been terminated in each case in respect of the Acquisition of, or control of, IXEurope by Equinix and all authorisations, orders, grants, recognitions, confirmations, licences, consents, clearances, permissions and approvals (“Authorisations”) reasonably deemed necessary by Equinix in any jurisdiction for or in respect of the Acquisition of, or control of, IXEurope by Equinix being obtained in terms and in a form reasonably satisfactory to Equinix from appropriate Relevant Authorities or from any appropriate persons or bodies with whom any member of the Equinix Group or the IXEurope Group has entered into contractual arrangements and such authorisations together with all authorisations reasonably deemed necessary by Equinix for any member of the IXEurope Group to carry on its business remaining in full force and effect and no intimation of any intention to revoke, suspend, restrict or modify or not to renew any of the same having been made and all necessary statutory or regulatory obligations in any jurisdiction having been complied with;

(F)	save as disclosed in writing by any member of the IXEurope Group prior to the date of this announcement or save as publicly announced by or on behalf of IXEurope to a Regulatory Information Service prior to the date of this announcement, there being no provision of any material agreement, arrangement, licence or other instrument to which any member of the IXEurope Group is a party or by or to which any such member or any of its assets is or may be bound, entitled or subject which, as a result of the making or implementation of the Proposals by any member of the Equinix Group of any shares in, or change in the control or management of, IXEurope or otherwise, would or might result in any of the following, in each case to an extent which is material in the context of the IXEurope Group taken as a whole:

(1)	any moneys borrowed by or any other indebtedness (actual or contingent) of any such member of the IXEurope Group becoming repayable or capable of being declared repayable immediately or earlier than the stated repayment date or the ability of such member to borrow monies or incur any indebtedness being withdrawn or inhibited;

(2)	the creation or enforcement of any mortgage, charge or other security interest over the whole or any part of the business, property or assets of any such member of the IXEurope Group or any such security interest (whenever arising or having arisen) becoming enforceable;

(3)	other than in the ordinary course of business, any assets or interest of any such member of the IXEurope Group being or falling to be disposed of or charged or any right arising under which any such asset or interest could be required to be disposed of or charged;

(4)	the interest or business of any such member of the IXEurope Group in or with any other person, firm or company (or any agreements or arrangements relating to such interest or business) being terminated or adversely affected;

(5)	any such member of the IXEurope Group ceasing to be able to carry on business under any name under which it presently does so;

(6)	the financial or trading position or prospects of any such member of the IXEurope Group being prejudiced or adversely affected;

(7)	any such agreement, arrangement, licence or other instrument being terminated or adversely modified or any onerous obligation arising or any adverse action being taken or arising thereunder; or

(8)	the creation of any liabilities (actual or contingent) by any member of the IXEurope Group;

and no event having occurred which, under any provision of any material agreement, arrangement, licence or other instrument to which any member of the IXEurope Group is a party or by or to which any such member or any of its assets may be bound or be subject, would or could reasonably be expected to result in any events or circumstances as are referred to in subparagraphs (1) to (8) of this paragraph (F);

(G)	since 31 December 2006, except as disclosed in the Annual Report and Accounts of IXEurope for the year then ended or as publicly announced to a Regulatory Information Service by or on behalf of IXEurope prior to the date of the Scheme Press Announcement or as fairly disclosed in writing to Equinix by or on behalf of IXEurope prior to the date of the Scheme Press Announcement, no member of the IXEurope Group having (save as solely between IXEurope and any of its wholly-owned subsidiaries or as solely between any such subsidiaries):

(1)	issued or agreed to issue or authorised the issue of additional shares of any class, or securities convertible into, or rights, warrants or options to subscribe for or acquire, any such shares or convertible securities (other than by the grant of options under, or on the exercise of options pursuant to, any of the IXEurope Share Schemes);

(2)	recommended, declared, paid or made any bonus, dividend or other distribution, whether payable in cash or otherwise;

(3)	acquired or disposed of or transferred, mortgaged or charged, or created any other security interest over, any asset or any right, title or interest in any asset (other than in the ordinary course of business) which is material in the context of the IXEurope Group taken as a whole;

(4)	implemented or authorised any merger, demerger, reconstruction, amalgamation, scheme or other transaction or arrangement;

(5)	purchased, redeemed or repaid any of its own shares or other securities or reduced or made or authorised any other change in its share capital;

(6)	made or authorised any change in its loan capital or issued or authorised the issue of any debentures or incurred or increased any indebtedness or contingent liability (other than in the ordinary course of business) to an extent which is material in the context of the IXEurope Group taken as a whole;

(7)	entered into, varied or terminated, or authorised the entry into, variation or termination of, any contract, commitment or arrangement (whether in respect of capital expenditure or otherwise) which is outside the ordinary course of business or which is of a long term, onerous or unusual nature or magnitude or which involves or could involve an obligation of a nature or magnitude which is material in the context of the IXEurope Group taken as a whole;

(8)	entered into any contract, commitment or arrangement which would be restrictive on the business of any member of the IXEurope Group or the Equinix Group to an extent material in the context of the Equinix Group taken as a whole or, as the case may be, the IXEurope Group taken as a whole;

(9)	been unable, or admitted in writing that it is unable, to pay its debts or having stopped or suspended (or threatened to stop or suspend) payment of its debts generally or ceased or threatened to cease carrying on all or a substantial part of its business to an extent which is material in the context of the IXEurope Group taken as a whole;

(10)	(other than in respect of a member of the IXEurope Group which is dormant and was solvent at the relevant time) taken any corporate action or had any material legal proceedings started or threatened against it for its winding-up (voluntary or otherwise), dissolution or reorganisation (or for any analogous proceedings or steps in any jurisdiction) or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer (or for the appointment of any analogous person in any jurisdiction) of all or any of its assets and revenues which would be material in the context of the IXEurope Group taken as a whole;

(11)	waived, compromised or settled any claim where such waiver, compromise or settlement would be material in the context of the IXEurope Group taken as a whole;

(12)	entered into or materially varied the terms of any service agreement or arrangement with any director or senior executive of IXEurope;

(13)	made or consented to any change to the terms of the trust deeds constituting the pension schemes established for its directors and/or employees and/or their dependants or to the benefits which accrue, or to the pensions which are payable thereunder, or to the basis on which qualification for or accrual or entitlement to such benefits or pensions are calculated or determined, or to the basis upon which the liabilities (including pensions) of such pension schemes are funded or made, or agreed or consented to, any change to the trustees, in each case to an extent which is material in the context of the IXEurope Group taken as a whole; or

(14)	entered into any contract, commitment or arrangement or passed any resolution or made any offer (which remains open for acceptance) with respect to, or proposed or announced any intention to effect or propose, any of the transactions, matters or events referred to in this condition;

(H)	since 31 December 2006, except as disclosed in the Annual Report and Accounts of IXEurope for the year then ended or as publicly announced to a Regulatory Information Service by or on behalf of IXEurope prior to the date of the Scheme Press Announcement or fairly disclosed in writing to Equinix by or on behalf of IXEurope prior to the date of the Scheme Press Announcement:

(1)	no adverse change having occurred in the business, assets, financial or trading position or profits or prospects of any member of the IXEurope Group which is material in the context of the IXEurope Group taken as a whole;

(2)	no litigation, arbitration proceedings, prosecution or other legal proceedings having been threatened, announced, instituted or remaining outstanding by, against or in respect of any member of the IXEurope Group or to which any member of the IXEurope Group is a party (whether as plaintiff or defendant or otherwise) and no investigation by any Relevant Authority or other investigative body against or in respect of any member of the IXEurope Group having been threatened, announced, instituted or remaining outstanding by, against or in respect of any member of the IXEurope Group, in each case which would or might reasonably be expected materially and adversely to affect the IXEurope Group taken as a whole; and

(3)	no contingent or other liability having arisen which would or might reasonably be expected materially and adversely to affect any member of the IXEurope Group taken as a whole;

(I)	Equinix not having discovered that:

(1)

any financial, business or other information publicly disclosed at any time by any member of the IXEurope Group is misleading, contains a misrepresentation of fact or omits to state a fact necessary to make the information contained therein not misleading which in any case is material and adverse to the financial or trading position of the IXEurope Group taken as a whole (save in respect of any matter which has been corrected by a public announcement released by IXEurope through a Regulatory Information Service prior to the date of the Scheme Press Announcement);

(2)	any member of the IXEurope Group is subject to any liability, contingent or otherwise, which is not disclosed or adequately provided for in the Annual Report and Accounts of IXEurope for the year ended 31 December 2006 and which is material in the context of the IXEurope Group taken as a whole; or

(3)	there is or is reasonably likely to be any obligation or liability (whether actual or contingent) to make good, repair, re-instate or clean up any property now or previously owned, occupied, operated or made use of or controlled by any past or present member of the IXEurope Group under any environmental legislation, regulation, notice, circular or order of any Relevant Authority in any jurisdiction and which is material in the context of the IXEurope Group taken as a whole.

2.	Certain further terms of the Scheme

2.1	Equinix reserves the right to waive all or any of conditions 1.2(B) to (I) inclusive, in whole or in part.

2.2	If Equinix is required by the Panel to make an offer for any IXEurope Shares under Rule 9 of the City Code, Equinix may make such alterations to the above conditions as are necessary to comply with that rule.

2.3	Equinix reserves the right to elect (with the consent of the Panel (where necessary)) to implement the acquisition of the entire issued and to be issued ordinary share capital of IXEurope by way of a takeover offer (as such term is defined in Part 28 of the Companies Act 2006). In such event, the takeover offer will be implemented on the same terms (subject to amendments necessary to reflect the change in method of effecting the Proposals), so far as applicable, as those which would apply to the Scheme. In particular, conditions 1.2(A), (B) and (C) above would not apply, however, the takeover offer would be subject to the following further condition:

“valid acceptances being received (and not, where permitted, withdrawn) by not later than 1.00 p.m. (London time) on the first closing date of the takeover offer (or such later time(s) and/or date(s) as Equinix may, subject to the rules of the City Code and with the consent of the Panel, decide) in respect of not less than 90 per cent. (or such lower percentage as Equinix may decide) (i) of the IXEurope Shares to which the takeover offer relates; and (ii) of the voting rights attached to those shares, provided that this condition will not be satisfied unless Equinix (together with its wholly owned subsidiaries) shall have acquired or agreed to acquire (whether pursuant to the takeover offer or otherwise) IXEurope Shares carrying in aggregate more than 50 per cent. of the voting rights normally exercisable at a general meeting of IXEurope, including for this purpose (except to the extent otherwise agreed by the Panel) any such voting rights attaching to IXEurope Shares that are unconditionally allotted or issued before the takeover offer becomes or is declared unconditional as to acceptances whether pursuant to the exercise of any outstanding subscription or conversion rights or otherwise. For the purposes of this condition:

(A)	IXEurope Shares which have been unconditionally allotted shall be deemed to carry the voting rights they will carry upon issue;

(B)	IXEurope Shares that cease to be held in treasury are IXEurope Shares to which the offer relates; and

(C)	the expression “IXEurope Shares to which the offer relates” shall be construed in accordance with Part 28 of the Companies Act 2006.”

2.4	The Scheme is subject, inter alia, to the Conditions and the terms set out in this document and such further terms as may be required to comply with the provisions of the City Code.

APPENDIX II: INFORMATION ON EQUINIX AND EQUINIX, INC.

1.	Equinix

1.1	Incorporation and share capital

Equinix is a private limited company registered under the laws of England and Wales on 26 June 2007 under company number 06293383. The registered office of Equinix is at 20-22 Bedford Row, London EC1R 4JS, United Kingdom.

The authorised share capital of Equinix as at the date of this document is £1,000 divided into 1,000 ordinary shares of £1.00 each, of which one has been issued and is currently owned by Equinix, Inc.

1.2	Directors

The directors of Equinix are:

Stephen M. Smith (Director)

Keith D. Taylor (Director)

1.3	Activities

Save as set out in paragraphs 7 and 8.1 of Appendix V of this document, Equinix has not carried on any business prior to the date of this document.

2.	Equinix, Inc.

2.1	Incorporation and share capital

Equinix, Inc. is a corporation incorporated under the laws of Delaware, USA on 22 June 1998. The principal place of business of Equinix, Inc. is at 301 Velocity Way, 5th Floor, Foster City, CA 94404-4803, USA.

2.2	Directors

The directors of Equinix, Inc. are:

Steven T. Clontz (Director)

Steven P. Eng (Director)

Gary F. Hromadko (Director)

Scott G. Kriens (Director)

Irving F. Lyons, III (Director)

Christopher B. Paisley (Director, Chairman and Independent Financial Expert of the Audit Committee)

Stephen M. Smith (President and Chief Executive Officer / Director)

Peter F. Van Camp (Executive Chairman of the Board)

2.3	Activities

Equinix, Inc. is the leading global provider of network-neutral datacentres and internet exchange services for enterprises, content companies, systems integrators and network services providers. Through the company’s Internet Business Exchange™ (IBX)® centres in ten markets in the US and Asia, customers can directly interconnect with every major global network and ISP for their critical peering, transit and traffic exchange requirements. These interconnection points facilitate the highest performance and growth of the internet by serving as neutral and open marketplaces for internet infrastructure services, allowing customers to expand their businesses while reducing costs.

APPENDIX III: FINANCIAL INFORMATION ON IXEUROPE

Nature of financial information in relation to IXEurope

The financial information contained in paragraphs (A) to (D) below relating to IXEurope has been extracted without material adjustment from the audited consolidated financial statements of IXEurope for the three years ended 31 December 2004, 2005 and 2006. The information set out below does not constitute statutory accounts of IXEurope for each of the three years ended 31 December 2004, 2005 and 2006 on which unqualified audit reports (not containing a statement under section 237(2) or (3) of the Companies Act 1985) were given by the auditors, and have been delivered to the Registrar of Companies.

(A)	Consolidated income statements

			2006	2005	2004
			£ “000	£ “000	£ “000
Revenue	2		37,335	22,538	15,488
Cost of sales			(22,537)	(12,537)	(9,204)
Gross profit			14,798	10,001	6,284
Administrative expenses

General administrative expenses			(9,869)	(8,309)	(6,924)
IPO related expenses	3	(a)	(1,179)	—	—
Share option charges	3	(b)	(510)	—	—
Depreciation and amortisation			(5,764)	(3,887)	(3,331)
Negative goodwill	3	(c)	—	1,315	571
Provision release			—	146	—
Restructuring costs			—	(889)	—
Gain on disposal of business			—	—	165

Total administrative expenses			(17,322)	(11,624)	(9,519)
Loss from operations	3		(2,524)	(1,623)	(3,235)
Financial income	4		138	103	159
Financial expense	4		(1,863)	(3,135)	(207)
Loss before taxation			(4,249)	(4,655)	(3,283)
Income tax	7		809	(42)	(11)
Loss for the year attributed to equity holders of the parent	2,14		(3,440)	(4,697)	(3,294)
Loss per share
Basic	8		(2.4p )	(10.1p )	(7.0p )
Diluted	8		(2.4p )	(10.1p )	(7.0p )

(B)	Consolidated statements of recognised income & expense

	2006	2005	2004
	£ “000	£ “000	£ “000
Foreign exchange losses on retranslation of overseas operations	(252)	(623)	(142)
Movement in fair value of designated cash flow hedges:
—taken to the cash flow hedging reserve in the year (net of tax)	57	—	—
—Tax effect of gains and losses recognised directly in equity during the year	390	—	—

Net expenses recognised directly in equity	195	(623)	(142)
Loss for the year	(3,440)	(4,697)	(3,294)

Total recognised income and expenses for the year	(3,245)	(5,320)	(3,436)

Effect of adoption of IAS 32 and IAS 39, net of tax, on 1 January 2005 on:
Share capital	—	(135)	—
Share premium		(12,789)	—
Retained earnings	—	(14,479)	—

	(3,245)	(32,723)	(3,436)

(C)	Consolidated balance sheets

	Note	2006	2005
		£ “000	£ “000
Assets
Non-current assets
Property, plant and equipment	10	35,406	27,556
Intangible assets	9	3,860	3,596
Deferred tax asset	7	1,186	—
Other receivables	11	3,226	2,456
Total non-current assets		43,678	33,608
Current assets
Trade and other receivables	11	6,677	3,895
Cash and cash equivalents	12	6,456	6,501
Total current assets		13,133	10,396
Total assets		56,811	44,004
Capital and reserves attributable to equity holders of the parent
Issued capital	13	1,726	8,677
Share premium	14	37,216	69,149
Foreign exchange translation reserve	14	(1,017)	(765)
Compound instrument reserve	14	—	2,545
Capital redemption reserve	14	8,164	—
Hedging reserve	14	57	—
Share option reserve	14	879	—
Retained earnings	14	(25,508)	(71,066)
Total equity		21,517	8,540
Liabilities
Non-current liabilities
Interest bearing loans and borrowings	16	13,979	9,129
Other financial liabilities	17	1,219	793
Provisions	18	37	183

Total non-current liabilities		15,235	10,105
Current liabilities
Interest bearing loans and borrowings	19	4,878	14,355
Trade and other payables	20	15,124	10,866
Provisions	21	57	138
Total current liabilities		20,059	25,359
Total equity and liabilities		56,811	44,004

(D)	Consolidated cash flow statements

	Note	2006	2005
		£ “000	£ “000
Cash flows from operating activities
Loss for the period		(3,440)	(4,697)
Adjustments for
Depreciation		5,700	3,887
Recognition of negative goodwill		—	(1,315)
Amortisation of intangible assets		64	—
Share option charges		510	—
Foreign exchange losses/(gains)		12	30
Loss on disposal of fixed assets		1	19
Interest expense (net)		1,725	3,032
Income tax (credit)/expense		(809)	42
Operating profit before changes in working capital and provisions		3,763	998
Increase in trade and other receivables		(3,645)	(1,949)
Increase in trade and other payables		3,684	427
Decrease in provisions		(220)	(168)
Cash generated/(used) in the operations		3,582	(692)
Income taxes paid		(8)	—
Net cash from operating activities		3,574	(692)
Cash flows from investing activities
Interest received		138	103
Acquisition of property, plant and equipment		(13,037)	(8,258)
Acquisition of subsidiary, net of cash received		—	(115)
Acquisition of businesses, net of cash received		(1,000)	(1,677)
Net cash from investing activities		(13,899)	(9,947)
Cash flows from financing activities
Interest paid		(1,369)	(715)
Proceeds from shareholders’ loans		—	1,750
Proceeds from issue of shares		10,000	—
Share issue costs taken to reserves		(403)	—
Repayment of deep discount bonds		(1,907)	—
Proceeds from bank loan		10,294	13,152
Repayment of bank loan		(5,373)	—
Capital elements of finance leases		(839)	(807)
Net cash from financing activities		10,403	13,380
Net increase in cash and cash equivalents		78	2,741
Cash and cash equivalents at 1 January		6,491	3,772
Effect of exchange rate fluctuations on cash held		(113)	(22)
Cash and cash equivalents at 31 December	12	6,456	6,491

1.	Notes to the consolidated financial information

Accounting policies

IXEurope is a company domiciled in England. The consolidated financial information of IXEurope for the 3 years ended 31 December 2006 comprise the IXEurope Group.

Statement of Compliance

The consolidated financial information has been prepared in accordance with International Financial Reporting Standards (IFRSs), its interpretations adopted by the International Accounting Standards Board (IASB), as adopted by the EU and with those parts of the Companies Act 1985 applicable to companies preparing accounts under IFRS.

The financial statements for the year ended 31 December 2004 were originally prepared under UK GAAP but were restated under IFRS in the comparative figures published in the financial statements for the year ended 31 December 2005.

The preparation of financial statements in conformity with IFRSs requires management to make judgements, estimates and assumptions that affect the application of policies and reported amounts of assets and liabilities, income and expenses. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis of making the judgements about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimate is revised if the revision affects only that period, or in the period of revision and future periods if the revision affects both current and future periods.

Standards, Amendments And Interpretations Effective 2006 But Not Relevant

The following standards, amendments and interpretations to published standards are mandatory for accounting periods beginning on or after 1 January 2006 but they are not relevant to the IXEurope Group’s operations for the year ended 31 December 2006:

•	IAS 19 (Amendment)—Employee Benefits.

•	IAS 21 (Amendment)—Net investment in a foreign operation.

•	IAS 39 (Amendment)—Cash flow hedge accounting of forecast intragroup transactions.

•	IAS 39 (Amendment)—The fair value option.

•	IAS 39 and IFRS 4 (Amendment)—Financial guarantee contracts.

•	IFRS 1 (Amendment)—First time adoption of international financial reporting standards.

•	IFRS 6—Exploration for and evaluation of mineral resources.

•	IFRIC 4—Determining whether an arrangement contains a lease.

•	IFRIC 5—Rights to Interests Arising from Decommissioning, Restoration and Environmental Funds.

•	IFRIC 6—Liabilities Arising from Participating in a Specific Market—Waste Electrical and Electronic Equipment

Standards and Interpretations to Existing Standards That Are Not Yet Effective And Have Not Been Adopted Early By The IXEurope Group

The following standards and interpretations to published standards have been published that are mandatory for the IXEurope Group’s accounting periods beginning on or after 1 January 2007 or later periods but which the IXEurope Group has not adopted early:

IFRS 7—Financial Instruments: Disclosures and the complementary amendment to IAS 1, Presentation of financial statements—capital disclosures (effective for annual periods beginning on or after 1 January 2007). IFRS 7 introduces new disclosures relating to financial instruments.

IFRIC 8—Scope of IFRS 2 (effective for annual periods beginning on or after 1 May 2006). IFRIC 8 clarifies that IFRS 2 Sharebased Payment applies to arrangements where an entity makes share-based payments for apparently nil or inadequate consideration.

IFRIC 10—Interim Financial Reporting and Impairment (effective for annual periods beginning on or after 1 November 2006). IFRIC 10 concludes that an entity shall not reverse an impairment loss recognised in a previous interim period in respect of goodwill or an investment in either an equity instrument or a financial asset carried at cost.

IFRS 8—Operating Segments (effective for annual periods beginning on or after 1 January 2009). IFRS 8 replaces IAS 14—Segmental Reporting and introduces new requirements relating to how segments are identified and disclosures required.

IFRIC 11—IFRS 2: Group and Treasury Share Transactions (effective for annual periods beginning on or after 1 March 2007). IFRIC 11 contains guidance on how an entity should account for share-based payment involving an entity’s own equity instruments in which the entity chooses or is required to buy its own equity instruments (treasury shares) to settle the share-based payment obligation, and guidance on the treatment when a parent grants rights to its equity instruments to employees of its subsidiary or a subsidiary grants rights to equity instruments of its parent to its employees in the individual entities’ financial statements.

Interpretations To Existing Standards That Are Not Yet Effective And Not Relevant To The Operations Of The IXEurope Group

IFRIC 7—Applying the Restatement Approach under IAS 29 Financial Reporting in Hyperinflationary Economies (effective for annual periods beginning on or after 1 March 2006). IFRIC 7 contains guidance on how an entity would restate its financial statements in the first year it identifies the existence of hyperinflation in the economy of its functional currency. As none of the IXEurope Group entities has a currency of a hyperinflationary economy as its functional currency, IFRIC 7 is not relevant to the IXEurope Group’s operations.

IFRIC 9—Reassessment of Embedded Derivatives (effective for annual periods beginning on or after 1 June 2006). IFRIC 9 concludes that an entity must assess whether an embedded derivative is required to be separated from the host contract and accounted for as a derivative when the entity first becomes a party to the contract. Subsequent reassessment is prohibited unless there is a change in the terms of the contract that significantly modifies the cash flows that otherwise would be required under the contract, in which case reassessment is required. IFRIC 9 is not relevant to the IXEurope Group’s operations because none of the terms of the IXEurope Group’s contracts have been changed.

IFRIC 12—Service Concession Arrangements (effective for annual periods beginning on or after 1 January 2008). IFRIC 12 clarifies how certain aspects of existing IASB literature are to be applied to service concession arrangements. IFRIC 12 is not relevant to the Group’s operations.

Basis of Consolidation

The consolidated financial information includes the financial statements of IXEurope and its subsidiary undertakings made up to 31 December 2006. The acquisition method of accounting has been adopted. Under this method the results of subsidiary undertakings acquired or disposed of in the period are included in the consolidated income statement from the date the parent gained control until such time control ceases. Control exists where IXEurope has the power to govern the financial and operating policies of an investee entity so as to obtain benefits from its activities.

Critical Accounting Estimates And Judgements

Estimates and judgements are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed reasonable under the circumstances.

Estimated Impairment Of Goodwill

The IXEurope Group tests annually whether goodwill has suffered any impairment, in accordance with the accounting policy on goodwill. The recoverable amounts of cash-generating units are determined by value-in-use calculations. These calculations require the use of estimates (See Note 9).

Fair Value Of Share Option Grants

The fair value of share options granted in the year is estimated at the date of grant using a valuation technique. The IXEurope Group has carefully considered the inputs into the valuation model based on future expectations and comparative companies.

Details of valuation technique used, and inputs for the models are disclosed in Note 13.

Foreign Currencies

Transactions entered into by the IXEurope Group entities in a currency other than the currency of the primary economic environment in which it operates (the “functional currency”) are recorded at the rates ruling at the date of the transaction. Foreign currency monetary assets and liabilities are translated at the rates ruling at the balance sheet date. Exchange differences arising on the retranslation of unsettled monetary assets and liabilities are similarly recognised immediately in the income statement, except for foreign currency borrowings qualifying as a hedge of a net investment in a foreign operation.

On consolidation, the results of overseas operations are translated into sterling at rates approximating to those ruling when the transactions took place. All assets and liabilities of overseas operations, including goodwill arising on the acquisition of those operations, are translated at the rate ruling at the balance sheet date. Exchange differences arising on translating the opening net assets at opening rate and the results of overseas operations at actual rate are recognised directly in equity (the “foreign exchange translation reserve”).

Pension Costs

A number of companies within the IXEurope Group operate defined contribution pension schemes. The assets of these schemes are held separately to those of the IXEurope Group in independently administered funds. The pension cost charge represents contributions payable by the IXEurope Group in the year.

Property, Plant And Equipment

Items of property, plant and equipment are stated at cost less accumulated depreciation and impairment provisions.

Where parts of an item of property, plant and equipment have different useful lives, they are accounted for as separate items of property, plant and equipment.

Depreciation is provided to write off the cost less the estimated residual value of tangible fixed assets by equal installments over their estimated useful economic lives as follows:

Plant and machinery	—	10 years straight line
Fixtures, fittings, tools and equipment	—	3 years straight line
Short leasehold improvements	—	Over the remaining period of the lease
Freehold buildings	—	20 years

Freehold land and assets in the course of construction are not depreciated.

Operating And Finance Leases

Operating lease rentals relating to colocation facilities are charged to cost of sales in the income statement on a straight line basis over the period of the lease.

Benefits received as an incentive to sign operating leases for colocation facilities are charged to the income statement on a straight line basis over the full length of the lease.

Assets acquired under finance leases are capitalised and the capital element of the lease rentals is included in creditors. Lease payments are analysed between capital and interest. The interest element is charged to the income statement over the period of the lease and is calculated so that it represents a constant proportion of the lease liabilities. The capital element reduces the balance owed to the lessor.

Assets under finance leases are depreciated over the shorter of the lease terms and the useful life of equivalent owned asset.

Where the IXEurope Group has entered into a sale and leaseback arrangement resulting in a finance lease, any excess of sales proceeds over the carrying amount is deferred and amortised over the lease term.

Income Tax

Income tax on the loss for the year comprises current and deferred tax. Income tax is recognised in the income statement except to the extent that it relates to items recognised directly in equity, in which case it is recognised in equity.

Current tax is the expected tax payable on the taxable income for the year, using tax rates enacted or substantively enacted at the balance sheet date, and any adjustment to tax payable in respect of previous years.

Deferred tax is provided using the balance sheet liability method, providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes.

The following temporary differences are not provided for: goodwill not deductible for tax purposes; the initial recognition of assets or liabilities that affect neither the accounting nor the taxable profit; and differences relating to investments in subsidiaries to the extent they will probably not reverse in the foreseeable future. The amount of deferred tax provided is based on the expected manner of realisation or settlement of the carrying amount of assets and liabilities, using tax rates enacted or substantively enacted at the balance sheet date.

A deferred tax asset is recognised only to the extent that it is probable that future taxable profits will be available against which the asset can be utilised. Deferred tax assets are reduced to the extent that it is no longer probable that the related tax benefit will be realised.

Goodwill

All business combinations are accounted for by applying the acquisition method. Goodwill represents amounts arising on acquisition of subsidiaries and businesses. In respect of business combinations that have occurred since 1 January 2004, goodwill represents the difference between the cost of the acquisition and the fair value of the net identifiable assets acquired.

In respect of acquisitions prior to this date, goodwill is included on the basis of its deemed cost, which represents the amount recorded under UK GAAP. The classification and accounting treatment of business combinations that occurred prior to 1 January 2004 were not reconsidered in preparing the IXEurope Group’s opening IFRS balance sheet at 1 January 2004.

Goodwill is stated at cost less any accumulated impairment losses. Goodwill is allocated to cash-generating units and is no longer amortised but is tested annually for impairment.

Negative goodwill (representing the excess of the fair value of the separable net assets acquired over the fair value of the consideration given) is recognised directly in the income statement.

Revenue

Revenue represents the amounts (excluding value added tax) derived from the provision of colocation and related services to third party customers during the period. Where invoices are raised in advance for colocation services, the revenue is deferred and spread over the period to which it relates. All other revenue, including installation revenue, is recognised in the profit and loss account as agreed milestones are achieved.

Cash And Cash Equivalents

Cash and cash equivalents, for the purpose of the cash flow statement, comprise cash in hand and deposits repayable on demand, less overdrafts payable on demand. Restricted cash is disclosed under debtors.

Impairment

The carrying amounts of the IXEurope Group’s assets, other than deferred tax assets, are reviewed at each balance sheet date to determine whether there is any indication of impairment. If such an indication of impairment exists, the asset’s recoverable amount is estimated.

For goodwill, the recoverable amount is estimated at each balance sheet date.

An impairment loss is recognised whenever the carrying amount of an asset or its cash-generating unit exceeds its recoverable amount. Impairment losses are recognised in the income statement.

The recoverable amount of the IXEurope Group’s assets is the greater of their net selling price and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects the current market assessments of the time value of money and the risk specific to the asset. For an asset that does not generate largely independent cash inflows, the recoverable amount is determined for the cash-generating unit to which the asset belongs.

An impairment loss in respect of goodwill is not reversed.

In respect of other assets, an impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortisation, if no impairment had been recognised.

In testing for impairment, management has to make judgements and estimations about future events which are uncertain. Adverse results compared to these judgements could alter the decision of whether an impairment is required. See Note 9 for the key assumptions and results of the impairment review carried out in 2006.

Borrowing Costs

Borrowing costs are recognised as an expense in the period in which they are incurred except for borrowing costs relating to the acquisition of a qualifying asset which are capitalised with the cost of the asset. During the year ending 31 December 2006 borrowing costs of £Nil (2005: £103k) were capitalised.

Other Financial Liabilities

Other financial liabilities include the following items:

•	Trade payables and other short-term monetary liabilities, which are recognised at amortised cost.

•

Bank borrowings and certain preference shares are initially recognised at the amount advanced net of any transaction costs directly attributable to the issue of the instrument. Such interest bearing liabilities are subsequently measured at amortised cost using the effective interest rate method which ensures that any interest expense over the period to repayment is at a constant rate on the balance of the liabilities carried in the balance sheet. Interest expense in this context includes initial transaction costs and premium payable on redemption, as well as any interest or coupon payable while the liability is outstanding.

Convertible Debt

The proceeds received on issue of the IXEurope Group’s convertible debt are allocated into their liability and equity components. The amount initially attributed to the debt component equals the discounted cash flows using a market rate of interest that would be payable on a similar debt instrument that did not include the right to convert. Subsequently the debt component is accounted for as a financial liability measured at amortised cost.

The difference between the debt proceeds of the convertible debt and the amount allocated to the debt component is credited directly to equity and is not subsequently re-measured. On conversion, the debt element is credited to share capital and share premium as appropriate.

Share Option Schemes

Where share options are awarded to employees, the fair value of the options at the date of grant is charged to the income statement over the vesting period. Equity settled share options are recognised with a corresponding credit to equity and cash settled share options are recognised with a corresponding credit to accruals.

Non-market vesting conditions are taken into account by adjusting the number of equity instruments expected to vest at each balance sheet date so that, ultimately, the cumulative amount recognised over the vesting period is based on the number of options that eventually vest. Market vesting conditions are factored into the fair value of the options granted. As long as all other vesting conditions are satisfied, a charge is made irrespective of whether the market vesting conditions are satisfied. The cumulative expense is not adjusted for failure to achieve a market vesting condition. Where the terms and conditions of options are modified before they vest, the increase in the fair value of the options, measured immediately before and after the modification, is also charged to the income statement over the remaining vesting period. Where equity instruments are granted to persons other than employees, the income statement is charged with the fair value of goods and services received.

Intangible Assets

Externally acquired customer contract intangibles are initially recognised at cost on the balance sheet and amortised on a straight line basis over the life of the contract. The life of the intangible assets ranges from 4 months to 3 years.

IPO Costs

Costs relating directly to the issue of new shares are set against share premium. Costs that relate to both new and existing shares are set against share premium in the proportion of new shares issued to total shares listed.

Hedge Accounting

Hedge accounting is applied to financial assets and financial liabilities only where all of the following criteria are met:

•	At the inception of the hedge there is formal designation and documentation of the hedging relationship and the IXEurope Group’s risk management objective and strategy for undertaking the hedge.

•	For cash flow hedges, the hedged item in a forecast transaction is highly probable and presents an exposure to variations in cash flows that could ultimately affect profit and loss.

•

The cumulative change in the fair value of the hedging instrument is expected to be within 80-125% of the cumulative change in the fair value or cash flows of the hedged item attributable to the risk hedged (i.e. it is expected to be highly effective).

•	The effectiveness of the hedge can be reliably measured.

•	The hedge is assessed on a quarterly basis and remains highly effective.

The IXEurope Group does not hold or issue derivative instruments for speculative purposes, although derivatives not meeting the above criteria are designated for accounting purposes at fair value through profit or loss as appropriate.

The IXEurope Group enters into floating to fixed interest rate swaps. The effective part of these derivatives are measured at fair value with changes in fair value recognised directly to equity. If the IXEurope Group closes out its position early, the cumulative gains and losses recognised directly in equity are frozen and recycled through the income statement using the effective interest rate method.

Dilapidation Provisions

Dilapidations are provided on leasehold properties where the terms of the lease require the IXEurope Group to make good any changes made to the property during the period of the lease. Where a dilapidation provision is required the IXEurope Group recognises an asset and provision equal to the discounted cost of restating the property to its original state. The asset is depreciated over the remaining term of the lease.

2	Segment information

Segment information is presented in respect of the IXEurope Group’s geographical and business segments. The primary format, geographical segments, is based on the IXEurope Group’s management and internal reporting structure.

Segment results, assets and liabilities include items directly attributable to a segment as well as those that can be allocated on a reasonable basis. Unallocated items comprise mainly income earning assets and revenue, interest-bearing loans, borrowings and expenses, and corporate assets and expenses.

Geographical Segments

As at 31 December 2006, the Group operated datacentres in four European countries (United Kingdom, France, Germany and Switzerland). It is considered that France, Germany and Switzerland represent regions which are substantially similar and have therefore been combined. Thus, there are two reportable segments, United Kingdom and the rest of Europe. There is no difference between location of the segment assets and the segment customers.

Business Segments

IXEurope has one class of business which is to provide carrier neutral datacentre and related services to its customers.

UNITED KINGDOM	2006	2005	2004
	£ “000	£ “000	£ “000
External revenue	14,543	9,345	7,060
Inter-segment revenue	—	3,010	860

Total revenue	14,543	12,355	7,920

Segment result	822	1,947	948

REST OF EUROPE	2006	2005	2004
	£ “000	£ “000	£ “000
External revenue	22,792	13,193	8,428
Inter-segment revenue	452	236	—

Total revenue	23,244	13,429	8,428

Segment result	(2,216)	(2,424)	(2,524)

CONSOLIDATED	2006	2005	2004
	£ “000	£ “000	£ “000
Total revenue	37,787	25,784	16,348
Less: Inter-segment revenue	(452)	(3,246)	(860)

Revenue	37,335	22,538	15,488

Segment result	(1,394)	(477)	(1,576)
Unallocated expenses	(2,855)	(4,178)	(1,707)
Income tax expense	809	(42)	(11)

Result	(3,440)	(4,697)	(3,294)

Assets
Segment assets—United Kingdom	18,103	12,940	7,339
Segment assets—Rest of Europe	36,348	29,128	21,142
Unallocated	2,360	1,936	709

Total assets	56,811	44,004	29,190

Liabilities
Segment liabilities—United Kingdom	5,306	4,230	2,415
Segment liabilities—Rest of Europe	9,985	7,024	6,688
Unallocated	20,003	24,210	6,866

Total liabilities	35,294	35,464	15,969

Capital Expenditure
Capital expenditure—United Kingdom	6,839	4,708	111
Capital expenditure—Rest of Europe	6,997	9,758	1,844
Capital expenditure—Unallocated	69	18	29

Total capital expenditure	13,905	14,484	1,984

Depreciation
Segment depreciation—United Kingdom	2,121	960	942
Segment depreciation—Rest of Europe	3,546	2,892	2,237
Segment depreciation—Unallocated	33	35	153

Total depreciation	5,700	3,887	3,332

Amounts within capital expenditure and depreciation include those acquired with subsidiaries and businesses during 2005.

	2006	2005	2004
	£ “000	£ “000	£ “000
Revenue
Segment revenue—Colocation	37,335	22,538	15,488

Assets
Segment assets—Colocation	54,451	42,068	28,481
Unallocated	2,360	1,936	709

Total assets	56,811	44,004	29,190

Capital Expenditure
Capital expenditure—Colocation	13,836	14,466	1,955
Capital expenditure—Unallocated	69	18	29

Total capital expenditure	13,905	14,484	1,984

3	Loss from operations

	2006	2005	2004
	£ “000	£ “000	£ “000
Loss from operations is stated after charging/(crediting):
Loss on disposal of fixed assets	1	19	263
Auditors’ remuneration:
—audit services	86	54	118

—services relating to corporate finance transactions entered into by the Company	159	—	—
—Taxation advice	—	—	62
Depreciation of tangible fixed assets
—owned assets	4,925	3,174	2,910
—leased assets	775	713	421
Amortisation of intangible assets	64	—	—
Recognition of negative goodwill	—	(1,315)	(571)
Operating lease—lease payments
—Hire of plant and machinery	39	63	92
—Other	4,563	3,647	3,012
Net foreign currency translation loss/(gain)	12	32	(33)
Share based payment expense
—Equity settled	489	—	—
—Cash settled	21	—	—

Auditors’ remuneration for services relating to corporate finance transactions entered into in by the Company of £159k above was charged to the income statement in the year as part of IPO costs. £57k was charged to equity, being the portion that related to new shares issued on flotation.

Comparative presentation on the face of the income statement has been changed in order to present a fairer reflection of the results.

(a)—IPO Related Expenses

IPO related expenses totalled £1,582k, of which £1,179k was recognised in the income statement.

(b)—Share Option Charges

During the year, IXEurope granted options to employees under three schemes. The details of the share options granted are set out in Note 13. Share option charges have been separately disclosed to aid understanding as they do not impact the underlying business.

(c)—Negative Goodwill

Negative goodwill was recognised in 2005 on acquisitions where the fair value of assets acquired exceeded the fair value of consideration paid.

4	Financing costs

	2006	2005	2004
	£ `000	£ `000	£ `000
Bank interest receivable	55	85	40
Other interest receivable	83	18	119

Financial income	138	103	159

Bank interest payable	1	6	6
Interest payable on third party loans	1,359	490	60
Fair value gains on financial instruments—interest rate swaps: cash flow hedges, transfer from equity	8	—	—
Interest payable on finance leases	162	183	141
Interest charge on financial liabilities (Note 16)	259	2,447	—
Finance charge on deferred consideration	9	—	—
Other interest payable	65	9	—

Financial expenses	1,863	3,135	207

5	Acquisitions

Gesellschaft für Informationstechnologie mbH

On 5 April 2005, a business continuity provider in Germany was acquired by a subsidiary of IXEurope in Germany. All of the voting shares in GIC mbH (Gesellschaft für Informationstechnologie mbH) were acquired for £119k (including costs).

In the 9 months to 31 December 2005 the subsidiary contributed a net loss of £199k to the 2005 consolidated loss of £4,697k. If the acquisition had occurred on 1 January 2005, IXEurope Group revenue in 2005 would have been £22,696k and 2005 IXEurope Group loss would have been £4,763k.

Acquirees’s net assets at acquisition date:

	Recognised Fair Value	Adjustment	Book Value
	£ `000	£ `000	£ `000
Property, plant and equipment	155	—	155
Trade and other receivables	7	—	7
Cash and cash equivalents	4	—	4
Trade and other payables	(21)	—	(21)
Other creditors	(80)	—	(80)

Net identifiable assets and liabilities	65	—	65

Goodwill on acquisition	54

Consideration paid, satisfied in cash	119
Cash (acquired)	(4)

Net cash outflow	115

The main factors leading to the recognition of goodwill are:

•	synergistic cost savings which result in the IXEurope Group being prepared to pay a premium; and

•	the fact that a lower cost of capital is ascribed to the expected future cash flows of the entire operation acquired than might be to individual assets.

London 3

On 17th November 2005, the assets and business were acquired in West London for £2,450k.

Net assets of business acquired at acquisition date at fair value

Recognised £ `000
Property, plant and equipment	2,787
Negative goodwill on acquisition	(337)

Purchase price	2,450

Consideration paid, satisfied in cash	1,000
Deferred consideration	1,450

Purchase price	2,450

Net cash outflow in the year	1,000

Negative goodwill arose due to assets having a fair value higher than was paid.

In the one month to 31 December 2005, the business contributed a net loss of £67k to the 2005 consolidated loss of £4,697k. If the acquisition had occurred on 1 January 2005, IXEurope Group revenue in 2005 would have been £22,962k and 2005 IXEurope Group loss would have been £5,438k.

Frankfurt 2

On 29th September 2005, the assets and business were acquired in Frankfurt for £1,284k.

Net assets of business acquired at acquisition date at fair value

Recognised £ `000
Property, plant and equipment	2,546
Creditors	(327)
Debtors	43

Net identifiable assets and liabilities	2,262
Negative goodwill on acquisition	(978)

Purchase price	1,284

Consideration paid, satisfied in cash	677
Vendor liabilities settled	505
Deferred consideration	102

Purchase price	1,284

Net cash outflow	677

Negative goodwill arose due to assets having a fair value higher than was paid.

In the 3 months to 31 December 2005, the business contributed a net profit of £125k to the 2005 consolidated loss of £4,697k. If the acquisition had occurred on 1 January 2005, IXEurope Group revenue in 2005 would have been £24,078k and 2005 IXEurope Group loss would have been £4,322k.

6	Employee expenses

	2006	2005	2004
	£ `000	£ `000	£ `000
Wages, salaries and fees	6,497	5,928	4,573
Share based payments	510	—	—
Social security costs	1,009	858	755
Pension costs	256	174	203

	8,272	6,960	5,531

Number of Employees

	2006	2005	2004
The average monthly number of employees of the IXEurope Group (including Directors) during the year was:
Administration	42	48	36
Sales and marketing	22	24	22
Operations	73	45	36

	137	117	94

Remuneration Of The Directors

	2006	2005	2004
	£ `000	£ `000	£ `000
Aggregate emoluments	906	853	771
Contributions to defined contribution pension schemes	42	37	33

	948	890	804

Highest paid Director

	2006	2005	2004
	£ `000	£ `000	£ `000
Aggregate emoluments	298	286	311
Contributions to defined contribution pension schemes	12	14	14

	310	300	325

At 31 December 2006, 3 Directors (2005: 3; 2004: 3) had retirement benefits accruing under defined contribution pension schemes.

7	Taxation

	2006	2005	2004
	£ `000	£ `000	£ `000
Current tax
Foreign tax—Corporation tax	12	42	4

53

Foreign tax—capital gains tax	—	—	7

Total current tax	12	42	11
Deferred tax
Asset not previously recognised on available losses	(674)	—	—
Asset on share options	(147)	—	—

Total deferred tax	(821)	—	—

Total tax (credit)/charge	(809)	42	11

The tax charge for the year is higher than the standard rate of corporation tax in the UK which is 30% (2005: 30%; 2004: 30%).

The differences are explained below:

	2006	2005	2004
	£ `000	£ `000	£ `000
Tax reconciliation
Loss before tax	(4,249)	(4,697)	(3,294)

UK corporation tax at 30% (2005: 30%)	(1,275)	(1,409)	(988)
Effects of
Items not deductible for tax purposes	457	1,435	683
Depreciation in excess of capital allowances	23	188	198
Differences between overseas and UK tax rate	(256)	(105)	(182)
Utilisation of tax losses brought forward	(1,056)	(979)	300
Current year losses not utilised	1,285	868	—
Other	13	44	—

Total tax (credit)/charge for the year	(809)	42	11

Deferred Tax

	2006		2005
	Recognised	Un-recognised	Recognised	Un-recognised
	£ `000	£ `000	£ `000	£ `000
Deferred tax assets
Accelerated capital allowances	—	1,116	—	787
Losses carried forward	674	10,315	—	10,270
Share option recognised through
Income statement	147	—	—	—
Equity	390	—	—	—

	1,211	11,431	—	11,057

Deferred tax liability
Hedge asset	(25)	—	—	—

Net deferred tax asset	1,186	—	—	—

Subject to agreement with HMRC, the IXEurope Group has United Kingdom tax losses of approximately £6,770k at 31 December 2006 (2005: £9,709k) available to relieve future trading profits in the United Kingdom. Additionally, the IXEurope Group has overseas losses of £25,096k at 31 December 2006 (2005: £17,866k) available to relieve future overseas trading profits.

No deferred tax asset is recognised in relation to these losses nor in relation to accelerated capital allowances due to inherent uncertainty regarding their recoverability except for losses brought forward in Switzerland, where a deferred tax asset has been recognised on the basis of current profits and the probability of future profits in that entity.

A deferred tax asset also arises on share options granted in the year.

A deferred tax liability has been recognised on the fair value gains in the year on cash flow hedges.

8	Loss per share

Basic Loss Per Share

The basic loss per share has been calculated by dividing the net loss attributable to ordinary shareholders by the weighted average number of shares in issue during the year.

	2006		2005		2004
Net loss attributable to ordinary shareholders (£ `000)	(3,440)		(4,697)		(3,294)

Weighted average number of ordinary shares in issue	141,107,050		46,675,232		46,675,232

Basic and diluted loss per share	(2.4p	)	(10.1p	)	(7.0p	)

Diluted Loss Per Share

The diluted loss per share has been calculated by dividing the net loss attributable to ordinary shareholders by the weighted average number of shares in issue during the year, adjusted for potentially dilutive shares that are not antidilutive. All potentially dilutive shares are antidilutive.

	2006	2005	2004
Weighted average number of ordinary shares in issue	141,107,050	46,675,232	46,675,232
Adjustment for share options	4,897,004	293,750	1,914,895
Adjustment for Priority Preference shares	1,212,500	4,850,000	13,459,221
Adjustment for convertible shareholder loan	2,000,000	8,000,000	8,000,000
Adjustment for convertible deep discount bonds	458,799	1,835,198	—

Weighted average number of potential ordinary shares in issue	149,675,353	61,654,180	70,049,348

9 Intangible assets

	Positive Goodwill	Customer Contracts	Total
	£ `000	£ `000	£ `000
Cost
Balance at 1 January 2005	3,648	—	3,648
Additions in the year	54	—	54
Effect of movements in foreign exchange	(106)	—	(106)

Balance at 31 December 2005	3,596	—	3,596
Additions in the year	—	397	397
Effect of movements in foreign exchange	(70)	—	(70)

Balance at 31 December 2006	3,526	397	3,923

Amortisation
Balance at 1 January 2005 and 31 December 2005	—	—	—
Charge for the year	—	64	64
Effect of movements in foreign exchange	—	(1)	(1)

Balance at 31 December 2006	—	63	63

Net book value
Balance at 1 January 2005	3,648	—	3,648
Balance at 31 December 2005	3,596	—	3,596
Balance at 31 December 2006	3,526	334	3,860

Customer contracts

The customer contracts intangible asset arose on acquisition of contracts during the year and is amortised on a straight line basis over the finite life of the contract to which it relates. In the year ending 31 December 2006 amortisation of £64k (2005: Nil) was included in administrative expenses.

Impairment Tests For Cash-Generating Units Containing Goodwill

The following group of units have significant goodwill:

	2006	2005
	£ `000	£ `000
Group made of IXDatacentre Frankfurt1 & IXDatacentre Zurich1	3,473	3,542
Units without significant goodwill	53	54

	3,526	3,596

The recoverable amount of the group of cash generating units Frankfurt1 & Zurich1 is based on value in use calculations. Those calculations use cash flow projections based on the three year budget ending 31 December 2009 as approved by the IXEurope Group Board. Cash flows beyond this period have been extrapolated with no assumed growth. The discount factor has been determined as 13.6% based on IXEurope’s weighted average cost of capital.

The key assumptions used and the approach to determining their value are:

Assumption	How Determined
Operating margin	This is based on detailed plans of IXDatacentre™ space available and past experience of management after the period of the official budget.

Management approved budgets are estimated based on past performance and expectations of future developments.

10	Property, plant and equipment

Year ended 31 December 2006

	Freehold land and buildings	Short leasehold improvements	Assets in the course of construction	Plant and machinery	Fixtures, fittings, tools and equipment	Total
	£ “000	£ “000	£ “000	£ “000	£ “000	£ “000
Cost
At beginning of year	4,780	2,939	2,367	33,983	6,405	50,474
Additions	—	141	6,401	5,737	1,626	13,905
Disposals	—	—	—	—	(2)	(2)
Transfers	—	15	(6,239)	6,224	—	—
Currency translation differences	(93)	(10)	(56)	(478)	(124)	(761)

At end of year	4,687	3,085	2,473	45,466	7,905	63,616

Depreciation
At beginning of year	57	1,795	532	16,215	4,319	22,918
Charge for year	169	62	—	4,462	1,007	5,700
Disposals	—	—	—	—	(1)	(1)
Currency translation differences	(4)	(9)	(29)	(269)	(96)	(407)

At end of year	222	1,848	503	20,408	5,229	28,210

Net book value
At 31 December 2006	4,465	1,237	1,970	25,058	2,676	35,406

Net book value of assets held under finance lease
At 31 December 2006	—	—	—	1,499	608	2,107

At 31 December 2005	—	—	—	1,725	1,124	2,849

All material assets are held as security against the bank loans of the IXEurope Group.

Year ended 31 December 2005

	Freehold land and buildings	Short leasehold improvements	Assets in the course of construction	Plant and machinery	Fixtures, fittings, tools and equipment	Total
	£ “000	£ “000	£ “000	£ “000	£ “000	£ “000
Cost
At beginning of year	—	2,165	679	28,096	4,964	35,904
Acquisition	—	832	—	5,038	505	6,375
Additions	4,780	—	1,712	1,426	1,062	8,980
Disposals	—	—	—	—	(22)	(22)
Currency translation differences	—	(58)	(24)	(577)	(104)	(763)

At end of year	4,780	2,939	2,367	33,983	6,405	50,474

Depreciation
At beginning of year	—	1,836	551	13,084	3,066	18,537
Acquisition	—	—	—	424	446	870
Charge for year	56	8	—	2,956	867	3,887
Disposals	—	—	—	—	(3)	(3)
Currency translation differences	1	(49)	(19)	(249)	(57)	(373)

At end of year	57	1,795	532	16,215	4,319	22,918

Net book value
At 31 December 2005	4,723	1,144	1,835	17,768	2,086	27,556

11	Trade and other receivables

Current	2006	2005
	£ “000	£ “000
Trade debtors	4,836	2,074
Other debtors	449	783
Prepayments and accrued income	1,392	1,038

	6,677	3,895

Non current	2006	2005
	£ “000	£ “000
Other debtors	—	85
Hedging asset	82	—
Prepayments and accrued income	111	—
Security deposit	3,033	2,371

	3,226	2,456

Security deposits include long-term rent deposits for facilities held under operating leases and security held under a sale and leaseback facility.

12	Cash and cash equivalents

	2006	2005
	£ “000	£ “000
Bank balances	4,516	4,456

Cash and cash equivalents	6,456	6,501

Bank overdrafts	—	(10)

Cash and cash equivalents in statement of cash flows	6,456	6,491

Restricted cash included within cash and cash equivalents	2,078	2,045

Restricted cash has been disclosed within cash and cash equivalents in accordance with IAS 7.

13	Called up share capital

	2006	2005	2006	2005
	No.	No.	£ “000	£ “000
Authorised for issue
Ordinary shares of £0.01 each
Ordinary shares	250,000,000	11,559,881	2,500	116
B Ordinary shares	—	38,024,379	—	380
Deferred shares	—	819,872,408	—	8,199

	250,000,000	869,456,668	2,500	8,695

Shares of £0.01 each:
Priority Preference shares	—	15,390,779	—	154

	250,000,000	884,847,447	2,500	8,849

	2006	Bonus Issue	Placing	Cancellation	Conversion	Conversion of Shareholder Loan	2005
	No.	No.	No.	No.	No.	No.	No.
Allotted, called up and fully paid
Ordinary shares of £0.01 each
Ordinary shares	172,584,323	71,604,545	45,454,546	—	46,378,288	—	9,146,944
B Ordinary shares	—	—	—	—	(37,528,288)	—	37,528,288
Deferred shares	—	—	—	(816,372,408)	—	—	816,372,408

	172,584,323	71,604,545	45,454,546	(816,372,408)	8,850,000	—	863,047,640
Shares of £0.01 each:
Priority Preference shares	—	—	—	—	(8,850,000)	4,000,000	4,850,000

	172,584,323	71,604,545	45,454,546	(816,372,408)	—	4,000,000	867,897,640

	2005	Redesignation (total)	Deferral	2004
	No.	No.	No.	No.
Allotted, called up and fully paid
Ordinary shares of £0.01 each
Ordinary shares	9,146,944	9,146,944	—	—
B Ordinary shares	37,528,288	37,528,288	—	—
Ordinary shares: Class A	—	(200)	—	200
Ordinary shares: Class B	—	(87,457)	—	87,457
Ordinary shares: Class F	—	(45,760,051)	—	45,760,051
Ordinary shares: Class G	—	(100)	—	100
Preferred Ordinary shares	—	(827,424)	—	827,424
Deferred shares	816,372,408	—	8,609,221	807,763,187

	863,047,640	—	8,609,221	854,438,419
Shares of £0.01 each:
Priority Preference shares	4,850,000	—	(8,609,221)	13,459,221

	867,897,640	—	—	867,897,640

	Ordinary shares	B Ordinary shares	Deferred shares	Preference Priority Shares	TOTAL
	£ “000	£ “000	£ “000	£ “000	£ “000
Allotted, called up and fully paid
Balance at 1 January 2006	91	375	8,164	47	8,677
Conversion to Ordinary Shares	375	(375)	—	—	—
Conversion of Shareholder Loan to Priority Preference Shares	—	—	—	40	40
Conversion of Priority Preference Shares to Ordinary Shares	87	—	—	(87)	—
Transfer of Liability Portion of Priority Preference Shares on Conversion to Ordinary Shares	2	—	—	—	2
Cancellation of Deferred Shares	—	—	(8,164)	—	(8,164)
Placing of New Ordinary Shares	455	—	—	—	455
Bonus Issue of Ordinary Shares	716	—	—	—	716

Balance at 31 December 2006	1,726	—	—	—	1,726

Share issues

On 7th April 2006 IXEurope issued 45,454,546 Ordinary Shares with nominal value 1p for 22p per share which resulted in a premium of 21p per share or £9,545k.

	Ordinary shares	B Ordinary shares	Ordinary shares: Classes A, B, F and G	Preferred Ordinary shares	Deferred shares	Priority Preference shares	TOTAL
	£ “000	£ “000	£ “000	£ “000	£ “000	£ “000	£ “000
Allotted, called up and fully paid
Balance at 1 January 2005	—	—	458	8	8,078	—	8,544
Preference share liability transferred to deferred shares	91	375	(458)	(8)	86	—	86
Change in conditions of some Preference shares	—	—	—	—	—	47	47

Balance at 31 December 2005	91	375	—	—	8,164	47	8,677

During the year, IXEurope restructured its equity. These changes are reflected in the tables above and described below.

Immediately prior to Admission on AIM, convertible shareholder loans of £4,000,000 were converted into 4,000,000 priority preference shares of £0.01 each in the share capital of IXEurope. These and the existing 4,850,000 priority preference shares were converted into 8,850,000 ordinary shares of £0.01 each in the share capital of IXEurope.

By resolutions passed on 22 March 2006, the following changes to the share capital of IXEurope were approved:

1.	Following the cancellation of all the issued and unissued but authorised deferred shares of 1p each in nominal value, the authorised share capital of IXEurope was increased to £1,500,000 in nominal value comprising 150,000,000 Ordinary Shares of 1p each.

2.	All 816,372,408 issued deferred shares of 1p each in nominal value were transferred to the company and were cancelled along with the 3,500,000 authorised but unissued deferred shares of 1p each and the share capital of IXEurope was reduced accordingly.

3.	All 37,528,288 issued B Ordinary Shares of 1p each in the capital of IXEurope were converted into Ordinary Shares of 1p each in the capital of IXEurope.

By resolution passed on 3 April 2006 it was resolved that at Admission the authorised share capital of IXEurope be increased to £2,500,000 in nominal value comprising 250,000,000 Ordinary Shares of 1p each.

During 2005 the Company restructured its equity and adopted new articles of association. These changes are reflected in the table above and are described below.

The resulting changes to equity occurred on 28th December 2005:

•	Deferral of 63.965% of issued priority preference shares to deferred shares. The authorised super priority preference shares were also converted to deferred shares.

•	Redesignation I—conversion of ordinary shares classes A, C, D, E, G and 8,137 preferred ordinary shares to ordinary shares.

•	Redesignation II—conversion of ordinary shares classes B, F and remaining 819,287 preferred ordinary shares to B ordinary shares.

•	Redesignation III—conversion of 9,216,088 B ordinary shares to ordinary shares.

Under IFRS all priority preference shares were classed as a liability at 1 January 2005. The opening balance was adjusted to transfer the shares to liabilities. On 28th December 2005, priority preference shares were modified so they were only redeemable on liquidation of IXEurope or at the discretion of IXEurope. These shares were therefore classed as equity and not as a liability at 31 December 2005.

The deferral of priority preference shares causes the transfer of the liability attached to the priority preference to share capital and share premium.

In accordance with the terms of the priority preference shares the holders were entitled to a preferred return equal to 100% of the issue price of the priority preference shares.

Under the terms of the IXEurope Founders Share Option Scheme adopted on 30 June 2006, two Directors have been granted options to subscribe for ordinary shares of IXEurope as set out below:

	Maximum no of shares over which the Option is held	Options price per Ordinary share	Date of Grant of Option
Guy Willner	2,500,000	1p	30 June 2006
Christophe de Buchet	2,500,000	1p	30 June 2006
	5,000,000

The options may be exercised:

i.	as to 50% of the ordinary shares subject to the option provided that the market value of an ordinary share reaches 40p on or after 18 months have elapsed since the admission of the ordinary shares to trading on AIM (irrespective of the share price subsequently); and

ii.	as to the remaining 50% of the ordinary shares subject to the option provided that the market value of an ordinary share reaches 50p on or after 30 months have elapsed since the admission of the ordinary shares to trading on AIM (irrespective of the share price subsequently).

The options will lapse, if not exercised, on the tenth anniversary of the date of grant.

Under the terms of the IXEurope Unapproved Share Option Scheme adopted on 22 March 2006, Directors and certain senior employees have been awarded options to subscribe for ordinary shares of the Company as set out in the table below.

	Date of Grant	Options held at 1 January 2006	Options held at 31 December 2006	Market price at date of grant	Exercise price	Earliest exercise date	Expiry date
Guy Willner	07/04/06	—	1,258,427	30p	22p	07/04/09	06/04/16
Christophe de Buchet	07/04/06	—	1,258,427	30p	22p	07/04/09	06/04/16
Karen Bach	07/04/06	—	1,258,247	30p	22p	07/04/09	06/04/16
Senior Employees	07/04/06	—	3,415,732	30p	22p	07/04/09	06/04/16
			7,191,013

The options will vest in three equal portions upon the signing of the 2006, 2007 and 2008 statutory accounts based on performance criteria of EBITDA and space targets.

EBITDA targets will govern 75% of the options available following each financial year. If the target is not reached in 2006, the awards will still vest if the combined EBITDA targets are met for 2006 and 2007. If the target is not reached in 2007, the awards will still vest if the combined EBITDA targets are met for 2007 and 2008.

Space targets will govern the vesting of 25% of the options available following each financial year. If the target is not reached in 2006 the awards will still vest if the target is met for 2007. If the target is not reached in 2007 the awards will still vest if the target is met for 2008.

Under the terms of the IXEurope Unapproved Share Option Scheme, awards were made to employees as detailed below:

Date of Grant	Options held at 1 January 2006	Options held at 31 December 2006	Market price at date of grant	Exercise Price	Earliest exercise date	Expiry date
09/10/06	—	749,250	45p	43p	09/10/09	09/10/2016

The following information is relevant in the determination of the fair value of options granted during the year. There were no share options granted in 2005.

	Unapproved Scheme	IXEurope Founders Share Option Scheme	Unapproved Scheme
Date of Grant	07/04/06	30/06/06	09/10/06
Option pricing model used	Binomial	Binomial	Binomial
Adjusted bid price at date of grant	20.75p	29.44p	44.00p
Exercise price	22p	1p	43p
Option life	10 years	10 years	10 years
Expected volatility	44%	44%	44%
Risk-free interest rate	4.39%	4.74%	4.80%

The volatility assumption is based on the annualised volatility of IXEurope and a weighted average of comparative companies.

The performance based measures on the IXEurope Unapproved Share Option Scheme granted on 7 April 2006 are modelled using an estimate of the probability of the non-market based performance criteria being met.

The equity settled element of the IXEurope Founders Share Option Scheme is modelled using the absolute values adjusted for the success probability derived for the required performance condition.

The cash settled element of the IXEurope Founders Share Option Scheme is modelled on the fair value of cash receivable based on estimates of the probability of the market conditions being met.

14	Share premium and reserves

Year ended 31 December 2006

	Share premium account	Retained earnings	Foreign exchange translation reserve	Other reserves
	£ “000	£ “000	£ “000	£ “000
At beginning of year	69,149	(71,066)	(765)	2,545
Share capital reduction	(45,000)	45,000	—	—
Conversion of shareholder loan	4,322	3,897	—	(2,444)
Conversion of priority preference shares	319	29	—	(29)
Repayment of deep discount bonds	—	72	—	(72)
Bonus issue	(716)	—	—	—
Cancellation of deferred shares	—	—	—	8,164
Share capital issued in the year (net of cost chargeable to share premium)	9,142	—	—	—
Share option charge	—	—	—	489
Deferred tax on share option charge	—	—	—	390
Cash flow hedge
Fair value gains in year	—	—	—	90
Tax on fair value gains in year	—	—	—	(27)
Transfers to income statement in year	—	—	—	(8)
Tax on transfers to income statement in year	—	—	—	2
Loss for the year	—	(3,440)	—	—
Currency translation differences on foreign currency net investments	—	—	(252)	—

At end of year	37,216	(25,508)	(1,017)	9,100

Year ended 31 December 2005

	Share premium account	Retained earnings	Foreign exchange translation reserve	Other reserve
	£ “000	£ “000	£ “000	£ “000
At beginning of year	56,573	(51,890)	(142)	—
Opening balance adjustment—IFRS	(12,789)	(14,479)	—	—

Adjusted opening balance	43,784	(66,369)	(142)	—
Preference share liability transferred to deferred shares	16,447	—	—	—
Change in conditions of some Preference shares	8,918	—	—	—
Equity element of compound financial instruments	—	—	—	2,545
Loss for the year	—	(4,697)	—	—
Currency translation differences on foreign currency net investments	—	—	(623)	—

At end of year	69,149	(71,066)	(765)	2,545

Share Premium Reserve

Amount subscribed for share capital in excess of the nominal value.

At an Extraordinary General Meeting on 6 February 2006, shareholders approved a resolution to reduce the share capital. The resolution was confirmed by the High Court on 1 March 2006 and became effective on registration at Companies House on 6 March 2006. The effect of the resolution was to reduce share premium by £45m.

Retained Earnings

Cumulative net gains and losses recognised in the consolidated income statement.

Foreign Exchange Translation Reserve

The translation reserve comprises all foreign exchange differences arising from translation of the financial statements of foreign operations that are not integral to the operation of the company.

Other Reserves

Other reserves comprises:

the compound instrument reserve which represents the equity element of compound financial instruments;

the cost of equity settled share based payments that have not been exercised;

the movement in fair value of designated cash flow hedges taken to reserves in the year; and

the capital redemption reserve for deferred shares cancelled in the year.

15	Changes in shareholders’ equity

	2006	2005
	£ “000	£ “000
Total recognised income and expense	(3,245)	(5,320)
Reclassification of financial instruments at 1 January 2005 at fair value under IFRS 1 transitional rule	—	(27,403)
Preference share liability transferred to deferred shares	—	16,533
Change in conditions of some preference shares	—	8,965
Equity element of compound financial instruments	—	2,545
Conversion of shareholder loan	5,817	—
Conversion of priority preference shares	319	—
Share capital issued (net of costs taken to share premium)	9,597	—
Share option charged to reserves	489	—

	12,977	(4,680)
Capital and reserves attributable to equity holders of the parent at the beginning of the period (as restated)	8,540	13,220

Capital and reserves attributable to equity holders of the parent at the end of the period	21,517	8,540

16	Interest bearing loans and borrowings: non current

	2006	2005
	£ “000	£ “000
Obligation under finance leases	1,205	1,807
Bank loans	12,774	—
Shareholders’ loan	—	5,556
Deep Discount Bonds	—	1,766

	13,979	9,129

The bank loan is repayable in stages until 2011, however it becomes repayable in 45 days in the event of a sale, de-listing, change of management or change of control of the entity. Security is held over the shares, assets and bank accounts of certain entities within the IXEurope Group.

Finance Leases

The minimum future lease payments to which the IXEurope Group is committed under finance leases are as follows:

	Minimum lease payments 2006	Principal 2006	Interest 2006	Minimum lease payments 2005	Principal 2005	Interest 2005
	£ “000	£ “000	£ “000	£ “000	£ “000	£ “000
Less than one year	760	624	136	991	830	161
Between one and five years	1,563	1,087	476	1,947	1,447	500
More than five years	177	118	59	541	361	180

	2,500	1,829	671	3,479	2,638	841

Maturity Of Borrowings Excluding Finance Leases:

	2006	2005
	£ “000	£ “000
Debt can be analysed as falling due:
Between one and two years	12,503	7,322
More than five years	271	—

	12,774	7,322

17	Other financial liabilities: non current

	2006	2005
	£ “000	£ “000
Other creditors	1,098	559
Accruals and deferred income	121	234

	1,219	793

18	Provisions: non current

Provision for pension scheme£ “000
At 31 December 2005	183
Released in the year	(141)
Exchange rate movements	(5)

At 31 December 2006	37

The provisions relate to the pension scheme in Switzerland.

19	Interest bearing loans and borrowing: current

	2006	2005
	£ “000	£ “000
Obligation under finance leases	624	830
Bank loan—Bridge	—	4,811
Bank loan	4,254	8,384
Preference share liabilities	—	320
Bank overdrafts	—	10

	4,878	14,355

The bank loan is repayable in stages until 2011, however it becomes repayable in 45 days in the event of a sale, de-listing, change of management or change of control of the entity. Security is held over the shares, assets and bank accounts of certain entities within the IXEurope Group.

20	Trade and other payables: current

	2006	2005
	£ “000	£ “000
Trade creditors	4,788	3,064
Taxation and social security	632	196
Other creditors	2,702	2,704
Accruals and deferred income	6,696	4,902
Deferred consideration for customer contracts	306	—

	15,124	10,866

21	Provisions: current

Provision for claims
£ “000
At 31 December 2005	138
Utilised in the year	(79)
Exchange rate movements	(2)

At 31 December 2006	57

The provisions relate to claims against the IXEurope Group and the associated costs of defending those claims. The provisions are expected to be utilised within the next year.

22	Financial instruments

Exposure to credit, interest rate and currency risks arises in the normal course of the IXEurope Group’s business.

Credit Risk

Management has a credit policy in place and the exposure to credit risk is monitored on an ongoing basis. It is IXEurope Group policy to obtain credit evaluations or a deposit covering several months’ revenue for all companies.

At the balance sheet date there were no significant concentrations of credit risk. The maximum exposure to credit risk is represented by the carrying amount of each financial asset in the balance sheet.

Interest Rate Risk

The IXEurope Group is exposed to interest rate fluctuations on its variable rate long term borrowing. The IXEurope Group aims to obtain funding to meet its business needs at competitive rates of interest.

The fair value of interest rate swaps designated as hedging instruments in cash flow interest rate hedges of variable rate debt is £82k.

The interest rate swaps are considered to be highly effective hedges. As a result, the full amount of the fair value has been debited to equity.

Effective Interest Rates And Repricing Analysis

In respect of income-earning financial assets and interest-bearing financial liabilities, the following table indicates their effective interest rates at the balance sheet date and the periods in which they reprice.

	Interest rate	2006 Total	1 year or less	1-2 years	2-5 years	More than 5 years
		£ “000	£ “000	£ “000	£ “000	£ “000
Cash and cash equivalents	2.28%	4,516	4,516	—	—	—
Bank loan—CIT facility A & C—Euro	EURIBOR + 2.5%	(1,659)	(1,659)	—	—	—
Bank loan—CIT facility A & C—Sterling	LIBOR + 2.5%	(3,381)	(3,381)	—	—	—
Bank loan—CIT facility B—Euro	EURIBOR + 3.0%	(1,329)	(1,329)	—	—	—
Bank loan—CIT facility B—Sterling	LIBOR + 3.0%	(277)	(277)	—	—	—
Bank loan—CIT Euro fixed*	3.72%	(4,582)	—	—	(4,582)	—
Bank loan—CIT Sterling fixed*	5.18%	(5,800)	—	—	(5,800)	—
Finance lease liabilities*	7.87%	(1,830)	(624)	(351)	(737)	(118)
		(14,342)	(2,754)	(351)	(11,119)	(118)

*These	assets/liabilities bear interest at a fixed rate. Other assets and liabilities in the table above bear interest at a variable rate.

	Interest rate	2006 Total	1 year or less	1-2 years	2-5 years	More than 5 years
		£ “000	£ “000	£ “000	£ “000	£ “000
Cash and cash equivalents	2.10%	4,446	4,446	—	—	—
Bank loans—CIT senior term—Euro	EURIBOR + 3.5%	(3,985)	(3,985)	—	—	—
Bank loans—CIT senior term—Sterling	LIBOR + 3.5%	(4,250)	(4,250)	—	—	—
Bank loans—CIT Bridge	EURIBOR + 3.5%	(4,810)	(4,810)	—	—	—
Bank loans—CIT PIK	EURIBOR + 3.5%	(79)	(79)	—	—	—
Shareholder loan*	20.00%	(5,556)	—	(5,556)	—	—
Deep Discount Bonds*	20.00%	(1,766)	—	(1,766)	—	—
Redeemable Preference Shares*	20.00%	(320)	(320)	—	—	—
Finance lease liabilities*	7.44%	(2,638)	(830)	(619)	(828)	(361)
		(18,958)	(9,828)	(7,941)	(828)	(361)

*	These assets/liabilities bear interest at a fixed rate. Other assets and liabilities in the table above bear interest at a variable rate.

Fixed rate liabilities

	2006		2005
	Weighted average interest rate	Weighted average period	Weighted average interest rate	Weighted average period
Finance leases	7.87%	4.27 years	7.44%	4.67 years
Bank loan—Euro	3.72%	2.67 years	—	—
Bank loan—Sterling	5.18%	2.67 years	—	—
Shareholder loan	—	—	20.00%	2 years
Deep Discount Bonds	—	—	20.00%	2 years
Redeemable Preference Shares	—	—	20.00%	*

*	The interest rate on redeemable preference shares was fixed until such time as they were redeemed in accordance with the terms of the instruments.

Foreign Currency Risk

The IXEurope Group is exposed to profit and loss foreign currency risk on sales, purchases and borrowings denominated in a currency other than the functional currency of the IXEurope Group entity.

The IXEurope Group hedges some of its exposure to foreign currency risk by ensuring sales, purchases and borrowings are denominated in the currency appropriate to the related transaction. It is not IXEurope Group policy to enter into hedging arrangements to mitigate foreign exchange risk.

The IXEurope Group is exposed to foreign currency risk on the translation of overseas subsidiaries into Sterling.

The majority of borrowings are in the functional currency of the entity of which they are being used as funding.

Net assets by currency:

	Net Assets in local currency
	2006	2005
	£ “000	£ “000
Sterling	3,482	(2,839)
Euro	25,645	16,821
Swiss Franc	(1,031)	417
Swedish Kronor	—	64

Liquidity Risk

The IXEurope Group manages liquidity risk through an appropriate mix of funding sources.

Sensitivity Analysis

In managing interest rate and currency risks, the IXEurope Group aims to reduce the impact of short term fluctuations on the IXEurope Group’s earnings. Over the longer term, however, permanent changes in foreign exchange and interest rates would have an impact on consolidated earnings.

At 31 December 2006, it is estimated that a general increase of one percentage point in interest rates would decrease the IXEurope Group’s profit before tax by approximately £105k (2005: £586k).

It is estimated that a general increase of one percentage point in the value of the British Pound against other foreign currencies would decrease the IXEurope Group’s profit before tax by approximately £38k (2005: £537k).

Fair Values

To the extent that financial instruments are not carried at fair value in the consolidated balance sheet, book value approximates to fair value at 31 December 2005 and 2006.

23	Commitments

Operating Leases

Future minimum lease payments under non-cancellable operating leases are as follows:

	Land and buildings 2006	Other 2006	Land and buildings 2005	Other 2005
	£ “000	£ “000	£ “000	£ “000
Within one year	5,471	101	4,433	137
In two to five years	21,318	118	17,371	210
In more than five years	23,305	—	20,443	—

	50,094	219	42,247	347

At 31 December 2006, the IXEurope Group had committed capital expenditures for the development of IXDatacentres™ of £2,866k (2005: £2,215k).

Future minimum lease receivables under non-cancellable operating leases are as follows:

	Land and buildings 2006	Land and buildings 2005
	£ “000	£ “000
Within one year	186	139
In two to five years	256	331

	442	470

24	Pension Commitments

Certain IXEurope Group companies participate in The IXEurope Group Personal Pension Plan which is a defined contribution pension scheme. The assets of the scheme are held separately from those of the IXEurope Group in an independently administered fund.

The pension charge represents contributions payable by the IXEurope Group to the fund and amounted to £164k (2005: £174k). Contributions payable at 31 December 2006 amounted to £18k (2005: £16k).

An IXEurope Group company operates a post-employment pension scheme for its employees of a defined benefit nature. A provision has been made of £37k in respect of the deficit arising on this scheme at 31 December 2006 (2005: £183k).

25	Subsequent events

Capital Increased

On 5th February 2007, IXEurope placed 8,600,000 new shares with institutional investors at a price of 59p per share.

Renegotiation Of Banking Facilities

On 28th February 2007, IXEurope renegotiated and increased its banking facilities to £40m.

26	Related parties

Identity Of Related Parties

The IXEurope Group has a related party relationship with its subsidiaries (see note 29) and with its Directors and executive officers.

Director’s Services

Milestone Capital Partners Limited, a major shareholder, were due £23k for the year ending 31 December 2006 (2005: £Nil)

Transactions With Key Management Personnel

The compensation of key management personnel is disclosed in Note 6. During the year ending 31 December 2006 a charge of £334k was recognised in the income statement relating to share options granted to Executive Directors in the year (2005: £Nil). There were no other key management personnel other than the Directors of IXEurope during the year ending 31 December 2006.

Loans

Shareholders have provided loans to the company of £Nil during the year ending 31 December 2006 (2005: £7,321k). See note 16 for further details.

Other

There were no other related party transactions at any time during the year ending 31 December 2006.

APPENDIX IV: FINANCIAL INFORMATION ON THE EQUINIX GROUP

(a)	Financial information in relation to Equinix, Inc. for the three years ended December 31, 2006 (audited)

The financial information relating to Equinix, Inc. contained in this section (a) has been extracted without material adjustment from the annual report of Equinix, Inc. on Form 10-K as of and for the fiscal year ended 31 December 2006.

EQUINIX, INC.

Consolidated Balance Sheets

(in thousands, except share and per share data)

	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$82,563	$119,267
Short-term investments	48,831	52,105
Accounts receivable, net of allowance for doubtful accounts of $273 and $145	26,864	17,237
Prepaids and other current assets	8,003	3,103

Total current assets	166,261	191,712
Long-term investments	25,087	17,483
Property and equipment, net	546,395	438,790
Goodwill	16,919	21,654
Debt issuance costs, net	3,006	3,075
Other assets	14,164	8,283

Total assets	$771,832	$680,997

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$27,269	$22,557
Accrued property and equipment	23,337	15,783
Borrowings from credit line	—	30,000
Current portion of accrued restructuring charges	13,469	12,400
Current portion of capital lease and other financing obligations	1,977	1,552
Current portion of mortgage payable	2,150	1,159
Other current liabilities	10,151	7,972

Total current liabilities	78,353	91,423
Accrued restructuring charges, less current portion	28,103	37,431
Capital lease and other financing obligations, less current portion	92,722	94,653
Mortgage payable, less current portion	96,746	58,841
Convertible subordinated debentures	86,250	86,250
Deferred rent and other liabilities	34,630	23,726

Total liabilities	416,804	392,324

Commitments and contingencies (Note 16)
Stockholders’ equity:
Common stock, $0.001 par value per share; 300,000,000 shares authorized in 2006 and 2005; 29,516,927 and 27,444,566 shares issued and outstanding in 2006 and 2005	29	27
Additional paid-in capital	904,573	839,497
Deferred stock-based compensation	—	(4,930)
Accumulated other comprehensive income	3,870	1,126
Accumulated deficit	(553,444)	(547,047)

Total stockholders’ equity	355,028	288,673

Total liabilities and stockholders’ equity	$771,832	$680,997

See accompanying notes to consolidated financial statements

EQUINIX, INC.

Consolidated Statements of Operations

(in thousands, except per share data)

	Year ended December 31,
	2006	2005	2004
Revenues	$286,915	$221,057	$163,671

Costs and operating expenses:
Cost of revenues	188,379	158,354	136,950
Sales and marketing	32,619	20,552	18,604
General and administrative	72,123	45,110	32,494
Restructuring charges	1,527	33,814	17,685
Gain on Honolulu IBX sale	(9,647)	—	—

Total costs and operating expenses	285,001	257,830	205,733

Income (loss) from operations	1,914	(36,773)	(42,062)
Interest income	6,627	3,584	1,291
Interest expense	(14,875)	(8,880)	(11,496)
Loss on debt extinguishment and conversion	—	—	(16,211)

Loss before income taxes and cumulative effect of a change in accounting principle	(6,334)	(42,069)	(68,478)
Income taxes	(439)	(543)	(153)

Net loss before cumulative effect of a change in accounting principle	(6,773)	(42,612)	(68,631)
Cumulative effect of a change in accounting principle for stock-based compensation (net of income taxes of $0)	376	—	—

Net loss	$(6,397)	$(42,612)	$(68,631)

Net loss per share:
Basic and diluted net loss per share before cumulative effect of a change in accounting principle	$(0.23)	$(1.78)	$(3.87)
Cumulative effect of a change in accounting principle	0.01	—	—

Basic and diluted net loss per share	$(0.22)	$(1.78)	$(3.87)

Weighted average shares	28,551	23,956	17,719

See accompanying notes to consolidated financial statements

EQUINIX, INC.

Consolidated Statements of Cash Flows

(US$ in thousands)

	Year ended December 31,
	2006	2005	2004
Cash flows from operating activities:
Net loss	$(6,397)	$(42,612)	$(68,631)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	71,737	62,620	55,926
Stock-based compensation	30,767	8,277	1,467
Restructuring charges	1,527	33,814	17,685
Amortization of intangible assets & non-cash prepaid rent	1,041	319	2,243
Accretion of asset retirement obligation & accrued restructuring charges	3,554	1,882	355
Non-cash interest expense	880	1,675	7,805
Cumulative effect of a change in accounting principle	(376)	—	—
Loss on debt extinguishment and conversion	—	—	16,211
Gain on Honolulu IBX sale	(9,647)	—	—
Other reconciling items	(426)	(427)	(14)
Changes in operating assets and liabilities:
Accounts receivable	(9,666)	(4,854)	(1,691)
Prepaids and other assets	(3,274)	3,245	(4,014)
Accounts payable and accrued expenses	4,756	3,755	3,086
Accrued restructuring charges	(12,804)	(3,066)	(761)
Other liabilities	3,740	2,967	7,245

Net cash provided by operating activities	75,412	67,595	36,912

Cash flows from investing activities:
Purchases of investments	(88,422)	(107,932)	(220,769)
Sales of investments	2,969	13,360	7,021
Maturities of investments	81,948	106,773	177,608
Purchase of Los Angeles IBX property	—	(34,748)	—
Purchase of Ashburn campus property	—	(53,759)	—
Purchase of Chicago IBX property	(9,766)	—	—
Purchases of other property and equipment	(162,291)	(45,412)	(22,934)
Accrued property and equipment	7,554	12,871	458
Proceeds from Honolulu IBX sale	9,530	—	—
Proceeds from sale of other property and equipment	8	125	—
Sale of restricted cash	—	—	1,751

Net cash used in investing activities	(158,470)	(108,722)	(56,865)

Cash flows from financing activities:
Proceeds from exercise of warrants, stock options and employee stock purchase plans	38,836	12,989	7,289
Proceeds from mortgage payable	40,000	60,000	—
Proceeds from Los Angeles IBX financing	—	38,142	—
Proceeds from borrowings under credit line	40,000	30,000	—

Proceeds from convertible subordinated debentures	—	—	86,250
Repayment of borrowings from credit line	(70,000)	—	—
Repayment of capital lease and other financing obligations	(1,506)	(5,523)	(3,632)
Repayment of mortgage payable	(1,104)	—	—
Repayment of credit facility	—	—	(34,281)
Repayment of senior notes	—	—	(30,475)
Debt extinguishment costs	—	—	(2,505)
Debt issuance costs	(811)	(997)	(3,407)
Excess tax benefits from stock-based compensation	692	—	—

Net cash provided by financing activities	46,107	134,611	19,239

Effect of foreign currency exchange rates on cash and cash equivalents	247	(155)	(217)
Net increase (decrease) in cash and cash equivalents	(36,704)	93,329	(931)
Cash and cash equivalents at beginning of year	119,267	25,938	26,869

Cash and cash equivalents at end of year	$82,563	$119,267	$25,938

Supplemental disclosure of cash flow information:
Cash paid for taxes	$545	$—	$—

Cash paid for interest	$13,344	$7,133	$3,181

See accompanying notes to consolidated financial statements

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Nature of Business and Summary of Significant Accounting Policies

Nature of Business

Equinix, Inc. was incorporated in Delaware on June 22, 1998. Equinix, Inc. is the leading global provider of network-neutral data centers and Internet exchange services for enterprises, content companies, systems integrators and network services providers. Through our Internet Business Exchange (“IBX”) centers in 10 markets in the U.S. and Asia-Pacific, customers can directly interconnect with every major global network and Internet service provider for their critical peering, transit and traffic exchange requirements. These interconnection points facilitate the highest performance and growth of the Internet by serving as neutral and open marketplaces for Internet infrastructure services, allowing customers to expand their businesses while reducing costs.

Equinix, Inc. believes it has sufficient cash, coupled with anticipated cash generated from operating activities and anticipated cash from financings, to meet its operating requirements for at least the next 12 months. As of December 31, 2006, Equinix, Inc. had $156,481,000 of cash, cash equivalents and short-term and long-term investments. Since the quarter ended September 30, 2003, Equinix, Inc. has generated positive operating cash flow in each quarter and expects this trend to continue throughout 2007 and beyond. In addition, as of December 31, 2006, Equinix, Inc. had $58,581,000 of additional liquidity available to it under Equinix, Inc.’s Silicon Valley Bank Credit Line Amendment (see Note 12), in the event Equinix, Inc. needs additional cash to fund expansion activities, fund working capital requirements or pursue attractive strategic opportunities that may become available in the future. In addition, from time to time Equinix, Inc. assesses external financing opportunities, both debt and equity, as alternative sources for financing such activities and opportunities. In February 2007, a wholly-owned subsidiary of Equinix, Inc. obtained a loan of up to $110,000,000, which has a term of three years and bears interest at a floating rate (one, three or six month LIBOR plus 2.75%), with an initial rate of 8.125%, to finance a portion of the development and construction costs of the Chicago Metro Area IBX Expansion Project (see Note 2). While Equinix, Inc. expects that its cash flow from operations will continue to increase, Equinix, Inc. expects its cash flow used in investing activities, primarily as a result of its expected purchases of property and equipment to complete these expansion projects, will also increase (see Note 16, “Other Purchase Commitments”) and Equinix, Inc. expects them to be greater than its cash flows generated from operating activities. Equinix, Inc. will investigate additional financing opportunities in connection with Equinix, Inc.’s current and future expansion plans, in order to continue to meet its cash requirements to fund its other capital expenditures, debt service and corporate operating requirements and maintain its cash and working capital position.

Basis of Presentation

The accompanying consolidated financial statements include the accounts of Equinix, Inc. and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Consolidation

Equinix, Inc. follows the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 94, “Consolidation of All Majority-Owned Subsidiaries” and Emerging Issues Task Force (“EITF”) Abstract No. 96-16, “Investor’s Accounting for an Investee When the Investor Has a Majority of the Voting Interest but the Minority Shareholder or Shareholders Have Certain Approval or Veto Rights.” As a result, all majority-owned subsidiaries are consolidated unless Equinix, Inc. does not have control. Evidence of such a lack of effective control includes Equinix, Inc.’s inability to direct or cause the direction of the management and policies of a person, whether through the ownership of voting shares, by contract, or otherwise.

Equinix, Inc.’s cumulative translation adjustment as of December 31, 2006, 2005 and 2004 was $3,990,000, $1,582,000 and $2,349,000, respectively.

Cash, Cash Equivalents and Short-Term and Long-Term Investments

Equinix, Inc. considers all highly liquid instruments with an original maturity from the date of purchase of three months or less to be cash equivalents. Cash equivalents consist of money market mutual funds, commercial paper and certificates of deposit with financial institutions with maturities up to 90 days. Short-term investments generally consist of certificates of deposits and commercial paper with original maturities of between 90 and 360 days and highly liquid debt securities of corporations, municipalities and agencies of the U.S. government and the U.S. government. Long-term investments generally consist of debt securities of corporations, municipalities and agencies of the U.S. government and the U.S. government with maturities at the date of acquisition of greater than 360 days. Short-term and long-term investments are classified as “available-for-sale” and are carried at fair value based on quoted market prices with unrealized gains and losses reported in stockholders’ equity as a component of other comprehensive income. The cost of securities sold is based on the specific identification method. Equinix, Inc. reviews its investment portfolio quarterly to determine if any securities may be other-than-temporarily impaired due to increased credit risk, changes in industry or sector of a certain instrument or ratings downgrades.

Financial Instruments and Concentration of Credit Risk

Financial instruments, which potentially subject Equinix, Inc. to concentrations of credit risk, consist of cash, cash equivalents and short-term and long-term investments to the extent these exceed federal insurance limits and accounts receivable. Risks associated with cash, cash equivalents and short-term and long-term investments are mitigated by Equinix, Inc.’s investment policy, which limits Equinix, Inc.’s investing to only those marketable securities rated at least A-1/P-1 and A+/A1 investment grade, as determined by independent credit rating agencies.

A significant portion of Equinix, Inc.’s customer base is comprised of businesses throughout the U.S. However, a portion of Equinix, Inc.’s revenues are derived from Equinix, Inc.’s Asia-Pacific operations. For the year ended December 31, 2006 Equinix, Inc.’s revenues were split approximately 86% in the U.S. and 14% in Asia-Pacific. For the year ended December 31, 2005 Equinix, Inc.’s revenues were split approximately 87% in the U.S. and 13% in Asia-Pacific. For the year ended December 31, 2004 Equinix, Inc.’s revenues were split approximately 87% in the U.S. and 13% in Asia-Pacific. No single customer accounted for greater than 10% of accounts receivables or revenues for the year ended December 31, 2006. For the years ended December 31, 2005 and 2004, one customer, IBM, accounted for 11% and 13%, respectively, of revenues for those years. As of December 31, 2005, this same customer accounted for 12% of accounts receivable. No other single customer accounted for greater than 10% of accounts receivables or revenues for the periods presented.

As of December 31, 2006 Equinix, Inc. had outstanding commitments of $298,146,000 due to one lender. These commitments are associated with real estate financing obligations in connection with the San Jose Ground Lease Termination (see Note 19), the Los Angeles IBX Financing (see Note 5) and the Mortgage Payable (see Note 6). In addition, in February 2007 Equinix, Inc. increased its commitment to this same lender in connection with the Chicago IBX Financing (see Note 20).

Property and Equipment

Property and equipment are stated at Equinix, Inc.’s original cost or relative fair value for acquired property and equipment. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets, generally two to five years for non-IBX center equipment and furniture and fixtures and two to 13 years for IBX center equipment. Leasehold improvements and assets acquired under capital lease are amortized over the shorter of the lease term or the estimated useful life of the asset or improvement, which is generally ten to fifteen years for the leasehold improvements, unless they are considered integral equipment, in which case they are amortized over the lease term. Buildings owned by Equinix, Inc. are depreciated over their estimated useful life of the building, which is generally forty to fifty years. Pursuant to EITF Issue 05-6, “Determining the Amortization Period for Leasehold Improvements Purchased after Lease Inception or Acquired in a Business Combination”, (i) leasehold improvements acquired in a business combination are amortized over the shorter of the useful life of the assets or a term that includes required lease periods and renewals that are deemed to be reasonably assured at the date of acquisition and (ii) leasehold improvements that are placed into service significantly after and not contemplated at or near the beginning of the lease term are amortized over the shorter of the useful life of the assets or a term that includes required lease periods and renewals that are deemed to be reasonably assured at the date the leasehold improvements are purchased.

Construction in Progress

Construction in progress includes direct and indirect expenditures for the construction and expansion of IBX centers and is stated at original cost. Equinix, Inc. has contracted out substantially all of the construction and expansion efforts of its IBX centers to independent contractors under construction contracts. Construction in progress includes certain costs incurred under a construction contract including project management services, engineering and schematic design services, design development, construction services and other construction-related fees and services. In addition, Equinix, Inc. has capitalized certain interest costs during the construction phase. Once an IBX center or expansion project becomes operational, these capitalized costs are allocated to certain property and equipment categories and are depreciated at the appropriate rates consistent with the estimated useful life of the underlying assets.

Interest incurred is capitalized in accordance with SFAS No. 34, “Capitalization of Interest Costs.” Total interest cost incurred and total interest cost capitalized during the year ended December 31, 2006 was $16,450,000 and $1,575,000, respectively. No interest costs were capitalized during the years ended December 31, 2005 and 2004.

Asset Retirement Costs

The fair value of a liability for an asset retirement obligation is recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated retirement costs are capitalized and included as part of the carrying value of the long-lived asset and amortized over the useful life of the asset. Subsequent to the initial measurement, Equinix, Inc. accretes the liability in relation to the asset retirement obligations over time and the accretion expense is recorded as a cost of revenue. Equinix, Inc.’s asset retirement obligations are primarily related to its IBX centers, of which the majority are leased under long-term arrangements, and, in certain cases, are required to be returned to the landlords in original condition. All of Equinix, Inc.’s IBX center leases have been subject to significant development by Equinix, Inc. in order to convert them from, in most cases, vacant buildings or warehouses into IBX centers. The majority of Equinix, Inc. IBX centers’ initial lease terms expire at various dates ranging from 2010 to 2025 and all of them have renewal options available to Equinix, Inc.

During the year ended December 31, 2006, Equinix, Inc. recorded a $200,000 reduction in asset retirement obligations in connection with the Honolulu IBX Sale (see Note 3). During the year ended December 31, 2005, Equinix, Inc. recorded additional asset retirement costs related to a new lease totaling $517,000 and recorded a reduction of asset retirement costs in connection with the purchase of the Ashburn Campus totaling $426,000 as Equinix, Inc. no longer had the obligation to return the property to it original condition. For the years ended December 31, 2006, 2005 and 2004, Equinix, Inc. recorded accretion expense related to its asset retirement obligations of $536,000, $504,000 and $355,000, respectively.

Goodwill and Other Intangible Assets

Equinix, Inc. is required to perform an impairment review of its goodwill balance on at least an annual basis, which Equinix, Inc. performs during the fourth quarter. This impairment review involves a two-step process as follows:

Step 1—Equinix, Inc. compares the fair value of its reporting units to the carrying value, including goodwill of each of those units. For each reporting unit where the carrying value, including goodwill, exceeds the unit’s fair value, Equinix, Inc. moves on to step 2. If a unit’s fair value exceeds the carrying value, no further work is performed and no impairment charge is necessary.

Step 2—Equinix, Inc. performs an allocation of the fair value of the reporting unit to its identifiable tangible and non-goodwill intangible assets and liabilities. This derives an implied fair value for the reporting unit’s goodwill. Equinix, Inc. then compares the implied fair value of the reporting unit’s goodwill with the carrying amount of the reporting unit’s goodwill. If the carrying amount of the reporting unit’s goodwill is greater than the implied fair value of its goodwill, an impairment charge would be recognized for the excess.

During the three months ended December 31, 2006, Equinix, Inc. performed its annual test for goodwill impairment as required by SFAS No. 142. Equinix, Inc. currently operates in one reportable segment, but has determined that it operates in a number of reporting units for the purposes of SFAS No. 142. Equinix, Inc. concluded that its goodwill, which is fully attributed to Equinix, Inc.’s Singapore reporting unit, was not impaired as the fair value of its Singapore reporting unit exceeded the carrying value of this reporting unit, including goodwill. The primary methods used to determine the fair values for SFAS No. 142 impairment purposes were the discounted cash flow and market methods. The assumptions supporting the discounted cash flow method, including the discount rate, which was assumed to be 13%, were determined using Equinix, Inc.’s best estimates as of the date of the impairment review.

Goodwill and other intangible assets, net, consisted of the following as of December 31 (in thousands):

	2006	2005
Goodwill	$16,919	$21,654

Other intangibles:
Intangible asset—customer contracts	4,370	4,051
Intangible asset—leases	1,017	—
Intangible asset—tradename	339	313
Intangible asset—workforce	160	160
Intangible asset—lease expenses	111	—

	5,997	4,524
Accumulated amortization	(5,475)	(4,349)

	522	175

	$17,441	$21,829

Equinix, Inc.’s goodwill is fully attributed to Equinix, Inc.’s Singapore operation and is an asset denominated in Singapore dollars. As a result, it is subject to foreign currency fluctuations. Equinix, Inc.’s foreign currency translation gains and losses are a component of other comprehensive income and loss.

During the fiscal year ended December 31, 2006, Equinix, Inc. recorded a reduction of approximately $6,573,000 of goodwill as a result of a release of Equinix, Inc.’s valuation allowance that was recorded against the deferred tax assets in existence at the time when Equinix, Inc. acquired this subsidiary in Singapore on December 31, 2002 (see Note 15).

During the first quarter of 2006, Equinix, Inc. finalized its accounting for the Ashburn Campus Property Acquisition (see Note 2) from the fourth quarter of 2005 and, as a result, reduced property and equipment by $1,128,000, offset by an increase in several intangible assets in connection with various leases acquired from multiple tenants on the Ashburn Campus totaling $1,128,000. Equinix, Inc. amortizes these other identifiable intangible assets on a straight-line basis over their estimated weighted average useful lives of approximately 2.13 years.

Other intangible assets, net, are included in other assets on the accompanying consolidated balance sheets as of December 31, 2006 and December 31, 2005.

For the years ended December 31, 2006, 2005 and 2004, Equinix, Inc. recorded amortization expense of $781,000, $60,000 and $2,049,000, respectively, associated with its other intangible assets. Equinix, Inc.’s remaining intangible assets are expected to be fully amortized by 2010. Equinix, Inc. expects to record amortization expense through 2010 as follows (in thousands):

Year ending:
2007	$237
2008	180
2009	67
2010	38

Total	$522

Fair Value of Financial Instruments

The carrying value amounts of Equinix, Inc.’s financial instruments, which include cash equivalents, short-term and long-term investments, accounts receivable, accounts payable, accrued expenses and long-term obligations, including the Mortgage Payable (see Note 6), approximate their fair value due to either the short-term maturity or the prevailing interest rates of the related instruments. The fair value of Equinix, Inc.’s Convertible Subordinated Debentures, which were issued in February 2004, is based on quoted market prices (see Note 10). The estimated fair value of the Convertible Subordinated Debentures was approximately $169,404,000 and $98,000,000, respectively, as of December 31, 2006 and 2005.

Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of

Equinix, Inc. reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by comparing the carrying amount of an asset to estimated undiscounted future net cash flows expected to be generated by the asset. If the carrying amount of the asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. During the quarters ended December 31, 2005 and 2004, Equinix, Inc. wrote-down the value of some property and equipment, primarily leasehold improvements, located in excess lease spaces that Equinix, Inc. exited from or intends to exit from and that do not currently provide any ongoing benefit (see Note 19).

Revenue Recognition

Equinix, Inc. derives more than 90% of its revenues from recurring revenue streams, consisting primarily of (1) colocation services, such as from the licensing of cabinet space and power; (2) interconnection services, such as cross connects and Equinix, Inc. Exchange ports; (3) managed infrastructure services, such as Equinix, Inc. Direct, bandwidth, mail service and managed platform solutions and (4) other services consisting of rent from non-IBX space. The remainder of Equinix, Inc.’s revenues are from non-recurring revenue streams, such as from the recognized portion of deferred installation revenues, professional services, contract settlements and equipment sales. Revenues from recurring revenue streams are billed monthly and recognized ratably over the term of the contract, generally one to three years for IBX space customers. Non-recurring installation fees, although generally paid in a lump sum upon installation, are deferred and recognized ratably over the longer of the term of the related contract or expected customer relationship. Professional service fees are recognized in the period in which the services were provided and represent the culmination of the earnings process as long as they meet the criteria for separate recognition under EITF Abstract No. 00-21, “Revenue Arrangements with Multiple Deliverables.” Revenue from bandwidth and equipment is recognized on a gross basis in accordance with EITF Abstract No. 99-19, “Recording Revenue as a Principal versus Net as an Agent”, primarily because Equinix, Inc. acts as the principal in the transaction, takes title to products and services and bears inventory and credit risk. To the extent Equinix, Inc. does not meet the criteria for gross basis accounting for bandwidth and equipment revenue, Equinix, Inc. records the revenue on a net basis. Revenue from contract settlements, which is for when a customer wishes to terminate their contract early, is generally recognized on a cash basis when no remaining performance obligations exist to the extent that the revenue has not previously been recognized.

Equinix, Inc. occasionally guarantees certain service levels, such as uptime, as outlined in individual customer contracts. To the extent that these service levels are not achieved, Equinix, Inc. reduces revenue for any credits given to the customer as a result. Equinix, Inc. generally has the ability to determine such service level credits prior to the associated revenue being recognized, and historically, these credits have generally not been significant. There were no significant service level credits recorded during the years ended December 31, 2006 and 2004. During the year ended December 31, 2005, Equinix, Inc. recorded a total of $457,000 in service level credits to various customers associated with two separate power outages that affected Equinix, Inc.’s Chicago and Washington, D.C. metro area IBX centers.

Revenue is recognized only when the service has been provided, when there is persuasive evidence of an arrangement, the fee is fixed or determinable and collection of the receivable is reasonably assured. It is customary business practice to obtain a signed master sales agreement and sales order prior to recognizing revenue in an arrangement. Equinix, Inc. assesses collection based on a number of factors, including past transaction history with the customer and the credit-worthiness of the customer. Equinix, Inc. generally does not request collateral from its customers although in certain cases Equinix, Inc. obtains a security interest in a customer’s equipment placed in its IBX centers or obtains a deposit. If Equinix, Inc. determines that collection of a fee is not reasonably assured, Equinix, Inc. defers the fee and recognizes revenue at the time collection becomes reasonably assured, which is generally upon receipt of cash. In addition, Equinix, Inc. also maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments for which Equinix, Inc. had expected to collect the revenues. If the financial condition of Equinix’s, Inc. customers were to deteriorate or if they become insolvent, resulting in an impairment of their ability to make payments, greater allowances for doubtful accounts may be required. Management specifically analyzes accounts receivable and current economic news and trends, historical bad debts, customer concentrations, customer credit-worthiness and changes in customer payment terms when evaluating revenue recognition and the adequacy of Equinix, Inc.’s reserves. A specific bad debt reserve of up to the full amount of a particular invoice value is provided for certain problematic customer balances. A general reserve is established for all other accounts based on the age of the invoices and an analysis of historical credits issued. Delinquent account balances are written-off after management has determined that the likelihood of collection is not probable.

Income Taxes

Income taxes are accounted for under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts that are expected more likely than not to be realized in the future. Equinix, Inc. also accounts for any income tax contingencies in accordance with SFAS No. 5, “Accounting for Contingencies.”

Stock-Based Compensation

On January 1, 2006, Equinix, Inc. adopted the provisions of, and accounts for stock-based compensation in accordance with, SFAS No. 123(R), “Share-Based Payment,” and related pronouncements (“SFAS 123(R)”). Equinix, Inc. elected the modified-prospective method, under which prior periods are not revised for comparative purposes. Under the fair value recognition provisions of this statement, stock-based compensation cost is measured at the grant date for all stock-based awards made to employees and directors based on the fair value of the award using an option-pricing model and is recognized as expense over the requisite service period, which is generally the vesting period. Equinix, Inc. has three types of equity awards or plans which have been impacted by SFAS 123(R): (i) stock options, (ii) restricted stock with both a service and market price condition and (iii) an employee stock purchase plan (“ESPP”). SFAS 123(R) supersedes Equinix, Inc.’s previous accounting under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees,” (“APB 25”) for periods beginning in fiscal year 2006. In March 2005, the SEC issued Staff Accounting Bulletin No. 107 (“SAB 107”) providing supplemental implementation guidance for SFAS 123(R). Equinix, Inc. has applied the provisions of SAB 107 in its adoption of SFAS 123(R).

Prior to the adoption of SFAS 123(R), Equinix, Inc. accounted for stock-based awards to employees and directors using the intrinsic value method in accordance with APB 25 as allowed under SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”). Under the intrinsic value method, no stock-based compensation expense for employee stock options had generally been recognized in Equinix, Inc.’s consolidated statements of operations because the exercise price of its stock options granted to employees and directors since the date of Equinix, Inc.’s initial public offering generally equaled the fair market value of the underlying stock at the date of grant. Equinix, Inc. did, however, recognize stock-based compensation in connection with its restricted stock grants, granted for the first time in the first quarter of 2005, as these were deemed to be a compensatory plan under the provisions of APB 25 and, as a result, were accounted for as variable awards in Equinix, Inc.’s consolidated statements of operation.

Equinix, Inc. currently uses the Black-Scholes option-pricing model to determine the fair value of stock options and shares purchased under the employee stock purchase plan as they only have a service condition. Equinix, Inc. currently uses a Monte Carlo simulation option-pricing model to determine the fair value of its restricted stock grants since they have both a service and market price condition. The determination of the fair value of stock-based payment awards on the date of grant using an option-pricing model is affected by Equinix, Inc.’s stock price as well as assumptions regarding a number of complex and subjective variables. These variables include Equinix, Inc.’s expected stock price volatility over the term of the awards; actual and projected employee stock option exercise behaviors, which is referred to as expected term; risk-free interest rate and expected dividends.

As a result of Equinix, Inc.’s adoption of SFAS 123(R), Equinix, Inc. recorded stock-based compensation expense of $30,767,000 or $1.08 per share for the year ended December 31, 2006; however, had Equinix, Inc. continued to record its stock-based compensation expense under the provisions of APB 25, the recorded stock-based compensation expense would have been approximately $9,411,000 or $0.33 per share for the year ended December 31, 2006, and as a result, Equinix, Inc. would have recorded net income of $14,959,000 or $0.52 per basic share and $0.50 per diluted share. For the years ended December 31, 2005 and 2004, Equinix, Inc. recorded stock-based compensation expense in accordance with APB 25 of $8,277,000 and $1,467,000, respectively.

Stock-based compensation expense recognized during a period is based on the value of the portion of stock-based awards that is ultimately expected to vest during the period. Stock-based compensation expense recognized in the year ended December 31, 2006 included compensation expense for stock-based awards granted prior to, but not yet vested, as of December 31, 2005, based on the fair value on the grant date estimated in accordance with the pro forma provisions of SFAS 123, and compensation expense for the stock-based awards granted subsequent to December 31, 2005, based on the fair value on the grant date estimated in accordance with the provisions of SFAS 123(R). In conjunction with the adoption of SFAS 123(R), Equinix, Inc. changed its method of attributing the value of stock-based compensation expense from the accelerated multiple-option method to the ratable single-option method for stock options, ESPP and new awards granted in 2006; however, restricted stock grants will continue to be amortized over the accelerated multiple-option method due to their market price condition. Compensation expense for all stock-based awards granted on or prior to December 31, 2005, will continue to be recognized using the accelerated multiple-option approach, while compensation expense for all stock-based awards granted subsequent to December 31, 2005, will be recognized using the straight-line single-option method (except for restricted stock as discussed above). Stock-based compensation expense recognized in Equinix, Inc.’s results for the year ended December 31, 2006 is based on awards ultimately expected to vest; it has been reduced for estimated forfeitures. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Equinix, Inc. uses historical data to estimate pre-vesting option forfeitures. Prior to fiscal year 2006, Equinix, Inc. accounted for forfeitures as they occurred for the purposes of pro forma information under SFAS 123 and for any stock-based compensation that Equinix, Inc. recorded to its statements of operations under APB 25.

Equinix, Inc. estimates the expected term of options granted by taking the average of the vesting term and the contractual term of the option, as illustrated in SAB 107. Equinix, Inc. estimates the volatility of its common stock by using its historical volatility that Equinix, Inc. believes best represents its future volatility in accordance with SAB 107. Equinix, Inc. bases the risk-free interest rate that it uses in its option-pricing models on U.S. Treasury zero-coupon issues with remaining terms similar to the expected term on its equity awards. Equinix, Inc. does not anticipate paying any cash dividends in the foreseeable future and therefore uses an expected dividend yield of zero in its option-pricing models. Generally, stock options granted prior to October 1, 2005 have a contractual term of ten years from the date of grant, and stock options granted on or after October 1, 2005 have a contractual term of seven years from the date of grant.

On November 10, 2005, the FASB issued FASB Staff Position No. FAS 123(R)-3, “Transition Election Related to Accounting for Tax Effects of Share-Based Payment Awards,” that allows for a simplified method to establish the beginning balance of the APIC pool related to the tax effects of employee stock-based compensation, and to determine the subsequent impact on the APIC pool and consolidated statements of cash flows of the tax effects of employee stock-based compensation awards that are outstanding upon adoption of SFAS 123(R). In 2006, Equinix, Inc. adopted the alternative transition method provided in the FASB Staff Position for calculating the tax effects of stock-based compensation pursuant to SFAS 123(R). The adoption did not have a material impact on our results of operations and financial condition.

SFAS No.123(R) does not allow the recognition of a deferred tax asset for unrealized tax benefits associated with the tax deductions in excess of the compensation recorded (excess tax benefit). Equinix, Inc. will recognize a benefit from stock-based compensation in equity if the excess tax benefit is realized by following the “with-and-without” approach. The excess tax benefit that Equinix, Inc. recorded during the year ended December 31, 2006 was approximately $727,000.

If factors change and Equinix, Inc. employs different assumptions for estimating stock-based compensation expense in future periods or if it decides to use a different valuation model in the future, the future periods may differ significantly from what Equinix, Inc. has recorded in the current period and could materially affect its operating results, net income or loss and net income or loss per share.

For further information on stock-based compensation, see Note 13 below.

Comprehensive Income

Comprehensive income (loss) is defined as the change in equity of a company during a period from transactions and other events and circumstances excluding transactions resulting from investments by owners and distributions to owners. The primary difference between net income (loss) and comprehensive income (loss) for Equinix, Inc. results from foreign currency translation adjustments and unrealized gains and losses on available-for-sale securities.

The financial position of foreign subsidiaries is translated using the exchange rates in effect at the end of the period, while income and expense items are translated at average rates of exchange during the period. Gains or losses from translation of foreign operations where the local currency is the functional currency are included as other comprehensive income or loss. The net gains and losses resulting from foreign currency transactions are recorded in net income (loss) in the period incurred and were not significant for any of the periods presented. Certain inter-company balances are designated as long term. Accordingly, exchange gains and losses associated with these long-term inter-company balances are recorded as a component of other comprehensive income (loss), along with translation adjustments.

Net Loss Per Share

Equinix, Inc. computes net loss per share in accordance with SFAS No. 128, “Earnings per Share;” SEC Staff Accounting Bulletin (“SAB”) No. 98; EITF Issue 03-6, “Participating Securities and the Two-Class Method Under FASB 128” and EITF Issue 04-8 “The Effect of Contingently Convertible Instruments on Diluted Earnings per Share.” Under the provisions of SFAS No. 128, SAB No. 98 and EITF Issues 03-6 and 04-8, basic and diluted net loss per share are computed using the weighted-average number of common shares outstanding. Options, warrants and contingently convertible instruments were not included in the computation of diluted net loss per share. In addition, under EITF 04-8, Equinix, Inc.’s Convertible Subordinated Debentures qualify as contingently convertible instruments; however, they were not included in Equinix, Inc.’s diluted net loss per share calculations because to do so would be anti-dilutive for all periods presented.

The following table sets forth the computation of basic and diluted net loss per share for the years ended December 31 (in thousands, except per share amounts):

	2006	2005	2004
Numerator:
Net loss	$(6,397)	$(42,612)	$(68,631)

Denominator:
Weighted average shares	28,796	23,956	17,719
Weighted average unvested restricted shares issued subject to forfeiture	(245)	—	—

Total weighted average shares	28,551	23,956	17,719

Net loss per share:
Basic and diluted	$(0.22)	$(1.78)	$(3.87)

The following table sets forth potential shares of common stock that are not included in the diluted net loss per share calculation above because to do so would be anti-dilutive for December 31:

	2006	2005	2004
Series A preferred stock	—	—	1,868,667
Series A preferred stock warrant	—	—	965,674
Shares reserved for conversion of convertible secured notes	—	—	4,191,193
Shares reserved for conversion of convertible subordinated debentures	2,183,548	2,183,548	2,183,548
Unvested restricted shares issued subject to forfeiture	247,750	—	—
Common stock warrants	9,490	10,688	290,110
Common stock related to stock-based compensation plans	3,626,531	4,442,977	3,801,794

Derivatives and Hedging Activities

Equinix, Inc. follows SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, which requires Equinix, Inc. to recognize all derivatives on the consolidated balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through the statement of operations. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities or firm commitments through earnings, or recognized in other comprehensive income (loss) until the hedged item is recognized in earnings. The ineffective portion of a derivative’s change in fair value will be immediately recognized in earnings. As of December 31, 2006, Equinix, Inc. had not entered into any hedging activities; however, the Convertible Subordinated Debentures that were issued in February 2004 contain one remaining embedded derivative, which had a zero fair value as of December 31, 2006 (see Note 10).

Recent Accounting Pronouncements

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Instruments,” an amendment of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities-a replacement of FASB Statement No. 125” (“SFAS No. 155”). SFAS No. 155 improves the financial reporting of certain hybrid financial instruments by requiring more consistent accounting that eliminates exemptions and provides a means to simplify the accounting for such instruments. Specifically, SFAS No. 155 allows financial instruments that have embedded derivatives to be accounted for as a whole (eliminating the need to bifurcate the derivative from its host) if the holder elects to account for the whole instrument on a fair value basis. SFAS No. 155 also (i) clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133; (ii) establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation; (iii) clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives and (iv) amends SFAS No. 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. Equinix, Inc. is currently in the process of evaluating the impact that the adoption of SFAS No. 155 will have on its financial position, results of operations and cash flows.

In April 2006, the FASB issued FASB Staff Position No. FIN 46(R)-6 (“FSP FIN 46(R)-6”), which addresses how a reporting enterprise should determine the variability to be considered in applying FASB Interpretation No. 46, “Consolidation of Variable Interest Entities”, as amended (“FIN 46(R)”). The variability that is considered in applying FIN 46(R) affects the determination of (a) whether the entity is a variable interest entity, (b) which interests are variable interests in the entity and (c) which party, if any, is the primary beneficiary of the variable interest entity. That variability will affect any calculation of expected losses and expected residual returns, if such a calculation is necessary. FSP FIN 46(R)-6 provides additional guidance to consider for determining variability. FSP FIN 46(R)-6 is effective beginning the first day of the first reporting period beginning after June 15, 2006. The adoption of FSP FIN 46(R)-6 has not had a significant impact on Equinix, Inc.’s financial position and results of operations.

In June 2006, the FASB approved EITF Issue No. 06-3, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That is, Gross versus Net Presentation)” (“EITF 06-3”). EITF 06-3 includes any tax assessed by a governmental authority that is directly imposed on a revenue-producing transaction between a seller and a customer and may include, but is not limited to, sales, use, value added and some excise taxes. EITF 06-3 concludes that the presentation of taxes on either a gross (included in revenue and costs) or a net (excluded from revenue) basis is an accounting policy decision that should be disclosed. In addition, for any such taxes that are reported on a gross basis, an entity should disclose the amounts of those taxes in interim and annual financial statements for each period for which an income statement is presented if those amounts are significant. The provisions of EITF 06-3 should be applied to financial reports for interim and annual reporting periods beginning after December 15, 2006, with earlier adoption permitted. Equinix, Inc. believes that the adoption of EITF 06-3 will not have any significant impact on Equinix, Inc.’s financial position and results of operations.

In July 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), which clarifies the accounting for uncertainty in income taxes recognized in the financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes.” FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. Equinix, Inc. does not expect the adoption of FIN 48 to have a material impact on Equinix, Inc.’s consolidated financial position, results of operations or cash flows.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements. SFAS No. 157 is effective for fiscal years beginning after December 15, 2007. Equinix, Inc. is currently in the process of evaluating the impact that the adoption of SFAS No. 157 will have on its financial position, results of operations and cash flows.

In September 2006, the SEC issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”), to address diversity in practice in quantifying financial statement misstatements. SAB 108 requires that Equinix, Inc. quantifies misstatements based on their impact on each of its financial statements and related disclosures. The adoption of SAB 108 has not had a significant impact on Equinix, Inc.’s financial position and results of operations; however, Equinix, Inc. recorded an adjustment totaling $1,179,000, which resulted in a reduction to revenue and an offsetting increase to deferred installation revenue, a liability account. This adjustment relates to how Equinix, Inc. previously accounted for certain individual customer installation charges that were less than $1,000. Previously, Equinix, Inc. recognized revenue on customer installation charges less than $1,000 upfront rather than ratably over the longer of the term of the contract or expected customer relationship. Equinix, Inc. concluded that this cumulative charge was not material to prior years or the current fiscal year. As such, this cumulative charge representing the remaining deferred obligation totaling $1,179,000 was recorded in the fourth quarter of 2006 and is included in the statement of operations for the year ended December 31, 2006 within Equinix, Inc.’s results from operations.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”). SFAS No. 159 permits companies to choose to measure, on an instrument-by-instrument basis, many financial instruments and certain other assets and liabilities at fair value that are not currently required to be measured at fair value. SFAS No. 159 is effective as of the beginning of a fiscal year that begins after November 15, 2007. Equinix, Inc. is currently in the process of evaluating the impact that the adoption of SFAS No. 159 will have on its financial position, results of operations and cash flows.

2.	IBX Acquisitions and Expansions

Washington, D.C. Metro Area IBX Expansion

In April 2004, Equinix, Inc. entered into a long-term lease for a 95,000 square foot data center in the Washington, D.C. metro area. This center is adjacent to Equinix, Inc.’s existing Washington D.C. metro area IBX. This lease, which includes the leasing of all of the IBX plant and machinery equipment located within the building, is classified as a capital lease (the “Washington, D.C. Metro Area IBX Capital Lease”). Equinix, Inc. took possession of this property during the fourth quarter of 2004, and as a result, recorded property and equipment assets, as well as a capital lease obligation, totaling $35,309,000. Monthly payments under this lease, which commenced in November 2004, are made through October 2019 at an effective interest rate of 8.50% per annum (see Note 5). Equinix, Inc. refers to this transaction as the “Washington, D.C. Metro Area IBX Expansion.”

San Jose IBX Acquisition

In December 2004, Equinix, Inc. entered into a series of agreements with Abovenet Communications, Inc. (“Abovenet”), including 1) a long-term lease through May 2020 for a 103,000 square foot data center in the Silicon Valley area, 2) an asset purchase agreement to purchase the assets located within this facility, primarily IBX plant and machinery, and 3) an agreement to interconnect all three of its IBX centers in the Silicon Valley through redundant dark fiber links through May 2020, which Equinix, Inc. is managing to allow customers in each center to leverage the benefits of directly interconnecting with other customers in the other centers (collectively, the “San Jose IBX Acquisition”). Payments for the San Jose IBX Acquisition total $38,379,000, of which $4,224,000 was paid in several upfront lump-sum payments to Abovenet and the remaining $34,155,000 is paid in monthly installments to the landlord of the building from February 2005 to May 2020.

Equinix, Inc. has accounted for the San Jose IBX Acquisition as a single accounting arrangement with multiple elements. As a result, Equinix, Inc. assessed the fair value of each of the individual elements and then assigned the relative fair value to each individual element. Equinix, Inc. determined that the building component of the San Jose IBX Acquisition is a long-term operating lease (the “San Jose IBX Building Operating Lease”) and the equipment purchase and fiber lease portions of the transaction are financed assets (the “San Jose IBX Equipment & Fiber Financing”). Equinix, Inc. took possession of this property during the first quarter of 2005, and as a result, recorded property and equipment and prepaid fiber assets, as well as a financing obligation liability, totaling $18,713,000. Payments under the San Jose IBX Equipment & Fiber Financing are made monthly through May 2020 at an effective interest rate of 8.50% per annum. Payments under the San Jose IBX Building Operating Lease are made monthly through May 2020 and will total $7,381,000 in cumulative lease payments.

Sunnyvale IBX Acquisition

In June 2005, Equinix, Inc. entered into a long-term lease for a 120,000 square foot data center in the Silicon Valley area (the “Sunnyvale IBX Acquisition”). Payments under this lease, which qualifies as an operating lease, total $45,255,000, which are paid in monthly installments, which commenced in October 2005, and are payable through September 2020 (the “Sunnyvale IBX Lease”).

Chicago IBX Acquisition

In July 2005, Equinix, Inc. entered into a (i) long-term sublease of a 107,000 square foot data center in the Chicago metro area and (ii) an asset purchase agreement to purchase the IBX plant and machinery assets located within this new IBX center with Verio, Inc. (“Verio”) (the “Chicago IBX Acquisition”). Payments due to Verio for the Chicago IBX Acquisition total $25,160,000, of which $1,900,000 was paid in two lump-sum payments during 2005 and the remaining $23,260,000 is paid in monthly installments, which commenced in November 2005, and is payable through August 2015.

Equinix, Inc. has accounted for the Chicago IBX Acquisition as a single accounting arrangement with multiple elements. As a result, Equinix, Inc. assessed the fair value of each of the individual elements and then assigned the relative fair value to each individual element. Equinix, Inc. determined that the building component of the Chicago IBX Acquisition is a long-term operating lease (the “Chicago IBX Building Operating Lease”) and the equipment purchase portion of the transaction represent financed assets (the “Chicago IBX Equipment Financing”). Equinix, Inc. took possession of this property and took title to the equipment in November 2005, and as a result, recorded IBX equipment assets, as well as a financing obligation liability, totaling $9,669,000 at that time. Payments under the Chicago IBX Equipment Financing, which commenced November 2005, are made monthly and and are payable through August 2015, at an effective interest rate of approximately 7.50% per annum. Payments under the Chicago IBX Building Operating Lease are also made in monthly installments, which commenced in November 2005, and are payable through August 2015, and total approximately $11,670,000 in cumulative lease payments.

Los Angeles IBX Acquisition

In September 2005, Equinix, Inc. purchased a 107,000 square foot data center in the Los Angeles metro area, which is comprised of the building, building improvements and land for a total purchase price, including closing costs, of $34,748,000, which Equinix, Inc. paid for in full with cash in September 2005 (the “Los Angeles IBX Acquisition. Equinix, Inc. assessed the fair value of the building, building improvements and land elements of the Los Angeles IBX acquisition and then assigned the relative fair value to each element. In October 2005, Equinix, Inc. entered into a purchase and sale agreement to sell this Los Angeles IBX for $38,700,000 and to lease it back from the purchaser pursuant to a long-term lease (the “Los Angeles IBX Sale-Leaseback”). The Los Angeles IBX Sale-Leaseback closed in December 2005 and Equinix, Inc. received net proceeds from the sale of this property of $38,142,000. However, due to Equinix, Inc.’s continuing involvement in regards to certain aspects of this property, the Los Angeles IBX Sale-Leaseback does not qualify as a sale-leaseback under generally accepted accounting principles, but rather is accounted for as a financing of this property (the “Los Angeles IBX Financing”). Pursuant to the Los Angeles IBX Financing, Equinix, Inc. recorded a financing obligation liability totaling $38,142,000 in December 2005, which includes a residual property value of $6,555,000 (the “Residual Property Value”). The Residual Property Value represents a deferred gain on the Los Angeles Sale-Leaseback. Payments under the Los Angeles IBX Financing are made monthly, which commenced in January 2006, and are payable through December 2025, at an effective interest rate of approximately 7.75% per annum.

Pursuant to the terms of the Los Angeles IBX Sale-Leaseback, Equinix, Inc. has agreed to make certain pre-approved capital improvements to this property by December 31, 2007, which were completed as of December 31, 2006.

Ashburn Campus Property Acquisition

In October 2005, Equinix, Inc. purchased an office/warehouse complex known as the Beaumeade Business Park located in Ashburn, Virginia (the “Ashburn Campus”), containing approximately 462,000 rentable square feet that was approximately 95% leased at the time of purchase (the “Ashburn Campus Property Acquisition”). At the time, Equinix, Inc.

occupied approximately 269,000 square feet. The total purchase price for the Ashburn Campus, including closing costs, was $53,759,000, which Equinix, Inc. paid for in full with cash in October 2005. Equinix, Inc. will continue to operate its existing IBX centers within the Ashburn Campus. For those buildings that Equinix, Inc. does not occupy, it will collect rental income from the current tenants and is evaluating these buildings in regards to its future expansion plans. Equinix, Inc. assessed the fair value of the building, building improvements and land elements of the Ashburn Campus Property Acquisition and then assigned the relative fair value to each element, including several intangible assets totaling $1,128,000.

Equinix, Inc. financed the purchase of the Ashburn Campus Property Acquisition with the Mortgage Payable (see Note 6).

Washington, D.C. Metro Area IBX Expansion Project

In February 2006, Equinix, Inc. announced its intention to build out a new IBX center within the Ashburn Campus in order to further expand its existing Washington, D.C. metro area IBX center (the “Washington, D.C. Metro Area IBX Expansion Project”). In May 2006, Equinix, Inc. began new construction to build out one of the undeveloped buildings located on the Ashburn Campus. Equinix, Inc. expects to spend approximately $60,000,000 for the Washington, D.C. Metro Area IBX Expansion Project until completion, of which $54,041,000 has been expended as of December 31, 2006. The Washington, D.C. Metro Area IBX Expansion Project will fulfill Equinix, Inc.’s obligation to invest at least $40,000,000 in capital improvements to the Ashburn Campus by December 31, 2007 pursuant to the terms of the initial Mortgage Payable on its Ashburn Campus. In December 2006, Equinix, Inc. received an additional financing of $40,000,000 under the same terms of the initial Mortgage Payable, which increased the total amount financed under the Mortgage Payable from $60,000,000 to $100,000,000 (see Note 6).

Chicago Metro Area IBX Expansion Project

In June 2006, Equinix, Inc. purchased a 228,000 square foot stand-alone office/warehouse complex in the Chicago metro area for $9,766,000, including closing costs, in a cash transaction in June 2006. Equinix, Inc. is building an IBX center, its second IBX center location in the Chicago Metro Area, in multiple phases (the “Chicago Metro Area IBX Expansion Project”). Equinix, Inc. plans to spend approximately $175,000,000 to build out the first phase, of which $37,784,000 was incurred during the year ended December 31, 2006. This includes an investment of approximately $40,000,000 to construct a specially built 250,000 square foot shell, acquire access to power and provision fiber for interconnection to Equinix, Inc.’s downtown Chicago IBX center location.

In February 2007, a wholly-owned subsidiary of Equinix, Inc. obtained a loan of up to $110,000,000, which has a term of three years and bears interest at a floating rate (one, three or six month LIBOR plus 2.75%), with an initial rate of 8.125%, to finance a portion of the development and construction costs of the Chicago Metro Area IBX Expansion Project (see Note 20).

New York Metro Area IBX Expansion Project

In September 2006, Equinix, Inc. entered into a long-term lease for a 340,000 square foot building in the New York metro area. Equinix, Inc. is building an IBX center, which will be Equinix, Inc.’s third IBX center in the New York metro area (the “New York Metro Area IBX Expansion Project”). Payments under this lease total $59,410,000, which will be paid in monthly installments through September 2021. The lease, which commenced in October 2006, contains a three-year option to purchase the building for $39,000,000 and is collateralized by the issuance of $7,800,000 letter of credit under the Silicon Valley Bank Credit Line Amendment (see Note 12). Equinix, Inc. intends to build out the new center in multiple phases. Equinix, Inc. intends to invest approximately $95,000,000 to build out the first phase of the new center, of which $2,224,000 was incurred as of December 31, 2006. Equinix, Inc. expects to finance at least 60% of the capital expenditures required to complete the New York Metro Area IBX Expansion Project in the form of short and long-term financing arrangements, which it expects to obtain in 2007.

Tokyo IBX Acquisition

In December 2006, a wholly-owned subsidiary of Equinix, Inc. entered into (i) an asset purchase agreement with VSNL International Japan K.K (“VSNL”) for the purchase of certain IBX equipment for $7,500,000 in cash (the “Tokyo Equipment”), which also required that Equinix, Inc. enter into a colocation services agreement with VSNL whereby VSNL will be a customer of Equinix, Inc.’s for 10 years at agreed-upon rates (the “VSNL Customer Contract”) and (ii) a long-term operating lease, with an initial term of ten years, for a 73,000 square foot data center in the Tokyo metropolitan area with another unrelated party (the “Tokyo IBX Building Operating Lease” and collectively with the Tokyo Equipment, the “Tokyo IBX Acquisition”). Payments under the Tokyo IBX Building Operating Lease, which commenced in December 2006, will be made monthly and will be payable through December 2016, totaling approximately 1.8 billion Japanese yen (approximately $15,138,000 as translated using effective exchange rates at December 31, 2006) in cumulative lease payments.

The Tokyo Equipment had a fair value of $14,237,000 versus the cash paid of $7,500,000. The difference in fair value versus cash consideration was a result of the VSNL Customer Contract containing below-market rates (the “VSNL Customer Contract Discount”). As a result, the Tokyo Equipment purchase was part-monetary and part-nonmonetary transaction. Pursuant to APB Opinion No. 29, “Accounting for Nonmonetary Transactions”, and EITF 01-2, “Interpretations of APB Opinion No. 29”, Equinix, Inc. accounted for the Tokyo Equipment at fair value. This resulted in Equinix, Inc. recording unearned recurring revenue of $6,737,000, the fair value of the VSNL Customer Contract Discount, which Equinix, Inc. will recognize into recurring revenue over the 10 year term of the VSNL Customer Contract.

3.	Honolulu IBX Sale

In December 2006, Equinix, Inc. sold its Honolulu IBX center for $9,750,000 of gross cash proceeds (the “Honolulu IBX Sale”). The Honolulu IBX center was originally acquired by Equinix, Inc. in its acquisition of Pihana Pacific, Inc. on December 31, 2002 (the “Pihana Acquisition”). The Honolulu IBX was ascribed a nominal book value in the Pihana Acquisition and was Equinix, Inc.’s smallest IBX center in Equinix, Inc.’s smallest market. Equinix, Inc. entered into an agreement to sell the Honolulu IBX center to a company led by former Equinix, Inc. personnel in November 2006. The Honolulu IBX was not an asset held for sale prior to this. The Honolulu IBX Sale enables Equinix, Inc. to focus on more strategic markets, such as the New York, Chicago, Washington, D.C. and Tokyo metro areas, where Equinix, Inc. expect to open new IBX centers in 2007.

Equinix, Inc. accounted for the Honolulu IBX Sale under the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of long-Lived Assets,” which resulted in a gain of $9,647,000 or $0.34 per share in continuing operations comprised of the following (in thousands):

Cash proceeds	$9,750
Cash transaction costs	(220)

Net cash proceeds	9,530

Adjustments:
Prepaid expenses	(4)
Property and equipment	(280)
Asset retirement obligation	200
Deferred rent	201

Subtotal	117

Gain on Honolulu IBX sale	$9,647

4.	Balance Sheet Components

Cash, Cash Equivalents and Short-term and Long-Term Investments

Cash, cash equivalents and short-term and long-term investments consisted of the following as of December 31 (in thousands):

	2006	2005
Money market	$55,883	$72,491
Commercial paper	37,625	57,607
U.S. government and agency obligations	42,932	43,911
Corporate bonds	16,753	12,370
Other securities	3,288	2,476

Total available-for-sale securities	156,481	188,855
Less amounts classified as cash and cash equivalents	(82,563)	(119,267)

Total securities classified as investments	73,918	69,588
Less amounts classified as short-term investments	(48,831)	(52,105)

Total market value of long-term investments	$25,087	$17,483

The original maturities of all short-term investments were less than one year as of December 31, 2006 and 2005. The original maturities of all long-term investments were greater than one year and less than two years as of December 31, 2006. As of December 31, 2005, the original maturities of all long-term investments were greater than one year and less than two years with the exception of one long-term investment totaling $1,917,000, which had an original maturity of greater than two years and less than three years. As of December 31, 2006 and 2005, cash equivalents included investments in other securities with various contractual maturity dates that did not exceed 90 days. Gross realized gains and losses from the sale of securities classified as available-for-sale were not material for the years ended December 31, 2006, 2005 and 2004. For the purpose of determining gross realized gains and losses, the cost of securities is based upon specific identification.

As of December 31, 2006, Equinix, Inc.’s net unrealized gains (losses) in its available-for-sale securities were comprised of the following (in thousands):

	Unrealized gains	Unrealized losses	Net unrealized gain (losses)
Cash and cash equivalents	$2	$(1)	$1
Short-term investments	5	(84)	(79)
Long-term investments	16	(58)	(42)

	$23	$(143)	$(120)

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Equinix, Inc. reviews its investment portfolio to determine if any securities may be other-than-temporarily impaired due to increased credit risk, changes in industry or sector of a certain instrument or ratings downgrades. The securities held at December 31, 2006 were not other-than-temporarily impaired. While certain marketable securities carried unrealized losses, Equinix, Inc. expects that it will receive both principal and interest according to the stated terms of each of the securities and that the decline in market value is due to changes in the interest rate environment from the time the securities were purchased as compared to interest rates at December 31, 2006.

The following table summarizes the fair value and gross unrealized losses related to 26 available-for-sale securities with an aggregate cost basis of $56,898,000, aggregated by type of investment and length of time that individual securities have been in continuous unrealized loss position, at December 31, 2006 (in thousands):

	Securities in a loss position for less than 12 months		Securities in a loss position for 12 months or more
	Fair value	Gross unrealized loss	Fair value	Gross unrealized loss
Commercial paper	$15,907	$(2)	$—	$—
U.S. government & agency obligations	15,249	(15)	10,935	(51)
Corporate bonds	6,547	(21)	6,430	(52)
Other securities	1,687	(2)	—	—

	$39,390	$(40)	$17,365	$(103)

As of December 31, 2005, Equinix, Inc.’s net unrealized gains (losses) in its available-for-sale securities were comprised of the following (in thousands):

	Unrealized gains	Unrealized losses	Net unrealized gain (losses)
Cash and cash equivalents	$6	$(4)	$2
Short-term investments	1	(250)	(249)
Long-term investments	—	(209)	(209)

	$7	$(463)	$(456)

The securities held at December 31, 2005 were not other-than-temporarily impaired.

The following table summarizes the fair value and gross unrealized losses related to 42 available-for-sale securities with an aggregate cost basis of $86,917,000, aggregated by type of investment and length of time that individual securities have been in continuous unrealized loss position, at December 31, 2005 (in thousands):

	Securities in a loss position for less than 12 months		Securities in a loss position for 12 months or more
	Fair value	Gross unrealized loss	Fair value	Gross unrealized loss
Commercial paper	$29,697	$(7)	$—	$—
U.S. government & agency obligations	30,336	(190)	11,574	(109)
Corporate bonds	7,580	(77)	4,791	(70)
Other securities	2,476	(10)	—	—

	$70,089	$(284)	$16,365	$(179)

Accounts Receivable

Accounts receivable, net, consists of the following as of December 31 (in thousands):

	2006	2005
Accounts receivable	$52,500	$36,430
Unearned revenue	(25,363)	(19,048)
Allowance for doubtful accounts	(273)	(145)

	$26,864	$17,237

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. Unearned revenue consists of pre-billing for services that have not yet been provided, but which have been billed to customers ahead of time in accordance with the terms of their contract. Accordingly, Equinix, Inc. invoices its customers at the end of a calendar month for services to be provided the following month.

Additions (reductions) to the allowance for doubtful accounts were approximately $39,000, ($464,000) and ($50,000) for the years ended December 31, 2006, 2005 and 2004, respectively. Charges (recoveries) against the allowance were approximately $(89,000), ($272,000) and ($72,000) for the years ended December 31, 2006, 2005 and 2004, respectively.

Property and Equipment

Property and equipment consisted of the following as of December 31 (in thousands):

	2006	2005
Leasehold improvements	$417,856	$395,698
IBX plant and machinery	191,243	146,896
IBX equipment	84,499	63,786
Buildings	50,526	51,280
Computer equipment and software	35,913	26,253
Land	24,967	15,415
Furniture and fixtures	2,438	2,218
Construction in progress	88,429	17,271

	895,871	718,817
Less accumulated depreciation	(349,476)	(280,027)

	$546,395	$438,790

Leasehold improvements, IBX plant and machinery, computer equipment and software and buildings recorded under capital leases aggregated $35,361,000 and $35,309,000 at December 31, 2006 and December 31, 2005, respectively. Amortization on the assets recorded under capital leases is included in depreciation expense and accumulated depreciation on such assets totaled $4,713,000 and $2,354,000 for the years ended December 31, 2006 and December 31, 2005, respectively. For the years ended December 31, 2006, 2005 and 2004, Equinix, Inc. recorded $71,737,000, $62,620,000 and $55,926,000, respectively, of total depreciation expense. Equinix, Inc. recorded substantial property and equipment asset additions during 2006 in connection with various IBX expansions and acquisitions (see Note 2).

As of December 31, 2006 and December 31, 2005, Equinix, Inc. had accrued property and equipment expenditures of $23,337,000 and $15,783,000, respectively. Equinix, Inc.’s planned capital expenditures during 2007 in connection with recently acquired IBX properties and expansion efforts are substantial. For further information, refer to “Other Purchase Commitments” in Note 16.

In October 2005, Equinix, Inc. wrote-off all remaining property and equipment, primarily leasehold improvements, in connection with Equinix, Inc.’s San Jose Ground Lease totaling $1,486,000. Equinix, Inc. decided to exit from this excess leased space as these assets do not provide any ongoing benefit (see Note 19).

Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consisted of the following as of December 31 (in thousands):

	2006	2005
Accounts payable	$4,515	$3,337
Accrued compensation and benefits	11,836	8,632
Accrued taxes	2,081	3,571
Accrued utility and security	3,849	3,420
Accrued professional fees	1,362	1,303
Accrued interest	1,318	873
Accrued other	2,308	1,421

	$27,269	$22,557

Other Current Liabilities

Other current liabilities consisted of the following as of December 31 (in thousands):

	2006	2005
Deferred installation revenue	$7,838	$6,324
Customer deposits	799	868
Deferred recurring revenue	674	—
Deferred rent	401	399
Other current liabilities	439	381

	$10,151	$7,972

Deferred Rent and Other Liabilities

Deferred rent and other liabilities consisted of the following as of December 31 (in thousands):

	2006	2005
Deferred rent, non-current	$20,522	$18,392
Deferred recurring revenue, non-current	6,058	—
Asset retirement obligations	3,985	3,649
Deferred installation revenue, non-current	3,856	1,334
Other liabilities	209	351

	$34,630	$23,726

Equinix, Inc. currently leases the majority of its IBX centers and certain equipment under non-cancelable operating lease agreements expiring through 2025 (see Note 16, “Operating Lease Commitments”). The centers’ lease agreements typically provide for base rental rates that increase at defined intervals during the term of the lease. In addition, Equinix, Inc. has negotiated rent expense abatement periods to better match the phased build-out of its centers. Equinix, Inc. accounts for such abatements and increasing base rentals using the straight-line method over the life of the lease. The difference between the straight-line expense and the cash payment is recorded as deferred rent.

In December 2006, Equinix, Inc. purchased the Tokyo Equipment in a part-monetary and part-non-monetary transaction and, as a result, recorded $6,732,000 of deferred recurring revenue, of which $6,058,000 was classified as non-current (see Note 2). This deferred recurring revenue is amortized into recurring revenue on a straightline basis over the 10-year term of the revenue contract, which commenced in late December 2006.

5.	Capital Leases and Other Financing Obligations

Capital lease and other financing obligations consisted of the following as of December 31 (in thousands):

	2006	2005
Washington, D.C. Metro Area IBX Capital Lease	$33,700	$34,530
San Jose IBX Equipment & Fiber Financing	14,769	14,953
Chicago IBX Equipment Financing	8,104	8,582
Los Angeles IBX Financing	38,080	38,140
Other capital leases	46	—

	94,699	96,205
Less current portion	(1,977)	(1,552)

	$92,722	$94,653

Washington, D.C. Metro Area IBX Capital Lease

In November 2004, Equinix, Inc. recorded the Washington, D.C. Metro Area IBX Capital Lease (see Note 2). Monthly payments under the Washington, D.C. Metro Area IBX Capital Lease, which commenced in November 2004, will be made through October 2019 at an effective interest rate of 8.50% per annum. As of December 31, 2006, principal of $33,700,000 remained outstanding.

San Jose IBX Equipment & Fiber Financing

In February 2005, Equinix, Inc. recorded the San Jose IBX Equipment & Fiber Financing (see Note 2). Monthly payments under the San Jose IBX Equipment & Fiber Financing, which commenced in February 2005, will be made through May 2020 at an effective interest rate of 8.50% per annum. As of December 31, 2006, principal of $14,769,000 remained outstanding.

Chicago IBX Equipment Financing

In November 2005, Equinix, Inc. recorded the Chicago IBX Equipment Financing (see Note 2). Monthly payments under the Chicago IBX Equipment Financing, which commenced in November 2005, will be made through August 2015 at an effective interest rate of 7.50% per annum. As of December 31, 2006, principal of $8,104,000 remained outstanding.

Los Angeles IBX Financing

In December 2005, Equinix, Inc. recorded the Los Angeles IBX Financing (see Note 2). Monthly payments under the Los Angeles IBX Financing, which commenced in January 2006, will be made through December 2025 at an effective interest rate of 7.75% per annum. As of December 31, 2006, principal of $38,080,000 remained outstanding.

Venture Leasing Loan Agreement and VLL Loan Amendment

In August 1999, Equinix, Inc. entered into a Loan Agreement with Venture Lending & Leasing II, Inc. and other lenders (“VLL” and the “Venture Leasing Loan Agreement”), borrowing up to $10,000,000 for equipment and tenant improvements at the Newark, New Jersey IBX center and general working capital purposes. The full $10,000,000 was drawn during 1999. In October 2002, Equinix, Inc. amended the Venture Leasing Loan Agreement to secure certain short-term cash deferment benefits (the “VLL Loan Amendment”).

In March 2004, with the proceeds from the Convertible Subordinated Debentures (see Note 10), Equinix, Inc. repaid all remaining amounts outstanding under the VLL Loan Amendment. As a result, Equinix, Inc. recognized a loss on debt extinguishment on this transaction of $170,000. Refer to Loss on Debt Extinguishment and Conversion (see Note 11).

Heller Loan and Heller Loan Amendment

In June 2001, Equinix, Inc. borrowed $5,000,000 from Heller Financial Leasing, Inc. (the “Heller Loan”) secured by certain equipment located in the New York metropolitan area IBX center. In August 2002, Equinix, Inc. amended the Heller Loan to secure certain short-term cash deferment benefits (the “Heller Loan Amendment”).

In February 2004, with the proceeds from the Convertible Subordinated Debentures, Equinix, Inc. repaid all remaining amounts outstanding under the Heller Loan Amendment. As a result, Equinix, Inc. recognized a loss on debt extinguishment on this transaction of $267,000. Refer to Loss on Debt Extinguishment and Conversion (see Note 11).

Maturities

Combined aggregate maturities for future minimum capital lease and other financing obligations as of December 31, 2006 are as follows (in thousands):

	Capital lease obligations	Financing obligations	Total
2007	$3,845	$5,742	$9,587
2008	3,940	5,920	9,860
2009	4,032	6,102	10,134
2010	4,121	6,288	10,409
2011	4,223	6,480	10,703
2012 and thereafter	36,943	80,708	117,651

	57,104	111,240	168,344
Less amount representing unamortized discount	(23,358)	(56,842)	(80,200)
Plus amount representing residual property value	—	6,555	6,555

	33,746	60,953	94,699
Less current portion	(1,016)	(961)	(1,977)

	$32,730	$59,992	$92,722

6.	Mortgage Payable

In December 2005, Equinix, Inc. financed the Ashburn Campus Property Acquisition (see Note 2) with a $60,000,000, 8% mortgage to be amortized over 20 years (the “Mortgage Payable”). Payments for the Mortgage Payable are payable monthly, commenced February 2006, and will be payable through January 2026. The Mortgage Payable is collateralized by the Ashburn Campus property and related assets. Pursuant to the terms of the Mortgage Payable, Equinix, Inc. agreed to invest at least $40,000,000 in capital improvements to the Ashburn Campus by December 31, 2007 (see Note 16). In December 2006, Equinix, Inc. obtained additional financing of $40,000,000, which increased the total amount financed by the Mortgage Payable from $60,000,000 to $100,000,000, on the same terms as the initial Mortgage Payable. Equinix, Inc. used this additional funding to finance the Washington, D.C. Metro Area IBX Expansion Project (see Note 2). The Mortgage Payable has numerous covenants; however, there are no specific financial ratios or minimum operating performance covenants. As of December 31, 2006, Equinix, Inc. was in compliance with all covenants in connection with the Mortgage Payable.

The debt issuance costs incurred related to the Mortgage Payable were capitalized and are being amortized to interest expense using the effective interest method over the life of the Mortgage Payable. These debt issuance costs, net of amortization, were $655,000 as of December 31, 2005. In December 2006, Equinix, Inc. incurred additional issuance costs of $528,000 to secure the additional financing of $40,000,000 to the Mortgage Payable, which will also be amortized to interest expense using the effective interest method over the life of the Mortgage Payable. Equinix, Inc. applied EITF 96-19, “Debtors’ Accounting for a Substantive Modification and Exchange of Debt Instruments,” and concluded that the modification to the Mortgage Payable was not substantive. As of December 31, 2006, a total of $1,150,000 of issuance costs remained unamortized related to the Mortgage Payable.

Equinix, Inc.’s future payment obligations for the Mortgage Payable as of December 31, 2006 are as follows (in thousands):

2007	$9,820
2008	10,164
2009	10,164
2010	10,164
2011	10,164
2012 and thereafter	143,668

194,144
Less amount representing interest	(95,248)

98,896
Less current portion	(2,150)

$96,746

7.	Senior Notes

On December 1, 1999, Equinix, Inc. issued 200,000 units, each consisting of a $1,000 principal amount 13% Senior Note due 2007 (the “Senior Notes”) and one warrant to purchase 0.527578 shares (for an aggregate of 105,515 shares) of common stock for $0.2144 per share (the “Senior Note Warrants”), for aggregate net proceeds of $193,400,000, net of offering expenses. Of the $200,000,000 gross proceeds, $16,207,000 was allocated to additional paid-in capital for the deemed fair value of the Senior Note Warrants and recorded as a discount to the Senior Notes. During 2002, Equinix, Inc. reduced amounts outstanding under the Senior Notes in a series of transactions.

In March 2004, with the proceeds from the Convertible Subordinated Debentures (see Note 10), Equinix, Inc. redeemed all remaining amounts outstanding under the Senior Notes. The redemption price of the Senior Notes was equal to 106.5% of their principal, which resulted in an additional cash premium paid of $1,981,000 (the “Senior Note Cash Premium”). As a result, Equinix, Inc. recognized a loss on debt extinguishment on this transaction of $3,759,000. Refer to Loss on Debt Extinguishment and Conversion (see Note 11).

8.	Credit Facility

On December 20, 2000, Equinix, Inc. and a newly created, wholly-owned subsidiary of Equinix, Inc., entered into a $150,000,000 Credit Facility (the “Credit Facility”) with a syndicate of lenders, which was fully drawn down by June 2001. During 2001 through 2003, primarily as a result of non-compliance with certain covenants contained in the Credit Facility, Equinix, Inc. amended the Credit Facility numerous times, which, in certain cases, required repayment of certain amounts previously drawn down.

In February 2004, with the proceeds from the Convertible Subordinated Debentures (see Note 10), Equinix, Inc. repaid all remaining amounts outstanding under the Credit Facility. As a result, Equinix, Inc. recognized a loss on debt extinguishment on this transaction of $4,405,000. Refer to Loss on Debt Extinguishment and Conversion (see Note 11).

9.	Convertible Secured Notes

The Financing

In December 2002, STT Communications made a $30,000,000 strategic investment in Equinix, Inc. (the “Financing”) in the form of a convertible secured note (the “Convertible Secured Note”), convertible into shares of preferred stock, with a detachable warrant for the further issuance of 965,674 shares of preferred stock (the “Convertible Secured Note Warrant”) valued at $4,646,000 and recorded as a debt discount. Interest on the Convertible Secured Note was payable in kind in the form of additional convertible secured notes having a principal amount equal to the amount of interest then due having terms which were identical to the terms of the Convertible Secured Note (the “PIK Notes”) (collectively, the “STT Convertible Secured Notes”).

During the quarter ended March 31, 2005, Equinix, Inc. converted an aggregate of $38,035,000 of the STT Convertible Secured Notes and associated interest into 4,144,216 shares of Equinix, Inc.’s Series A-1 preferred stock (the “95% STT Convertible Secured Notes Conversion”). The converted amount represented 95% of the outstanding STT Convertible Secured Notes plus interest due through February 14, 2005. A total of $1,923,000 of STT Convertible Secured Notes remained outstanding (the “Remaining STT Convertible Secured Notes”) and continued to be governed by the terms of the Financing. On February 1, 2005, STT Communications elected to convert the Series A-1 preferred stock issued in connection with the 95% STT Convertible Secured Notes Conversion into 4,144,216 shares of Equinix, Inc.’s common stock. The Series A-1 preferred stock converted into common stock on a 1 to 1 basis. As a result of the 95% STT Convertible Secured Notes Conversion, 95% of the outstanding Convertible Secured Notes and PIK Notes, plus interest through February 14, 2005 and unamortized discount and debt issuance costs, was converted into stockholders’ equity in accordance with APB Opinion No. 26, “Early Extinguishment of Debt.” As a result of the 95% STT Convertible Secured Notes Conversion, a total of $35,206,000 was credited to stockholders’ equity during the first quarter of 2005, which was comprised of $36,543,000 of Convertible Secured Note and PIK Notes principal and $1,492,000 of interest through the conversion date, offset by $2,510,000 and $319,000 of unamortized debt discount and issuance costs, respectively.

In November 2005, STT Communications elected to convert the Remaining STT Convertible Secured Notes and associated interest into 240,578 shares of Equinix, Inc.’s Series A-1 preferred stock (the “Remaining STT Convertible Secured Notes Conversion”). The converted amount represented the Remaining STT Convertible Secured Notes Conversion plus interest due through November 7, 2005. On November 7, 2005, STT Communications elected to convert its Series A-1 preferred stock issued in connection with the Remaining STT Convertible Secured Notes Conversion into 240,578 shares of Equinix, Inc.’s common stock. The Series A-1 preferred stock converted into common stock on a 1 to 1 basis. As a result of the Remaining STT Convertible Secured Notes Conversion, the outstanding Remaining STT Convertible Secured Notes, plus interest through November 7, 2005 and unamortized discount and debt issuance costs, was converted into stockholders’ equity in accordance with APB Opinion No. 26, “Early Extinguishment of Debt.” As a result of the Remaining STT Convertible Secured Notes Conversion, a total of $2,105,000 was credited to stockholders’ equity during the fourth quarter of 2005.

The Convertible Secured Note Warrant was exercised in November 2005, resulting in 965,674 shares of Equinix, Inc.’s preferred stock being issued and total cash proceeds to Equinix, Inc. of $10,000. On the same date in November 2005, STT Communications elected to convert the preferred stock issued in connection with the exercise of the Convertible Secured Note Warrant into 965,674 shares of Equinix, Inc.’s common stock. The preferred stock converted into common stock on a 1 to 1 basis.

The Crosslink Financing

In June 2003, Equinix, Inc. and certain of its subsidiaries, along with STT Communications and its affiliate, completed a Securities Purchase and Admission Agreement with various entities affiliated with Crosslink Capital (“Crosslink”) for a $10,000,000 investment in Equinix, Inc. by Crosslink in the form of convertible secured notes (the “Crosslink Convertible Secured Notes”), convertible into shares of Equinix, Inc.’s common stock, with detachable warrants for the further issuance of 500,000 shares of common stock (the “Crosslink Convertible Secured Note Warrants”) (collectively, the “Crosslink Financing”). The Crosslink Convertible Secured Note Warrants were fully exercised in June 2003. Interest on the Crosslink Convertible Secured Notes were payable in kind in the form of additional convertible secured notes having a principal amount equal to the amount of interest then due having terms which are similar to the terms of the Crosslink Convertible Secured Notes.

In March 2004, holders of Equinix, Inc.’s Convertible Secured Notes issued in connection with the Crosslink Financing converted the $10,000,000 of principal into 2,500,000 shares of Equinix, Inc.’s common stock. Equinix, Inc. recognized a loss on debt conversion on this transaction of $7,610,000, representing the write-off of unamortized debt discount, in accordance with EITF Issue 00-27 “Application of Issue No. 98-5 to Certain Convertible Instruments.” Refer to Loss on Debt Extinguishment and Conversion (see Note 11).

10.	Convertible Subordinated Debentures

In February 2004, Equinix, Inc. issued $86,250,000 principal amount of 2.5% Convertible Subordinated Debentures due February 15, 2024 (the “Convertible Subordinated Debentures”). Interest is payable semi-annually, in arrears, on February 15 and August 15 of each year.

The Convertible Subordinated Debentures are governed by the Indenture dated February 11, 2004, between Equinix, Inc., as issuer, and U.S. Bank National Association, as trustee (the “Indenture”). The Indenture does not contain any financial covenants or any restrictions on the payment of dividends, the incurrence of senior debt or other indebtedness, or the issuance or repurchase of securities by Equinix, Inc. The Convertible Subordinated Debentures are unsecured and rank junior in right of payment to Equinix, Inc.’s existing or future senior debt.

The Convertible Subordinated Debentures are convertible into shares of Equinix, Inc.’s common stock. Each $1,000 principal amount of Convertible Subordinated Debentures is convertible into 25.3165 shares of Equinix, Inc.’s common stock. This represents an initial conversion price of approximately $39.50 per share of common stock. As of December 31, 2006, the Convertible Subordinated Debentures were convertible into 2,183,548 shares of Equinix, Inc.’s common stock. Holders of the Convertible Subordinated Debentures may convert their individual debentures into shares of Equinix, Inc.’s common stock only under any of the following circumstances:

•

during any calendar quarter after the quarter ending June 30, 2004 (and only during such calendar quarter) if the sale price of Equinix, Inc.’s common stock, for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the previous calendar quarter, is greater than or equal to 120% of the conversion price per share of Equinix, Inc.’s common stock, or approximately $47.40 per share;

•

subject to certain exceptions, during the five business-day period after any five consecutive trading-day period in which the trading price per Convertible Subordinated Debenture for each day of that period was less than 98% of the product of the sale price of Equinix, Inc.’s common stock and the conversion rate on each such day;

•	if the Convertible Subordinated Debentures have been called for redemption; or

•

upon the occurrence of certain specified corporate transactions described in the Indenture, such as a consolidation, merger or binding share exchange in which Equinix, Inc.’s common stock would be converted into cash or property other than securities.

The conversion rates may be adjusted upon the occurrence of certain events including for any cash dividend, but they will not be adjusted for accrued and unpaid interest. Holders of the Convertible Subordinated Debentures will not receive any cash payment representing accrued and unpaid interest upon conversion of a debenture. Instead, interest will be deemed cancelled, extinguished and forfeited upon conversion. Convertible Subordinated Debentures called for redemption may be surrendered for conversion prior to the close of business on the business day immediately preceding the redemption date.

Equinix, Inc. may redeem all or a portion of the Convertible Subordinated Debentures at any time after February 15, 2009 at a redemption price equal to 100% of the principal amount of the Convertible Subordinated Debentures, plus accrued and unpaid interest, if any, to but excluding the date of redemption.

Holders of the Convertible Subordinated Debentures have the right to require Equinix, Inc. to purchase all or a portion of the Convertible Subordinated Debentures on February 15, 2009, February 15, 2014 and February 15, 2019, each of which is referred to as a purchase date. In addition, upon a fundamental change of Equinix, Inc., as defined in the Indenture, each holder of the Convertible Subordinated Debentures may require Equinix, Inc. to repurchase some or all of the Convertible Subordinated Debentures at a purchase price equal to 100% of the principal amount plus accrued and unpaid interest.

Equinix, Inc. has considered the guidance in EITF Abstract No. 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios”, and has determined that the Convertible Subordinated Debentures do not contain a beneficial conversion feature as the fair value of Equinix, Inc.’s common stock on the date of issuance, was less than the initial conversion price outlined in the agreement. The Convertible Subordinated Debentures contained two embedded derivatives, a bond parity clause and a contingent interest provision, which no longer exists as a result of the filing of a registration statement, which was declared effective by the SEC in July 2004. The remaining embedded derivative, the bond parity clause, had a zero fair value as of December 31, 2006 and 2005. Equinix, Inc. will be remeasuring the remaining embedded derivative each reporting period, as applicable. Changes in fair value will be reported in the statement of operations.

The costs related to the Convertible Subordinated Debentures were capitalized and are being amortized to interest expense using the effective interest method, through February 15, 2009, the first date that the holders of the Convertible Subordinated Debentures can force redemption to Equinix, Inc. Debt issuance costs related to the Convertible Subordinated Debentures, net of amortization, were $1,365,000 and $2,011,000 as of December 31, 2006 and 2005, respectively.

11.	Loss on Debt Extinguishment and Conversion

As a result of the extinguishment of debt associated with the Credit Facility, Heller Loan Amendment, VLL Loan Amendment and the Senior Notes, as well as the Crosslink Conversion, Equinix, Inc. recognized a total loss on debt extinguishment and conversion totaling $16,211,000 for the year ended December 31, 2004, as summarized below (in thousands):

	Credit facility	Heller loan amendment	VLL loan amendment	Senior notes	Crosslink conversion	Total
Write-off of debt issuance costs and discounts	$(4,282)	$(87)	$(74)	$(1,653)	$(7,610)	$(13,706)
Senior note cash premium	—	—	—	(1,981)	—	(1,981)
Other transaction costs	(123)	(180)	(96)	(125)	—	(524)

	$(4,405)	$(267)	$(170)	$(3,759)	$(7,610)	$(16,211)

12.	Silicon Valley Bank Credit Line and Amendments

In December 2004, Equinix, Inc. entered into a $25,000,000 line of credit arrangement with Silicon Valley Bank that originally would have matured in December 2006 (the “Silicon Valley Bank Credit Line”). In September 2005, Equinix, Inc. amended the Silicon Valley Bank Credit Line by entering into a $50,000,000 revolving line of credit agreement with Silicon Valley Bank, replacing the previously outstanding $25,000,000 line of credit arrangement with the same bank. In October 2005, Equinix, Inc. elected to borrow $30,000,000 from the Silicon Valley Bank Credit Line at a one-month LIBOR interest rate, inclusive of the applicable margin, at the rate of 5.72% per annum (the “$30,000,000 Borrowing”), which was used to fund a portion of the Ashburn Campus Property Acquisition (see Note 2). Equinix, Inc. decided to repay the $30,000,000 Borrowing in full in January 2006.

In August 2006, Equinix, Inc. amended the Silicon Valley Bank Credit Line to increase the line to $75,000,000, replacing the previously outstanding $50,000,000 line of credit arrangement, and added General Electric Capital Corporation as a lender (the “Silicon Valley Bank Credit Line Amendment”). The Silicon Valley Bank Credit Line Amendment allows for issuance of letters of credit (in addition to revolving borrowings), which would have the effect of reducing the amount available for borrowing under the Silicon Valley Bank Credit Line Amendment during the period that such letters of credit remain outstanding. The Silicon Valley Bank Credit Line Amendment also has an option for Equinix, Inc. to increase the amount of the line to $100,000,000 at a later date, subject to approval of the lender or lenders electing to participate in such increase. Borrowings under the Silicon Valley Bank Credit Line Amendment will continue to bear interest at variable interest rates, plus the applicable margins, which were in effect prior to the amendment, based on either prime rates or LIBOR rates. The Silicon Valley Bank Credit Line Amendment matures on September 15, 2008 and is secured by substantially all of Equinix, Inc.’s domestic personal property assets and certain of Equinix, Inc.’s real property leases and contains several financial covenants, which require compliance with maximum leverage and working capital ratios and a minimum EBITDA target, all of which Equinix, Inc. was in compliance with as of December 31, 2006. As of December 31, 2006, if Equinix, Inc. had borrowed against the Silicon Valley Bank Credit Line Amendment, it would have had an effective interest rate of 7.82% per annum.

In September 2006, Equinix, Inc. elected to borrow $40,000,000 (the “$40,000,000 Borrowing”) from the Silicon Valley Credit Line Amendment, of which $20,000,000 of the $40,000,000 Borrowing was borrowed at the prime rate, inclusive of the applicable margin, of 8.75% per annum and the remaining $20,000,000 was borrowed at one-month LIBOR interest rate, inclusive of the applicable margin, at the rate of 7.824%. The $40,000,000 Borrowing was repaid in full in October 2006.

As of December 31, 2006, a total of $16,419,000 remained outstanding under the letters of credit sublimit and, as a result, the amount of borrowings available to Equinix, Inc. was $58,581,000. These letters of credit automatically renew in successive one-year periods until the final termination. If the beneficiaries for any of these letters of credit decide to draw down on these letters of credit, Equinix, Inc. will be required to fund these letters of credit either through cash collateral or borrowings under the Silicon Valley Bank Credit Line Amendment.

The costs incurred related to the Silicon Valley Bank Credit Line were capitalized and were being amortized to interest expense using the effective interest method over the life of the Silicon Valley Bank Credit Line. Equinix, Inc. incurred $253,000 and $342,000 of additional issuance costs for the amendments to the Silicon Valley Bank Credit Line during the years ended December 31, 2006 and 2005, respectively, which will also be amortized to interest expense using the effective interest method over the life of the Silicon Valley Bank Credit Line. In accordance with EITF Issue 98-14, “Debtor’s Accounting for Changes in Line-of-Credit or Revolving-Debt Arrangements”, Equinix, Inc. has capitalized the total of such issuance costs, which are being amortized to interest expense using the effective interest method over the life of the Silicon Valley Bank Credit Line Amendment. These debt issuance costs, net of amortization, were $461,000 and $409,000 as of December 31, 2006 and 2005, respectively.

13.	Stockholders’ Equity

In December 2002, Equinix, Inc. amended and restated its Certificate of Incorporation to change the authorized share capital to 300,000,000 shares of common stock and 100,000,000 shares of preferred stock, of which 25,000,000 has been designated Series A, 25,000,000 has been designated as Series A-1 and 50,000,000 is undesignated.

Preferred Stock

On December 31, 2002, as a result of the i-STT Acquisition, Equinix, Inc. issued 1,868,667 shares of Series A preferred stock to STT Communications. As of December 31, 2004, this preferred stock had a total liquidation value of $18,298,000. In November 2005, STT Communications elected to convert these shares into 1,868,667 shares of Equinix, Inc.’s common stock. As of December 31, 2006 and 2005, Equinix, Inc. had no preferred stock issued and outstanding.

Common Stock

As of December 31, 2006, Equinix, Inc. has reserved the following shares of authorized but unissued shares of common stock for future issuance:

Conversion of convertible subordinated debentures	2,183,548
Common stock options	5,462,809
Common stock purchase plans	1,160,584
Common stock warrants	9,490

8,816,431

Stock Option Plans

In May 2000, Equinix, Inc.’s stockholders approved the adoption of the 2000 Equity Incentive Plan as the successor plan to the 1998 Stock Plan. In August 2000 Equinix, Inc. no longer issued additional grants under the 1998 Stock Plan, and unexercised options under the predecessor 1998 Stock Plan that cancel due to an optionee’s termination may be reissued under the successor 2000 Equity Incentive Plan. Under the 2000 Equity Incentive Plan, nonstatutory stock options, restricted shares, restricted stock units, and stock appreciation rights may be granted to employees, outside directors and consultants at not less than 85% of the fair market value on the date of grant, and incentive stock options may be granted to employees at not less than 100% of the fair market value on the date of grant. Options granted prior to October 1, 2005 generally expire 10 years from the grant date, and options granted to employees and consultants on or after October 1, 2005 will generally expire seven years from the grant date, subject to continuous service of the optionee. Stock options and restricted shares granted under the 2000 Equity Incentive Plan generally vest over four years. As of December 31, 2006, Equinix, Inc. has reserved a total of 8,219,601 shares for issuance under the 2000 Equity Incentive Plan of which 1,622,279 were still available for grant, and the plan reserve is increased on January 1 each year by the lesser of 6% of the common stock then outstanding or 6,000,000 shares. The 2000 Equity Incentive Plan is administered by the Compensation Committee of the Board of Directors, and the Board may terminate or amend the plan, with approval of the stockholders as may be required by applicable regulations, at any time.

In May 2000, Equinix, Inc.’s stockholders approved the adoption of the 2000 Director Option Plan, which was amended and restated effective January 1, 2003. Under the 2000 Director Option Plan, each non-employee board member who was not previously an employee of Equinix, Inc. will receive an automatic initial nonstatutory stock option grant, which vests in four annual installments. In addition, each non-employee board member will receive an annual non-statutory stock option grant on the date of Equinix, Inc.’s regular Annual Meeting of Stockholders, provided the board member will continue to serve as a director thereafter. Such annual option grants shall vest in full on the earlier of a) the first anniversary of the grant, or b) the date of the regular Annual Meeting of Stockholders held in the year following the grant date. A new director who receives an initial option will not receive an annual option in the same calendar year. Options granted under the 2000 Director Option Plan will have an option price not less than 100% of the fair market value on the date of grant and will have a 10-year contractual term, subject to continuous service of the board member. As of December 31, 2006, Equinix, Inc. has reserved 393,440 shares subject to options for issuance under the 2000 Director Option Plan of which 337,188 were still available for grant, and an additional 50,000 shares is added to the reserve on January 1 each year. The 2000 Director Option Plan is administered by the Compensation Committee of the Board of Directors, and the Board may terminate or amend the plan, with approval of the stockholders as may be required by applicable regulations, at any time.

In September 2001, Equinix, Inc. adopted the 2001 Supplemental Stock Plan, under which non-statutory stock options and restricted shares may be granted to consultants and employees who are not executive officers or board members, at not less than 85% of the fair market value on the date of grant. Options granted prior to October 1, 2005 generally expire 10 years from the grant date, and options granted on or after October 1, 2005 will generally expire seven years from the grant date, subject to continuous service of the optionee. Current stock options granted under the 2001 Supplemental Stock Plan generally vest over four years. As of December 31, 2006, Equinix, Inc. has reserved a total of 1,493,961 shares for issuance under the 2001 Supplemental Stock Plan, of which 191,025 were still available for grant. The 2001 Supplemental Stock Plan is administered by the Compensation Committee of the Board of Directors, and the plan will continue in effect indefinitely unless the Board decides to terminate it earlier.

The 1998 Stock Plan, 2000 Equity Incentive Plan, 2000 Director Option Plan and 2001 Supplemental Stock Plan are collectively referred to as the “Stock Option Plans.”

Stock Option Plan Activity

Stock option activity under the Stock Option Plans is summarized as follows:

	Number of shares outstanding	Weighted-average exercise price per share
Stock options outstanding at December 31, 2003	3,407,938	$17.56
Stock options granted	1,523,200	29.78
Stock options exercised	(1,038,306)	5.74
Stock options canceled	(91,038)	28.50
Stock options outstanding at December 31, 2004	3,801,794	25.42
Stock options granted	1,381,375	42.07
Stock options exercised	(855,903)	9.43
Stock options canceled	(164,727)	38.03
Stock options outstanding at December 31, 2005	4,162,539	33.67
Stock options granted	1,209,870	55.61
Stock options exercised	(1,593,697)	21.91
Stock options canceled	(466,397)	49.54
Stock options outstanding at December 31, 2006	3,312,315	45.11

The total intrinsic value of stock options exercised during the years ended December 31, 2006, 2005 and 2004 was $55,238,000, $26,865,000 and $29,908,000, respectively. The intrinsic value is calculated as the difference between the market value on the date of exercise and the exercise price of the shares. The total fair value of options vested during the years ended December 31, 2006, 2005 and 2004 was $21,181,000, $23,276,000 and $19,025,000, respectively.

The following table summarizes information about outstanding equity awards as of December 31, 2006:

	Outstanding			Exercisable
Range of exercise prices	Number of shares	Weighted-average remaining contractual life	Weighted-average exercise price	Number of shares	Weighted-average exercise price
$2.13 to $17.70	352,809	6.21	$8.91	349,589	$8.92
$18.61 to $29.44	355,976	6.62	25.73	248,667	25.52
$29.71 to $30.02	421,452	7.13	29.97	256,646	29.98
$30.38 to $38.76	270,893	6.38	35.93	85,195	35.52
$38.85 to $44.61	294,208	8.22	41.71	83,696	41.90
$44.70 to $44.89	374,359	8.05	44.89	142,296	44.89
$45.08 to $52.51	148,973	6.33	48.04	1,435	46.55
$52.85 to $52.85	548,135	6.16	52.85	105,783	52.85
$53.09 to $73.95	314,319	6.63	60.11	18,903	57.53
$78.12 to $312.00	231,191	4.32	132.55	181,338	146.77
	3,312,315	6.68	45.11	1,473,548	43.05

The total aggregate intrinsic value of stock options outstanding as of December 31, 2006, 2005 and 2004 was $114,228,000, $55,443,000 and $89,981, 000, respectively. As of December 31, 2006, 2005 and 2004, the weighted average remaining contractual life of options outstanding was 6.68 years, 7.79 years and 8.37 years, respectively. The total aggregate intrinsic value of stock options exercisable as of December 31, 2006, 2005 and 2004 was $51,1178,000, $40,315,000 and $31,103,000, respectively. As of December 31, 2006, 2005 and 2004, the weighted average remaining contractual life of options exercisable was 6.28 years, 7.10 years and 7.69 years, respectively. The weighted-average exercise price of options outstanding at December 31, 2006, 2005 and 2004 was $45.11, $33.74 and $25.42, respectively. The weighted-average exercise price of options exercisable at December 31, 2006, 2005 and 2004 was $43.05, $32.97 and $37.21, respectively.

Fair Value Calculations—Stock Options

Equinix, Inc. uses the Black-Scholes option-pricing model to determine the fair value of stock options with the following weighted average assumptions for the years ended December 31:

	2006	2005	2004
Dividend yield	0%	0%	0%
Expected volatility	69%	78%	98%
Risk-free interest rate	4.70%	4.00%	2.58%
Expected life (in years)	4.6	3.9	3.5

The weighted-average fair value of stock options per share on the date of grant was $32.58, $24.61 and $19.48, respectively, for the years ended December 31, 2006, 2005 and 2004.

Restricted Share Activity

As noted above, Equinix, Inc. grants restricted shares out of the 2000 Equity Incentive Plan. Restricted Share activity under the 2000 Equity Incentive Plan is summarized as follows:

	Number of shares outstanding	Weighted-average grant date fair value per share
Restricted shares outstanding, December 31, 2004	—	$—
Restricted shares granted	320,500	43.76
Restricted shares issued, vested	(40,062)	43.76
Restricted shares canceled	—	—
Restricted shares outstanding, December 31, 2005	280,438	43.76
Restricted shares granted	274,000	44.43
Restricted shares issued, unvested (1)	(274,000)	44.43
Restricted shares issued, vested	(69,313)	43.76
Restricted shares canceled	(51,125)	43.76
Restricted shares outstanding, December 31, 2006 (2)	160,000	43.76

(1)	On January 10, 2006 and May 22, 2006, Equinix, Inc. granted 250,000 restricted shares and 24,000 restricted shares, respectively, to its executive officers and at the same time, unlike the previous year’s restricted stock grants (see footnote 2 below), issued these shares into an escrow account under the names of each of the executive officers. These shares have voting rights and are considered issued and outstanding. They are released from the escrow account as they vest. However, they are subject to forfeiture if the individual officers do not meet the vesting requirements. See “Net Loss Per Share” in Note 1. (2)As of December 31, 2006, there were a total of 160,000 restricted shares outstanding and unissued. These restricted shares were granted on February 8, 2005 to Equinix, Inc.’s executive officers. These shares were not placed into an escrow account in the names of each of the executive officers. These shares do not have voting rights and are not considered issued and outstanding. These restricted shares will only be issued when they become vested.

Unvested restricted shares as of December 31, 2005 totaled 280,438. Unvested restricted shares as of December 31, 2006 totaled 407,750, comprised of 247,750 issued shares and 160,000 unissued shares.

Fair Value Calculations—Restricted Shares

Equinix, Inc. uses a Monte Carlo simulation option-pricing model to determine the fair value of restricted shares as they have both a service and market price condition with the following weighted average assumptions for the years ended December 31:

	2006	2005	2004
Dividend yield	0%	0%	—
Expected volatility	71%	80%	—
Risk-free interest rate	4.43%	3.55%	—
Market risk premium	8.5%	8.5%	—
Beta	1.28	1.28	—

The weighted-average fair value per share of restricted shares on the date of grant was $44.43 and $43.76, respectively, for the years ended December 31, 2006 and 2005.

Employee Stock Purchase Plans

In May 2000, Equinix, Inc. adopted the 2000 Employee Stock Purchase Plan (the “2000 Purchase Plan”) under which 31,250 shares was reserved for issuance, and after January 1, 2005, no additional shares were added to the 2000 Purchase Plan. The last purchase under the 2000 Purchase Plan was in July 2005, at which time the 2000 Purchase Plan ceased and the unused reserved shares expired.

In June 2004, Equinix, Inc.’s stockholders approved the adoption of the 2004 Employee Stock Purchase Plan and International Employee Stock Purchase Plan (the “2004 Purchase Plans”, collectively with the 2000 Purchase Plan, the “Purchase Plans”) as successor plans to the 2000 Purchase Plan. A total of 500,000 shares have been reserved for issuance under the 2004 Purchase Plans, and the number of shares available for issuance under the 2004 Purchase Plans automatically increases on January 1 each year, beginning in 2005, by the lesser of 2% of the shares of common stock then outstanding or 500,000 shares. As of December 31, 2006, a total of 1,160,584 shares remain available for purchase under the Purchase Plans. The 2004 Purchase Plans permit eligible employees to purchase common stock on favorable terms via payroll deductions, up to 15% of the employee’s cash compensation, subject to certain share and statutory dollar limits. Two overlapping offering periods commence during each calendar year, on each February 14 and August 14 or such other periods or dates as determined by the Compensation Committee from time to time, and the offering periods last up to 24 months with a purchase date every six months. The price of each share purchased is 85% of the lower of a) the fair market value per share of common stock on the last trading day before the commencement of the applicable offering period or b) the fair market value per share of common stock on the purchase date. The 2004 Purchase Plans are administered by the Compensation Committee of the Board of Directors, and such plans will terminate automatically in June 2014 unless a) the 2004 Purchase Plans are extended by the Board of Directors and b) the extension is approved within 12 months by Equinix, Inc.’s stockholders.

For the years ended December 31, 2006, 2005 and 2004, 135,325, 218,158 and 314,637 shares, respectively, were issued under the Purchase Plans at a weighted average purchase price of $28.91, $15.62 and $4.24 per share, respectively.

Fair Value Calculations—Employee Stock Purchase Plans

Equinix, Inc. uses the Black-Scholes option-pricing model to determine the fair value of shares purchased under the Purchase Plans with the following weighted average assumptions for the years ended December 31:

	2006	2005	2004
Dividend yield	0%	0%	0%
Expected volatility	69%	76%	98%
Risk-free interest rate	4.95%	3.27%	2.58%
Expected life (in years)	1.25	1.25	1.25

The weighted-average fair value per share of shares purchased on the date of purchase was $18.10, $9.65 and $5.03, respectively, for the years ended December 31, 2006, 2005 and 2004.

Cumulative Effect Adjustments Under SFAS 123(R)

Upon adoption of SFAS 123(R) on January 1, 2006, Equinix, Inc. recorded the following two cumulative effect adjustments:

•

For awards with compensation cost recognized in the financial statements under APB 25 that were partially vested upon the adoption of SFAS 123(R), an adjustment to record estimated forfeitures was recorded as a cumulative effect adjustment upon a change in accounting principle totaling $376,000 in Equinix, Inc.’s consolidated statement of operations for the year ended December 31, 2006.

•

For deferred stock-based compensation related to equity awards granted prior to the adoption of SFAS 123(R), such amounts were eliminated against additional paid-in capital upon adoption, which totaled $4,930,000 as of December 31, 2005.

Stock-Based Compensation Recognized in the Statement of Operations

The following table presents, by operating expense, Equinix, Inc.’s stock-based compensation expense recognized in Equinix, Inc.’s consolidated statement of operations under SFAS 123(R) for the year ended December 31, 2006 and under APB 25 for the years ended December 31, 2005and 2004 (in thousands):

	2006	2005	2004
Cost of revenues	$3,238	$—	$35
Sales and marketing	7,449	1,561	60
General and administrative	20,080	6,716	1,372

	$30,767	$8,277	$1,467

As of December 31, 2006, Equinix, Inc. capitalized $45,000 of stock-based compensation expense as construction in progress in property and equipment.

Equinix, Inc.’s stock-based compensation recognized in the consolidated statement of operations was comprised of the following types of equity awards for the years ended December 31 (in thousands):

	2006	2005	2004
Stock options	$21,181	$1,849	$1,467
Restricted shares	7,848	6,428	—
Employee stock purchase plan	1,738	—	—

	$30,767	$8,277	$1,467

As of December 31, 2006, the total stock-based compensation cost related to unvested equity awards not yet recognized, net of estimated forfeitures, totaled $45,024,000, which is expected to be recognized over a weighted-average period of 2.62 years.

Pro Forma Stock-Based Compensation Under SFAS 123 for Periods Prior to Fiscal 2006

The following table presents what the net loss and net loss per share would have been had Equinix, Inc. adopted SFAS 123 for the years ended December 31(in thousands, except per share data):

	2005	2004
Net loss as reported	$(42,612)	$(68,631)
Stock-based compensation expense included in net loss	8,112	1,459
Stock-based compensation expense if SFAS No.123 had been adopted	(32,529)	(20,756)

Pro forma net loss	$(67,029)	$(87,928)

Basic and diluted net loss per share:
As reported	$(1.78)	$(3.87)
Pro forma	(2.80)	(4.96)

14.	Stock Option Granting Practices

In June 2006, the Audit Committee of Equinix, Inc.’s Board of Directors commenced an independent investigation of Equinix, Inc.’s historical stock option granting practices and related accounting with the assistance of independent outside legal counsel. This review covered the timing and pricing of all stock option grants made under Equinix, Inc.’s stock option plans since August 11, 2000, the day after Equinix, Inc.’s Initial Public Offering (“IPO”).

In June 2006 Equinix, Inc. received an informal inquiry from the SEC and a grand jury subpoena from the U.S. Attorney for the Northern District of California requesting documents relating to Equinix, Inc.’s stock option grants and practices. In December 2006, the SEC formally notified Equinix, Inc. that it has terminated its investigation of Equinix, Inc.’s stock grants and practices and no enforcement action was recommended. In January 2007, the U.S Attorney formally notified Equinix, Inc. of the withdrawal of its grand jury subpoena.

Based on the results of its review, the Audit Committee determined that the accounting measurement dates of certain stock option grants issued in the past differ from the actual grant dates. The Audit Committee concluded that Equinix, Inc. did not engage in intentional or fraudulent misconduct in the granting of stock options. However, the accounting measurement dates for certain historical stock option grants differed from their actual grant dates. As a result of revising the accounting measurement dates for these stock option grants, Equinix, Inc. recorded additional non-cash stock-based compensation charge of $444,000 in Equinix, Inc.’s consolidated financial statements for the year ended December 31, 2006. The amount of the charge was computed pursuant to the requirements of APB 25 for all historical periods through December 31, 2005 and pursuant to SFAS 123(R) for the year ended December 31, 2006. This $444,000 stock-based compensation charge represents the total charge for historical periods that Equinix, Inc. needed to record as a result of the Audit Committee’s conclusion on this matter. This compensation charge had no effect on Equinix, Inc.’s current cash position.

Equinix, Inc. concluded that the cumulative charge as a result of the difference between the measurement dates used for financial accounting and reporting purposes and the actual grant dates for certain stock option grants, totaling $444,000, was not material to any previously-reported historical period and the current fiscal year. As such, this cumulative charge totaling $444,000 was recorded in the quarter ended June 30, 2006 and is included in the statement of operations for the year ended December 31, 2006, versus restating prior periods. This additional stock-based compensation was combined with Equinix, Inc.’s stock-based compensation recorded in connection with FASB 123(R) for the year ended December 31, 2006 as outlined in Note 13. As of December 31, 2006, the total remaining incremental stock-based compensation charge related to these stock option grants with a revised accounting measurement date not yet recognized, net of estimated forfeitures, totaled approximately $9,000, which is expected to impact Equinix, Inc.’s operating results through 2008.

The following table presents, by operating expense category, Equinix, Inc.’s cumulative stock-based compensation charge totaling $444,000 recognized in Equinix, Inc.’s consolidated statement of operations for the year ended December 31, 2006 (in thousands):

Cost of revenues	$63
Sales and marketing	99
General and administrative	282

$444

There were no significant income tax effects relating to this adjustment for Equinix, Inc. However, Equinix, Inc. has determined that certain employees have some tax exposure in regards to Section 409A of the Internal Revenue Code as a result of this adjustment. To address this situation, Equinix, Inc. repriced upwards a portion of individual stock option grants for these impacted employees, including certain executive officers, who are still employed with Equinix, Inc. To offset this increase in exercise price, Equinix, Inc. gave certain of these individuals a new stock option grant to offset this reduction in value. However, none of the executive officers received an offsetting stock option grant. All such adjustments, both individually and in the aggregate, were not significant to Equinix, Inc.

15.	Income Taxes

Income or loss before income taxes is attributable to the following geographic locations for the years ended December 31 (in thousands):

	2006	2005	2004
United States	$(7,990)	$(40,781)	$(60,319)
Foreign	1,656	(1,288)	(8,159)

Loss before income taxes and cumulative effect of a change in accounting principle	$(6,334)	$(42,069)	$(68,478)

The provision for income tax consisted of the following components (in thousands).

	2006	2005	2004
Current:
Federal	$497	$425	$30
State	217	128	—
Foreign	62	(10)	123

Subtotal	776	543	153

Deferred:
Federal	—	—	—
State	—	—	—
Foreign	(337)	—	—

Subtotal	(337)	—	—

Provision for income taxes	$439	$543	$153

State tax expense not based on income is included in general and administrative expenses and the aggregated amount was insignificant for the years ended December 31, 2006, 2005 and 2004.

The fiscal 2006, 2005 and 2004 income tax expense differed from the amounts computed by applying the U.S. federal income tax rate of 35% to pre-tax income (loss) as a result of the following for the years ended December 31 (in thousands):

	2006	2005	2004
Federal tax at statutory rate	$(2,217)	$(14,724)	$(23,967)
State taxes	217	128	—
Deferred tax assets generated in current year not benefited	1,843	15,056	18,411
Meals and entertainment	48	73	58
Non-cash interest expense	—	322	5,579
Stock option deduction	326	(726)	—
Release of valuation allowance	(337)	—	—
Others	559	414	72

Total tax expense	$439	$543	$153

The types of temporary differences that give rise to significant portions of Equinix, Inc.’s deferred tax assets and liabilities are set out below as of December 31 (in thousands):

	2006	2005
Deferred tax assets:
Depreciation and amortization	$78,121	$59,073
Reserves	27,374	30,343
Deferred compensation	8,849	2,689
Stock warrants	339	6,308
State tax	58	44
Net operating losses and credits	36,794	48,982

Gross deferred tax assets	151,535	147,439
Valuation allowance	(144,625)	(147,439)

Total deferred tax assets	$6,910	$—

The consolidated balance sheet reflects the allocation of the valuation allowance based on the pro-rata portion of gross current and non-current deferred tax assets in each jurisdiction where a valuation allowance is required. Equinix, Inc.’s deferred tax assets are included in both prepaids and other current assets and other assets on the accompanying consolidated balance sheet as of December 31, 2006.

Equinix, Inc.’s accounting for deferred taxes under SFAS No. 109 involves the evaluation of a number of factors concerning the realizability of Equinix, Inc.’s deferred tax assets in each tax jurisdiction. After considering primarily such factors as Equinix, Inc.’s history of operating losses, the nature of Equinix, Inc.’s deferred tax assets and the absence of taxable income in prior carryback years, management concluded that a 100% valuation allowance was required in all the jurisdictions, other than Singapore, in which Equinix, Inc. operates. However, Equinix, Inc. released the valuation allowance against the deferred tax assets in Singapore during the year ended December 31, 2006, as its operation in the jurisdiction has sustained a cumulative profitability for three years including the current year and the operating plan in the jurisdiction indicates future taxable income. Equinix, Inc. believed that as of December 31, 2006, it is more likely than not that the deferred tax assets would be fully recoverable in Singapore. As a result of recognizing $6,910,000 deferred tax assets in Singapore, Equinix, Inc. recorded a decrease to Goodwill of approximately $6,573,000 representing the acquired deferred tax assets in the i-STT acquisition, against which a full valuation allowance was originally provided.

Federal and state tax laws, including California tax laws, impose substantial restrictions on the utilization of net operating loss and credit carryforwards in the event of an “ownership change” for tax purposes, as defined in Section 382 of the Internal Revenue Code. In 2003, Equinix, Inc. conducted an analysis to determine whether an ownership change had occurred due to the significant stock transactions in each of the reporting years disclosed. The analysis indicated that an ownership change occurred during the fiscal year 2002, which resulted in an annual limitation of approximately $819,000, for the net operating loss carryforwards generated prior to 2003 and, therefore, Equinix, Inc. has substantially reduced its federal and state net operating loss carryforwards for the period prior to 2003 to approximately $16,400,000. Additionally, Section 382 of the Internal Revenue Code limits Equinix, Inc.’s ability to utilize the tax deductions associated with its depreciable assets as of the end of the 2002 tax year to offset the taxable income in future years, due to the existence of a Net Unrealized Built-In Loss at the time of the change in control. Such a limitation will be effective for a five-year period subsequent to the change in control through 2007. Equinix, Inc. had also updated the analysis for the fiscal year 2006 and concluded there was no ownership change under Section 382 of the Internal Revenue Code in the year.

Equinix, Inc. expects to pay a limited amount of tax for fiscal year 2007. The tax costs will be primarily limited to alternative minimum taxes as Equinix, Inc. anticipates utilizing its net operating loss carryforwards from post-2002 tax years and expects to have significant tax deductions attributable to stock options exercised in the year.

Equinix, Inc. has net operating loss carryforwards of approximately $79,000,000 and $95,000,000 for federal and state income tax purposes, respectively, as of December 31, 2006. The net operating loss carryforwards expire, if not utilized, at various intervals from the year 2007 to 2026. Approximately $38,000,000 of the net operating loss carryforwards is attributable to the excess of employee stock option deduction, the benefits from which will be allocated to paid-in capital when subsequently utilized in future years. In addition, Equinix, Inc.’s foreign operations had approximately $103,000,000 of net operating loss and unclaimed capital allowance carryforwards for the local income tax purposes, of which approximately $19,000,000 will expire, if not utilized, at various intervals from the year 2009 to 2012 while the remaining can be carried forward indefinitely.

Equinix, Inc. is subject to ongoing tax examinations of its tax returns by the Internal Revenue Service and other tax authorities in various jurisdictions. Equinix, Inc.’s federal income tax return for fiscal 2003 is currently under the examination by the Internal Revenue Service, which has substantially completed the field work as of December 31, 2006. Equinix, Inc. does not expect that the tax examination will result in an additional tax liability. Should any issues addressed in Equinix, Inc.’s tax examination be resolved in a manner not consistent with Equinix, Inc.’s expectations, Equinix, Inc. could be required to adjust its provision for income tax in the period such resolution occurs.

16.	Commitments and Contingencies

Operating Lease Terminations and Amendments

In May 2004, a wholly-owned subsidiary of Equinix, Inc. amended its lease for its Hong Kong IBX center (the “Amendment to the Hong Kong IBX Lease”). Pursuant to the terms of the Amendment to the Hong Kong IBX Lease, Equinix, Inc. amended the term of the lease and the monthly rent payments due under the lease and issued a parent company guarantee for the remaining monthly lease payments through October 2013 totaling $5,783,000 as of December 31, 2006. In exchange for entering into the Amendment to the Hong Kong IBX Lease, Equinix, Inc. issued warrants to the landlord to purchase 100,000 shares of Equinix, Inc.’s common stock at an exercise price of $15.00 per share, which were immediately exercisable (the “Hong Kong Lease Amendment Warrants”) and which were exercised for cash during 2005. The Hong Kong Warrants were valued at $2,477,000 using the Black-Scholes option-pricing model, which are being amortized to rent expense over the remaining 10 year term of the lease. The following assumptions were used in determining the fair value of the Hong Kong Warrants: fair market value per share of $28.13, dividend yield of 0%, expected volatility of 100%, risk-free interest rate of 2.80% and a contractual life of seven years. The value of these warrants is included in other assets on the accompanying consolidated balance sheet.

In October 2005, Equinix, Inc. announced that it had entered into an agreement for the early termination of its approximate 40 acre ground lease of real property in San Jose, California (the “San Jose Ground Lease”) whereby Equinix, Inc. will pay $40,000,000 over the next four years, commencing January 1, 2006 in equal quarterly installments, to terminate this lease, which would otherwise require significantly higher cumulative lease payments through 2020 (the “San Jose Ground Lease Termination”). As a result of the San Jose Ground Lease Termination, Equinix, Inc. recorded a significant restructuring charge in the fourth quarter of 2005 (see Note 19). Pursuant to the terms of the San Jose Ground Lease Termination, the revised lease termination date is no later than December 31, 2007. Equinix, Inc. does not currently use the San Jose Ground Lease property for any purpose.

In February 2006, Equinix, Inc. amended the lease to its corporate headquarters office in Foster City, California, to add additional space and to extend the lease term an additional three years to March 2011.

Operating Lease Commitments

Equinix, Inc. currently leases the majority of its IBX centers and certain equipment under noncancelable operating lease agreements. The majority of Equinix, Inc.’s operating leases for its IBX centers expire at various dates expiring from 2010 through 2025 with renewal options available to Equinix, Inc. The centers’ lease agreements typically provide for base rental rates that increase at defined intervals during the term of the lease. In addition, Equinix, Inc. has negotiated rent expense abatement periods to better match the phased build-out of its centers. Equinix, Inc. accounts for such abatements and increasing base rentals using the straight-line method over the life of the lease. The difference between the straight-line expense and the cash payment is recorded as deferred rent.

Minimum future operating lease payments, excluding operating leases covered under restructuring charges (see Note 19), as of December 31, 2006 are summarized as follows (in thousands):

Year ending:
2007	$32,911
2008	32,741
2009	32,639
2010	31,368
2011	26,452
2012 and thereafter	137,840

Total	$293,951

Total rent expense was approximately $28,385,000, $29,425,000 and $30,837,000 for the years ended December 31, 2006, 2005 and 2004, respectively. Deferred rent, primarily included in deferred rent and other liabilities on the accompanying consolidated balance sheets, was $20,923,000 and $18,792,000 as of December 31, 2006 and 2005, respectively.

Other Purchase Commitments

Primarily as a result of Equinix, Inc.’s recent Washington, D.C. Metro Area IBX Expansion Project, Chicago Metro Area IBX Expansion Project and New York Metro Area IBX Expansion Project (see Note 2), as of December 31, 2006, Equinix, Inc. was contractually committed for $94,602,000 of unaccrued capital expenditures, primarily for IBX equipment not yet delivered and labor not yet provided, in connection with the work necessary to open these IBX centers and make them available to customers for installation. In addition, Equinix, Inc. has numerous other, non-capital purchase commitments in place as of December 31, 2006, such as commitments to purchase power in select locations, primarily in the U.S. and Singapore, through 2007 and thereafter and other open purchase orders for goods or services to be delivered or provided during 2007. Such other miscellaneous purchase commitments total $36,838,000 as of December 31, 2006.

Letter of Credit Commitments

Equinix, Inc. entered into seven irrevocable letters of credit with Silicon Valley Bank. These letters of credit were provided in lieu of cash deposits under the Letters of Credit Sublimit provision in connection with the Silicon Valley Bank Credit Line Amendment (see Note 12). The letters of credit total $16,419,000, are collateralized by the Silicon Valley Bank Credit Line and automatically renew in successive one-year periods until the final termination. If the beneficiaries of these letters of credit decide to draw down on these letters of credit, Equinix, Inc. will be required to fund these letters of credit.

Legal Matters Relating to Stock Option Granting Practices

In June 2006, Equinix, Inc. received an informal inquiry from the Securities and Exchange Commission (“SEC”) and a grand jury subpoena from the United States Attorney for the Northern District of California (“U.S. Attorney”) requesting documents relating to Equinix, Inc.’s stock option grants and practices. In December 2006, the SEC formally notified Equinix, Inc. that it had terminated its investigation of Equinix, Inc.’s stock option grants and practices and no enforcement action was recommended. In January 2007, the U.S Attorney formally notified Equinix, Inc. of the withdrawal of its grand jury subpoena.

On June 29, 2006 and September 18, 2006, shareholder derivative actions were filed in the Superior Court of the State of California, County of San Mateo, naming Equinix, Inc. as a nominal defendant and several of Equinix, Inc.’s current and former officers and directors as individual defendants. These actions were consolidated, and the consolidated complaint was filed in January 2007. The consolidated complaint alleges that the individual defendants breached their fiduciary duties and violated California securities law as a result of purported backdating of stock option grants, insider trading and the preparation and approval of inaccurate financial results. Plaintiffs seek to recover, on behalf of Equinix, Inc., unspecified monetary damages, corporate governance changes, equitable and injunctive relief, restitution, and fees and costs. Defendants filed a motion to stay this action in deference to a federal derivative action in February 2007. On October 13, 2006, a shareholder derivative action was filed in the United States District Court for the Northern District of California, naming Equinix, Inc. as a nominal defendant and several current and former officers and directors as individual defendants. This complaint alleges that the individual defendants breached their fiduciary duties and violated California and federal securities laws as a result of purported backdating of stock options, insider trading and the dissemination of false statements. Plaintiff seeks to recover, on behalf of Equinix, Inc., unspecified monetary and punitive damages, corporate governance changes, the imposition of a constructive trust over certain stock options and related proceeds, and fees and costs. The deadline for Equinix, Inc. to move to dismiss the complaint is April 19, 2007. In addition to the pending derivative actions, Equinix, Inc. may be subject to additional derivative or other lawsuits that may be presented on an individual or class basis alleging claims based on Equinix, Inc.’s stock option granting practices. Similar lawsuits and investigations have been commenced against numerous other companies based on similar allegations.

Responding to, investigating and/or defending against civil litigations and government inquiries regarding Equinix, Inc.’s stock option grants and practices will present a substantial cost to Equinix, Inc. in both cash and the attention of certain management and may have a negative impact on Equinix, Inc.’s operations. In addition, in the event of any negative finding or assertion by the SEC, U.S. Attorney, court of law or any third-party claim related to Equinix, Inc.’s stock option granting practices, Equinix, Inc. may be liable for damages, fines or other civil or criminal remedies, or be required to restate its prior period financial statements or adjust its current period financial statements. Any such adverse action could have a material adverse effect on Equinix, Inc.’s business and current market value.

Equinix, Inc. believes that while an unfavorable outcome to any or all of the above-mentioned inquiries, cases or complaints is reasonably possible, it is not probable. As a result, Equinix, Inc. has not accrued for any settlements in connection with these legal matters as of December 31, 2006.

Other Legal Actions

On July 30, 2001 and August 8, 2001, putative shareholder class action lawsuits were filed against Equinix, Inc., certain of its officers and directors (the “Individual Defendants”), and several investment banks that were underwriters of Equinix, Inc.’s IPO. The cases were filed in the United States District Court for the Southern District of New York, purportedly on behalf of investors who purchased Equinix, Inc.’s stock between August 10, 2000 and December 6, 2000. In addition, similar lawsuits were filed against approximately 300 other issuers and related parties. The purported class action alleges violations of Sections 11 and 15 of the Securities Act of 1933 and Sections 10(b), Rule 10b-5 and 20(a) of the Securities Exchange Act of 1934 against Equinix, Inc. and Individual Defendants. On October 13, 2004, the Court certified a class in six of the approximately 300 other nearly identical actions (the “focus cases”) and noted that the decision is intended to provide strong guidance to all parties regarding class certification in the remaining cases. The Underwriter Defendants appealed the decision and the Second Circuit vacated the district court’s decision granting class certification in those six cases on December 5, 2006. Plaintiffs have not yet moved to certify a class in the Equinix, Inc. case.

In July 2003, a Special Litigation Committee of the Equinix, Inc. Board of Directors approved a settlement agreement and related agreements which set forth the terms of a settlement between Equinix, Inc., the Individual Defendants, the plaintiff class and the vast majority of the other approximately 300 issuer defendants and the individual defendants currently or formerly associated with those companies. Pursuant to the settlement and related agreements, if the settlement receives final approval by the Court, the settlement provides for a release of Equinix, Inc. and the individual defendants and Equinix, Inc.’s agreeing to assign away, not assert, or release certain potential claims Equinix, Inc. may have against its underwriters. The settlement agreement also provides a guaranteed recovery of $1.0 billion to plaintiffs for the cases relating to all of the approximately 300 issuers. To the extent that the underwriter defendants settle all of the cases for at least $1.0 billion, no payment will be required under the issuers’ settlement agreement. To the extent that the underwriter defendants settle for less than $1.0 billion, the issuers are required to make up the difference. Equinix, Inc. is unable at this time to determine whether the outcome of the litigation would have a material impact on its results of operations, financial condition or cash flows. Until the settlement is finalized and approved by the Court, or in the event such settlement is not approved, Equinix, Inc. and its officers and directors intend to continue to defend the actions vigorously. While an unfavorable outcome to this case is reasonably possible, and Equinix, Inc. can estimate its potential exposure to be less than approximately $3.4 million, it is not probable. In addition, as noted above, any payments are expected to be covered by existing insurance and, as a result, Equinix, Inc. does not expect that the settlement will involve any payment by Equinix, Inc. As a result, Equinix, Inc. has not accrued for any settlements in connection with this litigation as of December 31, 2006.

Estimated and Contingent Liabilities

Equinix, Inc. estimates exposure on certain liabilities, such as income and property taxes, based on the best information available at the time of determination. With respect to real and personal property taxes, Equinix, Inc. records what it can reasonably estimate based on prior payment history, current landlord estimates or estimates based on current or changing fixed asset values in each specific municipality, as applicable. However, there are circumstances beyond Equinix, Inc.’s control whereby the underlying value of the property or basis for which the tax is calculated on the property may change, such as a landlord selling the underlying property of one of Equinix, Inc.’s IBX center leases or a municipality changing the assessment value in a jurisdiction and, as a result, Equinix, Inc.’s property tax obligations may vary from period to period. Based upon the most current facts and circumstances, Equinix, Inc. makes the necessary property tax accruals for each of its reporting periods. However, revisions in Equinix, Inc.’s estimates of the potential or actual liability could materially impact the financial position, results of operations or cash flows of Equinix, Inc.

In July 2005, Equinix, Inc. received a Notice of Proposed Assessment of Income Tax from the state of Hawaii asserting a tax deficiency, plus interest, totaling $613,000. The deficiency stems from certain refundable tax credits that the state of Hawaii subsequently disallowed in the examination of the Hawaii income tax returns for the tax years of 2000 and 2001 filed by Pihana Pacific, Inc., which Equinix, Inc. acquired on December 31, 2002. Equinix, Inc. appealed the assessment in 2006, but the appellate board ruled in favor of the state. As a result, Equinix, Inc. had fully accrued the tax liabilities plus interest as of December 31, 2006. Equinix, Inc. is currently assessing whether to appeal the decision to the Tax Appeal Court.

From time to time, Equinix, Inc. may have certain contingent liabilities that arise in the ordinary course of its business activities. Equinix, Inc. accrues contingent liabilities when it is probable that future expenditures will be made and such expenditures can be reasonably estimated. In the opinion of management, there are no pending claims for which the outcome is expected to result in a material adverse effect in the financial position, results of operations or cash flows of Equinix, Inc.

Employment Agreements

In January 2001, Equinix, Inc. had agreed to indemnify an officer of Equinix, Inc. for any claims brought by his former employer under an employment and non-compete agreement the officer had with this employer. As of December 31, 2006, no claims had been made by the former employer.

Through September 2003, Equinix, Inc. had entered into severance agreements with certain of its executive officers. Under the terms of the agreements, the officers are entitled to one year’s salary, bonus and certain healthcare benefits in the event of an involuntary termination for reasons other than cause. In the fourth quarter of 2005, Equinix, Inc. accrued $318,000 in connection with one of these severance agreements for an executive officer whose employment with Equinix, Inc. ended in early 2006 as agreed upon during the fourth quarter of 2005. During the year ended December 31, 2006, Equinix, Inc. paid this accrued severance in full.

In November 2005, Equinix, Inc. entered into a transition and separation agreement with one of Equinix, Inc.’s executive officers in which the agreed-upon separation date with Equinix, Inc. was in March 2006 (the “Transition and Separation Agreement”). Pursuant to the terms of the Transition and Separation Agreement, Equinix, Inc. accrued $668,000 of severance-related costs during 2005. In addition, Equinix, Inc. modified all outstanding stock option grants for this executive officer and, as a result, Equinix, Inc. recorded $1,389,000 of stock-based compensation expense during the fourth quarter of 2005 in connection with these modifications. During the year ended December 31, 2006, Equinix, Inc. paid $70,000 of the severance and accrued an additional severance charge of $207,000 for this officer. As of December 31, 2006, $805,000 of the severance-related costs for this ex-officer remained unpaid. Equinix, Inc. expects to resolve this matter in 2007.

Employee Benefit Plan

Equinix, Inc. has a 401(k) Plan that allows eligible employees to contribute a portion of their compensation, limited to $15,000 and $14,000 for the years ended December 31, 2006 and 2005, respectively. Employee contributions and earnings thereon vest immediately. No employer contributions were made during the year ended December 31, 2005 or anytime prior. Commencing in 2006, Equinix, Inc. had elected to begin making contributions on behalf of its employees, which were limited to 50% of the employees’ first 6% of salary deferred into their 401(k) account and were subject to vesting based on the individual employee’s start date. During the year ended December 31, 2006, Equinix, Inc.’s obligation to contribute to the 401(k) Plan was $885,000, of which $203,000 remained unpaid as of December 31, 2006.

Guarantor Arrangements

As permitted under Delaware law, Equinix, Inc. has agreements whereby Equinix, Inc. indemnifies its officers and directors for certain events or occurrences while the officer or director is, or was serving, at Equinix, Inc.’s request in such capacity. The term of the indemnification period is for the officer’s or director’s lifetime. The maximum potential amount of future payments Equinix, Inc. could be required to make under these indemnification agreements is unlimited; however, Equinix, Inc. has a director and officer insurance policy that limits Equinix, Inc.’s exposure and enables Equinix, Inc. to recover a portion of any future amounts paid. As a result of Equinix, Inc.’s insurance policy coverage, Equinix, Inc. believes the estimated fair value of these indemnification agreements is minimal. Equinix, Inc. has no significant liabilities recorded for these agreements as of December 31, 2006.

Equinix, Inc. enters into standard indemnification agreements in the ordinary course of business. Pursuant to these agreements, Equinix, Inc. indemnifies, holds harmless, and agrees to reimburse the indemnified party for losses suffered or incurred by the indemnified party, generally Equinix, Inc.’s business partners or customers, in connection with any U.S. patent, or any copyright or other intellectual property infringement claim by any third party with respect to

Equinix, Inc.’s services. The term of these indemnification agreements is generally perpetual any time after execution of the agreement. The maximum potential amount of future payments Equinix, Inc. could be required to make under these indemnification agreements is unlimited; however, Equinix, Inc. has never incurred costs to defend lawsuits or settle claims related to these indemnification agreements. As a result, Equinix, Inc. believes the estimated fair value of these agreements is minimal. Equinix, Inc. has no significant liabilities recorded for these agreements as of December 31, 2006.

Equinix, Inc. enters into arrangements with its business partners, whereby the business partner agrees to provide services as a subcontractor for Equinix, Inc.’s implementations. Accordingly, Equinix, Inc. enters into standard indemnification agreements with its customers, whereby Equinix, Inc. indemnifies them for other acts, such as personal property damage, of its subcontractors. The maximum potential amount of future payments Equinix, Inc. could be required to make under these indemnification agreements is unlimited; however, Equinix, Inc. has general and umbrella insurance policies that enable Equinix, Inc. to recover a portion of any amounts paid. Equinix, Inc. has never incurred costs to defend lawsuits or settle claims related to these indemnification agreements. As a result, Equinix, Inc. believes the estimated fair value of these agreements is minimal. Equinix, Inc. has no significant liabilities recorded for these agreements as of December 31, 2006.

Equinix, Inc. has service level commitment obligations to certain of its customers. As a result, service interruptions or significant equipment damage in Equinix, Inc.’s IBX centers, whether or not within Equinix, Inc.’s control, could result in service level commitments to these customers. Equinix, Inc.’s liability insurance may not be adequate to cover those expenses. In addition, any loss of services, equipment damage or inability to meet Equinix, Inc.’s service level commitment obligations, particularly in the early stage of Equinix, Inc.’s development, could reduce the confidence of Equinix, Inc.’s customers and could consequently impair Equinix, Inc.’s ability to obtain and retain customers, which would adversely affect both Equinix, Inc.’s ability to generate revenues and Equinix, Inc.’s operating results. There were no significant service level credits recorded during the year ended December 31, 2006. Equinix, Inc. generally has the ability to determine such service level credits prior to the associated revenue being recognized. Equinix, Inc. has no significant liabilities in connection with service level credits as of December 31, 2006.

Under the terms of the Combination Agreement, Equinix, Inc. is contractually obligated to use commercially reasonable efforts to ensure that at all times from and after the closing of the Combination, until such time as neither STT Communications nor its affiliates hold Equinix, Inc.’s capital stock or debt securities (or the capital stock received upon conversion of the debt securities) received by STT Communications in connection with the Combination, none of Equinix, Inc.’s capital stock issued to STT Communications constitutes “United States real property interests” within the meaning of Section 897(c) of the Internal Revenue Code of 1986. Under Section 897(c) of the Code, Equinix, Inc.’s capital stock issued to STT Communications would generally constitute “United States real property interests” at such point in time that the fair market value of the “United States real property interests” owned by Equinix, Inc. equals or exceeds 50% of the sum of the aggregate fair market values of (a) Equinix, Inc.’s “United States real property interests,” (b) Equinix, Inc.’s interests in real property located outside the U.S., and (c) any other assets held by Equinix, Inc. which are used or held for use in Equinix, Inc.’s trade or business. Equinix, Inc. refers to this provision in the Combination Agreement as the FIRPTA covenant. Pursuant to the FIRPTA covenant, Equinix, Inc. may be forced to take commercially reasonable proactive steps to ensure Equinix, Inc.’s compliance with the FIRPTA covenant, including, but not limited to, (a) a sale-leaseback transaction with respect to all real property interests, or (b) the formation of a holding company organized under the laws of the Republic of Singapore which would issue shares of its capital stock in exchange for all of Equinix, Inc.’s outstanding stock (this reorganization would require the submission of that transaction to Equinix, Inc.’s stockholders for their approval and the consummation of that exchange). Equinix, Inc. has entered into an agreement with STT Communications and its affiliate pursuant to which, Equinix, Inc. will no longer be bound by the FIRPTA covenant as of September 30, 2009. Currently, Equinix, Inc. is in compliance with the FIRPTA covenant. Equinix, Inc. has no liabilities recorded related to non-compliance with the FIRPTA covenant as of December 31, 2006.

17.	Related Party Transactions

Trade Activity with Affiliates of STT Communications and Other Related Parties

A significant amount of Equinix, Inc.’s Asia-Pacific revenues are generated in Singapore and a significant portion of the business in Singapore is transacted with entities affiliated with STT Communications, which is Equinix, Inc.’s single largest stockholder. For the year ended December 31, 2006, revenues recognized with related parties, primarily entities affiliated with STT Communications, were $5,912,000 and as of December 31, 2006, accounts receivable with these related parties was $1,413,000. For the year ended December 31, 2006, costs and services procured with related parties, primarily entities affiliated with STT Communications, were $3,710,000 and as of December 31, 2006, accounts payable with these related parties was $313,000. For the year ended December 31, 2005, revenues recognized with related parties, primarily entities affiliated with STT Communications, were $6,034,000 and as of December 31, 2005, accounts receivable with these related parties was $811,000. For the year ended December 31, 2005, costs and services procured with related parties, primarily entities affiliated with STT Communications, were $3,148,000 and as of December 31, 2005, accounts payable with these related parties was $574,000. For the year ended December 31, 2004, revenues recognized with related parties, primarily entities affiliated with STT Communications, were $5,347,000 and as of December 31, 2004, accounts receivable with these related parties was $955,000. For the year ended December 31, 2004, costs and services procured with related parties, primarily entities affiliated with STT Communications, were $2,701,000 and as of December 31, 2004, accounts payable with these related parties was $281,000.

Other Transactions

In November 2004, Equinix, Inc. and STT Communications entered into an Omnibus Amendment Agreement in which STT Communications’ security interests in Equinix, Inc. in connection with the Financing were lifted, except for one of Equinix, Inc.’s cash accounts, secured in the amount of any outstanding STT Convertible Secured Notes plus six months of forward-looking interest. During 2005, all of the outstanding STT Convertible Secured Notes and accrued and unpaid interest through November 7, 2005, was converted into 4,384,794 shares of Equinix, Inc.’s stock (see Note 9).

18.	Segment Information

Equinix, Inc. and its subsidiaries are principally engaged in the design, build-out and operation of network neutral IBX centers. All revenues result from the operation of these IBX centers. Equinix, Inc.’s chief operating decision-maker evaluates performance, makes operating decisions and allocates resources based on financial data consistent with the presentation in the accompanying consolidated financial statements.

Equinix, Inc.’s geographic statement of operations disclosures are as follows for the years ended December 31 (in thousands):

	2006	2005	2004
Total revenues:
United States	$246,066	$191,390	$141,598
Asia-Pacific	40,849	29,667	22,073

	$286,915	$221,057	$163,671

Cost of revenues:
United States	$165,413	$138,249	$118,311
Asia-Pacific	22,966	20,105	18,639

	$188,379	$158,354	$136,950

Income (loss) from operations:
United States	$76	$(35,448)	$(34,107)
Asia-Pacific	1,838	(1,325)	(7,955)

	$1,914	$(36,773)	$(42,062)

Equinix, Inc.’s long-lived assets are located in the following geographic areas as of December 31 (in thousands):

	2006	2005
United States	$553,619	$457,280
Asia-Pacific	51,952	32,005

	$605,571	$489,285

Equinix, Inc.’s goodwill totaling $16,919,000 and $21,654,000 as of December 31, 2006 and 2005, respectively, is part of Equinix, Inc.’s Singapore reporting unit, which is reported within the Asia-Pacific segment.

Revenue information on a services basis is as follows (in thousands):

	2006	2005	2004
Colocation	$201,772	$152,606	$111,986
Interconnection	53,811	40,877	31,414
Managed infrastructure	16,197	14,208	11,049
Rental	1,380	312	—

Recurring revenues	273,160	208,003	154,449
Non-recurring revenues	13,755	13,054	9,222

	$286,915	$221,057	$163,671

19.	Restructuring Charges

2004 Restructuring Charges

In December 2004, in light of the availability of fully built-out data centers in select markets at costs significantly below those costs Equinix, Inc. would incur in building out new space, Equinix, Inc. made the decision to exit leases for excess space adjacent to one of Equinix, Inc.’s New York metro area IBXs, as well as space on the floor above its original Los Angeles IBX. As a result of Equinix, Inc.’s decision to exit these spaces, Equinix, Inc. recorded restructuring charges totaling $17,685,000, which represents the present value of Equinix, Inc.’s estimated future cash payments, net of any estimated subrental income and expense, through the remainder of these lease terms, as well as the write-off of all remaining property and equipment attributed to the partial build-out of the excess space on the floor above its Los Angeles IBX.

Equinix, Inc. estimated the future cash payments required to exit these two leased spaces, net of any estimated subrental income and expense, through the remainder of these lease terms and then calculated the present value of such future cash flows in order to determine the appropriate restructuring charge to record. Subsequent to recording the initial restructuring charge, Equinix, Inc. records accretion expense to accrete its accrued restructuring liability up to an amount equal to the total estimated future cash payments necessary to complete the exit of these leases. Should the actual lease exit costs differ from Equinix, Inc.’s estimates, Equinix, Inc. may need to adjust its restructuring charges associated with the excess lease spaces, which would impact net income in the period such determination was made.

A summary of the movement in the 2004 accrued restructuring charges during the year ended December 31, 2006 is outlined as follows (in thousands):

	Accrued restructuring charge as of December 31, 2005	Accretion expense	Restructuring charge adjustment	Cash payments	Accrued restructuring charge as of December 31, 2006
Estimated lease exit costs	$13,702	$815	$1,527	$(2,187)	$13,857

	13,702	$815	$1,527	$(2,187)	13,857
Less current portion	(2,171)				(3,096)
	$11,531				$10,761

In September 2006, Equinix, Inc. recorded an additional restructuring charge of $1,527,000 as a result of revised sublease assumptions on these two excess space leases as new information became available.

A summary of the 2004 restructuring charges during the year ended December 31, 2005 is outlined as follows (in thousands):

	Accrued restructuring charge as of December 31, 2004	Accretion expense	Cash payments	Accrued restructuring charge as of December 31, 2005
Estimated lease exit costs	$14,750	$873	$(1,921)	$13,702

	14,750	$873	$(1,921)	13,702
Less current portion	(1,952)			(2,171)
	$12,798			$11,531

As Equinix, Inc. currently has no plans to enter into lump sum lease terminations with either of the landlords associated with these two excess space leases, Equinix, Inc. has reflected its accrued restructuring liability as both current and non-current on the accompanying consolidated balance sheets as of December 31, 2006 and December 31, 2005. Equinix, Inc. is contractually committed to these two excess space leases through 2015.

Equinix, Inc.’s minimum future payments associated with these two excess space leases is as follows (in thousands):

2007	$3,217
2008	3,262
2009	3,309
2010	3,357
2011	3,464
2012 and thereafter	13,143

29,752
Less amount representing estimated subrental income and expense	(12,570)

17,182
Less amount representing accretion	(3,325)

13,857
Less current portion	(3,096)

$10,761

2005 Restructuring Charges

In October 2005, in light of the availability of fully or partially built-out data centers in the Silicon Valley, including the possibility of expansion among some of the four IBX centers Equinix, Inc. currently has in the Silicon Valley, Equinix, Inc. made the decision that retaining the approximately 40 acre San Jose Ground Lease for future expansion was no longer economical. In conjunction with this decision, Equinix, Inc. entered into an agreement with the landlord of this property for the early termination of the San Jose Ground Lease property whereby Equinix, Inc. will pay $40,000,000 over the next four years plus property taxes, commencing January 1, 2006, to terminate this lease, which would otherwise require significantly higher cumulative lease payments through 2020 (see Note 16) (the “San Jose Ground Lease Termination”). As a result of the San Jose Ground Lease Termination, Equinix, Inc. recorded a $33,814,000 restructuring charge in the fourth quarter of 2005, which represents the present value of Equinix, Inc.’s estimated future cash payments to exit this property, as well as the write-off of all remaining property and equipment attributed to the development of this property.

Equinix, Inc. estimated the future cash payments required to exit the San Jose Ground Lease, net of any estimated subrental income and expense, through the remainder of the lease term and then calculated the present value of such future cash flows in order to determine the appropriate restructuring charge to record. Equinix, Inc.’s use of this property terminates on December 31, 2007 and can be terminated at any time prior to December 31, 2007 upon the landlord providing Equinix, Inc. at least 10 days prior written notice; however, even if the landlord terminates early, Equinix, Inc. is still required to pay the full $40,000,000 of payments due. Subsequent to recording the initial restructuring charge, Equinix, Inc. records accretion expense to accrete its accrued restructuring liability up to an amount equal to the total estimated future cash payments necessary to complete the exit of the San Jose Ground Lease.

A summary of the 2005 restructuring charges during the year ended December 31, 2006 is outlined as follows (in thousands):

	Accrued restructuring charge as of December 31, 2005	Accretion expense	Cash payments	Accrued restructuring charge as of December 31, 2006
Estimated lease exit costs	$36,129	$2,203	$(10,617)	$27,715

	36,129	$2,203	$(10,617)	27,715
Less current portion	(10,229)			(10,373)
	$25,900			$17,342

A summary of the 2005 restructuring charges during the year ended December 31, 2005 is outlined as follows (in thousands):

	Total 2005 restructuring charges	Non-cash charges	Transfer of deferred rent liability	Accretion expense	Cash payments	Accrued restructuring charge as of December 31, 2005
Estimated lease exit costs	$32,328	$—	$4,441	$505	$(1,145)	$36,129

Write-off of property and equipment	1,486	(1,486)	—	—	—	—
	$33,814	$(1,486)	$4,441	$505	$(1,145)	$36,129
Less current portion						(10,229)
						$25,900

Prior to Equinix, Inc.’s decision to exit the San Jose Ground Lease in October 2005, Equinix, Inc. had recorded deferred rent in connection with this leasehold as it straightlined the associated rent expense from lease inception in May 2000 to October 2005 totaling $4,441,000. In conjunction with Equinix, Inc.’s decision to exit from the San Jose Ground Lease, Equinix, Inc. reclassified this deferred rent liability from deferred rent to accrued restructuring charges as of October 31, 2005 and adjusted the restructuring charge accordingly.

Equinix, Inc.’s minimum future payments associated with the San Jose Ground Lease are as follows (in thousands):

2007	$10,736
2008	10,000
2009	10,000

30,736
Less amount representing estimated subrental income and expense	—

30,736
Less amount representing accretion	(3,021)

27,715
Less current portion	(10,373)

$17,342

(b)	Financial information in relation to Equinix, Inc. for the three months ended March 31, 2007 (unaudited)

The financial information relating to Equinix, Inc. contained in this section (b) has been extracted without material adjustment from the quarterly report of Equinix, Inc. on Form 10-Q as of and for the period ended 31 March 2007 with the exception of Note 17, which has been updated for additional subsequent events.

EQUINIX, INC.

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2007	December 31, 2006
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$327,660	$82,563
Short-term investments	53,758	48,831
Accounts receivable, net	27,773	26,864
Prepaids and other current assets	9,567	8,003

Total current assets	418,758	166,261
Long-term investments	10,981	25,087
Property and equipment, net	593,555	546,395
Goodwill	17,109	16,919
Debt issuance costs, net	12,524	3,006
Other assets	20,755	14,164

Total assets	$1,073,682	$771,832

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$24,612	$27,269
Accrued property and equipment	39,791	23,337
Current portion of accrued restructuring charges	13,703	13,469
Current portion of capital lease and other financing obligations	2,086	1,977
Current portion of mortgage and loan payable	2,242	2,150
Other current liabilities	10,841	10,151

Total current liabilities	93,275	78,353
Accrued restructuring charges, less current portion	25,017	28,103
Capital lease and other financing obligations, less current portion	92,148	92,722
Mortgage and loan payable, less current portion	120,764	96,746
Convertible debt	282,250	86,250
Deferred rent and other liabilities	35,105	34,630

Total liabilities	648,559	416,804

Stockholders’ equity:
Common stock	31	29
Additional paid-in capital	978,607	904,573
Accumulated other comprehensive income	4,385	3,870
Accumulated deficit	(557,900)	(553,444)

Total stockholders’ equity	425,123	355,028

Total liabilities and stockholders’ equity	$1,073,682	$771,832

See accompanying notes to condensed consolidated financial statements

EQUINIX, INC.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	Three months ended March 31,
	2007	2006
	(unaudited)
Revenues	$85,109	$64,869

Costs and operating expenses:
Cost of revenues	52,765	43,345
Sales and marketing	8,677	7,198
General and administrative	22,861	17,130

Total costs and operating expenses	84,303	67,673

Income (loss) from operations	806	(2,804)
Interest income	1,949	1,611
Interest expense	(3,462)	(3,868)
Loss on conversion of debt	(3,395)	—

Loss before income taxes and cumulative effect of a change in accounting principle	(4,102)	(5,061)
Income taxes	(354)	(385)

Net loss before cumulative effect of a change in accounting principle	(4,456)	(5,446)
Cumulative effect of a change in accounting principle for stock-based compensation (net of income taxes of $0)	—	376

Net loss	$(4,456)	$(5,070)

Net loss per share:
Basic and diluted net loss per share before cumulative effect of a change in accounting principle	$(0.15)	$(0.20)

Cumulative effect of a change in accounting principle	—	0.02

Basic and diluted net loss per share	$(0.15)	$(0.18)

Weighted average shares	29,702	27,848

See accompanying notes to condensed consolidated financial statements

EQUINIX, INC.

Condensed Consolidated Statements of Cash Flows

(in thousands)

	Three months ended March 31,
	2007	2006
	(unaudited)
Cash flows from operating activities:
Net loss	$(4,456)	$(5,070)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	20,097	16,701
Stock-based compensation	10,498	7,758
Accretion of asset retirement obligation and accrued restructuring charges	832	969
Amortization of intangible assets and non-cash prepaid rent	145	211
Amortization of debt issuance costs	389	208
Cumulative effect of a change in accounting principle	—	(376)
Other reconciling items	(237)	(351)
Changes in operating assets and liabilities:
Accounts receivable	(916)	(1,251)
Prepaids and other assets	(1,326)	(1,196)
Accounts payable and accrued expenses	(2,657)	(993)
Accrued restructuring charges	(3,543)	(2,957)
Other liabilities	1,024	(862)

Net cash provided by operating activities	19,850	12,791

Cash flows from investing activities:
Purchases of investments	(12,760)	(24,747)
Maturities of investments	22,275	13,269
Purchases of property and equipment	(67,056)	(26,613)
Accrued property and equipment	16,454	2,512
Purchase of San Jose IBX property	(6,500)	—
Other investing activities	(470)	6

Net cash used in investing activities	(48,057)	(35,573)

Cash flows from financing activities:
Proceeds from exercise of stock options and employee stock purchase plans	10,286	14,714
Proceeds from convertible subordinated notes	250,000	—
Proceeds from loan payable	24,607	—
Repayment of borrowings from credit line	—	(30,000)
Repayment of capital lease and other financing obligations	(465)	(364)
Repayment of mortgage payable	(497)	(205)
Debt issuance costs	(10,678)	—
Other financing activities	—	370

Net cash provided by (used in) financing activities	273,253	(15,485)

Effect of foreign currency exchange rates on cash and cash equivalents	51	125
Net increase (decrease) in cash and cash equivalents	245,097	(38,142)
Cash and cash equivalents at beginning of period	82,563	119,267

Cash and cash equivalents at end of period	$327,660	$81,125

Supplemental cash flow information:
Cash paid for taxes	$173	$545

Cash paid for interest	$5,048	$3,943

See accompanying notes to condensed consolidated financial statements

EQUINIX, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	Basis of Presentation and Significant Accounting Policies

The accompanying unaudited condensed consolidated financial statements have been prepared by Equinix, Inc. and reflect all adjustments, consisting only of normal recurring adjustments, which in the opinion of management are necessary to fairly state the financial position and the results of operations for the interim periods presented. The balance sheet at December 31, 2006 has been derived from audited financial statements at that date. The financial statements have been prepared in accordance with the regulations of the Securities and Exchange Commission (“SEC”), but omit certain information and footnote disclosure necessary to present the statements in accordance with generally accepted accounting principles. For further information, refer to the Consolidated Financial Statements and Notes thereto included in Equinix, Inc.’s Form 10-K as filed with the SEC on February 28, 2007. Results for the interim periods are not necessarily indicative of results for the entire fiscal year.

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Equinix, Inc. believes it has sufficient cash, coupled with anticipated cash generated from operating activities and anticipated cash from financings, to meet its operating requirements for at least the next 12 months commencing from 31 March 2007. As of March 31, 2007, Equinix, Inc. had $392,399,000 of cash, cash equivalents and short-term and long-term investments. As of March 31, 2007, Equinix, Inc. had $85,393,000 of additional liquidity available to it under the Chicago IBX Financing for the Chicago Metro Area IBX Expansion Project. In addition, as of March 31, 2007, Equinix, Inc. had $58,581,000 of additional liquidity available to it under the $75,000,000 Silicon Valley Bank Credit Line in the event Equinix, Inc. needs additional cash to fund expansion activities, fund working capital requirements or pursue attractive strategic opportunities that may become available in the future. In addition, from time to time Equinix, Inc. assesses external financing opportunities, both debt and equity, as alternative sources for financing such activities and opportunities. While Equinix, Inc. expects that its cash flow from operations will continue to increase, Equinix, Inc. expects its cash flow used in investing activities, primarily as a result of its expected purchases of property and equipment to complete Equinix, Inc.’s announced expansion projects, will also increase and Equinix, Inc. expects them to be greater than its cash flows generated from operating activities. Given Equinix, Inc.’s limited operating history, additional potential expansion opportunities that it may decide to pursue and other business risks that may cause its operating results to fluctuate, Equinix, Inc. may not achieve its desired levels of profitability or cash requirements in the future.

Revenue Recognition and Allowance for Doubtful Accounts

Equinix, Inc. derives more than 90% of its revenues from recurring revenue streams, consisting primarily of (1) colocation services, such as from the licensing of cabinet space and power; (2) interconnection services, such as cross connects and Equinix, Inc. Exchange ports; (3) managed infrastructure services, such as Equinix, Inc. Direct, bandwidth, mail service and managed platform solutions and (4) other services consisting of rent from non-IBX space. The remainder of Equinix, Inc.’s revenues are from non-recurring revenue streams, such as from the recognized portion of deferred installation revenues, professional services, contract settlements and equipment sales. Revenues from recurring revenue streams are billed monthly and recognized ratably over the term of the contract, generally one to three years for IBX space customers. Non-recurring installation fees, although generally paid in a lump sum upon installation, are deferred and recognized ratably over the longer of the term of the related contract or expected customer relationship. Professional service fees are recognized in the period in which the services were provided and represent the culmination of the earnings process as long as they meet the criteria for separate recognition under EITF Abstract No. 00-21, “Revenue Arrangements with Multiple Deliverables.” Revenue from bandwidth and equipment is recognized on a gross basis in accordance with EITF Abstract No. 99-19, “Recording Revenue as a Principal versus Net as an Agent”, primarily because Equinix, Inc. acts as the principal in the transaction, takes title to products and services and bears inventory and credit risk. To the extent Equinix, Inc. does not meet the criteria for gross basis accounting for bandwidth and equipment revenue, Equinix, Inc. records the revenue on a net basis. Revenue from contract settlements, when a customer wishes to terminate their contract early, is generally recognized on a cash basis when no remaining performance obligations exist to the extent that the revenue has not previously been recognized.

Equinix, Inc. occasionally guarantees certain service levels, such as uptime, as outlined in individual customer contracts. To the extent that these service levels are not achieved, Equinix, Inc. reduces revenue for any credits given to the customer as a result. Equinix, Inc. generally has the ability to determine such service level credits prior to the associated revenue being recognized, and historically, these credits have generally not been significant. There were no significant service level credits recorded during the three months ended March 31, 2007 and 2006.

Revenue is recognized only when the service has been provided and when there is persuasive evidence of an arrangement, the fee is fixed or determinable and collection of the receivable is reasonably assured. It is customary business practice to obtain a signed master sales agreement and sales order prior to recognizing revenue in an arrangement. Taxes collected from customers and remitted to governmental authorities are reported on a net basis and excluded from revenue.

Equinix, Inc. assesses collection based on a number of factors, including past transaction history with the customer and the credit-worthiness of the customer. Equinix, Inc. generally does not request collateral from its customers although in certain cases Equinix, Inc. obtains a security interest in a customer’s equipment placed in its IBX centers or obtains a deposit. If Equinix, Inc. determines that collection of a fee is not reasonably assured, Equinix, Inc. defers the fee and recognizes revenue at the time collection becomes reasonably assured, which is generally upon receipt of cash. In addition, Equinix, Inc. also maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments for which Equinix, Inc. had expected to collect the revenues. If the financial condition of Equinix, Inc.’s customers were to deteriorate or if they become insolvent, resulting in an impairment of their ability to make payments, greater allowances for doubtful accounts may be required. Management specifically analyzes accounts receivable and current economic news and trends, historical bad debts, customer concentrations, customer credit-worthiness and changes in customer payment terms when evaluating revenue recognition and the adequacy of Equinix, Inc.’s reserves. A specific bad debt reserve of up to the full amount of a particular invoice value is provided for certain problematic customer balances. An additional reserve is established for all other accounts based on the age of the invoices and an analysis of historical credits issued. Delinquent account balances are written-off after management has determined that the likelihood of collection is not probable.

Net Loss per Share

Equinix, Inc. computes net loss per share in accordance with SFAS No. 128, “Earnings per Share;” SEC Staff Accounting Bulletin (“SAB”) No. 98; EITF Issue 03-6, “Participating Securities and the Two-Class Method Under FASB 128;” EITF Issue 04-8 “The Effect of Contingently Convertible Instruments on Diluted Earnings per Share” and SFAS No. 123(R), “Share-Based Payment.” Under the provisions of SFAS No. 128, SAB No. 98, EITF Issues 03-6 and 04-8 and SFAS No. 123R, basic and diluted net loss per share are computed using the weighted-average number of common shares outstanding. Options, warrants and contingently convertible instruments were not included in the computation of diluted net loss per share because to do so would be anti-dilutive for all periods presented. Under EITF 04-8, Equinix, Inc.’s Convertible Subordinated Debentures and Convertible Subordinated Notes qualify as contingently convertible instruments; however, they were not included in Equinix, Inc.’s diluted net loss per share calculations because to do so would be anti-dilutive for all periods presented.

The following table sets forth the computation of basic and diluted net loss per share for the periods presented (in thousands, except per share amounts) (unaudited):

	Three months ended March 31,
	2007	2006
Numerator:
Net loss	$(4,456)	$(5,070)

Denominator:
Weighted average shares	30,119	28,073
Weighted average unvested restricted shares issued subject to forfeiture	(417)	(225)

Total weighted average shares	29,702	27,848

Net loss per share:
Basic and diluted	$(0.15)	$(0.18)

The following table sets forth potential shares of common stock that are not included in the diluted net loss per share calculation above because to do so would be anti-dilutive for the periods indicated (unaudited):.

	March 31,
	2007	2006
Shares reserved for conversion of convertible debt	3,048,003	2,183,548
Unvested restricted shares issued subject to forfeiture	420,500	250,000
Common stock warrants	9,490	10,662
Common stock related to stock-based compensation plans	4,052,666	4,290,087

Income Taxes

Income taxes are accounted for under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts that are expected more likely than not to be realized in the future.

Equinix, Inc. will continue to provide a valuation allowance for the net deferred tax asset other than the deferred tax asset associated with its Singapore subsidiary until it becomes more likely than not that the net deferred tax asset will be realizable. Equinix, Inc. released the tax valuation allowance on Equinix, Inc.’s Singaporean net deferred tax assets during the year ended December 31, 2006. For the three months ended March 31, 2007 and 2006, Equinix, Inc. recorded a tax provision of $354,000 and $385,000, respectively. The tax provision recorded in the period ended March 31, 2007 is attributable to Equinix, Inc.’s foreign operations. The tax provision recorded in the period ended March 31, 2006 is primarily related to federal alternative minimum tax, which is attributable to Equinix, Inc.’s domestic operations. Equinix, Inc. did not record any excess tax benefit associated with the stock options exercised by employees during the three months ended March 31, 2007, while $370,000 of such benefit was recorded for the three months ended March 31, 2006.

In January 2007, Equinix, Inc. adopted the provisions of FIN 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), which clarifies the accounting for uncertainty in income taxes recognized in the financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes.” FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The adoption of FIN 48 resulted in no cumulative effect of a change in accounting principle being recorded on Equinix, Inc.’s statement of operations during the three months ended March 31, 2007.

As of the date of adopting FIN 48, Equinix, Inc. had approximately $1,883,000 of unrecognized tax benefits including $138,000 of interest. A majority of the unrecognized tax benefits, if subsequently recognized, will affect Equinix, Inc.’s effective tax rate at the time of recognition. The unrecognized tax benefits are primarily related to tax positions claiming refundable research credits in the State of Hawaii. Equinix, Inc. has filed an appeal in the Tax Court in

Hawaii and is currently working to settle the claim. Equinix, Inc. will continue to classify the interest and penalties recognized in accordance with paragraphs 15 and 16, respectively, of FIN 48 in the financial statements as income tax. Equinix, Inc.’s income tax returns for all tax years remain open to examination by federal and state taxing authorities. In addition, Equinix, Inc.’s tax years of 2001 through 2005 also remain open and subject to examination by local tax authorities in the foreign jurisdictions in which Equinix, Inc. has major operations.

Construction in Progress

Construction in progress includes direct and indirect expenditures for the construction and expansion of IBX centers and is stated at original cost. Equinix, Inc. has contracted out substantially all of the construction and expansion efforts of its IBX centers to independent contractors under construction contracts. Construction in progress includes certain costs incurred under a construction contract including project management services, engineering and schematic design services, design development and construction services and other construction-related fees and services. In addition, Equinix, Inc. has capitalized certain interest costs during the construction phase. Once an IBX center or expansion project becomes operational, these capitalized costs are allocated to certain property and equipment categories and are depreciated at the appropriate rates consistent with the estimated useful life of the underlying assets.

Interest incurred is capitalized in accordance with SFAS No. 34, “Capitalization of Interest Costs.” Total interest cost incurred and total interest capitalized during the three months ended March 31, 2007 were $4,974,000 and $1,512,000, respectively. Total interest cost incurred and total interest capitalized during the three months ended March 31, 2006 were $4,131,000 and $263,000, respectively.

Asset Retirement Obligations

The fair value of a liability for an asset retirement obligation is to be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated retirement costs are capitalized and included as part of the carrying value of the long-lived asset and amortized over the useful life of the asset. Subsequent to the initial measurement, Equinix, Inc. is accreting the liability in relation to the asset retirement obligations over time and the accretion expense is being recorded as a cost of revenue. Equinix, Inc.’s asset retirement obligations are primarily related to its IBX Centers, of which the majority are leased under long-term arrangements, and, in certain cases, are required to be returned to the landlords in original condition. All of Equinix, Inc.’s IBX center leases have been subject to significant development by Equinix, Inc. in order to convert them from, in most cases, vacant buildings or warehouses into IBX centers. The majority of Equinix, Inc. IBX centers’ initial lease terms expire at various dates ranging from 2010 to 2025 and all of them have renewal options available to Equinix, Inc.

During the three months ended March 31, 2007 and 2006, Equinix, Inc. recorded accretion expense related to its asset retirement obligations of $141,000 and $125,000, respectively.

Stock-Based Compensation

On January 1, 2006, Equinix, Inc. adopted the provisions of, and accounts for stock-based compensation in accordance with, SFAS No. 123(R), “Share-Based Payment,” and related pronouncements (“SFAS 123(R)”). Under the fair value recognition provisions of this statement, stock-based compensation cost is measured at the grant date for all stock-based awards made to employees and directors based on the fair value of the award using an option-pricing model and is recognized as expense over the requisite service period, which is generally the vesting period. SFAS 123(R) supersedes Equinix, Inc.’s previous accounting under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees,” (“APB 25”) for periods beginning in fiscal year 2006. In March 2005, the SEC issued Staff Accounting Bulletin No. 107 (“SAB 107”) providing supplemental implementation guidance for SFAS 123(R). Equinix, Inc. has applied the provisions of SAB 107 in its adoption of SFAS 123(R).

Equinix, Inc. currently uses the Black-Scholes option-pricing model to determine the fair value of stock options and shares purchased under the employee stock purchase plan as they only have a service condition. Equinix, Inc. currently uses a Monte Carlo simulation option-pricing model to determine the fair value of certain restricted stock grants that have both a service and market price condition. The determination of the fair value of stock-based payment awards on the date of grant using an option-pricing model is affected by Equinix, Inc.’s stock price as well as assumptions regarding a number of complex and subjective variables. These variables include Equinix, Inc.’s expected stock price volatility over the term of the awards, actual and projected employee stock option exercise behaviors, which is referred to as expected term, risk-free interest rates and expected dividends.

In January 2007, the Stock Option Committee of the Board of Directors approved stock options to be granted to employees, excluding executive officers, to purchase an aggregate of 511,310 shares of common stock as part of Equinix, Inc.’s annual refresh program. In addition, the Compensation Committee of the Board of Directors approved the issuance of 178,400 restricted stock units to certain employees, excluding executive officers, also as part of Equinix, Inc.’s annual refresh program. The Compensation Committee of the Board of Directors also approved the issuance of an aggregate of 218,000 shares of restricted common stock and restricted stock units to executive officers pursuant to the 2000 Equity Incentive Plan. All awards are subject to vesting provisions. All such equity awards have a total fair value, net of estimated forfeitures, of $44,300,000, which is expected to be amortized over a weighted-average period of 3.5 years. During the three months ended March 31, 2007, Equinix, Inc. had amortized $3,305,000, net of estimated forfeitures, of the total fair value of such equity awards.

The following table presents, by operating expense, Equinix, Inc.’s stock-based compensation expense recognized in Equinix, Inc.’s condensed consolidated statement of operations (in thousands):

	Three Months Ended March 31,
	2007	2006
Cost of revenues	$1,137	$758
Sales and marketing	2,484	1,892
General and administrative	6,877	5,108

	$10,498	$7,758

Goodwill and Other Intangible Assets

Goodwill and other intangible assets, net, consisted of the following (in thousands):

	March 31, 2007	December 31, 2006
Goodwill	$17,109	$16,919

Other intangibles:
Intangible asset—customer contracts	4,415	4,370
Intangible asset—leases	1,017	1,017
Intangible asset—tradename	343	339
Intangible asset—workforce	160	160
Intangible asset—lease expenses	111	111

	6,046	5,997
Accumulated amortization	(5,605)	(5,475)

	441	522

	$17,550	$17,441

Equinix, Inc.’s goodwill is an asset denominated in Singapore dollars. As a result, it is subject to foreign currency fluctuations. Equinix, Inc.’s foreign currency translation gains and losses are a component of other comprehensive income and loss (see Note 13).

For the three months ended March 31, 2007 and 2006, Equinix, Inc. recorded amortization expense of $80,000 and $146,000, respectively. Equinix, Inc. expects to record the following amortization expense during the remainder of 2007 and beyond (in thousands) (unaudited):

Year ending:
2007 (nine months remaining)	$156
2008	180
2009	67
2010	38

Total	$441

2.	IBX Acquisitions and Expansions

San Jose Property Acquisition

In January 2007, Equinix, Inc. entered into a conditional purchase agreement to purchase the building and property where its original Silicon Valley IBX center is located for $65,000,000, which is expected to close no later than November 2007 following an initial $6,500,000 cash deposit paid in January 2007.

Singapore IBX Expansion Project

In March 2007, Equinix, Inc. entered into long-term leases for new space in the same building in which Equinix, Inc.’s existing Singapore IBX center is located (the “Singapore IBX Expansion Project”). Minimum payments under these leases, which qualify as operating leases, total 3,674,000 Singapore dollars (approximately $2,421,000 as translated using effective exchange rates at March 31, 2007) in cumulative lease payments with monthly payments commencing in the third quarter of 2007. Equinix, Inc. intends to invest approximately $12,000,000 to build out this new space, of which $388,000 was incurred as of March 31, 2007.

Washington, D.C. Metro Area IBX Expansion Project

In March 2007, Equinix, Inc. announced its intention to build out a new IBX center within the Ashburn Campus, which will be the fifth IBX center in the Washington, D.C. metro area, in order to further expand its existing Washington, D.C metro area IBX center (the “Washington, D.C. Metro Area IBX Expansion Project”). Equinix, Inc. plans to spend approximately $70,000,000 for the Washington, D.C. Metro Area IBX Expansion Project, of which $961,000 was incurred as of March 31, 2007.

3.	Related Party Transactions

A significant amount of Equinix, Inc.’s Asia-Pacific revenues are generated in Singapore and a significant portion of the business in Singapore is transacted with entities affiliated with STT Communications, which is Equinix, Inc.’s single largest stockholder (owning approximately 14% of outstanding common stock). For the three months ended March 31, 2007, revenues recognized with related parties, primarily entities affiliated with STT Communications, were $1,409,000 and as of March 31, 2007, accounts receivable with these related parties was $1,079,000. For the three months ended March 31, 2007, costs and services procured with related parties, primarily entities affiliated with STT Communications, were $315,000 and as of March 31, 2007, accounts payable with these related parties was $91,000. For the three months ended March 31, 2006, revenues recognized with related parties, primarily entities affiliated with STT Communications, were $1,434,000 and as of March 31, 2006, accounts receivable with these related parties was $934,000. For the three months ended March 31, 2006, costs and services procured with related parties, primarily entities affiliated with STT Communications, were $952,000 and as of March 31, 2006, accounts payable with these related parties was $454,000.

4.	Accounts Receivable

Accounts receivables, net, consisted of the following (in thousands):

	March 31, 2007	December 31, 2006
	(unaudited)
Accounts receivable	$55,192	$52,500
Unearned revenue	(27,162)	(25,363)
Allowance for doubtful accounts	(257)	(273)

	$27,773	$26,864

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. Unearned revenue consists of pre-billing for services that have not yet been provided, but which have been billed to customers ahead of time in accordance with the terms of their contract. Accordingly, Equinix, Inc. invoices its customers at the end of a calendar month for services to be provided the following month.

5.	Property and Equipment

Property and equipment consisted of the following (in thousands):

	March 31, 2007	December 31, 2006
	(unaudited)
Leasehold improvements	$419,533	$417,856
IBX plant and machinery	207,936	191,243
IBX equipment	115,095	84,499
Buildings	68,980	50,526
Computer equipment and software	39,105	35,913
Land	24,967	24,967
Furniture and fixtures	2,435	2,438
Construction in progress	85,222	88,429

	963,273	895,871
Less accumulated depreciation	(369,718)	(349,476)

	$593,555	$546,395

Leasehold improvements, IBX plant and machinery, computer equipment and software and buildings recorded under capital leases aggregated $35,361,000 at both March 31, 2007 and December 31, 2006. Amortization on the assets recorded under capital leases is included in depreciation expense and accumulated depreciation on such assets totaled $5,306,000 and $2,942,000 for the three months ended March 31, 2007 and 2006, respectively.

As of March 31, 2007 and December 31, 2006, Equinix, Inc. had accrued property and equipment expenditures of $39,791,000 and $23,337,000, respectively. Equinix, Inc.’s planned capital expenditures during the remainder of 2007 and 2008 in connection with recently acquired IBX properties and expansion efforts are substantial. For further information, refer to “Other Purchase Commitments” in Note 12.

6.	Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consisted of the following (in thousands):

	March 31, 2007	December 31, 2006
	(unaudited)
Accounts payable	$3,233	$4,515
Accrued compensation and benefits	10,308	11,836
Accrued utility and security	4,771	3,849
Accrued taxes	1,938	2,081
Accrued professional fees	1,253	1,362
Accrued interest	988	1,318
Accrued other	2,121	2,308

	$24,612	$27,269

7.	Other Current Liabilities

Other current liabilities consisted of the following (in thousands):

	March 31, 2007	December 31, 2006
	(unaudited)
Deferred installation revenue	$8,912	$7,838
Customer deposits	671	799
Deferred recurring revenue	679	674
Deferred rent	399	401
Other current liabilities	180	439

	$10,841	$10,151

8.	Deferred Rent and Other Liabilities

Deferred rent and other liabilities consisted of the following (in thousands):

	March 31, 2007	December 31, 2006
	(unaudited)
Deferred rent, non-current	$20,510	$20,522
Deferred recurring revenue, non-current	5,936	6,058
Asset retirement obligations	4,125	3,985
Deferred installation revenue, non-current	4,130	3,856
Other liabilities	404	209

	$35,105	$34,630

Equinix, Inc. currently leases the majority of its IBX centers and certain equipment under non-cancelable operating lease agreements expiring through 2025. The centers’ lease agreements typically provide for base rental rates that increase at defined intervals during the term of the lease. In addition, Equinix, Inc. has negotiated rent expense abatement periods for certain properties to better match the phased build-out of its centers. Equinix, Inc. accounts for such abatements and increasing base rentals using the straight-line method over the life of the lease. The difference between the straight-line expense and the cash payment is recorded as deferred rent.

9.	Convertible Debt

Equinix, Inc.’s convertible debt consisted of the following (in thousands):

	March 31, 2007	December 31, 2006
	(unaudited)
Convertible subordinated debentures	$32,250	$86,250
Convertible subordinated notes	250,000	—

	$282,250	$86,250

Convertible Subordinated Debentures

In March 2007, Equinix, Inc. entered into agreements with certain holders (“Holders”) of its 2.50% Convertible Subordinated Debentures due February 15, 2024, pursuant to which Equinix, Inc. agreed to exchange an aggregate of 1,367,090 newly issued shares of its common stock for such Holders’ $54,000,000 of $86,250,000 principal amount of the Convertible Subordinated Debentures (the “Convertible Subordinated Debentures’ Partial Conversion”). The number of shares of common stock issued equals the amount issuable upon conversion of the Convertible Subordinated Debentures in accordance with their terms. In addition, each Holder received cash consideration equal to accrued and unpaid interest through the redemption date totaling $111,000, as well as the present value of future interest due through February 15, 2009 and an incremental fee, totaling $3,395,000 (the “Inducement Fee”).

Equinix, Inc. recognized a loss on debt conversion totaling $3,395,000 as a result of the Convertible Subordinated Debentures’ Partial Conversion in accordance with FASB No. 84, “Induced Conversions of Convertible Debt”, due to the Inducement Fee. As a result of the Convertible Subordinated Debentures’ Partial Conversion, a total of $53,229,000 was credited to stockholders’ equity during the first quarter of 2007, which was comprised of $54,000,000 of Convertible Subordinated Debentures, offset by $771,000 of unamortized debt issuance costs since, at the time of issuance, the Convertible Subordinated Debentures did not contain a beneficial conversion feature.

As of March 31, 2007, a total of $32,250,000 Convertible Subordinated Debentures remained outstanding and were convertible into 816,458 shares of Equinix, Inc.’s common stock.

Convertible Subordinated Notes

In March 2007, Equinix, Inc. issued $250,000,000 aggregate principal amount of 2.50% Convertible Subordinated Notes due April 15, 2012 (the “Convertible Subordinated Notes”). Interest is payable semi-annually on April 15 and October 15 of each year, commencing October 15, 2007.

The Convertible Subordinated Notes are governed by an Indenture dated as of March 30, 2007, between Equinix, Inc., as issuer, and U.S. Bank National Association, as trustee (the “Indenture”). The Indenture does not contain any financial covenants or any restrictions on the payment of dividends, the incurrence of senior debt or other indebtedness, or the issuance or repurchase of securities by Equinix, Inc. The Convertible Subordinated Notes are unsecured and rank junior in right of payment to Equinix, Inc.’s existing or future senior debt and equal in right of payment to Equinix, Inc.’s existing and future subordinated debt.

Upon conversion, holders will receive, at Equinix, Inc.’s election, cash, shares of Equinix, Inc.’s common stock or a combination of cash and shares of Equinix, Inc.’s common stock. However, Equinix, Inc. may at any time irrevocably elect for the remaining term of the Convertible Subordinated Notes to satisfy its obligation in cash up to 100% of the principal amount of the Convertible Subordinated Notes converted, with any remaining amount to be satisfied, at Equinix, Inc.’s election, in shares of its common stock or a combination of cash and shares of its common stock.

The initial conversion rate is 8.9259 shares of common stock per $1,000 principal amount of Convertible Subordinated Notes, subject to adjustment. This represents an initial conversion price of approximately $112.03 per share of common stock. Holders of the Convertible Subordinated Notes may convert their notes at any time prior to the close of business on the business day immediately preceding the maturity date under the following circumstances:

•

during any fiscal quarter (and only during that fiscal quarter) ending after June 30, 2007, if the sale price of Equinix, Inc.’s common stock, for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the previous fiscal quarter, is greater than 130% of the conversion price per share of common stock on such last trading day, presently $145.64 per share (the “Stock Price Condition Conversion Clause”);

•

subject to certain exceptions, during the five business day period following any ten consecutive trading day period in which the trading price of the Convertible Subordinated Notes for each day of such period was less than 98% of the product of the sale price of Equinix, Inc.’s common stock and the conversion rate (the “Parity Provision Clause”);

•	if such Convertible Subordinated Notes have been called for redemption;

•

upon the occurrence of specified corporate transactions described in the Indenture, such as a consolidation, merger or binding share exchange in which Equinix, Inc.’s common stock would be converted into cash or property other than securities (the “Corporate Action Provision Clause”); or

•	at any time on or after March 15, 2012.

Upon conversion, due to the conversion formulas associated with the Convertible Subordinated Notes, if Equinix, Inc.’s stock is trading at levels exceeding 130% of the conversion price per share of common stock, and if Equinix, Inc. elects to pay any portion of the consideration in cash, additional consideration beyond the $250,000,000 of gross proceeds received would be required. However, in no event would the total number of shares issuable upon conversion of the Convertible Subordinated Notes exceed 11.6036 per $1,000 principal amount of Convertible Subordinated Notes, subject to anti-dilution adjustments, or the equivalent of $86.18 per share of common stock or a total of 2,900,900 shares of Equinix, Inc.’s common stock. As of March 31, 2007, the Convertible Subordinated Notes were convertible into 2,231,545 shares of Equinix, Inc.’s common stock.

The conversion rates may be adjusted upon the occurrence of certain events including for any cash dividend, but they will not be adjusted for accrued and unpaid interest. Holders of the Convertible Subordinated Notes will not receive any cash payment representing accrued and unpaid interest upon conversion of a note. Accrued but unpaid interest will be deemed to be paid in full upon conversion rather than cancelled, extinguished or forfeited. Convertible Subordinated Notes called for redemption may be surrendered for conversion prior to the close of business on the business day immediately preceding the redemption date.

Equinix, Inc. may redeem all or a portion of the Convertible Subordinated Notes at any time after April 16, 2010 for cash but only if the closing sale price of Equinix, Inc.’s common stock for at least 20 of the 30 consecutive trading days immediately prior to the day Equinix, Inc. gives notice of redemption is greater than 130% of the applicable conversion price per share of common stock on the date of the notice, presently $145.64 per share. The redemption price will equal 100% of the principal amount of the Convertible Subordinated Notes, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption.

Holders of the Convertible Subordinated Notes have the right to require Equinix, Inc. to purchase with cash all or a portion of the Convertible Subordinated Notes upon the occurrence of a fundamental change at a purchase price equal to 100% of the principal amount of the Convertible Subordinated Notes plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase. Following certain corporate transactions that constitute a change of control, Equinix, Inc. will increase the conversion rate for a holder who elects to convert the Convertible Subordinated Notes in connection with such change of control in certain circumstances.

Equinix, Inc. has considered the guidance in FASB No. 133, “Accounting for Derivative Instruments and Hedging Activities”, EITF Abstract No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” and EITF Abstract No. 00-27, “Application of EITF Issue No. 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios,’ to Certain Convertible Instruments” and other related accounting pronouncements and has determined that the Convertible Subordinated Notes do not contain a beneficial conversion feature as the fair value of Equinix, Inc.’s common stock on the date of issuance was less than the initial conversion price outlined in the agreement. In addition, the Convertible Subordinated Notes contain one embedded derivative requiring bifurcation and separate accounting treatment, the Parity Provision Clause, which had a zero fair value as of March 31, 2007. Equinix, Inc. will be remeasuring this embedded derivative each reporting period, as applicable. Changes in fair value will be reported in the statement of operations.

The costs related to the Convertible Subordinated Notes were capitalized and are being amortized to interest expense using the effective interest method, through March 15, 2012, the first date that the holders of the Convertible Subordinated Notes can convert without satisfaction of the Stock Price Condition Conversion Clause, Parity Provision Clause or the Corporate Action Provision Clause. Debt issuance costs related to the Convertible Subordinated Notes, net of amortization, were $7,985,000 as of March 31, 2007.

10.	Non-Convertible Debt

Loan Payable

In February 2007, a wholly-owned subsidiary of Equinix, Inc. obtained a loan of up to $110,000,000 to finance up to 60% of the development and construction costs of the Chicago Metro Area IBX Expansion Project (the “Chicago IBX Financing”). Equinix, Inc. periodically receives advances of funds in conjunction with costs incurred for construction of its Chicago Metro Area IBX Expansion Project (the “Loan Payable”). As of March 31, 2007, Equinix, Inc. had received advances totaling $24,607,000. Up to $85,393,000 remains available for borrowing from the Chicago IBX Financing and is expected to be borrowed periodically during the remaining construction period of the Chicago Metro Area IBX Expansion Project until completion by the end of 2007.

The Loan Payable has a maturity date of January 31, 2010, with options to extend for up to an additional two years, in one-year increments, upon satisfaction of certain extension conditions. The Loan Payable bears interest at a floating rate (one, three or six month LIBOR plus 2.75%) with interest payable monthly, which commenced March 1, 2007. As of March 31, 2007, the Loan Payable had an effective interest rate of 8.125% per annum. The Chicago IBX Financing has no specific financial covenants and contains a limited parent company guaranty.

The debt issuance costs related to the Chicago IBX Financing were capitalized and are being amortized to interest expense using the effective interest method through January 31, 2010. Debt issuance costs related to the Chicago IBX Financing, net of amortization, were $2,511,000 as of March 31, 2007.

Silicon Valley Bank Credit Line

In March 2007, Equinix, Inc. amended certain provisions of the Silicon Valley Bank Credit Line which related to the modification of certain financial covenants, the addition of a liquidity covenant and the revision of the definition of “Approved Subordinated Debt” in order to allow Equinix, Inc. to proceed with the Convertible Subordinated Notes offering (see Footnote 9). The liquidity covenant requires Equinix, Inc. to maintain total liquidity of at least $75,000,000. The liquidity covenant is defined as the sum of cash, cash equivalents, short term investments, 80% of long term investments and 10% of net accounts receivable. In the event of a default, Silicon Valley Bank has the right to exercise a notice of control to give Silicon Valley Bank the sole right to control, direct or dispose of the assets as it deems necessary to satisfy Equinix, Inc.’s obligations under the Silicon Valley Bank Credit Line, if any. As of March 31, 2007, Equinix, Inc. was in compliance with all financial covenants in connection with the amended Silicon Valley Bank Credit Line including the liquidity covenant.

Borrowings under the Silicon Valley Bank Credit Line continue to bear interest at variable interest rates, plus the applicable margins, in effect prior to the amendment, based on either prime rates or LIBOR rates. The Silicon Valley Bank Credit Line continues to mature on September 15, 2008 and remains secured by substantially all of Equinix, Inc.’s domestic personal property assets and certain of Equinix, Inc.’s real property leases.

As of March 31, 2007, letters of credit totaling $16,419,000 had been issued and were outstanding under the Silicon Valley Bank Credit Line. As a result, the amount of borrowings available to Equinix, Inc. was $58,581,000. These letters of credit automatically renew in successive one-year periods until the final termination. If the beneficiaries for any of these letters of credit decide to draw down on these letters of credit, Equinix, Inc. will be required to fund these letters of credit either through cash collateral or borrowings under the Silicon Valley Bank Credit Line. As of March 31, 2007, had Equinix, Inc. borrowed against the Silicon Valley Bank Credit Line, it would have had an effective interest rate of 7.82% per annum.

11.	Debt Maturities

Combined aggregate maturities for Equinix, Inc.’s various debt facilities and other financing obligations as of March 31, 2007 was as follows (in thousands) (unaudited):

	Convertible debt	Mortgage and loan payable	Capital lease and other financing obligations	Total
2007 (nine months remaining)	$—	$7,623	$7,204	$14,827
2008	—	10,164	9,860	20,024
2009	32,250	10,164	10,134	52,548
2010	—	34,771	10,409	45,180
2011	—	10,164	10,703	20,867
2012 and thereafter	250,000	143,668	117,652	511,320

	282,250	216,554	165,962	664,766
Less amount representing interest	—	(93,548)	(78,283)	(171,831)
Plus amount representing residual property value	—	—	6,555	6,555

	282,250	123,006	94,234	499,490
Less current portion of principal	—	(2,242)	(2,086)	(4,328)

	$282,250	$120,764	$92,148	$495,162

12.	Commitments and Contingencies

Legal Matters Relating to Stock Option Granting Practices

On June 29, 2006 and September 18, 2006, shareholder derivative actions were filed in the Superior Court of the State of California, County of San Mateo, naming Equinix, Inc. as a nominal defendant and several of Equinix, Inc. current and former officers and directors as individual defendants. These actions were consolidated, and the consolidated complaint was filed in January 2007. The consolidated complaint alleges that the individual defendants breached their fiduciary duties and violated California securities law as a result of purported backdating of stock option grants, insider trading and the preparation and approval of inaccurate financial results. Plaintiffs seek to recover, on behalf of Equinix, Inc., unspecified monetary damages, corporate governance changes, equitable and injunctive relief, restitution, and fees and costs. In March 2007, the state court stayed this action in deference to a federal shareholder derivative action filed in the United States District Court for the Northern District of California in October 2006. The federal action named Equinix, Inc. as a nominal defendant and several current and former officers and directors as individual defendants. This complaint alleged that the individual defendants breached their fiduciary duties and violated California and federal securities laws as a result of purported backdating of stock options, insider trading and the dissemination of false statements. On April 12, 2007, the federal action was voluntarily dismissed without prejudice pursuant to a joint stipulation entered as an order by the court. The parties to the state court action have informed the state court that the federal action was dismissed. In addition to the pending state court derivative action, Equinix, Inc. may be subject to additional derivative or other lawsuits that may be presented on an individual or class basis alleging claims based on Equinix, Inc.’s stock option granting practices. Similar lawsuits and investigations have been commenced against numerous other companies based on similar allegations.

Responding to, investigating and/or defending against civil litigations and government inquiries regarding Equinix, Inc.’s stock option grants and practices will present a substantial cost to Equinix, Inc. in both cash and the attention of certain management and may have a negative impact on Equinix, Inc.’s operations. In addition, in the event of any negative finding or assertion by a court of law or any third-party claim related to Equinix, Inc.’s stock option granting practices, Equinix, Inc. may be liable for damages, fines or other civil or criminal remedies, or be required to restate its prior period financial statements or adjust its current period financial statements. Any such adverse action could have a material adverse effect on Equinix, Inc.’s business and current market value.

Equinix, Inc. believes that while an unfavorable outcome to any or all of the above-mentioned inquiries, cases or complaints is reasonably possible, it is not probable. As a result, Equinix, Inc. has not accrued for any settlements in connection with these legal matters as of March 31, 2007.

Other Legal Actions

On July 30, 2001 and August 8, 2001, putative shareholder class action lawsuits were filed against Equinix, Inc., certain of its officers and directors (the “Individual Defendants”), and several investment banks that were underwriters of Equinix, Inc.’s IPO. The cases were filed in the United States District Court for the Southern District of New York, purportedly on behalf of investors who purchased Equinix, Inc.’s stock between August 10, 2000 and December 6, 2000. In addition, similar lawsuits were filed against approximately 300 other issuers and related parties. The purported class action alleges violations of Sections 11 and 15 of the Securities Act of 1933 and Sections 10(b), Rule 10b-5 and 20(a) of the Securities Exchange Act of 1934 against Equinix, Inc. and Individual Defendants. On October 13, 2004, the Court certified a class in six of the approximately 300 other nearly identical actions (the “focus cases”) and noted that the decision is intended to provide strong guidance to all parties regarding class certification in the remaining cases. The Underwriter Defendants appealed the decision and the Second Circuit vacated the District Court’s decision granting class certification in those six cases on December 5, 2006. Plaintiffs filed a petition for rehearing. On April 6, 2007, the Second Circuit denied the petition, but noted that Plaintiffs could ask the District Court to certify a more narrow class than the one that was rejected. Plaintiffs have not yet moved to certify a class in the Equinix, Inc. case.

In July 2003, a Special Litigation Committee of the Equinix, Inc. Board of Directors approved a settlement agreement and related agreements which set forth the terms of a settlement between Equinix, Inc., the Individual Defendants, the plaintiff class and the vast majority of the other approximately 300 issuer defendants and the individual defendants currently or formerly associated with those companies. Pursuant to the settlement and related agreements, if the settlement receives final approval by the District Court, it provides for a release of Equinix, Inc. and the individual defendants and Equinix, Inc.’s agreeing to assign away, not assert, or release certain potential claims Equinix, Inc. may have against its underwriters. There is no assurance that the court will grant final approval to the issuers’ settlement. As approval by the Court cannot be assured, Equinix, Inc. is unable at this time to determine whether the outcome of the litigation would have a material impact on its results of operations, financial condition or cash flows. Until the settlement is finalized and approved by the Court, or in the event such settlement is not approved, Equinix, Inc. and its officers and directors intend to continue to defend the actions vigorously. While an unfavorable outcome to this case is reasonably possible, and Equinix, Inc. can estimate its potential exposure to be less than approximately $3.4 million, it is not probable. In addition, as noted above, any payments are expected to be covered by existing insurance and, as a result, Equinix, Inc. does not expect that the settlement will involve any payment by Equinix, Inc. As a result, Equinix, Inc. has not accrued for any settlements in connection with this litigation as of March 31, 2007.

Estimated and Contingent Liabilities

Equinix, Inc. estimates exposure on certain liabilities, such as income and property taxes, based on the best information available at the time of determination. With respect to real and personal property taxes, Equinix, Inc. records what it can reasonably estimate based on prior payment history, current landlord estimates or estimates based on current or changing fixed asset values in each specific municipality, as applicable. However, there are circumstances beyond Equinix, Inc.’s control whereby the underlying value of the property or basis for which the tax is calculated on the property may change, such as a landlord selling the underlying property of one of Equinix, Inc.’s IBX center leases or a municipality changing the assessment value in a jurisdiction and, as a result, Equinix, Inc.’s property tax obligations may vary from period to period. Based upon the most current facts and circumstances, Equinix, Inc. makes the necessary property tax accruals for each of its reporting periods. However, revisions in Equinix, Inc.’s estimates of the potential or actual liability could materially impact the financial position, results of operations or cash flows of Equinix, Inc.

From time to time, Equinix, Inc. may have certain contingent liabilities that arise in the ordinary course of its business activities. Equinix, Inc. accrues contingent liabilities when it is probable that future expenditures will be made and such expenditures can be reasonably estimated. In the opinion of management, there are no pending claims for which the outcome is expected to result in a material adverse effect in the financial position, results of operations or cash flows of Equinix, Inc.

Other Purchase Commitments

Primarily as a result of Equinix, Inc.’s various IBX expansion projects, as of March 31, 2007, Equinix, Inc. was contractually committed for $131,534,000 of unaccrued capital expenditures, primarily for IBX equipment not yet delivered and labor not yet provided, in connection with the work necessary to open these IBX centers and make them available to customers for installation, as well as for the San Jose Property Acquisition. In addition, Equinix, Inc. has numerous other, non-capital purchase commitments in place as of March 31, 2007, such as commitments to purchase power in select locations, primarily in the U.S. and Singapore, through 2007 and thereafter, and other open purchase orders for goods or services to be delivered or provided during 2007. Such other miscellaneous purchase commitments totaled $39,038,000 as of March 31, 2007.

13.	Other Comprehensive Income and Loss

The components of other comprehensive income and loss are as follows (in thousands) (unaudited):

	Three months ended March 31,
	2007	2006
Net loss	$(4,456)	$(5,070)
Unrealized gain (loss) on available for sale securities	93	(32)
Foreign currency translation gain	422	854

Comprehensive loss	$(3,941)	$(4,248)

There were no significant tax effects on comprehensive loss for the three months ended March 31, 2007 and 2006.

14.	Segment Information

Equinix, Inc. and its subsidiaries are principally engaged in a single segment: the design, build-out and operation of network neutral IBX centers. All revenues result from the operation of these IBX centers. Equinix, Inc.’s chief operating decision-maker evaluates performance, makes operating decisions and allocates resources based on financial data consistent with the presentation in the accompanying condensed consolidated financial statements.

While Equinix, Inc. operates in a single segment, Equinix, Inc. provides the following geographic statement of operations disclosures as follows (in thousands) (unaudited):

	Three months ended March 31,
	2007	2006
Total revenues:
United States	$72,526	$55,840
Asia-Pacific	12,583	9,029

	$85,109	$64,869

Cost of revenues:
United States	$45,557	$37,948
Asia-Pacific	7,208	5,397

	$52,765	$43,345

Income (loss) from operations:
United States	$368	$(2,247)
Asia-Pacific	438	(557)

	$806	$(2,804)

Equinix, Inc.’s long-lived assets are located in the following geographic areas (in thousands):

	March 31, 2007	December 31, 2006
	(unaudited)
United States	$600,887	$553,619
Asia-Pacific	54,037	51,952

	$654,924	$605,571

Equinix, Inc.’s goodwill totaling $17,109,000 and $16,919,000 as of March 31, 2007 and December 31, 2006, respectively, is part of Equinix, Inc.’s Singapore reporting unit, which is reported within the Asia-Pacific geographic area.

Revenue information on a services basis is as follows (in thousands) (unaudited):

	Three months ended March 31,
	2007	2006
Colocation	$59,759	$45,569
Interconnection	16,720	11,804
Managed infrastructure	4,099	3,933
Rental	308	446

Recurring revenues	80,886	61,752
Non-recurring revenues	4,223	3,117

	$85,109	$64,869

No single customer accounted for 10% of Equinix, Inc.’s revenues for the three months ended March 31, 2007. Revenue from one customer accounted for 10% of Equinix, Inc.’s revenues for the three months ended March 31, 2006. No other single customer accounted for more than 10% of Equinix, Inc.’s revenues for the three months ended March 31, 2006. No accounts receivables accounted for 10% of Equinix, Inc.’s gross accounts receivable as of March 31, 2007. Accounts receivable from the customer mentioned above accounted for 11% of Equinix, Inc.’s gross accounts receivable as of March 31, 2006. No other single customer accounted for more than 10% of Equinix, Inc.’s gross accounts receivable as of March 31, 2006.

15.	Restructuring Charges

2004 Restructuring Charges

In December 2004, in light of the availability of fully built-out data centers in select markets at costs significantly below those costs Equinix, Inc. would incur in building out new space, Equinix, Inc. made the decision to exit leases for excess space adjacent to one of Equinix, Inc.’s New York metro area IBXs, as well as space on the floor above its original Los Angeles IBX. As a result of Equinix, Inc.’s decision to exit these spaces, Equinix, Inc. recorded restructuring charges totaling $17,685,000, which represents the present value of Equinix, Inc.’s estimated future cash payments, net of any estimated subrental income and expense, through the remainder of these lease terms, as well as the write-off of all remaining property and equipment attributed to the partial build-out of the excess space on the floor above its Los Angeles IBX as outlined below. Both lease terms run through 2015.

Equinix, Inc. estimated the future cash payments required to exit these two leased spaces, net of any estimated subrental income and expense, through the remainder of these lease terms and then calculated the present value of such future cash flows in order to determine the appropriate restructuring charge to record. Equinix, Inc. records accretion expense to accrete its accrued restructuring liability up to an amount equal to the total estimated future cash payments necessary to complete the exit of these leases. Should the actual lease exit costs differ from Equinix, Inc.’s estimates, Equinix, Inc. may need to adjust its restructuring charges associated with the excess lease spaces, which would impact net income in the period such determination was made.

A summary of the movement in the 2004 accrued restructuring charge from December 31, 2006 to March 31, 2007 is outlined as follows (in thousands) (unaudited):

	Accrued restructuring charge as of December 31, 2006	Accretion expense	Cash payments	Accrued restructuring charge as of March 31, 2007
Estimated lease exit costs	$13,857	$210	$(699)	$13,368

	13,857	$210	$(699)	13,368
Less current portion	(3,096)			(3,310)
	$10,761			$10,058

As Equinix, Inc. currently has no plans to enter into lump sum lease terminations with either of the landlords associated with these two excess space leases, Equinix, Inc. has reflected its accrued restructuring liability as both current and non-current on the accompanying condensed consolidated balance sheets as of March 31, 2007 and December 31, 2006. Equinix, Inc. is contractually committed to these two excess space leases through 2015.

2005 Restructuring Charges

In October 2005, in light of the availability of fully or partially built-out data centers in the Silicon Valley, including the possibility of expansion among some of the four IBX centers Equinix, Inc. currently has in the Silicon Valley, Equinix, Inc. made the decision that retaining the approximately 40 acre San Jose Ground Lease for future expansion was no longer economical. In conjunction with this decision, Equinix, Inc. entered into an agreement with the landlord of this property for the early termination of the San Jose Ground Lease property whereby Equinix, Inc. would pay $40,000,000 over the next four years plus property taxes, which commenced on January 1, 2006, to terminate this lease, which would otherwise require significantly higher cumulative lease payments through 2020 (the “San Jose Ground Lease Termination”). As a result of the San Jose Ground Lease Termination, Equinix, Inc. recorded a $33,814,000 restructuring charge in the fourth quarter of 2005, which represents the present value of Equinix, Inc.’s estimated future cash payments to exit this property, as well as the write-off of all remaining property and equipment attributed to the development of this property.

Equinix, Inc. estimated the future cash payments required to exit the San Jose Ground Lease, net of any estimated subrental income and expense, through the remainder of these lease terms and then calculated the present value of such future cash flows in order to determine the appropriate restructuring charge to record. Equinix, Inc.’s right to occupy of this property terminates on December 31, 2007 and can be terminated at any time prior to December 31, 2007 upon the landlord providing Equinix, Inc. at least ten days prior written notice; however, even if the landlord early terminates, Equinix, Inc. is still required to pay the full $40,000,000 of payments due. Equinix, Inc. records accretion expense to accrete its accrued restructuring liability up to an amount equal to the total estimated future cash payments necessary to complete the exit of the San Jose Ground Lease.

A summary of the movement in the 2005 accrued restructuring charge from December 31, 2006 to March 31, 2007 is outlined as follows (in thousands) (unaudited):

	Accrued restructuring charge as of December 31, 2006	Accretion expense	Cash payments	Accrued restructuring charge as of March 31, 2007
Estimated lease exit costs	$27,715	$481	$(2,844)	$25,352

	27,715	$481	$(2,844)	25,352
Less current portion	(10,373)			(10,393)
	$17,342			$14,959

16.	Recent Accounting Pronouncements

In June 2006, the FASB approved EITF Issue No. 06-3, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That is, Gross versus Net Presentation)” (“EITF 06-3”). EITF 06-3 includes any tax assessed by a governmental authority that is directly imposed on a revenue-producing transaction between a seller and a customer and may include, but is not limited to, sales, use, value added and some excise taxes. EITF 06-3 concludes that the presentation of taxes on either a gross (included in revenue and costs) or a net (excluded from revenue) basis is an accounting policy decision that should be disclosed. In addition, for any such taxes that are reported on a gross basis, an entity should disclose the amounts of those taxes in interim and annual financial statements for each period for which an income statement is presented if those amounts are significant. The provisions of EITF 06-3 should be applied to financial reports for interim and annual reporting periods beginning after December 15, 2006, with earlier adoption permitted. Equinix, Inc. has always reported taxes collected from customers on a net presentation basis; therefore, the adoption of EITF No. 06-03 has not had any effect on Equinix, Inc.’s financial position, results of operations and cash flows.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements. SFAS No. 155 is effective for fiscal years beginning after December 15, 2007. Equinix, Inc. is currently in the process of evaluating the impact that the adoption of SFAS No. 157 will have on its financial position, results of operations and cash flows.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”). SFAS No. 159 permits companies to choose to measure, on an instrument-by-instrument basis, many financial instruments and certain other assets and liabilities at fair value that are not currently required to be measured at fair value. SFAS No. 159 is effective as of the beginning of a fiscal year that begins after November 15, 2007. Equinix, Inc. is currently in the process of evaluating the impact that the adoption of SFAS No. 159 will have on its financial position, results of operations and cash flows.

17.	Subsequent Events

During the three months ended June 30, 2007, Equinix, Inc. received additional advances totaling $44,656,000, bringing the cumulative Loan Payable to date to $69,263,000 with a blended interest rate of 8.125% per annum (see Note 10). As a result, the remaining amount available to borrow from the Chicago IBX Financing totals $40,737,000.

In June 2007, Equinix, Inc. purchased a new property, comprised of land and an empty building, located in El Segundo, California, for $49,000,000, excluding closing costs, which Equinix, Inc. paid in full in a cash transaction during June 2007. Equinix, Inc. intends to build an IBX center that will be available to customers by the end of 2008, which will be Equinix, Inc.’s fourth IBX center in the Los Angeles metro area.

In June 2007, Equinix, Inc. announced its plan to invest approximately $41,000,000 on an existing IBX center in the Silicon Valley metro area (the “Silicon Valley Metro Area IBX Expansion Project”), of which $26,000,000 is expected to be incurred in 2007.

In July 2007, Equinix, Inc. closed on the San Jose Property Acquisition (see Note 2) and, as a result, took title to the property and paid the remaining amount due of $58,500,000, excluding closing costs, in cash.

Other than as disclosed in this document, there has not been any known material change in the financial or trading position or results of operations of the Equinix Group subsequent to 31 December 2006 and until 24 July 2007, being the latest practicable date prior to the date of this document.

APPENDIX V: ADDITIONAL INFORMATION

1.	Responsibility Statement

1.1	The directors of Equinix and Equinix, Inc., (other than Christopher B. Paisley (“Mr Paisley”)) whose names are set out in paragraphs 1.2 and 2.2 of Appendix II respectively, and Brandi Galvin Morandi, the general counsel of Equinix, Inc., accept responsibility for the information contained in this document relating to the Equinix Group, themselves, members of their immediate families, related trusts and persons connected with them (within the meaning of Part 22 of the 2006 Act). To the best of the knowledge and belief of such persons accepting responsibility, having taken all reasonable care to ensure such is the case, the information contained in this document for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

1.2	Mr. Paisley was appointed as an independent member of the board of Equinix, Inc. and the Chairman and Financial Expert of Equinix, Inc.’s Audit Committee on 19 July 2007 in accordance with NASDAQ rules (to which Equinix, Inc. is subject). Consent has been obtained from the Panel to exclude Mr. Paisley from the responsibility statement in paragraph 1.1 above on the basis that Mr Paisley has not participated in any negotiation or discussion with IXEurope relating to the terms of the Acquisition, approved the terms and the implementation of the Acquisition as a member of the board of Equinix, Inc., taken any part in the preparation and/or the issuance of the Scheme Press Announcement, the scheme press announcement issued on 19 July 2007 or this document or had any connection or relationship with Equinix, Inc. prior to his appointment as a director of Equinix, Inc. on 19 July 2007.

1.3	The Directors, whose names are set out in paragraph 3 below, accept responsibility for the information contained in this document other than information relating to the Equinix Group, the directors of Equinix and Equinix, Inc., members of their immediate families, related trusts and persons connected to them (within the meaning of Part 22 of the 2006 Act). To the best of the knowledge and belief of the Directors, having taken all reasonable care to ensure such is the case, the information contained in this document for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

2.	Incorporation and Registered Office of IXEurope

2.1	IXEurope was incorporated and registered in England and Wales on 28 June 1999 as a private limited company under the Act with the name De Facto 782 Limited and with registered number 3796971. On 19 July 1999, the Company changed its name to IX Holdings Limited. On 23 August 2000, the Company changed its name to IX Europe Limited. On 13 October 2000, it re-registered as a public limited company with the name IX Europe plc. The Company listed on AIM on 7 April 2006. On 9 May 2007, the Company changed its name to IXEurope plc.

2.2	The principal legislation under which IXEurope operates is the Act and the regulations made thereunder. The liability of the members is limited.

2.3	The Company’s registered office is 41-44 Great Queen Street, London WC2B 5AD.

2.4	The principal activity of the Company is that of a holding company for the IXEurope Group’s data storage business.

3.	Directors

The Directors and their respective functions are as follows:

Sir Anthony Cleaver (Chairman/Non-Executive Director)

Guy de Rohan Willner (Chief Executive Officer)

Christophe de Buchet (Chief Operating Officer)

Karen Bach (Chief Financial Officer)

Erick Rinner (Non-Executive Director)

Richard Mead (Non-Executive Director)

David Lister (Non-Executive Director)

4.	Irrevocable Undertakings

4.1	Equinix has received the following irrevocable undertakings to vote in favour of the Scheme (or accept the Takeover Offer if Equinix elects to implement the Proposals by way of a Takeover Offer) in respect of the following number of IXEurope Shares:

Name	Beneficial holding of IXEurope Shares
Sir Anthony Cleaver	382,671
Guy Willner	120,000
Christophe de Buchet	100,000
Karen Bach	206,906
Richard Mead	141,032
EAC Fund II GP Limited	50,730,558
EAC OPCO Limited	554,161
European Acquisition Capital	623
Helix Partners Fund	69,263
IX Holdings LLC	58,414,996
Nightshade Limited	2,169,095
SEB Fonder AB (on behalf of S-E Bankens Aktiesparfond)	1,856,218
SEB Fonder AB (on behalf of S-E Bankens Varldenfond)	1,745,397
S-E Banken Fund Management Company S.A. (on behalf of S-E Banken Fund)	692,475
Skandinaviska Enskilda Limited	1,108,335
Southshire Limited	2,169,096

In each case, the above holdings represent the total number of IXEurope Shares owned or controlled by them.

The undertakings from the Directors referred to above (and the undertakings given by Nightshade Limited and Southshire Limited, who are trustees of discretionary trusts of which certain of the Directors, or members of their families, are potential beneficiaries) are binding on them, even if a higher competing offer is announced by a third party, unless: (a) the Scheme Document has not been posted 28 days after the issuance of the Scheme Press Announcement or, if a Takeover Offer is made, if an offer document is not posted within 28 days of the issuance of an announcement to make a Takeover Offer (or, in either case, such longer period as may be agreed with the Panel); (b) the Scheme becomes effective or a Takeover Offer becomes or is declared unconditional in all respects (as relevant); (c) a Takeover Offer is not announced pursuant to Rule 2.5 of the City Code on behalf of Equinix within 10 Business Days of the date on which the Scheme fails to become effective or any condition to which the Scheme is subject becomes incapable of satisfaction and, if capable of waiver, not being waived as therein provided; (d) a Takeover Offer, if made, lapses or is withdrawn without becoming or being declared unconditional in all respects; or (e) the Effective Date does not occur by 31 October 2007.

The undertakings from the institutional shareholders referred to above are binding on them, even if a higher competing offer is announced by a third party, unless: (a) the Scheme becomes effective or a Takeover Offer becomes unconditional in all respects (as relevant); (b) a Takeover Offer is not announced on behalf of Equinix within 10 Business Days of the date on which the Scheme fails to become effective or any condition to which the Scheme is subject becomes incapable of satisfaction and, if capable of waiver, not being waived as therein provided; (c) a Takeover Offer, if made lapses or is withdrawn without becoming or being declared unconditional in all respects; or (d) the Effective Date does not occur by 31 October 2007.

Therefore, Equinix has received irrevocable undertakings to vote in favour of the Scheme (or accept the Takeover Offer, if Equinix elects to implement the Proposals by way of a Takeover Offer), in respect of an aggregate of 120,460,826 IXEurope Shares, representing approximately 66.5 per cent. of IXEurope’s existing issued share capital.

5.	Disclosure of interests and dealings in relevant securities

5.1	For the purposes of this paragraph 5:

(A)	“acting in concert” has the meaning ascribed to it in the City Code;

(B)	“arrangement” includes indemnity or option arrangements, and any agreement or understanding, formal or informal, of whatever nature, relating to relevant securities which may be an inducement to deal or refrain from dealing;

(C)	“associate” of any company has the meaning ascribed in the City Code and includes (without limitation):

(1)	its parent, subsidiaries and fellow subsidiaries and their associated companies and companies of which any such companies are associated companies;

(2)	connected advisers and persons controlling, controlled by or under the same control as such connected advisers;

(3)	its directors and the directors of any company covered in sub-paragraph (1) above (together, in each case, with their close relatives and related trusts);

(4)	its pension funds or the pension funds of any company covered in sub-paragraph (1) above;

(5)	an investment company, unit trust or other person whose investments an associate manages on a discretionary basis in respect of the relevant investment accounts;

(6)	its employee benefit trust or the employee benefit trust of a company covered in sub-paragraph (1) above; and

(7)	a company having a material trading arrangement with the company;

(D)	“connected adviser” normally includes only the following:

(1)	in relation to Equinix, Equinix, Inc. or IXEurope:

(a)	an organisation which is advising that party in relation to the Proposals; and

(b)	a corporate broker to that party;

(2)	in relation to a person who is acting in concert with Equinix, Equinix, Inc. or IXEurope, an organisation which is advising that person either:

(a)	in relation to the Proposals; or

(b)	in relation to the matter which is the reason for that person being a member of the relevant concert party; and

(3)	in relation to a person who is an associate of Equinix, Equinix, Inc. or IXEurope by virtue of subparagraph (1) of the definition of associate, an organisation which is advising that person in relation to the Proposals;

(4)	such references do not normally include a corporate broker which is unable to act in connection with the offer because of a conflict of interest;

(E)	“dealing” or “dealt” include the following:

(1)	the acquisition or disposal of securities, of the right (whether conditional or absolute) to exercise or direct the exercise of the voting rights attaching to securities, or of general control of securities;

(2)	the taking, granting, acquiring, disposing, entering into, closing out, terminating, exercising (by either party) or varying of an option (including a traded option contract) in respect of any securities;

(3)	subscribing or agreeing to subscribe for securities;

(4)	the exercise or conversion, whether in respect of new or existing securities, of any securities carrying conversion or subscription rights;

(5)	the acquiring, disposing, entering into, closing out, exercising (by either party) of any rights under, or varying of, a derivative referenced, directly or indirectly, to securities;

(6)	entering into, terminating or varying the terms of any agreement to purchase or sell securities; and

(7)	any other action resulting, or which may result, in an increase or decrease in the number of securities in which a person is interested or in respect of which he has a short position;

(F)	“derivative” includes any financial product whose value in whole or in part is determined directly or indirectly by reference to the price of an underlying security but which does not include the possibility of delivery of such underlying securities;

(G)	“disclosure date” means 24 July 2007, being the last day of the disclosure period;

(H)	“disclosure period” means the period commencing on 18 May 2006 and ending on 24 July 2007 (being the latest practicable date prior to the publication of this document);

(I)	“relevant securities” means:

(1)	IXEurope Shares and any other securities of IXEurope conferring voting rights;

(2)	equity share capital of IXEurope or, as the context requires, Equinix or Equinix, Inc.; and

(3)	any securities of IXEurope or, as the context requires, Equinix or Equinix, Inc. carrying conversion or subscription rights into any of the foregoing;

(J)	ownership or control of 20 per cent. or more of the equity share capital of a company is regarded as the test of “associated company” status and “control” means an interest, or interests, in shares carrying in aggregate 30 per cent. or more of the voting rights attributable to the share capital of a company which are currently exercisable in a general meeting, irrespective of whether such interest or interests give de facto control;

(K)	references to a pension fund of a company do not normally include any such pension funds whose assets are managed under an agreement or arrangement with an independent third party in the terms set out in Note 7 of the definition in the City Code of “acting in concert”;

(L)	a person is treated as “interested” in securities if he has long economic exposure, whether absolute or conditional, to changes in the price of those securities (and a person who only has a short position in securities is not treated as interested in those securities). In particular, a person is treated as “interested” in securities if:

(1)	he owns them;

(2)	he has the right (whether conditional or absolute) to exercise or direct the exercise of the voting rights attaching to them or has general control of them;

(3)	by virtue of any agreement to purchase, option or derivative, he:

(a)	has the right or option to acquire them or call for their delivery; or

(b)	is under an obligation to take delivery of them, whether the right, option or obligation is conditional or absolute and whether it is in the money or otherwise; or

(4)	he is party to any derivative:

(a)	whose value is determined by reference to their price; and

(b)	which results, or may result, in his having a long position in them.

5.2	Equinix’s and Equinix, Inc.’s interests and dealings in relevant securities of IXEurope

(A)	As at the close of business on the disclosure date, Equinix and Equinix, Inc. did not have any interest in any relevant securities of IXEurope.

(B)	There were no dealings in any relevant securities of IXEurope by Equinix or Equinix, Inc. during the disclosure period.

(C)	As at the close of business on the disclosure date, neither Equinix nor Equinix, Inc., nor any person acting in concert with Equinix or Equinix, Inc., had borrowed or lent any relevant securities of IXEurope, save for any borrowed shares which have either been on-lent or sold.

(D)	As at the close of business on the disclosure date, save as disclosed in this document neither Equinix nor Equinix, Inc., nor any person acting in concert with Equinix or Equinix, Inc., nor any person with whom Equinix or Equinix, Inc. (or any person acting in concert with Equinix or Equinix, Inc.) has an arrangement of the kind referred to in Note 6(b) on Rule 8 of the City Code (if any), had an interest in or a right to subscribe for relevant securities of IXEurope or had any short position in relation to relevant securities of IXEurope (whether conditional or absolute and whether in the money or otherwise), including any short position under a derivative, any agreement to sell or any delivery obligation or right to require another person to purchase or take delivery, nor had any of the foregoing dealt in any relevant securities of IXEurope during the disclosure period.

5.3	Interests and dealings of Citi (being Equinix’s and Equinix, Inc.’s Financial Adviser) in relevant securities of IXEurope

(A)	As at the close of business on the disclosure date, Citi did not have any interest in any relevant securities of IXEurope.

(B)	There were no dealings in any relevant securities of IXEurope by Citi during the disclosure period.

(C)	As at the close of business on the disclosure date, Citi had not borrowed or lent any relevant securities of IXEurope, save for any borrowed shares which have either been on-lent or sold.

(D)	As at the close of business on the disclosure date, neither Citi nor any person with whom Citi has an arrangement of the kind referred to in Note 6(b) of Rule 8 of the City Code (if any) has (a) any interest in or right to subscribe for relevant securities of IXEurope, or (b) any short position in relation to relevant securities of IXEurope (whether conditional or absolute and whether in the money or otherwise), including any short position under a derivative, any agreement to sell or any delivery obligation or right to require another person to purchase or take delivery.

5.4	Interests and dealings of Equinix’s and Equinix, Inc.’s directors in relevant securities of IXEurope

Save as disclosed in this document, as at the close of business on the disclosure date, none of the directors of Equinix, Equinix, Inc. nor Brandi Galvin Morandi (the General Counsel of Equinix, Inc.) nor any persons whose interests such directors are taken to be interested in pursuant to Part 22 of the 2006 Act:

(A)	had an interest in, or a right to subscribe for, relevant securities of IXEurope (whether conditional or absolute and whether in the money or otherwise), including any short position under a derivative, any agreement to sell or any delivery obligation or right to require another person to purchase or take delivery, nor had any of the foregoing dealt in any relevant securities of IXEurope during the disclosure period; or

(B)	had borrowed or lent any relevant securities of IXEurope, save for any borrowed shares which had either been on-lent or sold.

5.5	Persons acting in concert

(A)	For the purposes of the City Code, Equinix and Equinix, Inc. believe that the following persons are or may be considered to be acting in concert with them:

(1)	Citigroup Global Markets Limited, a company incorporated in England and Wales with its registered office at Citigroup Centre, Canada Square, Canary Wharf, London E14 5LB and acting as financial adviser to Equinix.

(B)	For the purposes of the City Code, IXEurope believes that the following persons are or may be considered to be acting in concert with it:

(1)	Lazard & Co., Limited, a company incorporated in England and Wales with its registered office at 50 Stratton Street, London W1J 8LL, United Kingdom and acting as financial adviser to IXEurope.

5.6	Directors’ interests and dealings in relevant securities of IXEurope

(A)	The interests of the Directors and any persons whose interests such directors are taken to be interested in pursuant to Part 22 of the 2006 Act, all of which, unless otherwise stated, are beneficial, in the issued share capital of the Company (excluding their interests in options which are set out below) which (i) have been notified by each Director to the Company pursuant to Part 22 of the 2006 Act, or (ii) which are required to be entered in the register of directors’ interests maintained under Part 22 of the 2006 Act or (iii) are interests of a person connected with a Director which would, if the connected person were a Director, be required to be disclosed under the aforesaid above and the existence of which is known to, or could with reasonable diligence be ascertained by, that Director, as at the close of business on the disclosure date were as follows:

Name	Number of IXEurope Shares
Sir Anthony Cleaver	382,671
Guy Willner	120,000
Trident Trust Company Limited (as trustee of Southshire Limited, a discretionary trust of which Guy Willner, or members of their families are potential beneficiaries)	2,169,069
Christophe de Buchet	100,000
Trident Trust Company Limited (as trustee of Nightshade Limited, a discretionary trust of which Christophe de Buchet is a potential beneficiary)	2,169,095
Karen Bach	206,906
Richard Mead	141,032
Erick Rinner, a potential beneficiary in the following entities:
EAC Fund II GP Limited	50,730,558
EAC OPCO Limited	554,161
European Acquisition Capital Limited	623
Helix Partners Fund	69,263
S-E Banken Fund Management Company S.A	692,475
SEB Fonder AB (on behalf of S-E-Bankens Aktiesparfond)	1,856,218
SEB Fonder AB (on behalf of S-E-Bankens Varldenfond)	1,745,397
Skandinaviska Enskilda Limited	1,108,335

(B)	As at the close of business on the disclosure date, the following options over IXEurope Shares had been granted to the Directors under the IXEurope Share Option Schemes and remained outstanding:

Name	Date of Grant	Exercise period	Exercise Price per IXEurope Share	No. of IXEurope Shares under option
			(pence)
Guy Willner	30 June 2006	7 October 2007 - 29 June 2016	1	2,500,000
	7 April 2006	7 April 2009 - 6 April 2016	22	1,258,427
Christophe de Buchet	30 June 2006	7 October 2008 - 29 June 2016	1	2,500,000
	7 April 2006	7 April 2009 - 6 April 2016	22	1,258,427
Karen Bach	7 April 2006	7 April 2009 - 6 April 2016	22	1,258,427

(C)	As at the close of business on the disclosure date, no warrants over IXEurope Shares had been granted to the Directors which remained outstanding.

(D)	As at the close of business on the disclosure date, save as disclosed above, no Director nor any member of his immediate family, related trust or (so far as he is aware) connected person within the meaning of Part 22 of the 2006 Act had an interest in or a right to subscribe for any relevant securities of IXEurope (whether conditional or absolute and whether in the money or otherwise), including any short position under a derivative, any agreement to sell or any delivery obligation or right to require another person to purchase or take delivery, nor had any of the foregoing dealt in any relevant securities of IXEurope during the disclosure period.

5.7	Lazard’s interests and dealings in relevant securities of IXEurope

(A)	As at the close of business on the disclosure date Lazard had no interest in any relevant securities of IXEurope.

(B)	There were no dealings in any relevant securities of IXEurope by Lazard during the disclosure period.

5.8	Other interests and dealings in relevant securities of IXEurope

As at close of business on the disclosure date, none of the following:

(A)	any company which is an associate of IXEurope by virtue of sub-paragraph 5.1(C)(1) above;

(B)	any pension fund of IXEurope or of a company which is an associate of IXEurope (as defined in sub-paragraph 5.1(C)(1) above);

(C)	any employee benefit trust of IXEurope or of a company which is an associate of IXEurope (as defined in paragraph 5.1(C)(1) above);

(D)	any connected adviser to IXEurope or to a company which is an associate of IXEurope (as defined above) or to a person acting in concert with IXEurope, save as disclosed in paragraph 5.7 above;

(E)	any person controlling, controlled by or under the same control as any such connected adviser (except for an exempt principal trader or exempt fund manager under the City Code);

(F)	any person who has an arrangement of the kind referred to in Note 6(b) on Rule 8 of the City Code with IXEurope or with any person who is an associate of IXEurope (as defined above),

had an interest in or a right to subscribe for any relevant securities of IXEurope, Equinix or Equinix, Inc. (whether conditional or absolute and whether in the money or otherwise), including any short position under a derivative, any agreement to sell or any delivery obligation or right to require another person to purchase or take delivery, nor had any of the foregoing dealt in any relevant securities of IXEurope during the Offer Period.

5.9	IXEurope’s and the Directors’ interests and dealings in the relevant securities of Equinix or Equinix, Inc.

(A)	As at close of business on the disclosure date, neither IXEurope nor any of the Directors, nor any member of their immediate families, related trusts or (so far as the directors are aware) connected persons (within the meaning of Part 22 of the 2006 Act) had an interest in or a right to subscribe for any relevant securities of Equinix or Equinix, Inc. (whether conditional or absolute and whether in the money or otherwise), including any short position under a derivative, any agreement to sell or any delivery obligation or right to require another person to purchase or take delivery, nor had any of the foregoing dealt in any relevant securities of Equinix or Equinix, Inc. during the disclosure period.

(B)	As at the close of business on the disclosure date, neither IXEurope, nor any person acting in concert with IXEurope, had borrowed or lent any relevant securities of IXEurope, Equinix or Equinix, Inc., save for any borrowed shares which had either been on-lent or sold.

5.10	Dealing disclosure requirements

(A)	Under the provisions of Rule 8.3 of the City Code, if any person is, or becomes, interested (directly or indirectly) in one per cent. or more of any class of relevant securities of IXEurope, all dealings in any relevant securities of IXEurope (including by means of an option in respect of, or a derivative referenced to, any such relevant securities) must be publicly disclosed by no later than 3.30 p.m. (London time) on the Business Day following the date of the relevant transaction. This requirement will continue until the date on which the Scheme becomes effective, lapses or is otherwise withdrawn or on which the Offer Period otherwise ends. If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire an interest in relevant securities of IXEurope, they will be deemed to be a single person for the purpose of Rule 8.3 of the City Code.

(B)	Under the provisions of Rule 8.1 of the City Code, all dealings in relevant securities of IXEurope by Equinix, Equinix, Inc. or IXEurope, or by any of their respective associates, must be disclosed by no later than 12.00 noon (London time) on the Business Day following the date of the relevant transaction.

(C)	A disclosure table, giving details of the companies in whose relevant securities dealings should be disclosed, and the number of such securities in issue, can be found on the Panel’s website at www.thetakeoverpanel.org.uk.

6.	Market quotations

The following table shows the middle market quotations for IXEurope Shares as derived from the Daily Official List on the following dates:

(A)	the first Business Day in each of the six months immediately before the date of this document;

(B)	on 17 May 2007 (being the last Business Day prior to the Offer Period); and

(C)	on 24 July 2007 (being the latest practicable dealing date before the publication of this document)

Date	Price per IXEurope Share(pence)
01 February 2007	60.8
01 March 2007	71.5
02 April 2007	87.0
01 May 2007	90.5
17 May 2007	105.0
01 June 2007	129.0
02 July 2007	125.0
24 July 2007	138.75

7.	Financing Arrangements

It is estimated that the implementation of the Proposals would require the payment by Equinix of a maximum net amount of approximately £270.1 million, or about US$555 million in cash. The Proposals are being financed under a committed debt facility of up to US$500 million arranged by Citibank, N.A. and Equinix, Inc.’s corporate cash reserves.

On 28 June 2007, Equinix, Inc. entered into a senior bridge loan credit agreement by and among itself (as the borrower), Equinix Operating Co., Inc. (as a guarantor) and Citibank, N.A. (as the agent and the lender) (the “Bridge Agreement”) in order to provide financing in connection with the Proposals and to satisfy the City Code requirements for certainty of funding for the Proposals. The Bridge Agreement allows Equinix, Inc. to borrow an amount of up to US$500.0 million under a senior bridge loan credit facility which is guaranteed by Equinix, Inc. and Equinix Operating Co., Inc. (the “Facility”).

Certain conditions precedent must be met for funding to occur under the Facility, including, without limitation, the Conditions.

The Bridge Agreement requires Equinix, Inc. to pay customary fees for a transaction of this nature.

The bridge loan under the Facility carries interest for each three-month period at an annual rate equal to the greater of (a) the LIBOR Rate (as defined in the Bridge Agreement) for such period plus a certain Applicable Spread (as defined in the Bridge Agreement) or (b) 9 per cent, up to a maximum rate of 11.5 per cent.

The bridge loan Facility will be due at the first anniversary of the Closing Date (unless the amount borrowed under the bridge loan is to be converted into a term loan pursuant to the terms of the Bridge Agreement). Equinix, Inc. may prepay all of the bridge loan borrowed under the Facility without prepayment penalty upon not less than one Business Day notice. Prepayment of a certain amount of the bridge loan under the Facility will be required in the case of an Asset Sale, issuance of Take-out Securities, Equity Offering or issuance of Debt Securities (each as defined in the Bridge Agreement). The lenders under the Bridge Agreement also have the right to demand prepayment of all of the bridge loan borrowed under Facility upon the occurrence of a Change of Control (as defined in the Bridge Agreement) of Equinix, Inc.

The Bridge Agreement contains other covenants, representations, terms and conditions that are typical for a bridge credit facility of this type, including covenants which could, among other things, restrict Equinix, Inc.’s ability to incur certain additional indebtedness and that limit its ability to pay dividends or repurchase its shares during the term of the Facility.

On 10 July 2007, Equinix, Inc. placed a forward contract to purchase £241 million with ABN AMRO, Bank of America, Wells Fargo and Citibank, N.A. at a blended forward rate of 2.023927 GBP/US$. Equinix, Inc. will owe an amount of US$487,766,400 to those banks on the settlement date of 28 September 2007.

Equinix, Inc. and Equinix do not intend that the payment of interest on, repayment of or security for any liability (contingent or otherwise) under the Bridge Agreement and/or the Inter-company Loan Agreement will depend to any significant extent on the business of IXEurope.

Citi is satisfied that sufficient financial resources are available to Equinix to satisfy in full the cash consideration payable by Equinix to IXEurope Shareholders under the terms of the Proposals.

8.	Material Contracts

8.1	Equinix and Equinix, Inc.

The following contracts, not being contracts entered into in the ordinary course of business, which are or may be material, have been entered into by Equinix or Equinix, Inc. within the two years immediately preceding the commencement of the Offer Period:

(A)	on 28 June 2007, Equinix, Inc. entered into a senior bridge loan credit agreement by and among itself (as the borrower and a guarantor), Equinix Operating Co., Inc. (as a guarantor) and Citibank, N.A. (as the agent and the lender), the terms of which are summarised in paragraph 7 of this Appendix V;

(B)	on 28 June 2007, Equinix, Inc. and Equinix entered into an inter-company loan agreement, under which Equinix, Inc. agreed to lend to Equinix the proceeds of the credit agreement referred to in (A) above;

(C)	on 10 July 2007, Equinix, Inc. placed a forward contract with ABN AMRO, Bank of America, Wells Fargo and Citibank, N.A., the terms of which are summarised in paragraph 7 of Appendix V;

(D)	on 28 June 2007, IXEurope, Equinix and Equinix, Inc. entered into an Implementation Agreement in connection with the Proposals. Particulars of the Implementation Agreement are set out in Appendix VI of this document;

(E)	pursuant to the Exclusivity Agreement, IXEurope has agreed to pay Equinix, Inc., upon the occurrence of certain events, an inducement fee of £1,980,000 (exclusive of VAT). Particulars of the Exclusivity Agreement are set out at paragraph 11 of Part 1 and paragraph 15 of Part 2 of this document;

(F)	on 27 March 2007, Equinix, Inc. entered into an underwriting agreement (the “Underwriting Agreement”) with Citigroup Global Markets Inc., as representative of the several underwriters named in Schedule II thereto (the “Underwriters”), relating to the sale by Equinix, Inc. of US$220 million aggregate principal amount of 2.50% Convertible Subordinated Notes Due 2012 (the “Notes”) pursuant to Equinix, Inc.’s effective Registration Statements on Form S-3 (Nos. 333-141594 and 333-141604). On 29 March 2007, the Underwriters exercised an over-allotment option and purchased an additional US$30 million aggregate principal amount of Notes. On 30 March 2007, US$250 million in aggregate principal amount of the Notes were issued to the Underwriters at a price of US$1,000 per Note, less an underwriting discount of US$30.00 per Note.

The Underwriting Agreement includes customary representations, warranties and covenants by Equinix, Inc. Under the terms of the Underwriting Agreement, Equinix, Inc. has agreed to indemnify the Underwriters against certain liabilities; and

(G)	the Notes mentioned in paragraph 8.1(F) above were issued pursuant to an indenture dated 30 March 2007 between Equinix, Inc. and U.S. Bank National Association, as trustee (the “Indenture”). The Notes will bear interest at the rate of 2.50 per cent. per annum. Interest on the Notes is payable on 15 April and 15 October of each year, beginning on 15 October 2007. The Notes will mature on 15 April 2012.

The Notes are convertible into shares of Equinix, Inc.’s common stock under certain circumstances described in the Indenture. The conversion rate will initially be 8.9259 shares of common stock per US$1,000 principal amount of Notes, subject to adjustment. This is equivalent to a conversion price of approximately US$112.03 per share of common stock. In addition, if a change of control occurs, Equinix, Inc. will in certain circumstances increase the conversion rate as described in the Indenture. Upon conversion, holders will receive, at Equinix, Inc.’s election, cash, shares of Equinix, Inc.’s common stock or a combination of cash and shares of Equinix, Inc.’s common stock. However, Equinix, Inc. may at any time irrevocably elect for the remaining term of the Notes to satisfy its conversion obligation in cash up to 100 per cent. of the principal amount of the Notes converted, with any remaining amount to be satisfied at its election in cash, shares of its common stock or a combination of cash and shares of its common stock.

Equinix, Inc. may at its option redeem some or all of the Notes on or after 16 April 2010 for cash at 100 per cent. of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date, if the closing sale price of its common stock for at least 20 of the 30 consecutive trading days immediately prior to the day it gives notice of redemption is greater than 130 per cent. of the conversion price then in effect. Holders may require Equinix, Inc. to repurchase some or all of their Notes upon the occurrence of a fundamental change at 100 per cent. of the principal amount of the Notes to be purchased, plus any accrued and unpaid interest to, but excluding, the repurchase date.

The Notes will be Equinix, Inc.’s unsecured obligations and will be subordinated in right of payment to all of its senior debt and equal in right of payment with all of its subordinated debt.

The Indenture contains customary terms and covenants that upon certain events of default occurring and continuing, either the trustee or the holders of not less than 25 per cent. in aggregate principal amount of the Notes then outstanding may declare the principal of the Notes and any accrued and unpaid interest through the date of such declaration immediately due and payable. In the case of certain events of bankruptcy or insolvency relating to Equinix, Inc. or any of its subsidiaries, the principal amount of the Notes together with any accrued and unpaid interest through the occurrence of such event shall automatically become and be immediately due and payable.

8.2	IXEurope

The following contracts, not being contracts entered into in the ordinary course of business, which are or may be material, have been entered into by IXEurope within the two years immediately preceding the commencement of the Offer Period:

(A)	on 28 June 2007, IXEurope, Equinix and Equinix, Inc. entered into an Implementation Agreement in connection with the Proposals. Particulars of the Implementation Agreement are set out in Appendix VI to this document;

(B)	pursuant to the Exclusivity Agreement, IXEurope has agreed to pay Equinix, Inc. upon the occurrence of certain events an inducement fee of £1,980,000 (exclusive of VAT). Particulars of the Exclusivity Agreement are set out at paragraph 11 of Part 1 and paragraph 15 of Part 2 of this document;

(C)	a senior facilities agreement dated 29 June 2007 (the “2007 Credit Agreement”) between the following parties:

(1)	IXEurope (as an original obligor and an original guarantor);

(2)	Interconnect Exchange Europe Limited (as an original obligor and an original guarantor);

(3)	Intelisite BV (as an original obligor and an original guarantor);

(4)	Interconnect Exchange Europe GmbH (as an original obligor and an original guarantor);

(5)	IX Europe (Switzerland) AG (as an original obligor and an original guarantor);

(6)	IX Europe GmbH (as an original obligor and an original guarantor);

(7)	Interconnect Exchange Europe SAS (as an original obligor and an original guarantor);

(8)	IX Europe Real Estate GmbH (as an original guarantor);

(9)	IX Services Limited (as an original guarantor);

(10)	IX Corporation Limited (as an original guarantor);

(11)	IX Investments Limited (as an original guarantor),

(together the “IXEurope Group”);

(12)	CIT Bank Limited (as arranger); and

(13)	CIT Capital Finance (UK) Limited (as administrative agent and security trustee).

Pursuant to the 2007 Credit Agreement, financing of up to £82,000,000 was made available to certain members of the IXEurope Group by the Lenders (as defined in the 2007 Credit Agreement), consisting of three multicurrency term loan facilities:

(i)	Facility A—a term loan facility in an amount of £40,000,000;

(ii)	Facility B—a term loan facility in an amount of £40,000,000;

(iii)	Facility C—a multicurrency revolving credit facility in an amount of £2,000,000.

In addition, at any time after 31 December 2007, IXEurope Group can request an additional multicurrency term loan facility (“Facility D”) of up to £15,000,000, but this is an uncommitted facility and at the Lender’s discretion (Facility A,B,C and D being together the “Facilities”). The Facilities will be utilised by the IXEurope Group for a variety of different purposes, including: refinancing existing financial indebtedness, paying costs and expenses in relation to the London 4 datacentre, financing of permitted acquisitions, expansion and/or upgrading of datacentres, as well as for general corporate and working capital purposes.

As security for its obligations under the 2007 Credit Agreement, each Obligor registered in England and Wales entered into an English law debenture (the “Debenture”) in favour of CIT Capital Finance (UK) Limited as security trustee for the Lenders creating fixed and floating charges over all its present and future assets. Each Obligor incorporated in Germany, Holland, France and Switzerland created local law security over all its assets (consisting of, inter alia, share charges, ongoing business pledges etc.).

The 2007 Credit Agreement contains a Change of Control Clause which specifies that if there is a De-listing, a Change of Control or a Management Change (each as defined in the 2007 Credit Agreement) then the Lender can, by giving not less than 10 Business Days’ notice to IXEurope Group require that all or any part of the Facilities be repaid or cancelled.

A waiver letter was entered into between IXEurope and CIT Capital Finance (UK) Limited on 29 June 2007 (the “Waiver Letter”) pursuant to which CIT Capital Finance (UK) Limited (on behalf of itself and the other Finance Parties) waives any rights under Clause 8.5.3 (Exit) which occur as a result of completion of the Offer or any subsequent De-listing, and which contains an undertaking from the Finance Parties to act reasonably in providing any further waiver required in the event of a proposed Management Change. The Waiver Letter retains existing rights for the Finance Parties in the event that the Company ceases to be a wholly owned subsidiary of Equinix or if the Chief Financial Officer ceases to be employed in that role without having been replaced by an adequately qualified professional.

IXEurope also entered into an arrangement fee and agency fee letter, a hedging letter and a syndication letter on 29 June 2007. The syndication letter sets out the terms and conditions that will govern the syndication of the facilities and contains a clear market clause that restricts IXEurope from entering into discussions to raise or attempt to raise any other finance in the international or any relevant domestic syndicated loan, debt, bank, capital or equity markets until the close of primary syndication;

(D)	a senior facilities agreement dated 26 July 2006 (the “2006 Credit Agreement”) between the following parties:

(1)	IXEurope (as an original obligor and an original guarantor);

(2)	Interconnect Exchange Europe Limited (as an original obligor and an original guarantor);

(3)	Intelisite BV (as an original obligor and an original guarantor);

(4)	Interconnect Exchange Europe GmbH (as an original obligor and an original guarantor);

(5)	IX Europe (Switzerland) AG (as an original obligor and an original guarantor);

(6)	IX Europe GmbH (as an original obligor and an original guarantor);

(7)	Interconnect Exchange Europe SAS (as an original obligor and an original guarantor);

(8)	IX Europe Real Estate GmbH (as an original guarantor);

(9)	IX Services Limited (as an original guarantor);

(10)	IX Corporation Limited (as an original guarantor);

(11)	IX Investments Limited (as an original guarantor),

(together the “IXEurope Group”);

(12)	CIT Bank Limited (as arranger); and

(13)	CIT Capital Finance (UK) Limited (as administrative agent and security trustee).

(1-13 being together the “Parties”).

Pursuant to the 2006 Credit Agreement financing of up to £27,400,000 was made available to certain members of the IXEurope Group by the Lenders (as defined in the 2006 Credit Agreement), consisting of three multicurrency facilities:

(i)	Facility A—a term loan facility in an amount of £11,000,000;

(ii)	Facility B—a term loan facility in an amount of £13,700,000; and

(iii)	Facility C—a multicurrency revolving credit facility in an amount of £2,700,000.

(Facility A, B and C being together the “Facilities”).

The Facilities were utilised by members of the IXEurope Group for a number of different purposes. Facility A was used for financing capital expenditure in respect of assets acquired by the group through acquisitions of new datacentres prior to or following the date of the 2006 Credit Agreement (including the Frankfurt II acquisition and the Vital acquisition) and the payment of fees, costs and expenses payable in relation to the Finance Documents (as defined in the Credit Agreement). Facility B was used for financing capital expenditure in respect of the assets acquired by the group through London 4 and payment of the purchase price and fees, costs and expenses payable in respect of Permitted Acquisitions (as defined in the 2006 Credit Agreement). Facility C was used for general corporate and working capital purposes of the group (but not towards prepayment of any term loan).

As security for the obligations under the 2006 Credit Agreement, each obligor registered in England & Wales entered into security documents (including without limitation share pledges and all assets charges) in favour of CIT Capital Finance (UK) Limited as security trustee for the Lenders, creating fixed and floating charges over all its present and future assets. Each obligor incorporated in Germany, Holland, France and Switzerland created local law security documents over all its assets (including, inter alia, share charges, bank account pledges, etc.).

IXEurope also entered into an agency fee letter, an arrangement and underwriting fee letter, a hedging letter and a syndication letter on 26 July 2006 and a CIT/Vital side letter on 28 July 2006.

On 28 February 2007, the Parties entered into an Amendment and Restatement Agreement (the “Amendment Agreement”) in relation to the 2006 Credit Agreement which increased the financing available from £27,400,000 to £40,000,000. The Amendment Agreement was refinanced with a new senior facilities agreement providing financing of up to £82,000,000 entered into on 29 June 2007, as summarised in paragraph (C) above;

(E)	a placing agreement dated 03 April 2006 between (1) IXEurope plc (2) Investec Investment Banking (3) the Directors and (4) Nightshade Limited and Southshire Limited relating to the conditional placing of 45,454,546 new ordinary shares of 1p each in the capital of IXEurope, and lock-in and orderly market deeds;

(F)	a relationship agreement between (1) IXEurope, (2) EAC Opco Limited, EAC Fund II GP Limited, SEB Fonder AB, S-E Banken Fund Management Company S.A., Skandinaviska Enskilda Limited, European Acquisition Capital Limited and Helix Partners Fund (together the “EAC Investors”) and (3) IX Holdings L.L.C. dated 03 April 2006 under which each EAC Investor and IX Holdings L.L.C. agreed, to certain obligations on it and its associates, designed to enable IXEurope to be capable at all times of carrying on business independently of such shareholders and so that all transactions and relationships between IXEurope and any such shareholder or its associate are at arm’s length and on a normal commercial basis. Such obligations are expressed to remain in force in respect of the EAC Investors and IX Holdings L.L.C. for as long as they each continue to exercise or control the exercise of 15 per cent. or more of the rights to vote at general meetings of IXEurope.

The parties to the relationship agreement agreed that prior approval of a majority of directors not appointed by the EAC Investors would be required for the entering into, amending or terminating of any agreement between any EAC Investor (or respective associate) and IXEurope, and/or the directors appointed by the EAC Investors would be required to abstain from voting on these resolutions.

The relationship agreement provides that both the EAC Investors and IX Holdings L.L.C. are each entitled to send a representative to attend and speak at, but not to vote at, any meetings of the board of IXEurope.

The relationship agreement prohibits IXEurope from seeking authority to redeem or purchase its own shares if doing so would give rise to an obligation on an EAC Investor or IX Holdings L.L.C. to make a mandatory offer for IXEurope under Rule 9 of the City Code, unless it is conditional upon obtaining a waiver of that obligation by way of independent shareholder vote and otherwise in accordance with the procedure set out in Rule 37 and Appendix 1 to the City Code.

The EAC Investors do not have to requisition a general meeting of IXEurope to procure any of the matters covered by the relationship agreement. The relationship agreement remains in force in respect of the EAC Investor and IX Holdings L.L.C. respectively, in each case for as long as they each continue to exercise or control the exercise of 10 per cent. or more of the rights to vote at general meetings of IXEurope. Accordingly, the relationship agreement is expected to terminate on the Effective Date;

(G)	an asset purchase agreement dated 17 November 2005 (“the Asset Purchase Agreement”) between The Vital International Group Limited (“Vital”), Interconnect Exchange Europe Limited (the “Purchaser”) and IXEurope (as guarantor) pursuant to which the Purchaser agreed to purchase a number of assets and contracts as detailed in the Asset Purchase Agreement in deferred instalments. The outstanding amount of £450,000 is to be paid on 31 July 2007. Vital and the Purchaser have also entered into a mortgage debenture pursuant to which the Purchaser has granted a charge over various assets (as referred to in the mortgage debenture) to Vital as continuing security for the payment and discharge of the deferred consideration referred to above;

(H)	an asset sale and transfer agreement dated 29 September 2005 between Colocation Center Frankfurt GmbH, IXEurope GmbH and Joni Brasschaat B.V. pursuant to which IXEurope GmbH acquired the data centre at Frankfurt II including its assets, customer and supplier contracts for a total consideration of €1,881,854 payable in instalments of which €50,000 remains payable on 30 September 2007; and

(I)	a nominated adviser and broker agreement between IXEurope and Investec pursuant to which IXEurope appointed Investec to act as nominated adviser and broker to IXEurope for the purposes of AIM. The appointment commenced on 07 April 2006 for a period of two years subject to termination on one month’s notice or for material breach by either party. IXEurope agreed to pay Investec an annual fee of £50,000 for its services under this agreement. The nominated adviser and broker agreement contains certain undertakings and indemnities given by IXEurope in respect of, among other things, compliance with applicable laws and regulations and the provision to Investec of certain information whilst it remains IXEurope’s nominated adviser and broker.

9.	Directors’ Service Contracts and Remuneration

9.1	Save as indicated in paragraph 9.2 below, there are no existing or proposed service contracts between any Director and any member of the IXEurope Group with a notice or contract period of one year or more with provisions for predetermining compensation or termination of any amount which equals or exceeds one year salary and benefits in kind.

9.2

(A)	Each of the Directors has a letter of appointment or a service agreement with the Company which sets out the basic terms and conditions of employment. Details of such agreements are set out below.

(B)	The employment of each of the executive Directors may be terminated by either the Company or the executive Director provided that not less than 12 months’ notice is given to the other party. The Company may also, in its sole and absolute discretion, pay salary together with any accrued holiday entitlement in lieu of notice or any unexpired part thereof in any case where it might otherwise give notice to terminate.

(C)	The salaries of executive Directors are subject to annual review.

(D)	Under each of the executive service agreements, the executive Directors are entitled to an annual bonus to be determined by the Board. In addition the executive Directors are entitled to receive the benefit of private health insurance for the executive, the executive’s spouse and dependent children under the age of 18, life insurance with a minimum level of cover of four times the executive’s annual salary and a company car or a company car allowance.

(E)	Each executive Director’s service agreement contains restrictive covenants relating to confidentiality, non-competition and non-solicitation.

(F)	Sir Anthony Cleaver was appointed as a Non-Executive Director and Chairman of the Company as of July 1999. The terms of his employment are governed by a letter of appointment executed on 15 March 2006.

(G)	Richard Mead was appointed as a Non-Executive Director of the Company as of 14 July 1999. The terms of his appointment are governed by a letter of appointment executed on 14 March 2006.

(H)	David Lister was appointed as a Non-Executive Director of IXEurope as of 1 May 2007. The terms of his employment are governed by a letter of appointment executed on 15 April 2007.

(I)	It is proposed that the terms of employment in connection with certain Directors of IXEurope are amended, and that conditional awards of RSUs are granted to certain Directors and key employees of IXEurope pursuant to the Proposals. The proposed terms are as follows:

Guy Willner and Christophe de Buchet have agreed that following the Effective Date they will remain with IXEurope until 31 December 2008 and thereafter unless or until terminated by either party giving to the other 3 months’ notice expiring at any time on or after such date. Their respective annual base salaries and bonuses in respect of 2007 will remain unchanged. Bonuses in respect of the 2008 financial year will be capped at 75 per cent. of current annual base salary and based: 75 per cent. on EBITDA, 10 per cent. on project hurdle achievement and 15 per cent. on other personal objectives similar to their 2007 bonuses. Any bonus will be paid subject to them being in employment with IXEurope on 31 December 2008.

Karen Bach will continue on her existing employment terms and will be awarded an additional cash bonus equivalent to approximately 30 per cent. of her annual base salary in February 2008, subject to the completion of certain financial reporting obligations.

Following the Effective Date, Equinix, Inc. intends to make conditional awards of Equinix, Inc. stock in the form of RSUs to Guy Willner, Christophe de Buchet and 11 other employees whom they have identified as key to the business.

Guy Willner and Christophe de Buchet will each receive 20,000 RSUs of Equinix, Inc. common stock which will be granted and vest as follows:

(1)	8,000 RSUs will be granted following the Effective Date and will vest by reference to revenue, EBITDA and capex targets in respect of IXEurope for 2008; and

(2)	12,000 RSUs will be granted on 1 January 2008 and will vest subject to time and stock price performance. The first 2,000 RSUs will vest on 1 July 2009 and an additional 2,000 RSUs will vest every six months thereafter provided the stock price based performance targets are met.

The 11 other key employees will be granted RSUs from a total pool of 102,000 RSUs. These RSUs will vest over three years subject to the achievement of IXEurope revenue, EBITDA and capex targets set by Equinix, Inc. in respect of 2008, 2009 and 2010 in tranches of 20 per cent., 40 per cent. and 40 per cent. respectively.

Lazard, in its capacity as independent financial adviser to IXEurope, considers the terms of the arrangements between Equinix, Inc. and certain senior managers of IXEurope as described above to be fair and reasonable as far as independent IXEurope Shareholders are concerned.

9.3	Save as aforesaid, there are no existing or proposed service agreements between any of the Directors and the Company or any of its subsidiaries.

9.4	No Non-Executive Director is eligible to participate in any incentive or pension arrangements.

9.5	There is no arrangement under which any Director has waived or agreed to waive future emoluments nor has there been any waiver of emoluments during the financial year ending 31 December 2006.

9.6	In the financial year ended 31 December 2006, the basic annual salary paid by the Company or any of its subsidiaries to each of the Directors was as set out in the table below:

Name of Director	Basic Annual Salary £
Guy Willner	168,750
Christophe de Buchet	165,000
Karen Bach	130,000

It is estimated that the aggregate amounts payable to the Directors under the arrangements in force at the date of this document (including salaries, fees, bonus payments, benefits in kind and pension contributions) from the Company or any of its subsidiaries in respect of the financial year ending 2007 will be approximately £808,000 (not including performance related bonuses which are dependent on financial performance of the IXEurope Group during the relevant period).

9.7	Save as set out above, none of the Directors has or has had any business interests nor performs any activities outside the Group which are significant with respect to the Group.

9.8	Save as otherwise disclosed in this document, the Group has not entered into any transactions in which any Director was and remains interested.

9.9	Save as disclosed above, none of the Directors has or has had any interest, whether direct or indirect in any transaction or proposed transaction with the Group which remains in any respect outstanding or unperformed.

9.10	None of the Directors has, or has had any interest whether direct or indirect, in any assets which have been acquired by, disposed of by, or leased to, any member of the Group or which are proposed to be acquired by, or leased to, any member of the Group.

9.11	There are no arrangements or understandings with major shareholders, customers, suppliers or others, pursuant to which any Director or Senior Manager was selected as a Director.

10.	Other information

10.1	Save as disclosed in this document, no agreement, arrangement or understanding (including any compensation arrangement) exists between Equinix, Equinix, Inc. or any person acting in concert with Equinix or Equinix, Inc. for the purposes of the Scheme and any of the Directors, recent Directors, IXEurope Shareholders or recent IXEurope Shareholders or any person interested in or recently interested in IXEurope Shares having any connection with, or dependence upon, or which is conditional upon, the Scheme becoming effective.

10.2	There is no arrangement of the kind referred to in Note 6(b) of Rule 8 of the City Code which exists between Equinix, Equinix, Inc. or any person acting in concert with Equinix or Equinix, Inc., and any other person.

10.3	There is no agreement, arrangement or understanding whereby the beneficial ownership of any of the IXEurope Shares to be acquired by Equinix pursuant to the Scheme will be transferred to any other person, save that Equinix reserves the right to transfer any IXEurope Shares to any other member of the Equinix Group or to a nominee.

10.4	Lazard has given and not withdrawn its written consent to the issue of this document with references to its name in the form and context in which they appear.

10.5	Citi has given and not withdrawn its written consent to the issue of this document with the references to its name in the form and context in which they appear.

10.6	Save as disclosed in this document, the Directors are not aware of any material change in the financial or trading position of the IXEurope Group since 31 December 2006, being the date to which the last published audited accounts of IXEurope were prepared.

10.7	Settlement of the consideration to which each Scheme Shareholder is entitled under the Scheme will be implemented in full in accordance with the terms of the Scheme without any regard to any lien, right, set-off, counterclaim or other analogous right to which Equinix may otherwise be, or claim to be, entitled against such shareholder.

10.8	Save as disclosed in this document, no proposal exists in connection with the Scheme for any payment or other benefit to be made or given to any director of IXEurope as compensation for loss of office or as consideration for, or in connection with, his retirement from office.

11.	Sources and bases

11.1	Unless otherwise stated, financial information concerning IXEurope has been extracted, without material adjustment, from the annual reports of IXEurope for the three years ended 31 December 2004 to 31 December 2006 inclusive.

11.2	Unless otherwise stated, financial information concerning Equinix, Inc. has been extracted, without material adjustment, from Equinix, Inc.’s annual report on Form 10-K as of and for the fiscal year ended 31 December 2006 and the quarterly report on Form 10-Q as of and for the period ended 31 March 2007.

11.3	The value of the share capital of IXEurope is based upon 181,184,323 IXEurope Shares and 13,303,263 options granted under the IXEurope Share Option Schemes with an exercise price at or below the Offer Price.

11.4	Unless otherwise stated, all historic share prices quoted for IXEurope have been sourced from the Daily Official List and represent closing middle market prices for IXEurope Shares on the relevant dates.

12.	Documents available for inspection

12.1	Copies of the following documents will be available for inspection at the offices of Simmons & Simmons, CityPoint, One Ropemaker Street, London, EC2Y 9SS, during normal business hours on any Business Day during the period up to and including the Effective Date or the date on which the Scheme lapses or is withdrawn, whichever is the earlier:

(A)	the memorandum and articles of association of Equinix and the bylaws of Equinix, Inc.;

(B)	the memorandum and articles of association of IXEurope;

(C)	the annual report of Equinix, Inc. on Form 10-K as of and for the fiscal year ended 31 December 2006 filed with the Securities and Exchange Commission of the United States (the “SEC”) and the quarterly report of Equinix, Inc. on Form 10-Q as of and for the period ended 31 March 2007 filed with the SEC;

(D)	the audited consolidated accounts of IXEurope for the financial years ended 31 December 2005 and 31 December 2006;

(E)	the irrevocable undertakings referred to in paragraph 4 above;

(F)	the material contracts referred to in paragraph 8 above;

(G)	the service contracts and other arrangements of the Directors referred to in paragraph 9 above;

(H)	the rules of the IXEurope Share Schemes;

(I)	the Exclusivity Agreement;

(J)	the letters of consent referred to in paragraph 10.4 and 10.5; and

(K)	this document and the Forms of Proxy.

APPENDIX VI: SUMMARY OF THE TERMS OF

THE IMPLEMENTATION AGREEMENT

Under the Implementation Agreement:

1.	IXEurope, Equinix and Equinix, Inc. have given each other certain undertakings regarding implementation of the Scheme (or, if applicable, a Takeover Offer);

2.	IXEurope, Equinix and Equinix, Inc. have agreed to co-operate with each other towards satisfaction of the Conditions;

3.	during the period from 28 June 2007 until the earlier of: (i) the Effective Date; or (ii) the termination of the Implementation Agreement in accordance with its terms, save with the prior written consent of Equinix and Equinix, Inc., IXEurope has agreed to undertake that it shall not (and shall procure that members of the IXEurope Group and their respective directors, officers and employees shall not (save in relation to all matters required in connection with the refinancing of IXEurope’s current facility arrangements as previously disclosed to Equinix and Equinix, Inc. and save as, where the context allows, previously disclosed to Equinix or Equinix, Inc.)):

(A)	carry on its business otherwise than in the ordinary and usual course;

(B)	other than as is committed, authorised or planned in the normal course of business as provided for in the current business plan for 2007 that was provided to Equinix, Inc. prior to the date of the Implementation Agreement, commit or authorise any capital expenditure;

(C)	terminate or vary, in any material way, the terms and conditions of employment of any Key Personnel (as defined in the Implementation Agreement) (save as contemplated under the Proposals) under any employment or services contract or induce or cause any such person to terminate such employment or services contract;

(D)	take any action which would amount to an action requiring the approval of shareholders in general meeting or the consent of the Panel under Rule 21 of the City Code or enter into or agree to enter into any transaction that would require the approval of IXEurope Shareholders under the AIM Rules;

(E)	recommend, declare, announce, pay or make or propose the recommendation, declaration, payment or making of any bonus, dividend or other distribution, whether payable in cash or otherwise, to IXEurope Shareholders;

(F)	save pursuant to the exercise of options under the IXEurope Share Schemes and satisfaction of awards granted prior to the date hereof under the IXEurope Share Schemes, allot or issue any IXEurope Shares;

(G)	grant any further options under the IXEurope Share Schemes;

(H)	amend the memorandum or articles of any member of the IXEurope Group (other than as contemplated by the resolution to be passed in the EGM);

(I)	otherwise take any action which is prejudicial to the successful outcome of the Scheme or which would or might reasonably be expected to have the effect of preventing any of the Conditions becoming fulfilled;

(J)	dispose of, agree to dispose of, or grant or agree to grant any option in respect of, any material part of its assets;

(K)	enter into, amend or terminate any material contract or arrangement or any contract or arrangement which provides for termination (or more onerous terms) on a change of control or change of management of IXEurope or a member of the IXEurope Group;

(L)	create, grant or issue, or agree to create, grant or issue, any mortgages, charges (other than liens arising by operation of law), debentures or other securities or redeem or agree to redeem any such securities save for security in relation to existing bank facilities disclosed to Equinix, Inc. prior to the date hereof;

(M)	borrow (other than by bank overdraft or any facility disclosed to Equinix, Inc. prior to the date hereof) any money or agree so to do;

(N)	change its residence for taxation purposes or take any position with a relevant taxing authority in relation to material taxation matters of any member of the IXEurope Group;

(O)	take steps to procure payment of any bank debt in advance of the date on which it is payable in accordance with the terms applicable to such bank debt;

(P)	enter into, compromise or settle any material litigation or claim;

(Q)	in relation to any property occupied by a member of the IXEurope Group:

(1)	terminate or serve any notice to terminate, surrender or accept any surrender of or waive the terms of any lease;

(2)	agree any new rent or fee payable under any lease;

(3)	enter into or vary any lease; or

(R)	agree to recognise any trade unions or equivalent in any jurisdiction; and

4.	IXEurope also agreed that it shall:

(A)	promptly notify Equinix and Equinix, Inc. (in writing) of any fact, matter or event which has had or is likely to have a material adverse effect on either the business of the IXEurope Group or the implementation of the Proposals in accordance with their terms;

(B)	promptly notify Equinix and Equinix, Inc. (in writing) of any fact, matter, event or circumstance which has caused, resulted in or is likely to cause or result in any of the Conditions not being fulfilled or becoming incapable of fulfilment; and

(C)	promptly inform Equinix and Equinix, Inc. if it receives an approach in relation to any proposed offer or other transaction for the acquisition of IXEurope Shares or any other transaction from a bona fide third party offeror (notwithstanding that such third party has been party to a proposal or made an approach or been approached prior to the 28 June 2007) with whom the Directors reasonably believe they are obliged to have discussions due to their fiduciary duties to act in the best interest of IXEurope.

APPENDIX VII: UNITED KINGDOM TAXATION

The following paragraphs, which are intended as a general guide only, are based on current legislation and HMRC practice at the date of this document. They summarise certain limited aspects of the UK taxation treatment of the Proposals, and they relate only to the position of IXEurope Shareholders who are resident and ordinarily resident in the UK for taxation purposes, who hold their Scheme Shares beneficially as a capital investment and are the absolute beneficial owners of their Scheme Shares (except to the extent that express reference to the position of persons resident outside the UK is made). If you are in any doubt as to your taxation position, or you are subject to taxation in a jurisdiction other than the UK, you should consult an appropriate professional adviser immediately.

1.	Taxation of capital gains

Liability to United Kingdom taxation, in the case of an individual shareholder, on capital gains (“CGT”) or, in the case of a body corporate, corporation tax on chargeable gains will depend on the individual circumstances of IXEurope Shareholders.

1.1	UK tax resident IXEurope Shareholders

The receipt by an IXEurope Shareholder of cash consideration payable under the terms of the Proposals will constitute a disposal of his Scheme Shares for the purposes of UK taxation of chargeable gains. Depending on the IXEurope Shareholder’s individual circumstances (including the availability of exemptions, relief and allowable losses) such disposal may give rise to a liability to UK taxation of chargeable gains or an allowable loss.

As regards an IXEurope Shareholder who is an individual, the principal factors that will determine the extent to which such gain will be subject to CGT are the extent to which the holder realises any other capital gains in that year, the extent to which the holder has incurred capital losses in that or any earlier year, the level of the annual allowance of tax-free gains in the tax year in which the disposal takes place (the “annual exemption”) and the level of available taper relief. The annual exemption for individuals is £9,200 for the 2007-2008 tax year.

Taper relief will reduce the proportion of any gain realised on the disposal of Scheme Shares that is brought into the charge to CGT if (in the case of Scheme Shares constituting non-business assets) Scheme Shares are held by the holder for at least three years. A reduction of 5 per cent. of the gain is made for each whole year for which Scheme Shares have been held in excess of three years. In the case of non-business assets, the maximum reduction available is 40 per cent. after ten complete years of holding. In relation to Scheme Shares constituting business assets, a reduction of 50 per cent. of the gain is available after one complete year of ownership and a reduction of 75 per cent. of the gain is available after two or more complete years of ownership.

An IXEurope Shareholder within the charge to UK corporation tax is entitled to an indexation allowance which applies to reduce chargeable gains to the extent that they arise due to inflation. Broadly, indexation allowance increases the acquisition cost of an asset for tax purposes in line with the rise in the retail prices index, except that indexation allowance cannot be used to create or increase an allowable loss for tax purposes. Taper relief will not be available to reduce any chargeable gain in the case of an IXEurope Shareholder within the charge to UK corporation tax.

UK corporate IXEurope Shareholders within the charge to UK corporation tax which hold not less than 10% of the ordinary share capital of IXEurope may be entitled to the substantial shareholdings exemption on a disposal of their Scheme Shares.

1.2	Non-UK tax resident IXEurope Shareholders

A disposal of the Scheme Shares by an IXEurope Shareholder who is not resident or ordinarily resident in the UK will not generally give rise to a charge to UK taxation on chargeable gains, unless such IXEurope Shareholder carries on a trade, profession or vocation in the UK through a branch, agency or permanent establishment and uses the IXEurope Shares in or for the purposes of the trade or branch, agency or permanent establishment. In the latter case, a disposal of the Scheme Shares by an IXEurope Shareholder may, depending on the IXEurope Shareholder’s circumstances, and subject to any available exemption or relief which may, depending on the circumstances, include taper relief or indexation allowance as described in 1.1 above, give rise to a chargeable gain or an allowable loss for the purposes of the UK taxation of chargeable gains.

An IXEurope Shareholder who is an individual and who has, on or after 17 March 1998, ceased to be resident and ordinarily resident in the UK for tax purposes for a period of less than five tax years, and who disposes of his Scheme Shares for cash during that period, may also be liable on his return to the UK to tax on chargeable gains realised (subject to any available exemption or relief).

2.	Stamp duty and stamp duty reserve tax (“SDRT”)

No stamp duty or SDRT will be payable by IXEurope Shareholders as a result of the implementation of the Scheme.

3.	IXEurope Share Scheme participants and certain employees

Special tax provisions may apply to IXEurope Shareholders who have acquired or who acquire their Scheme Shares pursuant to the terms of the IXEurope Share Schemes or where the right to acquire the Scheme Shares has been made available by reason of an employment of the IXEurope Shareholder, including provisions imposing a charge to income tax. Such IXEurope Shareholders are therefore advised to seek their own independent professional advice in this regard.

APPENDIX VIII: DEFINITIONS

The following definitions apply throughout this document unless the context otherwise requires:

“Acquisition”	the acquisition of IXEurope by Equinix pursuant to the Proposals
“Admission Standards”	the admission and disclosure standards for companies published from time to time by the London Stock Exchange
“AIM”	AIM, a market operated by the London Stock Exchange
“AIM Rules”	the AIM Rules for Companies published by the London Stock Exchange, from time to time
“Board”	the board of directors of Equinix, Equinix, Inc. or IXEurope (as the context requires), in each case, at the date of this document
“Business Day”	any day (excluding Saturdays, Sundays and public holidays) on which banks are open for business in the City of London
“Capita Registrars”	a trading name of Capita IRG Plc
“certificated” or “in certificated form”	where a share or other security is in certificated form
“Citi”	Citigroup Global Markets Limited
“City Code”	the City Code on Takeovers and Mergers
“Closing Price”	the middle market price of an IXEurope Share at the close of business on the day to which such price relates, derived from the Daily Official List of the London Stock Exchange for that day
“Companies Act” or “Act”	the Companies Act 1985, as amended
“Conditions”	the conditions to the implementation of the Proposals set out in Appendix I to this document, “Condition” meaning any one of them
“Court”	the High Court of Justice in England and Wales
“Court Hearing”	the hearing by the Court of the petition to sanction the Scheme and confirm the reduction of capital provided for by the Scheme
“Court Meeting”	the meeting of Scheme Shareholders (and any adjournment thereof) convened pursuant to an order of the Court pursuant to section 425 of the Companies Act, for the purpose of considering and, if thought fit, approving the Scheme (with or without amendment)
“Court Order”	the order of the Court granted at the Court Hearing sanctioning the Scheme under section 425 of the Companies Act and confirming the reduction of capital provided for by the Scheme under section 137 of the Companies Act
“CREST”	the relevant system (as defined in the Regulations) in respect of which Euroclear is the Operator (as defined in CREST)
“CREST Manual”	the CREST Manual referred to in agreements entered into by Euroclear
“CREST member”	a person who is, in relation to CREST, a system member (as defined in the Regulations)
“CREST payment”	has the meaning given in the CREST Manual issued by Euroclear
“CREST Receiving Agent”	a receiving agent as defined in the CREST Manual
“Directors”	the directors of IXEurope
“EBITDA”	earnings before interest, tax, depreciation and amortisation
“Effective Date”	the date on which the Scheme becomes effective in accordance with its terms
“EGM” or “Extraordinary General Meeting”	the extraordinary general meeting of IXEurope Shareholders (and any adjournment thereof) convened in connection with the Scheme to be held at 10.10 a.m. on 20 August 2007 (or, if later, as soon as the Court Meeting has been concluded or adjourned), notice of which is set out on page 161 of this document

“Equinix”	Equinix UK Limited, a company registered under the laws of England and Wales under company number 06293383 and having its registered office at 20-22 Bedford Row, London EC1R 4JS
“Equinix Group”	Equinix, Inc. and its subsidiary undertakings
“Equinix, Inc.”	Equinix, Inc., a corporation incorporated under the laws of Delaware, USA and having its registered office at 301 Velocity Way, 5th Floor, Foster City, CA 94404-4803, United States
“Euroclear”	Euroclear UK & Ireland Limited
“Exclusivity Agreement”	the exclusivity agreement entered into between IXEurope and Equinix, Inc. dated 14 June 2007
“Exclusivity Period”	the period commencing 14 June 2007 until the earlier of the following:
(i) Equinix, Inc. informing IXEurope that it no longer wishes to proceed with the Offer or not providing the confirmation referred to below; or

(ii)    Midnight (GMT) on 28 June 2007 unless Equinix, Inc. had made a firm announcement of its intention to make the Offer, in which event such obligations will continue to apply until the proposed Offer is declared unconditional or lapses or is withdrawn

“Explanatory Statement”	the explanatory statement relating to the Scheme, as set out in Part 2 of this document, which together with the documents incorporated therein constitute the explanatory statement relating to the Scheme as required by section 426 of the Companies Act
“Forms of Proxy”	the pink Form of Proxy in connection with the EGM and the blue Form of Proxy in connection with the Court Meeting, or either of them as the context requires
“Hearing Date”	the date of the commencement of the hearing of the petition to sanction the Scheme and to confirm the reduction of capital provided for by the Scheme
“Hearing Record Time”	6.00 p.m. on the Business Day immediately preceding the Hearing Date
“HMRC”	HM Revenue & Customs
“holder(s)”	includes any person entitled by transmission
“Implementation Agreement”	the implementation agreement between IXEurope, Equinix and Equinix, Inc. dated 28 June 2007
“IXEurope” or the “Company”	IXEurope plc
“IXEurope Articles”	the articles of association of IXEurope
“IXEurope Group”	IXEurope and its subsidiary undertakings
“IXEurope Share Schemes”	the IXEurope Unapproved Share Option Scheme and the Founders Share Option Scheme
“IXEurope Option Shares”	the options granted over IXEurope Shares to participants in the IXEurope Share Schemes
“IXEurope Shareholders”	holders of the IXEurope Shares
“IXEurope Shares”	ordinary shares of 1 pence each in the capital of IXEurope
“Lazard”	Lazard & Co., Limited
“LIBOR”	the London Interbank Offered Rate
“London Stock Exchange”	London Stock Exchange plc
“Meetings”	the Court Meeting and/or the EGM, as the case may be
“New IXEurope Shares”	the new IXEurope Shares to be created and issued fully paid to Equinix pursuant to the Scheme
“Offer”	the proposed offer to acquire the IXEurope Shares as described and referred to in the Scheme Press Announcement and the announcement made on 19 July 2007
“Offer Period”	the period commencing on the date of the 2.4 Announcement and ending on the Effective Date
“Offer Price”	the cash offer price of 140 pence per Scheme Share
“Overseas Shareholders”	IXEurope Shareholders whose registered addresses are outside the United Kingdom or who are citizens or residents of countries other than the United Kingdom
“Panel”	the Panel on Takeovers and Mergers
“Proposals”	the proposals pursuant to which Equinix and IXEurope have agreed the terms of a recommended cash offer for the acquisition of IXEurope, through the cancellation of the entire issued, and to be issued, share capital of IXEurope and the issue of new shares in IXEurope to Equinix, to be effected by way of a scheme of arrangement under section 425 of the Companies Act, details of which are set out in this document

“pounds”, “£”, “pence” or “Sterling”	the lawful currency of the United Kingdom
“Registrar of Companies”	the Registrar of Companies for England and Wales
“Regulations”	the Uncertificated Securities Regulations 2001 (SI 2001/3755)
“Regulatory Information Service”	has the meaning given to it in the AIM Rules
“Remuneration Committee”	the Remuneration Committee of the Board of Directors
“RSUs”	Restricted Stock Units granted under the Equinix, Inc. 2000 Equity Incentive Plan
“Scheme” or “Scheme of Arrangement”	the proposed scheme of arrangement under section 425 of the Companies Act between IXEurope and the Scheme Shareholders set out in Part 3 of this document, with or subject to any modification thereof or in addition thereto or condition approved or imposed by the Court and agreed by IXEurope and Equinix
“Scheme Document”	this document
“Scheme Press Announcement”	the announcement made by Equinix in accordance with Rule 2.5 of the City Code dated 28 June 2007
“Scheme Record Time”	5.00 p.m. on the last Business Day immediately prior to the Effective Date
“Scheme Shareholders”	the holders of Scheme Shares
“Scheme Shares”	the IXEurope Shares:
(a) in issue on the date of this document;
(b) (if any) issued after the date of this document and prior to the Voting Record Time in respect of the Court Meeting; and

(c)    (if any) issued on or after the Voting Record Time and at or prior to the Hearing Record Time either on terms that the original or any subsequent holder thereof shall be bound by the Scheme or in respect of which the holder thereof shall have agreed in writing to be bound by the Scheme

(but excluding any Shares held by Equinix and/or any member of the Equinix Group)
“SDRT”	UK stamp duty reserve tax
“Takeover Offer”	the implementation of the Proposals by means of a takeover offer under the City Code and the Companies Act
“UK” or “United Kingdom”	United Kingdom of Great Britain and Northern Ireland and its dependent territories
“uncertificated” or “in uncertificated form”	in respect of a share or other security, where that share or security is recorded on the relevant register of the share or security concerned as being in uncertificated form, in CREST, and title to which, by virtue of the Regulations, may be transferred by means of CREST
“United States”	the United States of America (including the District of Columbia), its possessions and territories and all areas subject to its jurisdiction
“Voting Record Time”	5.00 p.m. on 18 August 2007 or, in the case of an adjournment of the Court Meeting or the EGM, the time which is 48 hours before the relevant adjourned meeting, or 48 hours before the Court Meeting, if both Meetings are adjourned
“2006 Act”	Companies Act 2006
“2.4 Announcement”	the announcement issued by IXEurope on 18 May 2007 pursuant to Rule 2.4 of the City Code

For the purposes of this document, “subsidiary”, “subsidiary undertaking”, “undertaking”, and “associated undertaking” have the meanings given by the Companies Act (but for this purpose ignoring paragraph 20(1)(b) of Schedule 4A of the Companies Act).

PART 4: NOTICE OF COURT MEETING

IN THE HIGH COURT OF JUSTICE CHANCERY DIVISION COMPANIES COURT Capita Registrars	No 5073 of 2007

IN THE MATTER OF IXEUROPE PLC

AND

IN THE MATTER OF THE COMPANIES ACT 1985

NOTICE IS HEREBY GIVEN that, by an order dated 23 July 2007 made in the above matters, the Court has directed a meeting (the “Court Meeting”) to be convened of the holders of Scheme Shares (as defined in the Scheme of Arrangement referred to below) for the purpose of considering and, if thought fit, approving (with or without modification) a Scheme of Arrangement pursuant to section 425 of the Companies Act 1985 proposed to be made between IXEurope plc (the “Company”) and the holders of Scheme Shares (as so defined) and that such Court Meeting will be held on 20 August 2007 at the offices of Simmons & Simmons, CityPoint, One Ropemaker Street, London EC2Y 9SS at 10.00 a.m. at which place and time all holders of Scheme Shares are requested to attend.

A copy of the said Scheme of Arrangement and a copy of the explanatory statement required to be furnished pursuant to section 426 of the Companies Act 1985 are incorporated in the document of which this Notice forms part.

Holders of Scheme Shares entitled to attend and vote at the meeting may vote in person at the Court Meeting or they may appoint another person as their proxy to vote in their stead. A proxy need not be a member of the Company. A Form of Proxy for voting at the Court Meeting coloured blue is enclosed with this Notice. Completion and return of a Form of Proxy will not prevent a holder of Scheme Shares from attending and voting at the Court Meeting, or any adjournment thereof, in person if he wishes to do so.

In the case of joint holders of Scheme Shares, any one such joint holder may tender a vote, whether in person or by proxy, at the Court Meeting, but if more than one such joint holder shall tender a vote the vote of the person named first in the register of members of the Company shall be accepted to the exclusion of the other joint holder(s).

By the said order, the Court has specified that entitlement to attend and vote at the said Court Meeting of the holders of Scheme Shares and the number of votes which may be cast thereat will be determined by reference to the register of members of the Company as at 5.00 p.m. on 18 August 2007 or, in the event that the said Court Meeting is adjourned, the register of members of the Company 48 hours before the time of any adjourned meeting.

It is requested that Forms of Proxy be lodged with the Company’s registrars, Capita Registrars by 10.00 a.m. on 18 August 2007, but if Forms of Proxy are not so lodged, they may be handed to the Company’s registrars, on behalf of the Chairman at the Court Meeting, before the taking of the poll.

By the said order, the Court has appointed Sir Anthony Cleaver or, failing him, Erick Rinner or, failing him, Karen Bach or, failing her, Richard Mead or, failing him, Guy Willner or, failing him, Christophe de Buchet, to act as Chairman of the Court Meeting and has directed the Chairman to report the results thereof to the Court.

The said Scheme of Arrangement will be subject to the subsequent sanction of the Court.

Dated: 26 July 2007
Simmons & Simmons Solicitors for the Company

PART 5: NOTICE OF EXTRAORDINARY GENERAL MEETING

IXEUROPE PLC

(Registered in England No. 03796971)

NOTICE IS HEREBY GIVEN that an Extraordinary General Meeting of IXEurope plc (the “Company”) will be held on 20 August 2007 at the offices of Simmons & Simmons, CityPoint, One Ropemaker Street, London EC2Y 9SS at 10.10 a.m. (or, if later, as soon thereafter as the meeting of the holders of the Company’s Scheme Shares convened by the direction of the High Court of Justice in England and Wales (the “Court”) for the same date and place shall have concluded or been adjourned) for the purpose of considering and, if thought fit, passing the following resolution, which resolution will be proposed as a special resolution:

SPECIAL RESOLUTION

THAT:

1.	the Directors of the Company be authorised to take all such action as they may consider necessary or appropriate to effect the Scheme of Arrangement dated 26 July 2007 (the “Scheme”), in its original form or subject to such modification, addition or condition as is agreed between the Company and Equinix UK Limited (“Equinix”) and approved or imposed by the Court, proposed to be made between the Company and the holders of Scheme Shares (as defined in the Scheme), a print of which has been produced to the Meeting and (for the purpose of identification only) signed by the Chairman thereof;

2.	for the purpose of giving effect to the Scheme in its original form or with or subject to such modification, addition or condition agreed between the Company and Equinix and approved or imposed by the Court:

2.1	the share capital of the Company be reduced by cancelling and extinguishing the Scheme Shares (as defined in the Scheme) and forthwith and contingently upon such reduction of capital taking effect, the authorised capital of the Company be increased to its former amount by the creation of such number of new ordinary shares of 1 pence each as shall be equal to the number of Scheme Shares (as defined in the Scheme) cancelled as aforesaid and having the same rights as the ordinary shares so cancelled; and

2.2	the credit arising in the books of account of the Company arising upon the said reduction of capital taking effect be appropriated and applied in paying up in full at par all of the new shares in the Company created pursuant to sub-paragraph 2.1 of this resolution, which shall be allotted and issued, credited as fully paid up, to Equinix and/or its nominee(s) and/or designated subsidiary in accordance with the Scheme;

3.	conditionally upon the Scheme becoming effective, the Directors be and are hereby generally and unconditionally authorised pursuant to section 80 of the Companies Act 1985, in substitution for all prior authorities conferred upon the Directors of the Company, but without prejudice to any allotments made pursuant to the terms of such authorities, to exercise all the powers of the Company to allot relevant securities (within the meaning of section 80(2) of the Companies Act 1985) provided always that:

3.1	the maximum aggregate nominal amount of relevant securities that may be allotted under this authority shall be £2,500,000; and

3.2	this authority shall expire (unless previously revoked, varied or renewed) on 20 August 2008; and

4.	with effect from the passing of this resolution, the articles of association of the Company be amended by including the following new article after article 23 as article 24 (and amending the remainder of the articles and any cross-references thereto accordingly):

24	“Scheme of Arrangement”

24.1	In this Article, references to the “Scheme” are to the scheme of arrangement dated 26 July 2007 under Section 425 of the Companies Act 1985, between the Company and the holders of the Scheme Shares (as defined in the Scheme), as it may be modified or amended in accordance with its terms, and expressions defined in the Scheme shall have the same meanings in this Article.

24.2	Notwithstanding any other provision of these Articles, if the Company issues any ordinary shares (other than to Equinix UK Limited and/or its nominees) on or after the Voting Record Time (as defined in the Scheme) and at or prior to the Hearing Record Time (as defined in the Scheme), such shares shall be issued subject to the terms of the Scheme (and shall be Scheme Shares for the purposes thereof) and the original or any subsequent holder or holders of such shares shall be bound by the Scheme accordingly (unless the Scheme, subject to any modification, addition or condition agreed between the Company and Equinix UK Limited and approved or imposed by the Court, does not become effective in accordance with its terms).

24.3	Notwithstanding any other provision of these Articles, and subject to the Scheme becoming effective, if any ordinary shares are issued to any person (a “New Member”) (other than to Equinix UK Limited or any person identified by written notice to the Company by Equinix UK Limited as its nominee or designated subsidiary) after the Hearing Record Time such shares will be immediately transferred to Equinix UK Limited (or as it may otherwise direct) in consideration of and conditional on the payment to the New Member of 140 pence in cash to it (or such greater amount as may be payable under the Scheme if modified in accordance with its terms and subject to the same terms as apply to Scheme Shares under the Scheme).

24.4	To give effect to any transfer required by paragraph 24.3 above the Company may appoint any person to execute and deliver as transferor a form of transfer or instructions of transfer on behalf of the New Member (or any subsequent holder) in favour of Equinix UK Limited (or as it may direct) and the Company may give a good receipt for the purchase price of the relevant shares and may register Equinix UK Limited (or such entity as it may direct) as holder thereof and issue to it certificates for the same. The Company shall not be obliged to issue a certificate to the New Member for any shares so transferred. Equinix UK Limited (or such entity as it may direct) shall send a cheque drawn on a UK clearing bank in favour of the New Member for the purchase price of such shares within 14 Business Days of the time on which the relevant shares were transferred to Equinix UK Limited (or as it may direct) pursuant to this Article 24. Alternatively holders of options under the IXEurope Unapproved Share Option Scheme who exercise their options after the Effective Date (as defined in the Scheme) will receive the amount that would have been due to that optionholder (as if he had been a holder of Scheme Shares) on the next practicable payroll date in local currency by bank transfer from the company.

24.5	If the Scheme shall not have become effective by 31 October 2007, or such other date as may be agreed in accordance with the terms of the Scheme, this Article 24 shall be of no effect.”

5.	Subject to the Scheme becoming effective, the trading of the Company’s ordinary shares on AIM be cancelled with effect from 7.30 a.m. on the Effective Date.

Registered office: 41-44 Great Queen Street, London WC2B 5AD

BY ORDER OF THE BOARD

City Registrars Limited Company Secretary

26 July 2007

Notes

1.	Every member entitled to attend and vote at the Extraordinary General Meeting is entitled to appoint a proxy or proxies to attend and, on a poll (but not on a show of hands), to vote in his stead. A pink Form of Proxy is enclosed for this purpose. A proxy need not be a member of the Company.

2.	The completed Form of Proxy, together with any power of attorney or other authority (if any) under which it is signed, or certified copies of such power of attorney or authority, must be received by the Company’s registrars, Capita Registrars, Proxies, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TU, at or before 10:10 a.m. on 18 August 2007 or if the EGM is adjourned, not less than 48 hours before the time fixed for the adjourned meeting. Completion and return of a Form of Proxy will not prevent a member from attending and voting at the Extraordinary General Meeting, or any adjournment thereof, in person if he wishes to do so.

3.	Copies of the Company’s existing articles of association and copies of the articles of association as proposed to be amended by paragraph 4 of the special resolution set out in the notice of meeting are available for inspection at Simmons & Simmons, CityPoint, One Ropemaker Street, London EC2Y 9SS and at the Company’s registered office, 41-44 Great Queen Street, London WC2B 5AD until opening of business on the day on which the meeting is held and will also be available for inspection at the place of the Extraordinary General Meeting for at least 15 minutes prior to, and during the Extraordinary General Meeting.

4.	The Company, pursuant to Regulation 41 of the Uncertificated Securities Regulations 2001, specifies that entitlement to attend and vote at the Extraordinary General Meeting or any adjournment thereof, and the number of votes which may be cast thereat, will be determined by reference to the register of members of the Company not more than 48 hours before the time of such meeting or adjourned meeting (or 48 hours before the time of the adjourned Court Meeting, where both the EGM and the Court Meeting are adjourned). Changes to the register of members after 10:10 a.m. on 20 August 2007 or, if the Extraordinary General Meeting is adjourned, not less than 48 hours before the time appointed for the adjourned meeting or, if both the Court Meeting and the EGM are adjourned, not less than 48 hours before the time fixed for the adjourned Court Meeting, will be disregarded in determining the rights of any person to attend or vote at the Extraordinary General Meeting.

5.	In the case of joint holders any one of these may vote. However the vote of the senior holder who tenders a vote, whether in person or by proxy, will be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority will be determined by the order in which the names stand in the relevant register in respect of the joint holding.